SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  X
                       -----

Filed by a Party other than the Registrant _____

Check the appropriate box:

        X    Preliminary Proxy Statement   _____ Confidential, For Use of the
      -----                                      Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
      ____ Definitive Proxy Statement
      ____ Definitive Additional Materials
      ____ Soliciting Material Under Rule 14a-12

                     TREMISIS ENERGY ACQUISITION CORPORATION

                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

___   No fee required.

_X_   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      Common stock of Tremisis
      -------------------------------------------------------------------------

(2)   Aggregate number of securities to which transaction applies:

      25,600,000
      -------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      Average of high and low prices for common stock on November 30, 2005
      ($5.45)
      -------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

      $169,520,000
      -------------------------------------------------------------------------

(5)   Total fee paid:

      $33,904
      -------------------------------------------------------------------------

___   Fee paid previously with preliminary materials:

      -------------------------------------------------------------------------

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

      -------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------

(3)   Filing Party:

      -------------------------------------------------------------------------

(4)   Date Filed:

      -------------------------------------------------------------------------

                     Tremisis Energy Acquisition Corporation
                            1755 Broadway, Suite 604
                            New York, New York 10019

To the Stockholders of Tremisis Energy Acquisition Corporation:

      You are cordially invited to attend a special meeting of the stockholders of Tremisis Energy Acquisition Corporation ("Tremisis"), relating to the proposed merger of our subsidiary, RAM Energy Acquisition, Inc., into RAM Energy, Inc., and related matters. The meeting will be held at 10:00 a.m., eastern time, on ____________, 2006, at Tremisis's offices at 1755 Broadway, Suite 604, New York, New York 10019.

      At this meeting, you will be asked to consider and vote upon the following proposals:

      (1) to adopt the Agreement and Plan of Merger, dated as of October 20, 2005, as amended on November 11, 2005, among Tremisis, RAM Energy Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Tremisis ("Merger Sub"), RAM Energy, Inc., a Delaware corporation ("RAM"), and the stockholders of RAM (the "RAM Stockholders") and the transactions contemplated thereby - we refer to this proposal as the merger proposal;

      (2) to approve an amendment to the certificate of incorporation of Tremisis to change the name of Tremisis from "Tremisis Energy Acquisition Corporation" to "RAM Energy Resources, Inc." - we refer to this proposal as the name change amendment;

      (3) to approve an amendment to the certificate of incorporation of Tremisis to increase the number of authorized shares of Tremisis common stock from 30,000,000 to 100,000,000 - we refer to this proposal as the capitalization amendment;

      (4) to approve an amendment to the certificate of incorporation of Tremisis to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the merger, as these provisions that will no longer be applicable to Tremisis, and to redesignate section E of Article Sixth as Article Sixth - we refer to this proposal as the Article Sixth amendment; and

      (5) to approve the 2006 Long-Term Incentive Plan (an equity-based incentive compensation plan) - we refer to this proposal as the incentive compensation plan proposal.

      The affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date is required to approve each of the merger proposal, the name change amendment, the capitalization amendment and the Article Sixth Amendment. The approval of the incentive compensation plan will require the affirmative vote of the holders of a majority of the shares of Tremisis's common stock represented in person or by proxy and entitled to vote at the meeting.

      The adoption of the merger proposal is conditioned on the adoption of the name change amendment and the capitalization amendment, and neither the name change amendment nor the capitalization amendment will be presented to the meeting for adoption unless the merger is approved. The adoption of the Article Sixth amendment and the incentive compensation plan proposal are not conditions to the merger proposal or to the adoption of either of the name change amendment or the capitalization amendment, but if the merger is not approved, neither will be presented at the meeting for adoption.

      Each Tremisis stockholder who holds shares of common stock issued in Tremisis's initial public offering ("IPO") has the right to vote against the merger proposal and at the same time demand that Tremisis convert such stockholder's shares into cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of Tremisis's IPO was deposited. As of September 30, 2005, the conversion price would be approximately $ 5.38 in cash for each share of Tremisis common stock. These shares will be converted into cash only if the merger agreement is consummated. However, if the holders of 1,265,000 or more shares of common stock issued in Tremisis's IPO vote against the merger proposal and demand conversion of their shares, Tremisis will not consummate the merger. Prior to exercising conversion rights, Tremisis stockholders should verify the market price of Tremisis's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of Tremisis's common stock are quoted on the Over-the-Counter Bulletin Board under the symbol TEGY.

      Tremisis's initial stockholders who purchased their shares of common stock prior to its IPO and presently own an aggregate of approximately 17.9% of the outstanding shares of Tremisis common stock, have agreed to vote all of their shares on the merger proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in connection with the IPO. The initial stockholders have also indicated that they intend to vote "FOR" the adoption of the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal.

      After careful consideration, Tremisis's board of directors has determined that the merger proposal is fair to and in the best interests of Tremisis and its stockholders. Tremisis's board of directors has also determined that the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal are in the best interests of Tremisis's stockholders. Tremisis's board of directors unanimously recommends that you vote or give instruction to vote "FOR" the adoption of the merger proposal, the name change amendment proposal, the capitalization amendment proposal, the Article Sixth amendment proposal and the incentive compensation plan proposal.

      Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the merger proposal and the transactions contemplated thereby, as well as detailed information concerning the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal. Whether or not you plan to attend the special meeting, we urge you to read this material carefully.

      Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

      I look forward to seeing you at the meeting.

                                      Sincerely,

                                      Lawrence S. Coben
                                      Chairman of the Board and
                                      Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

      SEE "RISK FACTORS" BEGINNING ON PAGE 34 FOR A DISCUSSION OF VARIOUS

      FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

      This proxy statement is dated      , 2006 and is first being mailed to
Tremisis stockholders on or about            , 2006.

                     Tremisis Energy Acquisition Corporation
                            1775 Broadway, Suite 604
                            New York, New York 10019

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON __________ __, 2006

TO THE STOCKHOLDERS OF TREMISIS ENERGY ACQUISITION CORPORATION:

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Tremisis Energy Acquisition Corporation ("Tremisis"), a Delaware corporation, will be held at 10:00 a.m. eastern time, on ________, 2006, at Tremisis's offices at 1775 Broadway, Suite 604, New York, New York 10019 for the following purposes:

      (1) to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 20, 2005, as amended on November 11, 2005, among Tremisis, RAM Energy Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Tremisis, ("Merger Sub"), RAM Energy, Inc., a Delaware corporation ("RAM"), and the stockholders of RAM (the "RAM Stockholders"), and the transactions contemplated thereby. RAM's board of directors and the RAM Stockholders have already approved and adopted the Merger Agreement;

      (2) to consider and vote upon an amendment to the certificate of incorporation of Tremisis to change the name of Tremisis from "Tremisis Energy Acquisition Corporation" to "RAM Energy Resources, Inc.;"

      (3) to consider and vote upon an amendment to the certificate of incorporation of Tremisis to increase the number of authorized shares of Tremisis common stock from 30,000,000 to 100,000,000;

      (4) to consider and vote upon an amendment to the certificate of incorporation of Tremisis to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the merger, as these provisions will no longer be applicable to Tremisis, and to redesignate section E of Article Sixth as Article Sixth; and

      (5) to consider and vote upon the approval of the 2006 Long-Term Incentive Plan (an equity-based incentive compensation plan).

      These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of Tremisis's common stock at the close of business on ___________ __, 2006 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. Only the holders of record of Tremisis common stock on that date are entitled to have their votes counted at the Tremisis special meeting and any adjournments or postponements of it. Tremisis will not transact any other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement of it by Tremisis's board of directors.

      A complete list of Tremisis stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of Tremisis for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

      Your vote is important regardless of the number of shares you own. The first, second, third and fourth proposals must be approved by the holders of a majority of the outstanding shares of Tremisis


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

common stock. The fifth proposal must be approved by the holders of a majority of the shares of Tremisis common stock present in person or represented by proxy and entitled to vote at the meeting.

      All Tremisis stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Tremisis common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger, the name change amendment, the capitalization amendment and the Article Sixth amendment.

       The board of directors of Tremisis unanimously recommends that you vote "FOR" each of the proposals, which are described in detail in the accompanying proxy statement.

                                      By Order of the Board of Directors

                                      Lawrence S. Coben
                                      Chairman of the Board and
                                      Chief Executive Officer

____________________, 2006

                                TABLE OF CONTENTS

Section Heading                                                            Page
---------------                                                            ----

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS ...............................     9
SUMMARY OF THE PROXY STATEMENT ..........................................    17
      The Parties .......................................................    17
      The Merger ........................................................    19
      Tremisis's Recommendations to Stockholders;
        Reasons for the Merger ..........................................    19
      The Certificate of Incorporation Amendments .......................    20
      The Proposed Tremisis 2006 Long-Term Incentive Plan ...............    20
      Management of Tremisis and RAM ....................................    20
      Voting Agreement ..................................................    21
      Tremisis Inside Stockholders ......................................    21
      Merger Consideration ..............................................    21
      Pre-Closing RAM Dividends/Redemption ..............................    21
      Escrow Agreement - Indemnification of Tremisis ....................    22
      Lock-Up Agreement .................................................    22
      Registration Rights Agreement .....................................    22
      Date, Time and Place of Special Meeting of
        Tremisis's Stockholders .........................................    22
      Voting Power; Record Date .........................................    22
      Approval of the RAM Stockholders ..................................    23
      Quorum and Vote of Tremisis Stockholders ..........................    23
      Relation of Proposals .............................................    23
      Conversion Rights .................................................    24
      Appraisal Rights ..................................................    24
      Proxies ...........................................................    24
      Interests of Tremisis Directors and Officers in the Merger ........    24
      Conditions to the Closing of the Merger ...........................    25
      Termination, Amendment and Waiver .................................    26
      Quotation or Listing ..............................................    27
      Tax Consequences of the Merger ....................................    27
      Accounting Treatment ..............................................    28
      Regulatory Matters ................................................    28
      Risk Factors ......................................................    28
SELECTED SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION .................................................    28
      Tremisis's Selected Historical Financial Information ..............    31
      Selected Unaudited Pro Forma Combined Financial
        Information of Tremisis and RAM .................................    31
      Comparative Per Share Data ........................................    32
      Market Price and Dividend Data for Tremisis Securities ............    33
      Holders ...........................................................    34
      Dividends .........................................................    34
RISK FACTORS ............................................................    34
      Risks Related to our Business and Operations
        Following the Merger with RAM ...................................    34
      Risks Related to the Merger .......................................    38
FORWARD-LOOKING STATEMENTS ..............................................    39

SPECIAL MEETING OF TREMISIS STOCKHOLDERS ................................    41
      General ...........................................................    41
      Date, Time and Place ..............................................    41
      Purpose of the Tremisis Special Meeting ...........................    41
      Recommendation of Tremisis Board of Directors .....................    41
      Record Date; Who is Entitled to Vote ..............................    42
      Quorum ............................................................    42
      Abstentions and Broker Non-Votes ..................................    42
      Vote of Our Stockholders Required .................................    42
      Voting Your Shares ................................................    43
      Revoking Your Proxy ...............................................    43
      Who Can Answer Your Questions About Voting Your Shares ............    44
      No Additional Matters May Be Presented at the
        Special Meeting .................................................    44
      Conversion Rights .................................................    44
      Appraisal Rights ..................................................    44
      Proxy Solicitation Costs ..........................................    45
      Tremisis Inside Stockholders ......................................    45
      Tremisis Fairness Opinion .........................................    45
THE MERGER PROPOSAL .....................................................    46
      General Description of the Merger .................................    46
      Pre-Closing RAM Dividends/Redemption ..............................    46
      Background of the Merger ..........................................    46
      Tremisis's Board of Directors' Reasons for the
        Approval of the Merger ..........................................    48
      Recommendation of Tremisis's Board of Directors ...................    50
      Fairness Opinion ..................................................    50
      Material Federal Income Tax Consequences of the Merger ............    55
      Anticipated Accounting Treatment ..................................    57
      Regulatory Matters ................................................    57
THE MERGER AGREEMENT ....................................................    57
      General; Structure of Merger ......................................    57
      Closing and Effective Time of the Merger ..........................    58
      Name; Headquarters; Stock Symbols .................................    58
      Merger Consideration ..............................................    58
      Pre-Closing RAM Dividends/Redemption ..............................    58
      Escrow Agreement ..................................................    58
      Lock-Up Agreement .................................................    59
      Employment Agreement ..............................................    59
      Election of Directors; Voting Agreement ...........................    59
      Registration Rights Agreement .....................................    59
      Representations and Warranties ....................................    60
      Covenants .........................................................    60
      Conditions to Closing of the Merger ...............................    64
      Indemnification ...................................................    66
      Termination .......................................................    67
      Effect of Termination .............................................    68
      Fees and Expenses .................................................    68
      Confidentiality; Access to Information ............................    68


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

      Amendment .........................................................    68
      Extension; Waiver .................................................    69
      Public Announcements ..............................................    69
      Arbitration .......................................................    69
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .........    69
NAME CHANGE AMENDMENT PROPOSAL ..........................................    78
CAPITALIZATION AMENDMENT PROPOSAL .......................................    79
ARTICLE SIXTH AMENDMENT PROPOSAL ........................................    80
2006 LONG-TERM INCENTIVE PLAN PROPOSAL ..................................    81
      Background ........................................................    81
      Stock Subject to the 2006 Plan ....................................    81
      Administration ....................................................    81
      Types of Awards ...................................................    82
      Transferability ...................................................    84
      Change of Control Event ...........................................    84
      Termination of Employment/Relationship ............................    84
      Dilution; Substitution ............................................    85
      Amendment of the 2006 Plan ........................................    85
      Accounting Treatment ..............................................    85
      Tax Treatment .....................................................    86
      Recommendation and Vote Required ..................................    87
OTHER INFORMATION RELATED TO TREMISIS ...................................    88
      Business of Tremisis ..............................................    88
      Offering Proceeds Held in Trust ...................................    88
      Fair Market Value of Target Business ..............................    88
      Stockholder Approval of Business Combination ......................    88
      Liquidation If No Business Combination ............................    88
      Facilities ........................................................    89
      Employees .........................................................    89
      Periodic Reporting and Audited Financial Statements ...............    89
      Legal Proceedings .................................................    90
      Plan of Operations ................................................    90
      Off-Balance Sheet Arrangements ....................................    91
BUSINESS OF RAM .........................................................    91
      General ...........................................................    91
      Principal Properties ..............................................    92
      Other Properties ..................................................    97
      Development, Exploration and Exploitation Programs ................    97
      Oil and Natural Gas Reserves ......................................    98
      Net Production, Unit Prices and Costs .............................   100
      Acquisition, Development and Exploration
        Capital Expenditures ............................................   100
      Producing Wells ...................................................   101
      Acreage ...........................................................   101
      Drilling Activities ...............................................   101
      Oil and Natural Gas Marketing and Hedging .........................   102
      Competition .......................................................   102
      Title to Properties ...............................................   103
      Facilities ........................................................   103


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

      Regulation ........................................................   103
      Legal Proceedings .................................................   104
      Employees .........................................................   105
RAM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS .........................   105
DIRECTORS AND EXECUTIVE OFFICERS OF TREMISIS
  FOLLOWING THE MERGER ..................................................   121
      Meetings and Committees of the Board of
        Directors of Tremisis ...........................................   123
      Independence of Directors .........................................   123
      Audit Committee ...................................................   124
      Code of Ethics ....................................................   125
      Compensation Committee Information ................................   125
      Nominating Committee Information ..................................   125
      Election of Directors; Voting Agreement ...........................   125
      Executive Compensation ............................................   126
      Employment Agreement ..............................................   126
BENEFICIAL OWNERSHIP OF SECURITIES ......................................   127
      Security Ownership of Certain Beneficial
        Owners and Management ...........................................   127
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................   129
      Tremisis Related Party Transactions ...............................   129
      RAM Related Party Transactions ....................................   130
      Section 16(a) Beneficial Ownership Reporting Compliance ...........   131
DESCRIPTION OF TREMISIS COMMON STOCK AND OTHER SECURITIES ...............   131
      General ...........................................................   131
      Common Stock ......................................................   131
      Preferred Stock ...................................................   132
      Warrants ..........................................................   132
PRICE RANGE OF TREMISIS SECURITIES AND DIVIDENDS ........................   134
      Holders ...........................................................   134
      Dividends .........................................................   134
APPRAISAL RIGHTS ........................................................   135
STOCKHOLDER PROPOSALS ...................................................   135
EXPERTS .................................................................   135

WHERE YOU CAN FIND MORE INFORMATION .....................................   135
INDEX TO FINANCIAL STATEMENTS ...........................................   F-1


ANNEXES

A.       Agreement and Plan of Merger
B.       Amendment to Agreement and Plan of Merger
C.       Amended and Restated Certificate of Incorporation
D.       Form of Tremisis 2006 Long-Term Incentive Plan
E.       Fairness Opinion issued to Tremisis
F.       Amended and Restated Voting Agreement
G.       Form of Escrow Agreement
H.       Form of Employment Agreement
I.       Form of Registration Rights Agreement


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

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving    A.   Tremisis and RAM have agreed to a business
   this proxy                 combination under the terms of the agreement and
   statement?                 plan of merger dated October 20, 2005, as amended
                              on November 11, 2005, that is described in this proxy statement. This agreement is referred to as the merger agreement. Copies of the merger agreement and the amendment are attached to this proxy statement as Annexes A and B, which we encourage you to review.

                              In order to complete the merger, Tremisis stockholders must vote to approve (i) the merger agreement, (ii) an amendment to Tremisis's certificate of incorporation to change the name of Tremisis from "Tremisis Energy Acquisition Corporation" to "RAM Energy Resources, Inc.," and
                              (iii) an amendment to Tremisis's certificate of incorporation to increase the number of shares of authorized common stock from 30,000,000 to 100,000,000. Tremisis stockholders will also be asked to vote to approve (i) an amendment to Tremisis's certificate of incorporation to make certain modifications to Article Sixth thereof and
                              (ii) the incentive compensation plan, but such approvals are not conditions to the merger. The incentive compensation plan has been approved by Tremisis's board of directors and will be effective upon consummation of the merger, but stockholder approval is necessary to obtain incentive stock option tax treatment. Tremisis's amended and restated certificate of incorporation, as it will appear if all amendments to its certificate of incorporation are approved, is annexed as Annex C hereto. The incentive compensation plan is annexed as Annex D hereto.

                              Tremisis will hold a meeting of its stockholders to obtain these approvals. This proxy statement contains important information about the proposed merger, the other proposals and the special meeting of Tremisis stockholders. You should read it carefully.

                              Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.


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

Q. Why is Tremisis       A.   Tremisis was organized to effect a merger, capital
   proposing the merger?      stock exchange, asset acquisition or other similar
                              business combination with an operating business in either the energy or the environmental industry and their related infrastructures. RAM is an independent oil and gas company engaged in the acquisition, exploration, exploitation and development of oil and gas properties and the production of oil and gas. Tremisis believes that RAM, with its estimated net proved reserves of
                              19.7 million barrels of oil equivalent, or Boe, at September 30, 2005 and its interests in approximately 2,900 wells, is positioned for significant growth in present and future energy markets and believes that a business combination with RAM will provide Tremisis stockholders with an opportunity to participate in a company with significant growth potential.

Q. What is being         A.   There are five proposals on which the Tremisis
   voted on?                  stockholders are being asked to vote. The first
                              proposal is to adopt and approve the merger agreement and the transactions contemplated thereby. We refer to this proposal as the merger proposal.

                              The second proposal is to approve an amendment to the certificate of incorporation to change the name of Tremisis from "Tremisis Energy Acquisition Corporation" to "RAM Energy Resources, Inc." We refer to this proposal as the name change amendment.

                              The third proposal is to approve an amendment to the certificate of incorporation to increase the number of authorized shares of Tremisis common stock from 30,000,000 to 100,000,000. We refer to this proposal as the capitalization amendment.

                              The fourth proposal is to approve an amendment to the certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing and to redesignate section E of Article Sixth as Article Sixth. The items being removed will no longer be operative upon consummation of the merger; therefore, this amendment is being proposed to revise the certificate of incorporation on a going-forward basis. We refer to this proposal as the Article Sixth amendment.

                              The fifth proposal is to approve Tremisis's 2006 Long-Term Incentive Plan. We refer to this proposal as the incentive compensation plan proposal.

Q. What vote is          A.   The approval of the merger will require the
   required in order to       affirmative vote of holders of a majority of the
   adopt the merger           outstanding shares of Tremisis's common stock. If
   proposal?                  the holders of 20% or more of the shares of the
                              common stock issued in Tremisis's initial public offering (the "IPO") pursuant to its prospectus, dated May 12, 2004, vote against the merger and demand that Tremisis convert their shares into a pro rata portion of Tremisis's trust account as of the record date, then the merger will not be consummated. No vote of the holders of Tremisis's warrants is necessary to adopt the merger proposal or other proposals and Tremisis is not asking the warrant holders to vote on the merger proposal or the other proposals. Tremisis will not consummate the merger transaction unless both the name change amendment and the capitalization amendment are also approved. The approvals of the Article Sixth amendment and the incentive compensation plan proposal are not conditions to the consummation of the merger. The incentive compensation plan has been approved by Tremisis's Board of Directors and will be effective upon consummation of the merger, subject to stockholder approval of the plan. If the merger proposal is not approved, none of the other proposals will be presented for approval.

Q. What vote is          A.   The approval of the name change amendment will
   required in order to       require the affirmative vote of the holders of a
   adopt the name             majority of the outstanding shares of Tremisis's
   change amendment?          common stock. The approval of the name change
                              amendment is a condition to the consummation of the merger.

Q. What vote is          A.   The approval of the capitalization amendment
   required in order to       will require the affirmative vote of the holders
   adopt the                  of a majority of the outstanding shares of
   capitalization             Tremisis's common stock. The approval of the
   amendment?                 capitalization amendment is a condition to the
                              consummation of the merger.

Q. What vote is          A.   The approval of the Article Sixth amendment
   required in order to       will require the affirmative vote of the holders
   adopt the Article          of a majority of the outstanding shares of
   Sixth amendment?           Tremisis's common stock. The approval of the
                              Article Sixth amendment is not a condition to the consummation of the merger or to the effectuation of the name change amendment or the capitalization amendment.

Q. What vote is          A.   The approval of the incentive compensation plan
   required in order to       proposal will require the affirmative vote of the
   adopt the incentive        holders of a majority of the shares of Tremisis
   compensation plan?         common stock represented in person or by proxy and
                              entitled to vote at the special meeting. The approval of the long-term incentive plan is not a condition to the approval of the merger or to the effectuation of the name change amendment or the capitalization amendment.

Q. Why is Tremisis       A.   Tremisis is proposing the incentive
   proposing the              compensation plan to enable it to attract, retain
   incentive                  and reward its directors, officers, employees and
   compensation plan?         consultants using equity-based incentives. The
                              incentive compensation plan has been approved by Tremisis's Board of Directors and will be effective upon consummation of the merger, subject to stockholder approval of the plan.

Q. Does the Tremisis     A.   Yes. After careful consideration of the terms
   board recommend            and conditions of the merger agreement, the
   voting in favor of         certificate of incorporation and the incentive
   the merger, the name        compensation plan, the board of directors of
   change amendment,          Tremisis has determined that the merger and the
   the capitalization         transactions contemplated thereby, each
   amendment, the             certificate of incorporation amendment and the
   Article Sixth              incentive compensation plan are fair to and in the
   amendment and the          best interests of Tremisis and its stockholders.
   incentive                  The Tremisis board of directors recommends that
   compensation plan?         Tremisis stockholders vote FOR each of (i) the
                              merger, (ii) the name change amendment, (iii) the capitalization amendment, (iv) the Article Sixth amendment and (v) the incentive compensation plan proposal.

                              For a description of the factors considered by Tremisis's board of directors in making its determination, see the section entitled "Tremisis Board of Directors' Reasons for Approval of the Merger" beginning on page 48.

                              Tremisis has obtained an opinion from Gilford Securities Incorporated that the merger is fair, from a financial perspective, to the stockholders of Tremisis. For a description of the fairness opinion and the assumptions made, matters considered and procedures followed by Gilford Securities Incorporated in rendering such opinion, see the section entitled "Fairness Opinion" beginning on page 50.

Q. What will happen      A.   As a consequence of the merger, a wholly owned
   in the proposed            subsidiary of Tremisis will be merged with and
   merger?                    into RAM and RAM will continue as the surviving
                              corporation, becoming a wholly owned subsidiary of Tremisis. Stockholders of RAM will become stockholders of Tremisis and will own at least 77% of the shares of Tremisis common stock outstanding after the merger.

Q. How do the            A.   All of the Tremisis insiders (including all of
   Tremisis insiders          Tremisis's officers and directors) have agreed to
   intend to vote their       vote the shares held by them that they acquired
   shares?                    prior to the IPO on the merger proposal in
                              accordance with the vote of the majority of the shares of common stock issued in the IPO. They have indicated that they will vote the shares held by them in favor of the certificate of incorporation amendments and the incentive compensation plan.

Q. What will I           A.   Tremisis stockholders will receive nothing in
   receive in the             the merger. Tremisis stockholders will continue to
   proposed merger?           hold the shares of Tremisis common stock that they
                              owned prior to the merger.

Q. What will RAM         A.   The RAM Stockholders, including a holder of an
   security holders           option to purchase shares of common stock of RAM
   receive in the             (the only outstanding securities exercisable or
   proposed merger?           convertible into shares of common stock of RAM)
                              who has agreed to exercise such option prior to the consummation of the merger, will receive
                              25,600,000 shares of Tremisis common stock and $30 million in cash, or such lesser amount as may be available in the trust account after payment to the holders of Tremisis common stock voting against the merger and demanding conversion. Of the shares to be issued to the RAM Stockholders, 3,200,000 shares, or 12.5%, will be placed in escrow to secure Tremisis's indemnity rights under the merger agreement. See the section entitled
                              "Merger Consideration" beginning on page 58.

Q. How much of           A.   After the merger, if no Tremisis stockholder
   Tremisis will              demands that Tremisis convert its shares into a
   existing Tremisis          pro rata portion of the trust account, then
   stockholders own           existing Tremisis's stockholders will own
   after the merger?          approximately 23% of the outstanding common stock
                              of Tremisis. Existing Tremisis stockholders would own less than that percentage of shares if one or more Tremisis stockholders vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account.

Q. Do I have             A.   If you hold shares of common stock issued in
   conversion rights?         Tremisis's IPO, then you have the right to vote
                              against the merger proposal and demand that Tremisis convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Tremisis's IPO are held. We sometimes refer to these rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.

Q. How do I exercise     A.   If you wish to exercise your conversion rights,
   my conversion              you must vote against the merger proposal and at
   rights?                    the same time demand that Tremisis convert your
                              shares into cash. If, notwithstanding your negative vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. As of the record date, there was approximately $ _______ in trust, so you will be entitled to convert each share of common stock that you hold into approximately
                              $________. If you exercise your conversion rights, then you will be exchanging your shares of Tremisis common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the merger and then tender your stock certificate.

Q. What if I object      A.   Tremisis Stockholders do not have appraisal
   to the proposed            rights in connection with the merger under the
   merger? Do I have          General Corporation Law of the State of Delaware
   appraisal rights?          ("DGCL").

Q. What happens to       A.   Upon consummation of the merger, Tremisis
   the funds deposited        stockholders electing to exercise their conversion
   in the trust account       rights will receive their pro rata portion of the
   after consummation         funds in the trust account. The balance of the
   of the merger?             funds in the trust account will be released to
                              Tremisis for payment of merger consideration to the RAM Stockholders, with the remainder, if any, to be used for working capital.

Q. Who will manage       A.   Larry E. Lee, Gerald R. Marshall and John M.
   Tremisis?                  Reardon, currently members of the board of
                              directors of RAM, and Sean P. Lane, will be appointed to serve on Tremisis's board of directors after the merger. After the merger, Larry E. Lee will serve as the chairman, president and chief executive officer of Tremisis, John M.
                              Longmire will serve as its senior vice president and chief financial officer, Larry G. Rampey will serve as its senior vice president, Drake N.
                              Smiley will serve as its senior vice president and John L. Cox will serve as its vice president, secretary and treasurer. Each of Messrs. Lee, Longmire, Rampey, Smiley and Cox currently is an executive officer of RAM and will continue in these positions after the merger. None of Tremisis's current officers and directors will continue in his position after the merger.

Q. What happens if       A.   Tremisis must liquidate if it does not
   the merger is not          consummate a business combination by May 18, 2006.
   consummated?               In any liquidation, the funds held in the trust
                              account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of Tremisis's common stock acquired in Tremisis's IPO. Holders of Tremisis common stock acquired prior to the IPO, including all of Tremisis's officers and directors, have waived any right to any liquidation distribution with respect to those shares.

Q. When do you           A.   It is currently anticipated that the merger
   expect the merger to       will be consummated promptly following the
   be completed?              Tremisis special meeting on _________, 2006.

                              For a description of the conditions to completion of the merger, see the section entitled "Conditions to the Closing of the Merger" beginning on pages 25 and 64.

Q. What do I need to     A.   Tremisis urges you to read carefully and
   do now?                    consider the information contained in this proxy
                              statement, including the annexes, and to consider how the merger will affect you as a stockholder of Tremisis. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q. How do I vote?        A.   If you are a holder of record of Tremisis
                              common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the internet or telephone.

Q. What will happen      A.   An abstention or failure to vote by a Tremisis
   if I abstain from          stockholder will have the same effect as a vote
   voting or fail to          against the merger, but will not have the effect
   vote?                      of converting your shares of common stock into a
                              pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the certificate of incorporation amendments. An abstention will have the effect of voting against the incentive compensation plan proposal, but failures to vote will have no effect on the incentive compensation plan proposal.

Q. If my shares are      A.   No. Your broker, bank or nominee cannot vote
   held in "street            your shares unless you provide instructions on how
   name," will my             to vote in accordance with the information and
   broker, bank or            procedures provided to you by your broker, bank or
   nominee                    nominee.
   automatically vote
   my shares for me?

Q. Can I change my       A.   Yes. Send a later-dated, signed proxy card to
   vote after I have          Tremisis's secretary at the address of Tremisis's
   mailed my signed           corporate headquarters prior to the date of the
   proxy or direction         special meeting or attend the special meeting in
   form?                      person and vote. You also may revoke your proxy by
                              sending a notice of revocation to Tremisis's secretary.

Q. Do I need to send     A.   No. Tremisis stockholders who do not elect to
   in my stock                have their shares converted into the pro rata
   certificates?              share of the trust account should not submit their
                              stock certificates now or after the merger, because their shares will not be converted or exchanged in the merger.

Q. What should I do      A.   You may receive more than one set of voting
   if I receive more          materials, including multiple copies of this proxy
   than one set of            statement and multiple proxy cards or voting
   voting materials?          instruction cards. For example, if you hold your
                              shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Tremisis shares.

Q. What are the               The merger will qualify as a reorganization within
   federal income tax         the meaning of Section 368(a) of the Internal
   consequences of the        Revenue Code and no gain or loss will be
   merger?                    recognized by Tremisis or RAM as a result of the
                              merger.

                              A RAM Stockholder who receives both Tremisis common stock and cash in the merger will not recognize any gain or loss upon receipt of the common stock, but will recognize gain with respect to the cash received. Such gain will be taxed as a dividend to the extent RAM has accumulated earnings and profits and as capital gain to the extent RAM does not have accumulated earnings and profits.

                              A stockholder of Tremisis who exercises conversion rights and effects a termination of the stockholder's interest in Tremisis will generally be required to recognize capital gain or loss upon the exchange of that stockholder's shares of common stock of Tremisis for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder's shares of Tremisis common stock.

                              No gain or loss will be recognized by
                              non-converting stockholders of Tremisis.

                              For a description of the material federal income tax consequences of the merger, please see the information set forth in "Material Federal Income Tax Consequences of the Merger" beginning on page 55.

Q. Who can help          A.   If you have questions about the merger or if
   answer my questions?       you need additional copies of the proxy statement
                              or the enclosed proxy card you should contact:

                              Lawrence S. Coben
                              Tremisis Energy Acquisition Corporation
                              1755 Broadway, Suite 604
                              New York, New York 10019
                              Tel: (212) 397-1464

                              or

                              Larry E. Lee RAM Energy, Inc.
                              5100 E. Skelly Drive, Suite 650
                              Tulsa, Oklahoma 74135
                              Tel: (918) 663-2800

                              You may also obtain additional information about Tremisis from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 135.

                              SUMMARY OF THE PROXY STATEMENT

      This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement and the amendment thereto attached as Annexes A and B to this proxy statement. We encourage you to read the merger agreement carefully. It is the legal document that governs the merger and the other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement.

The Parties

      Tremisis

      Tremisis is a blank check company organized as a corporation under the laws of the State of Delaware on February 5, 2004. It was formed to effect a business combination with an unidentified operating business in either the energy or the environmental industry and their related infrastructures. On May 18, 2004, it consummated an IPO of its equity securities from which it derived net proceeds of approximately $34,163,000. The Tremisis common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbols TEGY for the common stock, TEGYW for the warrants and TEGYU for the units. Approximately $33,143,000 of the net proceeds of the IPO were placed in a trust account. Such funds, with the interest earned thereon, will be released to Tremisis upon consummation of the merger, less any amount payable to holders that vote against the merger and elect to exercise their conversion rights. The balance of the net proceeds of the IPO, or approximately $1,020,000, has been and will be used by Tremisis to pay the expenses incurred in its pursuit of a business combination. Other than its IPO and the pursuit of a business combination, Tremisis has not engaged in any business to date. If Tremisis does not consummate a business combination by May 18, 2006, then, pursuant to Article Sixth of its certificate of incorporation, Tremisis's officers must take all actions necessary to dissolve and liquidate Tremisis within 60 days of such date.

      The mailing address of Tremisis's principal executive office is Tremisis Energy Acquisition Corporation, 1775 Broadway, Suite 604, New York, New York 10019, and its telephone number is (212) 397-1464.

      RAM Acquisition, Inc.

      RAM Acquisition, Inc. was organized as a corporation under the laws of the State of Delaware on October 5, 2005. It was formed to effect a merger with RAM and is a wholly owned subsidiary of Tremisis. We sometimes refer to RAM Acquisition, Inc. as the Merger Sub.

      RAM

      RAM is a privately owned, independent, oil and gas company. RAM's business strategy is to acquire, explore, develop, exploit, produce and manage oil and gas properties, primarily in Texas, Louisiana and Oklahoma. RAM has been active in these core areas since its inception in 1987. RAM's management team has extensive technical and operating expertise in all areas of its geographic focus.

      At September 30, 2005, RAM's estimated net proved reserves were 19.7 million barrels of oil equivalent, or Boe, of which approximately 60% were crude oil, 29% were natural gas, and 11% were natural gas liquids, with a present value of future net revenue before applicable income taxes, discounted at 10%, or PV-10 Value, of approximately $445.0 million, based on prices RAM was receiving as of September 30, 2005 which were $63.62 per barrel, or Bbl, of oil, $39.21 per Bbl of natural gas liquids, or

NGLs, and $12.70 per thousand cubic feet, or Mcf, of natural gas. At that date, RAM's proved developed reserves comprised 70.8% of its total proved reserves and the estimated reserve life for RAM's total proved reserves was approximately 14 years.

      The following table presents certain information with respect to RAM's oil and natural gas production, prices and costs attributable to all oil and natural gas properties owned by RAM for the periods shown. Average realized prices reflect the actual realized prices received by RAM, excluding the results of RAM's hedging activities.

                                                                                                                          Nine
                                                                                                                     Months Ended
                                                                             Year Ended December 31,                 September 30,
                                                                  -------------------------------------------        -------------
                                                                    2002              2003              2004              2005
                                                                  -------            ------            ------            ------
Production volumes:
      Oil and condensate (MBbls) ..........................           202               277               178               595
      Natural gas liquids (MBbls) .........................             3                 5                12               130
      Natural gas (MMcf) ..................................         1,760             2,334             2,084             1,819
         Total (MBoe) .....................................           499               671               538             1,028

Average realized prices:
      Oil and condensate (per Bbl) ........................        $24.79            $29.47            $37.63            $53.23
      Natural gas liquids (per Bbl) .......................        $ 3.32            $16.94            $26.41            $35.35
      Natural gas (per Mcf) ...............................        $ 2.92            $ 5.06            $ 5.26            $ 6.52

         Total per Boe ....................................        $20.38            $29.89            $33.44            $46.80

Expenses (per Boe):
      Oil and natural gas production taxes ................        $ 2.09            $ 2.10            $ 2.35            $ 2.39
      Oil and natural gas production expenses .............        $ 6.06            $ 5.26            $ 6.70            $11.14
      Amortization of full-cost pool ......................        $ 5.48            $ 5.64            $ 5.55            $ 8.68
      General and administrative ..........................        $11.74            $ 9.44            $12.28            $ 6.11

      RAM owns interests in approximately 2,900 wells and is the operator of leases upon which approximately 1,900 of these wells are located. The PV-10 Value attributable to RAM's interests in the properties operated by RAM represented approximately 89% of RAM's aggregate PV-10 Value as of September 30, 2005. In addition, RAM has positioned itself for participation in two emerging resource plays: (1) the on-going Barnett Shale play located in Jack and Wise Counties, Texas, where RAM owns interests in approximately 27,700 gross acres (6,800 net acres) and (2) an exploratory Barnett and Woodford Shale play located in Reeves County, Texas, where RAM owns interests in approximately 70,000 gross acres (11,000 net acres). RAM also owns interests in various gathering systems and a natural gas processing plant that serves its producing properties.

      RAM has grown principally through acquisitions of producing properties and the further development of these acquired properties. Since 1987, RAM has arranged and managed over 20 acquisitions of producing oil and gas properties and related assets for an aggregate purchase price approximating $400 million. The most recent of these acquisitions, which closed in December 2004, was RAM's purchase of WG Energy Holdings, Inc. for $82.5 million, following which WG Energy's name was changed to RWG Energy, Inc., or RWG. RWG's estimated proved reserves at December 31, 2004 included 9.5 million Bbls of oil, 2.1 million Bbls of NGLs, and 10.0 billion cubic feet, or Bcf, of natural gas, or a total of 13.2 million Boe. The cost of the acquisition on a per barrel basis was approximately $6.25 per barrel.

      From 1997 through December 31, 2004, RAM's reserve replacement percentage, through discoveries, extensions, revisions and acquisitions, but excluding dispositions, was 323%. From 1989 through September 30, 2005, RAM drilled or participated in the drilling of 446 oil and natural gas wells with a 92% success rate. Since 1997, RAM's historical average finding cost from all sources, exclusive of acquisitions, has been $6.11 per Boe. RAM believes that it has substantial additional acquisition, development and exploitation opportunities in its core areas of operations.

      RAM owns or has access to 2-D and 3-D seismic information covering significant portions of its producing properties. RAM is actively engaged in re-interpreting and re-processing such data in an effort to identify additional exploration and exploitation targets across RAM's owned acreage. RAM regularly reviews prospects proposed by other operators and from time to time participates in exploration plays within its core areas.

      During 2005, RAM expects to drill or participate in the drilling of 67 total wells, 64 of which will be development wells and three of which will be exploratory wells. Through September 30, 2005, RAM had participated in the drilling of 48 wells, including two wells on its Barnett Shale acreage, and completed recompletions in 18 of its existing wells.

      RAM was organized as a corporation under the laws of the State of Delaware on September 28, 1987. The mailing address of RAM's principal executive offices is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, and its telephone number is (918) 663-2800.

The Merger

      The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into RAM in which RAM will be the surviving entity and become a wholly owned subsidiary of Tremisis. This will be accomplished through an exchange of all the issued and outstanding shares of capital stock of RAM for cash and shares of common stock of Tremisis. Shares of Tremisis common stock, representing 12.5% of the shares of Tremisis common stock to be issued to the RAM Stockholders, will be placed in escrow as the sole remedy for Tremisis's rights to indemnity set forth in the merger agreement.

      Tremisis and RAM plan to complete the merger promptly after the Tremisis special meeting, provided that:

      o Tremisis's stockholders have approved the merger agreement, the name change amendment and capitalization amendment;

      o holders of 20% or more of the shares of common stock issued in Tremisis's IPO have not voted against the merger proposal and demanded conversion of their shares into cash; and

      o the other conditions specified in the merger agreement have been satisfied or waived.

Tremisis's Recommendations to Stockholders; Reasons for the Merger

      After careful consideration of the terms and conditions of the merger agreement, the certificate of incorporation amendments and the incentive compensation plan, the board of directors of Tremisis has determined that the merger and the transactions contemplated thereby, each certificate of incorporation amendment and the incentive compensation plan are fair to and in the best interests of Tremisis and its stockholders. In reaching its decision with respect to the merger and the transactions contemplated thereby, the board of directors of Tremisis reviewed various industry and financial data and the due diligence and evaluation materials provided by RAM in order to determine that the consideration to be paid to the RAM Stockholders was reasonable. Further, Tremisis has received an opinion from Gilford Securities Incorporated that, in its opinion, the merger and the transactions contemplated thereby are fair to and in the best interests of Tremisis and its stockholders. Accordingly, Tremisis's board of directors recommends that Tremisis stockholders vote:

      o     FOR the merger proposal;

      o     FOR the name change amendment;

      o     FOR the capitalization amendment;

      o     FOR the Article Sixth amendment; and

      o     FOR the incentive compensation plan proposal.

The Certificate of Incorporation Amendments

      The amendments to Tremisis's certificate of incorporation are being proposed, upon consummation of the merger, to change Tremisis's name, increase the number of shares of common stock it is authorized to issue, and eliminate certain provisions which are applicable to Tremisis only prior to its completion of a business combination.

The Proposed Tremisis 2006 Long-Term Incentive Plan

      The Tremisis 2006 Long-Term Incentive Plan reserves 2,400,000 shares of Tremisis common stock for issuance in accordance with the plan's terms. The purpose of the plan is to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide Tremisis executives, directors and other employees, and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in Tremisis. The plan is attached as Annex D to this proxy statement. We encourage you to read the plan in its entirety.

Management of Tremisis and RAM

      Tremisis

      After the consummation of the merger, the board of directors of Tremisis will consist of Larry E. Lee and Sean P. Lane (each in the class to stand for election in 2006), Gerald R. Marshall (in the class to stand for election in
2007), and John M. Reardon (in the class to stand for election in 2008). Messrs. Lee, Marshall and Reardon are currently directors of RAM and are RAM's designees. Mr. Lane is a designee of Tremisis.

      After the consummation of the merger, the executive officers of Tremisis will be Larry E. Lee, chairman, president and chief executive officer, John M. Longmire, senior vice president and chief financial officer, Larry G. Rampey, senior vice president, Drake N. Smiley, senior vice president and John L. Cox, vice president, secretary and treasurer, each of whom currently is an executive officer of RAM. None of Tremisis's current officers and directors will continue in his position after the merger.

      RAM

      After the consummation of the merger, the board of directors of RAM will be Larry E. Lee, Sean P. Lane, Gerald R. Marshall and John M. Reardon. The officers of RAM will be Larry E. Lee, chairman, president and chief executive officer, John M. Longmire, senior vice president and chief financial officer, Larry G. Rampey, senior vice president, Drake N. Smiley, senior vice president and John L. Cox, vice president, secretary and treasurer.

Voting Agreement

      The RAM Stockholders, certain stockholders of Tremisis and Tremisis entered into a voting agreement dated as of November 28, 2005. After consummation of the merger, the parties to the voting agreement will own approximately 80.5% of Tremisis's outstanding stock. The voting agreement provides that each individual party will vote for the respective designees of the individual parties affiliated with each of Tremisis and RAM as directors of Tremisis until immediately following the election that will be held in 2008. Tremisis will be obligated to provide for its board of directors to be comprised of four members and to enable the election to the board of directors of the persons designated by the parties to the voting agreement. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

Tremisis Inside Stockholders

      On the record date, directors and executive officers of Tremisis and their affiliates (the "Tremisis Inside Stockholders") beneficially owned and were entitled to vote 1,375,000 shares or approximately 17.9% of Tremisis's outstanding common stock. In connection with its IPO, Tremisis and EarlyBirdCapital, Inc., the managing underwriter of the IPO, entered into agreements with each of the Tremisis Inside Stockholders pursuant to which each Tremisis Inside Stockholder agreed to vote his shares of Tremisis common stock on the merger proposal in accordance with the majority of the votes cast by the holders of shares issued in connection with the IPO. The Tremisis Inside Stockholders also agreed, in connection with the IPO, to place their shares in escrow until May 12, 2007.

Merger Consideration

      The holders of the outstanding shares of common stock of RAM immediately before the merger will receive from Tremisis 25,600,000 shares of Tremisis common stock and $30 million in cash, or such lesser amount as may be available in the trust account after payment to the owners of Tremisis common stock voting against the merger and demanding conversion. Immediately following the Merger, the RAM Stockholders will own approximately 77% of the total issued and outstanding Tremisis common stock, assuming that no Tremisis stockholders seek conversion of their Tremisis stock into their pro rata share of the trust fund. Of the shares to be issued to the RAM Stockholders, 3,200,000 shares, or 12.5%, will be placed in escrow to secure Tremisis's indemnity rights under the merger agreement.

Pre-Closing RAM Dividends/Redemption

       The merger agreement provides that, prior to the closing of the merger, RAM is authorized to declare and pay one normal quarterly dividend to its stockholders in the amount of $500,000, and to either declare a one-time extraordinary dividend, or redeem a portion of its outstanding common stock, in an aggregate amount of up to the difference between $40 million and the amount of cash consideration to be received by the RAM Stockholders in the merger. The payment and amount of the pre-closing dividend/redemption will be dependent on the amount of cash available to RAM for making such payments.

Escrow Agreement - Indemnification of Tremisis

      As the sole remedy for the obligation of the stockholders of RAM to indemnify and hold harmless Tremisis for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of RAM or in connection with an identified, existing legal action involving certain of RAM's subsidiaries and affiliates, at the closing, there will be deposited in escrow, until June 30, 2007, 12.5% of the shares of Tremisis common stock to be issued to the RAM Stockholders upon consummation of the merger. The RAM Stockholders shall have the right to substitute for the escrow shares that otherwise would be paid in satisfaction of a claim, cash in an amount equal to the fair market value of the shares to be paid for a claim. For purposes of satisfying an indemnification claim, shares of Tremisis common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid. The escrow agreement is attached as Annex G hereto. We encourage you to read the escrow agreement in its entirety.

      The determination to assert a claim for indemnification by Tremisis against the escrow shares will be made by Lawrence S. Coben, who is a current member of Tremisis's board of directors. Larry E. Lee has been designated under the merger agreement to represent the interests of the stockholders of RAM with respect to claims for indemnification by Tremisis against such shares.

Lock-Up Agreement

      The RAM Stockholders have entered into a lock-up agreement that provides that they not sell or otherwise transfer any of the shares of common stock of Tremisis that they receive in the merger until the six-month anniversary of the consummation of the merger, and no more than 50% of such shares during the following six months, subject to certain exceptions.

Registration Rights Agreement

      Upon consummation of the merger, Tremisis and the RAM Stockholders shall enter into a registration rights agreement to provide the RAM Stockholders with certain "piggy back" and demand rights relating to the registration of shares of Tremisis common stock that they will receive upon consummation of the merger. The form of registration rights agreement is attached as Annex I hereto. We encourage you to read the registration rights agreement in its entirety.

Date, Time and Place of Special Meeting of Tremisis's Stockholders

      The special meeting of the stockholders of Tremisis will be held at 10:00 a.m., eastern time, on ___________, 2006, at Tremisis's offices at 1775 Broadway, Suite 604, New York, New York, 10019 to consider and vote upon the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal.

Voting Power; Record Date

      You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Tremisis common stock at the close of business on ___________, 2006, which is the record date for the special meeting. You will have one vote for each share of Tremisis common stock you owned at the close of business on the record date. Tremisis warrants do not have voting rights. On the record date, there were 7,700,000 shares of Tremisis common stock outstanding.

Approval of the RAM Stockholders

      The RAM Stockholders, who are the sole stockholders of RAM, have approved the merger and the transactions contemplated thereby by consent action for purposes of the DGCL. Accordingly, no further action by the RAM Stockholders is needed to approve the merger.

Quorum and Vote of Tremisis Stockholders

      A quorum of Tremisis stockholders is necessary to hold a valid meeting. A quorum will be present at the Tremisis special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

      o The approval of the merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date. The merger will not be consummated if the holders of 20% or more of the common stock issued in Tremisis's IPO (1,265,000 shares or more) exercise their conversion rights.

      o The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date.

      o The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date.

      o The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date.

      o The approval of the incentive compensation plan will require the affirmative vote of the holders of a majority of the shares of Tremisis common stock represented in person or by proxy and entitled to vote at the meeting.

      Abstentions will have the same effect as a vote "AGAINST" the merger proposal and the proposals to amend the certificate of incorporation and the incentive compensation plan. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the merger proposal and the proposals to amend the certificate of incorporation, but will have no effect on the incentive compensation plan proposal.

Relation of Proposals

      The merger will not be consummated unless each of the name change amendment and the capitalization amendment is approved, and neither of the name change amendment nor the capitalization amendment will be presented to the meeting for adoption unless the merger is approved. The approvals of the Article Sixth amendment and the incentive compensation plan proposal are not conditions to the consummation of the merger or to the adoption of either of the name change amendment or the capitalization amendment but, if the merger proposal is not approved, neither will be presented at the meeting for adoption. The incentive compensation plan has been approved by Tremisis's Board of Directors and will take effect upon consummation of the merger, subject to stockholder approval of the plan.

Conversion Rights

      Pursuant to Tremisis's certificate of incorporation, a holder of shares of Tremisis's common stock issued in its IPO may, if the stockholder votes against the merger, demand that Tremisis convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the merger proposal. If properly demanded, Tremisis will convert each share of common stock into a pro rata portion of the trust account as of the record date. This would amount to approximately $___ per share of Tremisis's common stock. If you exercise your conversion rights, then you will be exchanging your shares of Tremisis common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Tremisis. If the merger is not completed, these shares will not be converted into cash.

      The merger will not be consummated if the holders of 20% or more of the common stock issued in Tremisis's IPO (1,265,000 shares or more) exercise their conversion rights.

Appraisal Rights

      Tremisis stockholders do not have appraisal rights in connection with the merger under the DGCL.

Proxies

      Proxies may be solicited by mail, telephone or in person.

      If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of Tremisis Directors and Officers in the Merger

      When you consider the recommendation of Tremisis's board of directors in favor of adoption of the merger proposal, you should keep in mind that Tremisis's executive officers and members of Tremisis's board have interests in the merger transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

      o if the merger is not approved, Tremisis will be required to liquidate. In such event, the shares of common stock held by Tremisis's officers and directors that were acquired prior to the IPO will be worthless because Tremisis's initial stockholders are not entitled to receive any liquidation proceeds. Additionally, the warrants held by such persons (and others) will expire without value in the event of liquidation; and

      o if Tremisis liquidates prior to the consummation of a business combination, Lawrence S. Coben, our current chairman of the board and chief executive officer, will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by Tremisis for services rendered or products sold to Tremisis, or to any target business, to the extent such debts and obligations are not covered by Tremisis's assets, excluding amounts in the trust fund. This arrangement was entered into to ensure that, in the event of liquidation, the trust fund is not reduced by claims of creditors.

Conditions to the Closing of the Merger

      Consummation of the merger agreement and the related transactions is conditioned on the Tremisis stockholders (i) adopting the merger proposal, (ii) approving the name change amendment, and (iii) approving the capitalization amendment. The Tremisis stockholders will also be asked to adopt the incentive compensation plan and to approve the removal of all of the provisions of Article Sixth of Tremisis's certificate of incorporation other than the paragraph relating to Tremisis's staggered board of directors. The transaction is not dependent on the approval of either of such actions. The incentive compensation plan has been approved by our Board of Directors and will be effective upon consummation of the merger if approved by the Tremisis stockholders. If stockholders owning 20% or more of the shares sold in the IPO vote against the transaction and exercise their right to convert their shares purchased in the IPO into a pro-rata portion of the funds held in trust by Tremisis for the benefit of the holders of shares purchased in the IPO, then the merger cannot be consummated.

      In addition, the consummation of the merger is conditioned upon the following:

      o no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

      o the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party;

      o the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings; and

      o Tremisis's common stock being quoted on the OTCBB or listed for trading on Nasdaq.

      RAM's Conditions to Closing of the Merger

      The obligations of RAM to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

      o there shall have been no material adverse effect with respect to Tremisis since the date of the merger agreement;

      o RAM shall have received a legal opinion in an agreed form from Graubard Miller, counsel to Tremisis;

      o Tremisis shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the Trust Fund disbursed to Tremisis immediately upon the Closing; and

      o     the registration rights agreement shall be in full force and effect.

      Tremisis's Conditions to Closing of the Merger

      The obligations of Tremisis to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

      o at the closing, there shall have been no material adverse effect with respect to RAM since the date of the merger agreement;

      o an employment agreement between Tremisis and Larry E. Lee shall be in full force and effect;

      o Tremisis shall have received a legal opinion in an agreed form from McAfee & Taft A Professional Corporation, counsel to RAM;

      o Tremisis shall have received "comfort" letters from BDO Seidman, LLP and UHY Mann Frankfort Stein & Lipp CPAs, LLP, dated the date of distribution of this proxy statement and the date of consummation of the merger with respect to certain financial statements and other financial information included herein; and

      o the adjusted indebtedness of RAM and its subsidiaries for borrowed money shall not exceed $125 million, excluding (i) any cash deposits posted by RAM as security in connection with outstanding RAM hedging contracts, (ii) the amount by which $30,000,000 exceeds the cash portion of the merger consideration paid to the RAM Stockholders, and (iii) an amount up to $6.0 million for aggregate fees, costs and expenses paid by RAM in connection with replacing, enhancing or improving its existing credit facilities.

Termination, Amendment and Waiver

      The merger agreement will terminate if the merger has not been consummated by May 17, 2006. In addition, the merger agreement may be terminated at any time, but not later than the closing, as follows:

      o     by mutual written consent of Tremisis and RAM;

      o by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

      o by either party if this proxy statement has not been mailed to the record owners of Tremisis common stock on or before February 14, 2006;

      o by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

      o by either Tremisis or RAM if they are unable to agree as to the amount of adjustment to be made to the merger consideration with respect to adverse title conditions or environmental conditions that are not cured by the closing, as the closing may be extended in such circumstances;

      o by Tremisis if any RAM properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as result thereon the aggregate value of the properties, in Tremisis's good faith judgment, is reduced by an amount exceeding $1 million (net of insurance proceeds);

      o by either party if, at the Tremisis stockholders' meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of Tremisis's outstanding common stock; or

      o by either party if the holders of 20% or more of the shares issued in Tremisis's IPO exercise their conversion rights.

      If Tremisis wrongfully fails or refuses to consummate the merger or RAM terminates the merger agreement because of a material breach by Tremisis of its covenants, representations or warranties that remains uncured 30 days after receipt of a notice of intent to terminate from RAM and Tremisis consummates a merger or other business combination with another entity on or before May 18, 2006, Tremisis will be obligated to pay RAM, concurrently with the consummation of such other merger or business combination, a cash termination fee of $7,500,000, payment of which shall be in full satisfaction of all other rights of RAM for damages under the merger agreement or otherwise.

      If permitted under the applicable law, either RAM or Tremisis may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. We cannot assure you that any or all of the conditions will be satisfied or waived.

Quotation or Listing

      Tremisis's outstanding common stock, warrants and units are quoted on the OTCBB. Tremisis and RAM will use their reasonable best efforts to obtain the listing for trading on Nasdaq of Tremisis common stock, warrants and units. In the event Tremisis's common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by the board of directors of Tremisis and Nasdaq that are reasonably representative of the corporate name or business of Tremisis. If the listing on Nasdaq is not approved, it is expected that the Tremisis's common stock, warrants and units will continue to be quoted on the OTCBB.

Tax Consequences of the Merger

      The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by Tremisis or RAM as a result of the merger.

      A RAM Stockholder who receives both Tremisis common stock and cash in the merger will not recognize any gain or loss upon receipt of the common stock, but will recognize gain with respect to the cash received. Such gain will be taxed as a dividend to the extent RAM has accumulated earnings and profits and as capital gain to the extent RAM does not have accumulated earnings and profits.

      A stockholder of Tremisis who exercises conversion rights and effects a termination of the stockholder's interest in Tremisis will generally be required to recognize capital gain or loss upon the exchange of that stockholder's shares of common stock of Tremisis for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder's shares of Tremisis common stock.

      No gain or loss will be recognized by non-converting stockholders of Tremisis.

      For a description of the material federal income tax consequences of the merger, please see the information set forth in "Material Federal Income Tax Consequences of the Merger" beginning on page 55.

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Tremisis will be treated as the "acquired" company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of RAM issuing stock for the net monetary assets of Tremisis, accompanied by a recapitalization. The net monetary assets of Tremisis will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated earnings deficit of RAM will be carried forward after the merger. Operations prior to the merger will be those of RAM.

Regulatory Matters

      The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

      In evaluating the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled "Risk Factors."

  SELECTED SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      We are providing the following selected financial information to assist you in your analysis of the financial aspects of the merger. RAM's consolidated balance sheet data as of December 31, 2004 and 2003 and the related consolidated statement of operations data for the years ended December 31, 2004, 2003, and 2002 are derived from RAM's audited consolidated financial statements, which are included elsewhere in this proxy statement. RAM's consolidated balance sheet data as of December 31, 2000 and 2001 and the consolidated statement of operations data for the years ended December 31, 2000 and 2001 are derived from RAM's unaudited consolidated financial statements, which are not included in this proxy statement.

      RAM's condensed consolidated balance sheet as of September 30, 2005, and the related consolidated statement of operations data for the nine months ended September 30, 2004 and 2005 are derived from RAM's unaudited interim consolidated financial statements which are included elsewhere in this proxy statement. In the opinion of RAM's management, the unaudited interim consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such consolidated financial statements. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

      The Tremisis historical financial data are derived from the Tremisis financial statements included elsewhere in this proxy statement.

      The selected financial information of RAM and Tremisis is only a summary and should be read in conjunction with each company's historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein. The historical results included below and elsewhere in this proxy statement may not be indicative of the future performance of RAM, Tremisis or the combined company resulting from the merger. RAM's financial position and results of operations for 2003 and 2004 may not be comparative to other periods as a result of certain divestitures and acquisitions, as more fully described in RAM's financial statements included elsewhere in this proxy statement.

                 RAM's Selected Historical Financial Information
                      (in thousands, except per share data)

                                                                                                            Nine Months
                                                         Year Ended December 31,                         Ended September 30,
                                     --------------------------------------------------------------    ------------------------
                                         2000          2001         2002        2003         2004          2004          2005
                                     ---------     ---------      -------     -------     ---------    ----------     ---------
Revenues                            $   40,035     $  25,614      $10,183     $20,020     $  29,659    $   23,854     $  29,209

Net (loss) income                   $   (4,428)    $   3,751      $ 2,086     $(2,007)    $   6,076    $    6,811     $  (5,681)

Net loss per share
attributable to common
stockholders - basic                $(1,623.76)    $1,375.50      $764.93    ($735.97)    $2,383.67    $ 2,578.95    ($2,499.34)

Cash dividends per share            $     0.00     $    0.00      $  0.00     $294.83     $  470.77    $   454.37     $  396.04


                                                          As of December 31,                             As of September 30,
                                     --------------------------------------------------------------    ------------------------
                                         2000          2001         2002        2003        2004                 2005
                                     ---------     ---------      -------     -------     ---------           ---------
Total assets                        $ 132,836     $  98,322      $ 62,038     $ 45,908     $ 140,324           $ 141,125

Long-term debt, including
  current portion                   $ 127,580     $  91,400      $ 56,267     $ 46,057     $ 117,344           $ 117,301
Stockholder's deficit               $ (24,098)    $ (20,347)     $(18,342)    $(19,653)    $ (19,912)          $ (26,493)

                      Tremisis's Selected Historical Financial Information
                           (in thousands, except per share data)



                           For the Period From               For the Period From
                            February 5, 2004    Nine Months   February 5, 2004
                             (inception) to       Ended        (Inception) to
                               December 31,    September 30,    September 30,
                                  2004             2005             2005
                               ------------    -------------    -------------
Revenue                           $ --             $ --             $ --
Interest income                   $308             $682             $990
Net income                        $ 65             $217             $282
Accretion of Trust Fund
   related to common
   stock subject to
   possible conversion            $ 60             $135             $195
Net income attributable
   to common stockholders         $  5             $ 82             $ 87
Net income per share              $.00             $.01


                                        As of                   As of
                                  December 31, 2004      September 30, 2005
                                  -----------------      ------------------
Total assets (including US            $34,305                  $34,723
Government Securities deposited
in Trust Fund)
Common stock subject to               $ 6,685                  $ 6,820
possible conversion
Stockholders' equity                  $27,567                  $27,650

Selected Unaudited Pro Forma Combined Financial Information of Tremisis and RAM

      The merger will be accounted for as a reverse acquisition under the purchase method of accounting. RAM will be treated as the continuing reporting entity for accounting purposes. The assets and liabilities of Tremisis will be recorded, as of completion of the merger, at the fair value, which is considered to approximate historical cost and added to those of RAM. Since Tremisis had no operations, the merger has been accounted for as a Recapitalization of RAM. For a more detailed description of purchase accounting, see "The Merger Proposal--Anticipated Accounting Treatment" on page 57.

      We have presented below the unaudited pro forma combined financial information that reflects the merger as a Recapitalization of RAM. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined balance sheet and related notes thereto included elsewhere in this proxy statement.

                                                   At September 30, 2005
                                              ---------------------------------
                                                 Assuming           Assuming
                                                    No              Maximum
                                              Conversions(1)     Conversions(2)
                                              --------------     --------------
                                                        (in thousands)

  Total assets                                   $140,478           $140,478
  Long-term debt                                  126,431            133,251
  Other liabilities                                50,570             50,570
  Common stock subject to conversion                    0                  0
  Stockholders' deficit                           (36,523)           (43,343)
                                                 --------           --------
                                                 $140,478           $140,478
                                                 ========           ========

Notes:

(1) Assumes that no Tremisis stockholders seek conversion of their Tremisis stock into their pro rata share of the trust fund.

(2) Assumes that 1,264,368 shares of Tremisis common stock were converted into their pro rata share of the trust fund.

Comparative Per Share Data

      The following table sets forth selected historical information of RAM and Tremisis and unaudited pro forma combined per share ownership information of RAM and Tremisis after giving effect to the merger, assuming both no conversions and maximum conversions by Tremisis stockholders. You should read this information in conjunction with the selected summary historical financial information, included elsewhere in this proxy statement, and the historical financial statements of RAM and Tremisis and related notes that are included elsewhere in this proxy statement. The unaudited RAM and Tremisis pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined balance sheets and related notes included elsewhere in this proxy statement.

      The unaudited pro forma combined book value per share information below does not purport to represent what the value of RAM and Tremisis would have been had the companies been combined.

                                           In thousands, except per share data
                                           -----------------------------------
                                                                      Combined
                                              RAM        Tremisis     Company
                                           ---------     --------     -------
Number of shares of common stock
outstanding upon consummation
of the merger:
      Assuming no conversions                  25,600       7,700     33,300
      Assuming maximum conversions             25,600       6,436     32,036

Book value -- historical
September 30, 2005                           $(26,493)   $27,650

Book value -- pro forma
September 30, 2005
            No conversions                                          $(36,523)
            Maximum conversions                                     $(43,343)

Book value per share--pro forma
September 30, 2005
            No conversions                                          $  (1.10)
            Maximum conversions                                     $  (1.35)


Market Price and Dividend Data for Tremisis Securities

      Tremisis consummated its IPO on May 18, 2004. In the IPO, Tremisis sold 6,325,000 units, which include all of the 825,000 units that were subject to the underwriters' over allotment option. Each unit consists of one share of the Company's common stock and two redeemable common stock purchase warrants, each to purchase one share of Tremisis's common stock. Tremisis common stock, warrants and units are quoted on the OTCBB under the symbols TEGY, TEGYW and TEGYU, respectively. Tremisis's units commenced public trading on May 13, 2004, and its common stock and warrants commenced separate public trading on May 24, 2004. The closing price for each share of common stock, warrant and unit of Tremisis on October 19, 2005, the last trading day before announcement of the execution of the merger agreement, as amended, was $5.43, $0.80 and $6.75, respectively.

      Tremisis and RAM will use their reasonable best efforts to obtain the listing for trading on Nasdaq of Tremisis common stock, warrants and units. In the event Tremisis's common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by Tremisis and Nasdaq that are reasonably representative of the corporate name or business of Tremisis. Tremisis's management anticipates that the Nasdaq listing will be concurrent with the consummation of the merger. If the listing on Nasdaq is not approved, it is expected that the common stock, warrants and units will continue to be quoted on the OTCBB.

Holders

      As of _____, 2006, there were ____holders of record of the units, _____ holders of record of the common stock and ______holders of record of the warrants. Tremisis believes the beneficial holders of the units, common stock and warrants to be in excess of ____ persons each.

Dividends

      Tremisis has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors and will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination.

                                    RISK FACTORS

      You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal.

Risks Related to our Business and Operations Following the Merger with RAM

      The value of your investment in Tremisis following consummation of the merger will be subject to the significant risks inherent in the oil and natural gas business. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, Tremisis post-merger business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

The volatility of oil and natural gas prices due to factors beyond RAM's control greatly affects its profitability.

      RAM's revenues, operating results, profitability, future rate of growth and the carrying value of RAM's oil and natural gas properties depend primarily upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond RAM's control. The spot prices for crude oil and natural gas used for calculating RAM's PV-10 Value at December 31, 2004 were $40.25 per Bbl of oil, $6.02 per Mcf of natural gas, and $27.56 per Bbl of NGLs and at September 30, 2005 were $63.62 per Bbl of oil, $12.70 per Mcf of natural gas and $39.21 per Bbl of NGLs. Any substantial decline in the price of oil and natural gas will likely have a material adverse effect on RAM's operations, financial condition and level of expenditures for the development of its oil and natural gas reserves, and may result in writedowns of RAM's investments as a result of RAM's use of the full cost accounting method it uses for its oil and natural gas properties.

      RAM's management believes that for each $1.00 per Boe increase or decrease in the price of oil and natural gas, the PV-10 Value of RAM's proved reserves at September 30, 2005 would increase or decrease, as the case may be, by $9.6 million. At December 31 __, 2005, the prices RAM was receiving were $__ per Bbl of oil, $___ per Bbl of NGLs and $__ per Mcf of natural gas.

      Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond RAM's control, including:

      o     worldwide and domestic supplies of oil and natural gas;

      o     weather conditions;

      o     the level of consumer demand;

      o     the price and availability of alternative fuels;

      o     the availability of drilling rigs and completion equipment;

      o     the availability of pipeline capacity;

      o     the price and level of foreign imports;

      o     domestic and foreign governmental regulations and taxes;

      o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

      o     political instability or armed conflict in oil-producing regions;
            and

      o     the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that RAM can produce economically and, as a result, could have a material adverse effect on its financial condition, results of operations and reserves.

RAM's success depends on acquiring or finding additional reserves.

      RAM's future success depends upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. RAM's proved reserves will generally decline as reserves are produced, except to the extent that RAM conducts successful exploration or development activities or acquires properties containing proved reserves, or both. To increase reserves and production, RAM must commence exploratory drilling, undertake other replacement activities or utilize third parties to accomplish these activities. There can be no assurance, however, that RAM will have sufficient resources to undertake these actions, that RAM's exploratory projects or other replacement activities will result in significant additional reserves or that RAM will have success drilling productive wells at low finding and development costs. Furthermore, although RAM's revenues may increase if prevailing oil and natural gas prices increase significantly, RAM's finding costs for additional reserves could also increase.

      In accordance with customary industry practice, RAM relies on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubulars, fracing and completion services and production equipment. The industry has experienced significant price increases for these services during the last year and this trend is expected to continue into the future. These cost increases could in the future significantly increase RAM's development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

Estimates of oil and natural gas reserves are uncertain and may vary substantially from actual production.

      There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond RAM's control. The reserve information set forth in this proxy statement represents only estimates based on reports prepared as of September 30, 2005 by Williamson Petroleum Consultants and Forrest A. Garb & Associates, independent petroleum engineers. Petroleum engineering is not an exact science. Information relating to the RAM's proved oil and natural gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, future site restoration and abandonment costs, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to RAM's reserves will likely vary from estimates, and such variances may be material.

Operating hazards and uninsured risks may result in substantial losses.

      RAM's operations are subject to all of the hazards and operating risks inherent in drilling for and the production of oil and natural gas, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to RAM due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, RAM maintains insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. RAM cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, RAM may be liable for environmental damage caused by previous owners of properties purchased by RAM, which liabilities would not be covered by RAM's insurance.

RAM's operations are subject to various governmental regulations that require compliance that can be burdensome and expensive.

      RAM's oil and natural gas operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge from drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to RAM. RAM believes the trend of more expansive and stricter environmental legislation and regulations will continue.

RAM's method of accounting for investments in oil and natural gas properties may result in impairment of asset value.

      RAM uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool." Capitalized costs in the pool are depleted and charged to operations using the units-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs, net of depletion and amortization, exceed the PV-10 Value of proved oil and natural gas reserves at any reporting date, such excess costs are charged to operations. Once incurred, a write down of oil and natural gas properties is not reversible at a later date, even if the PV-10 value of the oil and natural gas reserves increases as a result of an increase in oil or natural gas prices.

Properties that RAM acquires may not produce as projected, and RAM may be unable to identify liabilities associated with the properties or obtain protection from sellers against them

      As part of its business strategy, RAM continually seeks acquisitions of gas and oil properties. The most recent of these acquisitions, which closed in December 2004, was RAM's purchase of WG Energy Holdings, Inc. The successful acquisition of oil and natural gas properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

      o     future oil and natural gas prices;

      o     the amount of recoverable reserves;

      o     future operating costs;

      o     future development costs;

      o     failure of titles to properties;

      o     costs and timing of plugging and abandoning wells; and

      o     potential environmental and other liabilities.

RAM's assessment will not necessarily reveal all existing or potential problems, nor will it permit RAM to become familiar enough with the properties to assess fully their capabilities and deficiencies. With respect to properties on which there is current production, RAM may not inspect every well location, every potential well location, or pipeline in the course of its due diligence. Inspections may not reveal structural and environmental problems such as pipeline corrosion or groundwater contamination. RAM may not be able to obtain or recover on contractual indemnities from the seller for liabilities that it created. RAM may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with RAM's expectations.

RAM faces extensive competition in its industry.

      RAM operates in a highly competitive environment. RAM competes with major and independent oil and natural gas companies, many of whom have financial and other resources substantially in excess of those available to RAM. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in oil and natural gas prices and production, the availability of alternative energy sources and the application of government regulation.

Risks Related to the Merger

There will be a substantial number of shares of Tremisis's common stock available for sale in the future that may increase the volume of common stock available for sale in the open market and may cause a decline in the market price of our common stock.

      The consideration to be issued in the merger to the RAM Stockholders will include 25,600,000 shares of Tremisis common stock. These shares are initially not being registered and a substantial portion of them will be held by insiders, so they will be restricted. However, the holders of such shares will have certain registration rights. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of the common stock.

      Outstanding redeemable warrants to purchase an aggregate of 12,650,000 shares of common stock issued in the IPO will become exercisable after the consummation of the merger. These will be exercised only if the $5.00 per share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

Our working capital will be reduced if Tremisis stockholders exercise their right to convert their shares into cash. This would reduce our cash reserve after the merger.

      Pursuant to our certificate of incorporation, holders of shares issued in our IPO may vote against the merger and demand that we convert their shares, as of the record date, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. We and RAM will not consummate the merger if holders of 1,265,000 or more shares of common stock issued in our IPO exercise these conversion rights. To the extent the merger is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger. As of _____________, 2006, the record date, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to our stockholders upon the exercise of their conversion rights is approximately $____________, or approximately 20% of the funds then held in the trust account. Any payment upon exercise of conversion rights will reduce our cash after the merger, which may limit our ability to implement our business plan.

If we are unable to obtain a listing of our securities on Nasdaq or any stock exchange, it may be more difficult for our stockholders to sell their securities.

      Tremisis's units, common stock and warrants are currently traded in the over-the-counter market and quoted on the OTCBB. We have applied for listing on Nasdaq. There is no assurance that such listing will be obtained and listing is not a condition to closing the merger. If we are unable to obtain a listing or approval of trading of its securities on Nasdaq, then it may be more difficult for stockholders to sell their securities.

Our current directors and executive officers have interests in the merger that are different from yours because if the merger is not approved the securities held by them will become worthless.

      In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement and other proposals, you should be aware that members of our board are parties to agreements or arrangements that provide them with interests that differ from, or are in addition to, those of our stockholders generally. Our executives and directors are not entitled to receive any of the net proceeds of our IPO that may be distributed upon our liquidation. Therefore, if the merger is not approved and we are forced to liquidate, the shares held by our officers and directors will be worthless. Additionally, such persons purchased 580,000 warrants in the aftermarket after our IPO. These warrants cannot be sold by them prior to the consummation of the merger and will be worthless unless the merger is consummated.

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

      Upon consummation of the merger, the persons who are parties to the voting agreement will own approximately 80.5% of our voting stock. These persons have agreed to vote for each other's designees to our board of directors through director elections in 2008. Accordingly, they will be able to control the election of directors and, therefore, our policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

                           FORWARD-LOOKING STATEMENTS

      We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

      o     discuss future expectations;

      o contain projections of future results of operations or financial condition; or

      o     state other "forward-looking" information.

      We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or RAM in its forward-looking statements, including among other things:

      o the number and percentage of our stockholders voting against the merger proposal and seeking conversion;

      o outcomes of government reviews, inquiries, investigations and related litigation;

      o     continued compliance with government regulations;

      o legislation or regulatory environments, requirements or changes adversely affecting the business in which RAM is engaged;

      o     fluctuations in customer demand;

      o     management of rapid growth;

      o     general economic conditions;

      o     RAM's business strategy and plans;

      o     the actual quantities of RAM's reserves of oil and natural gas;

      o     the future levels of production of oil and natural gas by RAM;

      o     future prices of and demand for oil and natural gas;

      o the results of RAM's future exploration, development and exploitation activities;

      o future operating and development costs of RAM's oil and natural gas properties; and

      o     the results of future financing efforts.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

      All forward-looking statements included herein attributable to any of us, RAM or any person acting on either party's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Tremisis and RAM undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

      Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement could have a material adverse effect on Tremisis and/or RAM.

                    SPECIAL MEETING OF TREMISIS STOCKHOLDERS

General

      We are furnishing this proxy statement to Tremisis stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of Tremisis stockholders to be held on ________ __, 2006, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about _________ __, 2006 in connection with the vote on the proposed merger, the certificate of incorporation amendments, and incentive compensation plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

      The special meeting of stockholders will be held on ________ __, 2006, at ______ a.m., eastern standard time at 1775 Broadway, Suite 604, New York, New York 10019.

Purpose of the Tremisis Special Meeting

      At the special meeting, we are asking holders of Tremisis common stock to:

      o approve the merger agreement and the transactions contemplated thereby (merger proposal);

      o approve an amendment to our certificate of incorporation to change our name from "Tremisis Energy Acquisition Corporation" to "RAM Energy Resources, Inc." (name change amendment);

      o approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 30,000,000 to 100,000,000 (capitalization amendment);

      o approve an amendment to our certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the merger, as these provisions will no longer be applicable to us, and to redesignate section E of Article Sixth, which relates to the staggered board, as Article Sixth (Article Sixth amendment); and

      o approve the adoption of the 2006 Long-Term Incentive Plan (incentive compensation plan proposal).

Recommendation of Tremisis Board of Directors

      Our board of directors:

      o has unanimously determined that each of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal is fair to and in the best interests of us and our stockholders;

      o has unanimously approved the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal;

      o unanimously recommends that our common stockholders vote "FOR" the merger proposal;

      o unanimously recommends that our common stockholders vote "FOR" the proposal to adopt the name change amendment;

      o unanimously recommends that our common stockholders vote "FOR" the proposal to adopt the capitalization amendment;

      o unanimously recommends that our common stockholders vote "FOR" the proposal to adopt the Article Sixth amendment; and

      o unanimously recommends that our common stockholders vote "FOR" the proposal to approve the incentive compensation plan proposal.

Record Date; Who is Entitled to Vote

      We have fixed the close of business on ___________ __, 2006, as the "record date" for determining Tremisis stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on _______ __, 2006, there were 7,700,000 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting.

      Pursuant to agreements with us, the 1,375,000 shares of our common stock held by stockholders who purchased their shares of common stock prior to our IPO will be voted on the merger proposal in accordance with the majority of the votes cast at the special meeting.

Quorum

      The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

      Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to us but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal.

Vote of Our Stockholders Required

      The approval of the adoption of the merger, the name change amendment, the capitalization amendment and the Article Sixth amendment will require the affirmative vote of the holders of a majority of Tremisis common stock outstanding on the record date. Because each of these proposals requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

      In order to consummate the merger, each of the name change amendment and the capitalization amendment proposals must be approved by the stockholders. For both of the name change amendment and the capitalization amendment to be implemented, the merger proposal must be approved by the stockholders.

      The approval of the incentive compensation plan will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal. Therefore, they have the same effect as a vote against the proposal. Broker non-votes are not deemed entitled to vote on the proposal and, therefore, they will have no effect on the vote on the proposal.

Voting Your Shares

      Each share of Tremisis common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

      There are three ways to vote your shares of Tremisis common stock at the special meeting:

      o You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our board "FOR" the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal.

      o You can vote by telephone or on the internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

      o You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

      IF YOU DO NOT VOTE YOUR SHARES OF OUR COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND OF CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF OUR IPO ARE HELD.

Revoking Your Proxy

      If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

      o     you may send another proxy card with a later date;

      o you may notify Lawrence S. Coben, our chairman and chief executive officer, in writing before the special meeting that you have revoked your proxy; or

      o you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

      If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Lawrence S. Coben, our chairman and chief executive officer, at (212) 397-1464.

No Additional Matters May Be Presented at the Special Meeting

      This special meeting has been called only to consider the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the incentive compensation plan proposal. Under our by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Conversion Rights

      Any of our stockholders holding shares of Tremisis common stock issued in our IPO who votes against the merger proposal may, at the same time, demand that we convert his shares into a pro rata portion of the trust account as of the record date. If demand is made and the merger is consummated, we will convert these shares into a pro rata portion of funds held in a trust account plus interest, as of the record date.

      The closing price of our common stock on ____________, 2006 (the record date) was $______ and the per-share, pro-rata cash held in the trust account on that date was approximately $___________. Prior to exercising conversion rights, our stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

      If the holders of at least 1,265,000 or more shares of common stock issued in our IPO (an amount equal to 20% or more of those shares), vote against the merger and demand conversion of their shares, we will not be able to consummate the merger.

      If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you continue to hold those shares through the effective time of the merger and then tender your stock certificate to us. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated.

Appraisal Rights

      Stockholders of Tremisis do not have appraisal rights in connection the merger under the DGCL.

Proxy Solicitation Costs

      We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

      We have not hired a firm to assist in the proxy solicitation process but may do so if we deem this assistance necessary. We will pay all fees and expenses related to the retention of any proxy solicitation firm.

      We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

Tremisis Inside Stockholders

      At the close of business on the record date, Lawrence S. Coben, Isaac Kier, David A. Preiser and Jon Schotz, who we collectively refer to as the Tremisis Inside Stockholders, beneficially owned and were entitled to vote 1,375,000 shares or approximately 17.9% of the then outstanding shares of our common stock, which includes all of the shares held by our directors and executive officers and their affiliates. Mr. Coben is currently our chairman of our board of directors and our chief executive officer, Mr. Kier is currently our secretary, treasurer and a director, Mr. Preiser is currently a director, and Mr. Schotz is currently a director. All our stockholders prior to our IPO have agreed to vote their shares on the merger proposal in accordance with the majority of the votes cast by the holders of shares issued in our IPO. The Tremisis Inside Stockholders also agreed, in connection with the IPO, to place their shares in escrow until May 12, 2007.

Tremisis Fairness Opinion

      Pursuant to an engagement letter dated August 31, 2005, we engaged Gilford Securities Incorporated to render an opinion that our merger with RAM on the terms and conditions set forth in the merger agreement is fair to our stockholders from a financial perspective and that the fair market value of RAM is at least equal to 80% of our net assets. Gilford is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Our board of directors determined to use the services of Gilford because it is a recognized investment banking firm that has substantial experience in similar matters. The engagement letter provides that we will pay Gilford a fee of $75,000, of which $50,000 has been paid to date with the remaining balance due upon consummation of the merger, and will reimburse Gilford for its reasonable out-of-pocket expenses, including attorneys' fees. We have also agreed to indemnify Gilford against certain liabilities that may arise out of the rendering of the opinion.

      Gilford delivered its written opinion to our board of directors on September 22, 2005, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid by us in the merger is fair to our stockholders from a financial point of view, and (ii) the fair market value of RAM is at least equal to 80% of our net assets. The amount of such consideration was determined pursuant to negotiations between us and RAM and not pursuant to recommendations of Gilford. The full text of Gilford's written opinion, attached hereto as Annex E, is incorporated by reference into this proxy statement. You are urged to read the Gilford opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Gilford in rendering its opinion. The summary of the Gilford opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Gilford's opinion is addressed to our board of directors only and does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to the merger proposal and the transactions contemplated thereby.

                               THE MERGER PROPOSAL

      The discussion in this document of the merger and the principal terms of the merger agreement, dated as of October 20, 2005, as amended on November 11, 2005, by and among Tremisis, RAM, Merger Sub and the RAM Stockholders is subject to, and is qualified in its entirety by reference to, the merger agreement. Copies of the merger agreement and the amendment are attached as Annexes A and B to this proxy statement and are incorporated in this proxy statement by reference.

General Description of the Merger

      Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of Tremisis, will merge with and into RAM and RAM will be the surviving entity and a wholly owned subsidiary of Tremisis. The separate corporate existence of Merger Sub shall cease. Tremisis will be renamed RAM Energy Resources, Inc. after completion of the merger. Holders of all the issued and outstanding shares of common stock of RAM will receive 25,600,000 shares of Tremisis common stock and $30 million in cash, or such lesser amount as may be available in the trust account after payment to the owners of Tremisis common stock voting against the merger and demanding conversion. After the completion of the merger, the RAM Stockholders will own approximately 77% of Tremisis's common stock, assuming that no Tremisis stockholders seek conversion of their Tremisis stock into their pro rata share of the trust fund.

Pre-Closing RAM Dividends/Redemption

      The merger agreement provides that, prior to the closing of the merger, RAM is authorized to declare and pay one normal quarterly dividend to its stockholders in the amount of $500,000, and to either declare a one-time extraordinary dividend, or redeem a portion of its outstanding common stock, in an aggregate amount up to the difference between $40 million and the amount of cash consideration to be received by the RAM Stockholders in the merger. The payment and amount of the pre-closing dividend/redemption will be dependent on the amount of cash available to RAM for making such payments.

Background of the Merger

      The terms of the merger agreement are the result of arm's-length negotiations between representatives of Tremisis and RAM. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

      Tremisis was formed on February 5, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the energy or the environmental industry and their related infrastructures. Tremisis completed its IPO on May 18, 2004, raising net proceeds of approximately $34,163,000. Of these net proceeds, $33,143,000 were placed in a trust account immediately following the IPO and, in accordance with Tremisis's certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Tremisis. Tremisis must liquidate unless it has consummated a business combination by May 18, 2006. As of September 30, 2005, approximately $34,117,691 was held in deposit in the trust account.

      Promptly following Tremisis's IPO, we contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms and other firms specializing in our target industries, as well as current and former senior executives of energy and environmental companies with whom we have worked in the past. Through these efforts, we identified and reviewed information with respect to more than 50 merger opportunities.

      By June 2005, we had entered into substantial discussions with a few companies, including the type and amount of consideration to be provided relative to a potential transaction. One of these companies was provided with a preliminary letter of intent. For a number of reasons, including an inability to agree on valuation, unfavorable issues identified in our due diligence process, lack of progress on the anticipated growth of the target company, perceived issues with the overall structure of a transaction, as well as accounting and regulatory issues, none of these opportunities proved to be satisfactory candidates for a merger.

      In April 2005, Tremisis was introduced to RAM by Ronald Ormand, an investment banker for WestLB. On April 19, 2005, Mr. Coben, our Chairman and CEO, and Mr. Kier, our Treasurer, met in the Tremisis offices with Mr. Ormand and Mr. Larry Lee, President and CEO of RAM. Both Tremisis and RAM described their respective companies. On April 14, 2005, a confidentiality agreement was executed and a substantial amount of information was exchanged. On June 13, 2005, Messrs. Coben and Kier met with Messrs. Lee and Ormond as well as other senior executives and advisors of RAM at RAM's headquarters in Tulsa, Oklahoma. During this meeting, Mr. Coben and Mr. Lee discussed the valuation parameters of a potential transaction. Shortly following this meeting, Tremisis retained certain advisors who are specialists in the oil and gas exploration and production industry to assist in its due diligence of RAM, which commenced in late June 2005. These due diligence efforts accelerated after receipt of June 30th financial results and updated reserve report. We and our advisors continued to gather, review and evaluate due diligence information. Numerous telephone conversations were held between Tremisis and RAM and their advisors, and certain of Tremisis's advisors visited the RAM headquarters in Tulsa in August 2005. On August 25, 2005, we entered into a letter of intent with RAM and commenced negotiation of a definitive merger agreement.

      Within days of executing the letter of intent, we delivered to RAM an extensive due diligence request list. Simultaneously, we worked with our counsel to prepare a first draft of the merger agreement. We also retained Gilford Securities to render an opinion that the consideration to be paid in the merger is fair to our stockholders, and to opine that the fair market value of RAM is at least 80% of our net assets.

      A meeting was held in RAM's Tulsa offices on September 14, 2005 among Mr. Coben, Mr. Lee and the late William Talley, then Chairman of RAM, and RAM's advisors. On September 15, 2005, Messrs. Coben, Lee and Larry Rampey, a RAM Senior Vice President, traveled to see certain of RAM's properties. In mid-September, we delivered the first draft of the merger agreement to RAM, which resulted in additional discussions and negotiations of various aspects of the proposed business combination. Succeeding drafts of the transaction documents were prepared in response to comments and suggestions of the parties and their counsel, with management and counsel for both companies engaging in numerous telephonic conferences and negotiating sessions. Included in the various transaction documents were an Escrow Agreement, Voting Agreement, Lock-Up Agreement, Registration Rights Agreement and an Employment Agreement for Mr. Lee.

      During August, September and October 2005, Mr. Coben contacted our other three directors on numerous occasions both individually and jointly on telephonic conference calls to discuss the transaction and to describe the status of negotiations. On September 22, 2005, we held a formal meeting of our board of directors to discuss the proposed business combination with RAM. Messrs. Coben, Kier, Jon Schotz and David Preiser, constituting all of our directors, were present at the meeting. Also present, by invitation, were Noah Scooler (in person) and David Miller (telephonically) of Graubard Miller, our general counsel. Prior to the meeting, copies of the most recent drafts of the significant transaction documents were delivered to the directors in connection with their consideration of the proposed business combination with RAM, including the Agreement and Plan of Merger, Escrow Agreement, Voting Agreement, Lock-Up Agreement, the Registration Rights Agreement and the Employment Agreement for Mr. Lee. The directors had also been given copies of the various schedules to the merger agreement in their then current forms, including RAM's disclosure schedule. A presentation regarding due diligence of RAM's properties was made by William Anderson, an advisor to the company on matters relating to the oil and gas exploration and production industry. Mr. Robert Maley of Gilford Securities made a presentation regarding the fairness of the consideration to be paid in the merger. Our board asked numerous questions of Mr. Anderson and Mr. Maley, each of whom was present only during their respective presentations. The board also discussed the proposed charter amendments and stock option plan.

      On October 3, 2005, a formal telephonic meeting of the board of directors was held. All directors attended, as did, by invitation, David Miller and Noah Scooler of Graubard Miller. Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to the directors. Mr. Anderson made another presentation regarding the due diligence of RAM's properties. Mr. Maley advised the board that it was the opinion of Gilford Securities that the consideration to be paid in the merger was fair to our stockholders, and that the fair market value of RAM is at least 80% of our net assets. Mr. Maley detailed for the board the analysis performed by Gilford and made a presentation concerning how Gilford had arrived at its opinion. Mr. Maley discussed at length with our board the different analyses used to determine whether or not the merger consideration to be paid by us was fair from a financial point of view to our stockholders, as well as to determine the fair market value of RAM. Our board asked numerous questions of Mr. Anderson and Mr. Maley, each of whom was present only during their respective presentations. Our board of directors then had considerable discussion concerning the merger. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the merger agreement, the charter amendments and the incentive compensation plan to the stockholders. For a more detailed description of the Gilford Securities fairness opinion, see "The Merger Proposal - Fairness Opinion" on page 50.

      A few more telephonic meetings among Tremisis, RAM and their advisors were conducted in early and mid October 2005 to finalize the transaction documents.

      The merger agreement was signed on October 20, 2005. Immediately thereafter, Tremisis issued a press release and, on October 26, 2005, filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the terms of the merger agreement.

      On November 11, 2005, the merger agreement was amended to fix the number of Tremisis shares to be issued to the RAM Stockholders in the merger at 25,600,000 and to exclude from the limitation on indebtedness for borrowed money at closing certain expenses incurred by RAM in refinancing its existing credit facility. Immediately thereafter, Tremisis issued a press release and, on November 14, 2005, filed a Current Report on Form 8-K announcing the amendment to the merger agreement, discussing the terms of the amendment and announcing RAM's third quarter operating results and proved reserves as of September 30, 2005.

Tremisis's Board of Directors' Reasons for the Approval of the Merger

      The final agreed-upon consideration in the merger agreement was determined by several factors. Tremisis's board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of the board in order to determine that the consideration to be paid to RAM was reasonable and that the merger was in the best interests of Tremisis's stockholders.

      Tremisis conducted a due diligence review of RAM that included an industry analysis, a description of RAM' existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration. During its negotiations with RAM, Tremisis did not receive services from any financial advisor.

      The Tremisis board of directors concluded that the merger agreement with RAM is in the best interests of Tremisis's stockholders. The Tremisis board of directors obtained a fairness opinion prior to approving the merger agreement.

      The Tremisis board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the Tremisis board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Tremisis board may have given different weight to different factors.

      In considering the merger, the Tremisis board of directors gave considerable weight to the following factors:

      RAM's attractive stable asset base and high potential for future growth

      Important criteria to Tremisis's board of directors in identifying an acquisition target were that the company have established business operations, that it was generating current revenues and EBITDA, and that it have what the board believes to be a potential to experience rapid additional growth. Tremisis's board of directors believes that RAM's diverse and long-lived portfolio of proven developed reserves, its inventory of proved undeveloped drilling locations, and its acreage position in emerging resource plays in the Barnett and Woodford shales in Texas made RAM an attractive merger candidate.

      The experience of RAM's management

      Another important criteria to Tremisis's board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. Tremisis's board of directors believes that RAM's management has significant experience in the oil and gas exploration and production industry, as demonstrated by RAM's ability to develop new and profitable business opportunities and operations.

      RAM's ability to execute its business plan after the merger using its own available cash resources since the cash held in our trust account will be used to pay a part of the merger consideration to the RAM Stockholders and to Tremisis's public stockholders who vote against the merger and exercise their conversion rights

      Tremisis's board of directors considered the fact that a majority of the cash in its trust account will be paid to the RAM Stockholders in the merger and to Tremisis's stockholders who exercise their conversion rights and will not be available to fund working capital requirements following the merger. Tremisis's board of directors believes that RAM has the financial capabilities to execute its business plan after the merger using its own available cash resources.

      Satisfaction of 80% Test

      It is a requirement that any business acquired by Tremisis have a fair market value equal to at least 80% of Tremisis's net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of RAM generally used to approve the transaction, the Tremisis board of directors determined that this requirement was met. The board determined that consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of Tremisis and its stockholders and appropriately reflected RAM's value. The Tremisis board of directors believes because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of RAM met this requirement. However, Tremisis has also received an opinion from Gilford Securities Incorporated that the 80% test has been met.

      Interest of Tremisis's directors and officers in the merger

      In considering the recommendation of the board of directors of Tremisis to vote for the proposals to approve the merger agreement, the certificate of incorporation amendments and the equity compensation plan proposal, you should be aware that certain members of the Tremisis board have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Tremisis stockholders generally. In particular:

      o if the merger is not consummated by May 18, 2006, Tremisis will be liquidated. In such event, the shares of common stock held by Tremisis's directors and officers that were acquired before the IPO would be worthless because Tremisis's directors and officers are not entitled to receive any of the liquidation proceeds. Moreover, the Tremisis officers and directors have purchased warrants in the public market, all of which will become worthless if the merger is not consummated, and

      o if Tremisis liquidates prior to the consummation of a business combination, Mr. Lawrence S. Coben, Tremisis's Chairman and Chief Executive Officer, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by Tremisis for services rendered or products sold to Tremisis, or to any target business, to the extent such debts and obligations are not covered by Tremisis's assets, excluding amounts in the trust fund.

Recommendation of Tremisis's Board of Directors

      After careful consideration, Tremisis's board of directors determined unanimously that each of the merger agreement, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan is fair to and in the best interests of Tremisis and its stockholders. Tremisis's board of directors has approved and declared advisable the merger, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan and unanimously recommends that you vote or give instructions to vote "FOR" each of the proposals to adopt the merger, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan.

      The foregoing discussion of the information and factors considered by the Tremisis board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Tremisis board of directors.

Fairness Opinion

      o Gilford made a presentation to our board of directors on September 22, 2005 and subsequently delivered its written opinion to the board of directors, which stated that, as of September 22, 2005, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of RAM is at least equal to 80% of our net assets. The amount of the merger consideration was determined pursuant to negotiations between us and RAM and not pursuant to recommendations of Gilford. The full text of the written opinion of

            Gilford is attached as Annex D and is incorporated by reference into this proxy statement. You are urged to read the Gilford opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Gilford in rendering its opinion. The summary of the Gilford opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

      o The Gilford opinion is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the merger.

      o Gilford was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the merger, and other alternatives to the merger that might exist for us.

      In arriving at its opinion, Gilford took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Gilford:

      o     reviewed the merger agreement;

      o reviewed publicly available financial information and other data with respect to Tremisis, including the Annual Report on Form 10-KSB for the year ended December 31, 2004, the Form 10-QSBs filed on May 16 and August 15, 2005, and the Registration Statement on Form S-1 filed on March 12, 2004, and amendments thereto;

      o reviewed financial and other information with respect to RAM, including its annual report for the year 2004, which included financial statements for the years ended December 31, 2003 and 2004, the Pro Forma Combined Statements of Operations for the years ended December 31, 2003 and 2004 taking into account the acquisition of WG Energy Holdings, Inc, the draft unaudited financial statements for the six months ended June 30, 2004, the RAM reserve reports as of June 30, 2005 and other financial information and projections prepared by RAM management and its advisors;

      o considered the historical financial results and present financial condition of both Tremisis and RAM;

      o reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to RAM; and

      o reviewed and analyzed the cash flows of RAM and prepared a discounted cash flow analysis.

      Gilford also performed such other analyses and examinations as it deemed appropriate and held discussions with Tremisis and RAM's senior management in relation to certain financial and operating information furnished to Gilford, including financial analyses with respect to their respective businesses and operations.

      In arriving at its opinion, Gilford relied upon and assumed the accuracy and completeness of all of the financial and other information that was made available to Gilford without assuming any responsibility for any independent verification of any such information. Further, Gilford relied upon the assurances of Tremisis and RAM's management that they were not aware of any facts that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Gilford assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Gilford did not make a physical inspection of the properties and facilities of Tremisis and RAM and did not make or obtain any evaluations or appraisals of either company's assets and liabilities (contingent or otherwise). In addition, Gilford did not attempt to confirm whether Tremisis and RAM had good title to their respective assets. Gilford assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Gilford assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to our stockholders.

      Gilford's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 22, 2005. Accordingly, although subsequent developments may affect its opinion, Gilford has not assumed any obligation to update, review or reaffirm its opinion.

      In connection with rendering its opinion, Gilford performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Gilford was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Gilford did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to our stockholders. Further, the summary of Gilford's analyses described below is not a complete description of the analyses underlying Gilford's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Gilford made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Gilford may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Gilford's view of the value of RAM's assets. The estimates contained in Gilford's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Gilford's analyses and estimates are inherently subject to substantial uncertainty. Gilford believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Gilford in connection with the preparation of its opinion.

      The analyses performed were prepared solely as part of Gilford's analysis of the fairness, from a financial point of view, of the merger consideration to our stockholders, and were provided to our board of directors in connection with the delivery of Gilford's opinion. The opinion of Gilford was just one of the many factors taken into account by our board of directors in making its determination to approve the merger, including those described elsewhere in this proxy statement/prospectus.

Valuation Overview

      Based upon a review of the historical and projected financial data and certain other qualitative data for RAM, Gilford utilized several valuation methodologies and analyses to determine ranges of values. Gilford utilized the comparable company, discounted cash flow and the comparable transaction analyses (all of which are discussed in more detail below) for the valuation of RAM.

      Gilford equally weighted the three approaches and arrived at an indicated equity value range for RAM of approximately $295.3 million to approximately $372.1 million.

      Gilford noted that the proposed acquisition consideration of approximately $300 million for RAM was at the low end of the indicated equity value range for RAM of approximately $295.3 million to approximately $372.1 million.

Comparable Company Analysis

      Gilford utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guidelines or comparable company statistics and developing valuation metrics based on prices at which stocks of similar companies are trading in a public market.

      The selected comparable company analysis is based on a review and comparison of the trading multiples of publicly traded companies that are similar with respect to business model, operating sector, size and target market. Gilford located 10 companies in the oil and natural gas exploration and production sector that it deemed comparable to RAM with respect to their industry sector, geographic location of projects, and operating model. All of the comparable companies engage in the exploration, development and production of onshore domestic oil and natural gas properties.

      o The financial information included market capitalization, total enterprise value ("TEV"), revenue, earnings before interest taxes depreciation and amortization ("EBITDA"), earnings per share ("EPS") and present value discounted at 10% ("PV - 10") reserves. The trading multiples included TEV/revenue, TEV/EBITDA, price/earnings and TEV/PV - 10 reserves.

      o 2005 & 2006 reported financial industry estimates were utilized as the most comparable based on RAM's WG Energy Holdings acquisition in December 2004 and the rapid pace of change of valuations in the oil & gas exploration & production sector.

      o The average of all the mean trading multiples (excluding high & low) implied a valuation of $383.79 million for RAM.

      o Removing the outliers from the mean trading multiples (excluding high & low) indicates a valuation range of $338.8 million (TEV/EBITDA 2005 multiple of 8.1x) to $429.30 million (TEV/EBITDA 2006 multiple of 6.0x).

Discounted Cash Flow Analysis

      A discounted cash flow, or DCF, analysis estimates value based upon a company's projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

      Utilizing projections provided by RAM management and their advisors, Gilford determined the net present value of the unlevered free cash flows for the years ended 2005-2019 to determine the enterprise value for RAM.

      To arrive at a present value, Gilford used discount rates ranging from 10.0%, 12.5% and 15.0%. This was based on an estimated weighted average cost of capital, or WACC, of 9.5%. Gilford used the remaining net present value of cash flows from proven reserves provided by consultants to Tremisis to determine a terminal value.

      Two DCF cases were analyzed using different commodity price assumptions.

      o DCF Case #1 - utilized flat commodity prices of $60.00 per Bbl of oil, $8.50 per Mcf of natural gas and $45.00 per Bbl of NGLs. This resulted in a DCF valuation for RAM of $364.3 million using a 10% discount rate; $321.8 million using a 12.5% discount rate; and $287.3 million using a 15% discount rate.

      o DCF Case #2 - utilized a percentage of the five year strip prices as of September 1, 2005, 98% per Bbl of oil, 90% per Mcf of natural gas and 70% per Bbl of NGLs. This resulted in a DCF valuation for RAM of $398.8 million using a 10% discount rate; $353.1 million using a 12.5% discount rate; and $316.04 million using a 15% discount rate.

Comparable Transaction Analysis

      A comparable transaction analysis is based on a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to RAM. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

      Gilford located eight transactions announced since May 2004 involving target companies in the oil & gas exploration and production sector that it deemed comparable to RAM with respect to their total transaction value, geographic location of projects (the "Comparable Transactions") and for which financial information was available.

      Gilford noted the following with respect to the Comparable Transactions:

      o Giflord reviewed reported mergers and acquisitions activity in the oil and natural gas exploration and production industry, during 2004 and through September 1, 2005, with target companies located in Texas, Louisiana, New Mexico and Oklahoma and transactions having a total transaction value between $200 million and $700 million.

      o Gilford reviewed eight transactions in order to compare the total transaction value to the proved reserves on Bcfe basis of the respective acquired companies. Gilford also reviewed a subset of three transactions from 2005 to analize the time sensitivity. The multiples were applied to RAM`s proved reserves on Bcfe basis for both the base and time adjusted cases.

      o Gilford determined that the ratio of the total transaction values to proved reserves from the three transactions from 2005 better reflected the trend of the mergers and acquisitions market in the oil and natural gas exploration and production industry in general and in this region specifically. The range of valuations for the transaction analysis was between $296.3 million (high) to $239.1 million (low) with a mean valuation of $268.3 million.


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

      o The average price of oil (West Texas Immitedate Crude, or WTI) for the third quarter of 2005 was 63.31 per Bbl of oil compared to $50.03 in first quarter 2005 and $53.22 in the second quarter of 2005, an increase of 27% and 19%, respectively. The average price of natural gas (NYMEX Henry Hub) in the third quarter of 2005 was $9.73 per Mmbtu compared to $6.50 in the first quarter of 2005 and $6.95 in the second quarter of 2005, an increase of 50% and 40%, respectively. (Source: Bloomberg, FirstEnergy)

      o Gilford believes that if these transactions were to take place in the current pricing environment, the reserve multiples would be 20% to 50% higher.

80% Test

      Tremisis's initial business combination must be with a target business whose fair market value is at least equal to 80% of Tremisis's net assets at the time of such acquisition.

      Gilford reviewed and estimated Tremisis's net assets at the close of the merger in comparison to RAM's indicated range of fair market value. Gilford noted that the fair market value of RAM exceeds 80% of Tremisis's net asset value. For the purposes of this analysis, Gilford assumed that fair market value is equivalent to equity value.

      For the purposes of the 80% test, Gilford utilized the stockholders' equity of Tremisis as of June 30, 2005 and expects that there will be no increase in this figure until the close of the merger.

      Based on the information and analyses set forth above, Gilford delivered its written opinion to our board of directors, which stated that, as of September 22, 2005, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of RAM is at least equal to 80% of our net assets. Gilford is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Gilford because it is a recognized investment banking firm that has substantial experience in similar matters. Gilford has received a fee of $75,000 in connection with the preparation and issuance of its opinion and will reimburse Gilford for its reasonable out-of-pocket expenses, including attorneys' fees. In addition, we have agreed to indemnify Gilford for certain liabilities that may arise out of the rendering of its opinion. Gilford does not beneficially own any interest in either Tremisis or RAM and has not provided either company with any other services.

Material Federal Income Tax Consequences of the Merger

      The following section is a summary of the material United States federal income tax consequences of the merger to holders of Tremisis common stock and to holders of RAM common stock. This discussion addresses only those Tremisis and RAM security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the
Code), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

      o     financial institutions;

      o     investors in pass-through entities;

      o     tax-exempt organizations;

      o     dealers in securities or currencies;

      o traders in securities that elect to use a mark to market method of accounting;

      o persons that hold Tremisis or RAM common stock as part of a straddle, hedge, constructive sale or conversion transaction;

      o     persons who are not citizens or residents of the United States; and

      o stockholders who acquired their shares of RAM common stock through the exercise of an employee stock option or otherwise as compensation.

      The following is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

      Neither Tremisis nor RAM intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Tax Consequences of the Merger to RAM stockholders.

      The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a consequence:

      o no gain or loss will be recognized by stockholders of RAM who receive shares of Tremisis common stock in the merger, except that with respect to the cash received by stockholders of RAM, such cash will be taxed as a dividend to the extent RAM has accumulated earnings and profits and as capital gain to the extent RAM has no accumulated earnings and profits for federal income tax purposes;

      o the aggregate tax basis of the Tremisis common stock received in the merger will be equal to the aggregate tax basis of the RAM common stock for which it is exchanged; and

      o the holding period of Tremisis common stock received by the RAM Stockholders in the merger will include the holding period of the RAM common stock for which it is exchanged.

Tax Consequences of the Merger to Tremisis stockholders.

      No gain or loss will recognized by stockholders of Tremisis if their conversion rights are not exercised.

      A stockholder of Tremisis who exercises conversion rights and effects a termination of the stockholder's interest in Tremisis will generally be required to recognize gain or loss upon the exchange of that stockholder's shares of common stock of Tremisis for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder's shares of Tremisis common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of Tremisis common stock is more than one year.

Tax Consequences of the Merger Generally to Tremisis and RAM.

      No gain or loss will be recognized by Tremisis or RAM as a result of the merger.

      This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal tax consequences of the merger. This discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Anticipated Accounting Treatment

      The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Tremisis will be treated as the "acquired" company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of RAM issuing stock for the net monetary assets of Tremisis, accompanied by a recapitalization. The net monetary assets of Tremisis will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of RAM will be carried forward after the merger. Operations prior to the merger will be those of RAM.

Regulatory Matters

      The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger proposal.

                              THE MERGER AGREEMENT

      The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, and the amendment to the merger agreement, copies of which are attached as Annexes A and B to this proxy statement, and are incorporated by reference. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General; Structure of Merger

      On October 20, 2005, Tremisis entered into a merger agreement with RAM and the RAM Stockholders. The merger agreement was amended on November 11, 2005. Merger Sub, a wholly owned subsidiary of Tremisis, formed to effectuate the merger by merging with and into RAM, is also a party to the merger agreement. RAM will be the surviving corporation in the merger and, as a result, will be a wholly owned subsidiary of Tremisis through an exchange of all the issued and outstanding shares of capital stock of RAM for cash and shares of common stock of Tremisis.

      The RAM Stockholders approved and adopted the merger agreement, as amended, and the transactions contemplated thereby by virtue of the execution of the merger agreement and the amendment. Accordingly, no further action is required to be taken by RAM Stockholders to approve the merger.

Closing and Effective Time of the Merger

      The closing of the merger will take place promptly following the satisfaction of the conditions described below under "The Merger Agreement -- Conditions to the Closing of the Merger," unless Tremisis and RAM agree in writing to another time. The merger is expected to be consummated in the first quarter of 2006.

Name; Headquarters; Stock Symbols

      After completion of the merger:

      o     the name of Tremisis will be RAM Energy Resources, Inc.;

      o the corporate headquarters and principal executive offices will be located at 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, which is RAM's corporate headquarters; and

      o Tremisis and RAM will cause the common stock, warrants and units outstanding prior to the merger, which are traded on the OTCBB, to continue trading on the OTCBB or quoted on Nasdaq. In the event Tremisis's common stock, warrants and units are quoted on Nasdaq at the time of the closing, the symbols will change to ones determined by the board of directors and the trading medium that are reasonably representative of the corporate name or business of Tremisis.

Merger Consideration

      Pursuant to the merger agreement, the holders of securities of RAM outstanding immediately before the merger will receive, in exchange for such securities, 25,600,000 shares of Tremisis common stock and $30 million in cash, or such lesser amount as may be available in the trust account after payment to the owners of Tremisis common stock voting against the merger and demanding conversion. Immediately following the Merger, the RAM Stockholders will own approximately 77% of the total issued and outstanding Tremisis common stock, assuming that no Tremisis stockholders seek conversion of their Tremisis stock into their pro rata share of the trust fund. Unless otherwise indicated, this proxy statement assumes that 25,600,000 shares are issued in the merger.

Pre-Closing RAM Dividends/Redemption

      The merger agreement provides that prior to the closing of the merger, RAM is authorized to declare and pay one normal quarterly dividend to its stockholders in the amount of $500,000, and to either declare a one-time extraordinary dividend, or redeem a portion of its outstanding common stock, in an aggregate amount of up to the difference between $40 million and the amount of cash consideration to be received by the RAM Stockholders in the merger. The payment and amount of the pre-closing dividend/redemption will be dependent on the amount of cash available to RAM for making such payments.

Escrow Agreement

      Of the shares to be issued to the RAM Stockholders, 3,200,000 shares, or 12.5%, will be placed in escrow to secure the indemnity rights of Tremisis under the merger agreement and will be governed by


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

the terms of an escrow agreement. The escrow agreement is attached as Annex G hereto. We encourage you to read the escrow agreement in its entirety.

Lock-Up Agreement

      The RAM Stockholders have entered into a lock-up agreement to not sell or otherwise transfer any of the shares of common stock of Tremisis that they receive in the merger until the six-month anniversary of the consummation of the merger, and no more than 50% of such shares during the following six months, subject to certain exceptions. In addition, if any shares held by the Tremisis Inside Stockholders that were placed in escrow in connection with the IPO are released on an accelerated basis from such escrow, the shares subject to the lock-up agreement will be released from the restrictions thereof on the same accelerated schedule.

Employment Agreement

      A condition to the closing of the merger agreement is that Larry E. Lee, RAM's current president and chief executive officer, shall enter into employment agreement with Tremisis upon the consummation of the merger. The employment agreement is attached as Annex H hereto. For a summary of the employment agreement, see the section entitled "Employment Agreement" beginning on page
126. We encourage you to read the employment agreement in its entirety.

Election of Directors; Voting Agreement

      The RAM Stockholders, on the one hand, and Lawrence S. Coben and Isaac Kier of Tremisis, on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other's designees to Tremisis's board of directors through the election in 2008 as follows:

      o in the class to stand for reelection in 2006 - - Larry E. Lee and Sean P. Lane;

      o     in the class to stand for reelection in 2007 - - Gerald R. Marshall;

      o     in the class to stand for reelection in 2008 - - John M. Reardon.

      Pursuant to the merger agreement, the RAM Stockholders will designate three directors and Messrs. Coben and Kier will designate one director. Messrs Lee, Marshall and Reardon are currently directors of RAM and are designees of the RAM Stockholders. Mr. Lane is the designee of Messrs. Coben and Kier. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

      Tremisis's directors do not currently receive any cash compensation for their services as members of the board of directors. However, in the future, non-employee directors may receive certain cash fees and stock awards that the Tremisis board of directors may determine to pay.

Registration Rights Agreement

      Pursuant to the merger agreement, Tremisis and the RAM Stockholders will enter into a registration rights agreement to provide the RAM Stockholders with certain rights relating to the registration of shares of Tremisis common stock that they will receive upon consummation of the merger. Under the registration rights agreements, the RAM Stockholders are afforded both demand and piggyback registration rights. The registration rights agreement is attached as Annex I hereto. We encourage you to read the registration rights agreement in its entirety.


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

Representations and Warranties

      The merger agreement contains representations and warranties of each of RAM and Tremisis relating, among other things, to:

      o     proper corporate organization and similar corporate matters;

      o     capital structure of each constituent company;

      o the authorization, performance and enforceability of the merger agreement;

      o     licenses and permits;

      o     taxes;

      o     financial information and absence of undisclosed liabilities;

      o holding of leases and ownership of other properties, including intellectual property;

      o     accounts receivable;

      o     inventory;

      o     contracts;

      o title to properties, including all oil and gas properties, and environmental condition thereof;

      o     title to and condition of other assets;

      o     absence of certain changes;

      o     employee matters;

      o compliance with laws, including environmental laws applicable to oil and gas properties and activities thereon;

      o     absence of litigation; and

      o     compliance with applicable provisions of securities laws.

      The RAM Stockholders have represented and warranted, among other things, as to their accredited investor status.

Covenants

      Tremisis and RAM have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed, subject to certain exceptions, to continue to operate their respective businesses in the ordinary course prior to the closing and not to take the following actions without the prior written consent of the other party:

      o waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

      o grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

      o transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of RAM or Tremisis, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will RAM or Tremisis license on an exclusive basis or sell any intellectual property of the RAM or Tremisis, as applicable;

      o declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except that RAM is entitled to declare its regularly quarterly dividend to the RAM Stockholders (approximately $500,000 for the quarter ending December 31, 2005) and a one-time extraordinary dividend, or to redeem a portion of its outstanding common stock, in an aggregate amount of up to the difference between $40 million and the amount of cash consideration to be received by the RAM Stockholders in the merger;

      o purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of RAM and Tremisis, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof; to issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities except as provided in current outstanding warrants;

      o     amend its certificate of incorporation or bylaws;

      o except for routine acquisitions by RAM of oil and gas leases and related properties in the ordinary course of business, which includes acquisitions for a purchase price up to $20 million, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Tremisis or RAM, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

      o except for routine dispositions by RAM of oil and gas properties, which includes dispositions of properties having proved reserves with a present value of up to $20 million, sell, lease, license, encumber or otherwise dispose of any properties or assets, except
            (i) sales of services and licenses of software in the ordinary course of business consistent with past practice, (ii) sales of inventory in the ordinary course of business consistent with past practice, and (iii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

      o except with respect to advances under (i) RAM's existing senior secured credit facility, (ii) an overline facility obtained for the specific purpose of funding margin calls to secure RAM's hedging obligations, or (iii) any senior secured credit facility that replaces RAM's existing senior secured credit facility, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than purchase money debt in connection with the acquisition by RAM of vehicles, office equipment and operating equipment not exceeding $500,00 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Tremisis or RAM, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

      o adopt or amend any employee benefit plan, policy or arrangement, any employee merger or employee incentive compensation plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

      o pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously disclosed in financial statements to the other party in connection with the merger agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the RAM is a party or of which the RAM is a beneficiary or to which Tremisis is a party or of which Tremisis is a beneficiary, as applicable;

      o except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract of RAM or Tremisis, as applicable, or waive, delay the exercise of, release or assign any material rights or assign any material rights or claims thereunder;

      o except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

      o except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

      o engage in any action that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

      o make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

      o form, establish or acquire any subsidiary except as contemplated by the merger agreement;

      o permit any person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

      o make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

      o make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

      o enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

      o agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

      The merger agreement also contains additional covenants of the parties, including covenants providing for:

      o Tremisis to make or cause to be made at its expense such examination as it may desire of the title of RAM to any mineral property or owned real property;

      o the right of Tremisis, at its sole risk and expense, but with the cooperation and assistance of RAM to (i) enter all or any portion of RAM's mineral properties, its owned real properties or leased real properties and, individually, to inspect, inventory, test, investigate, study and examine the properties in any manner Tremisis reasonably determines to be warranted to verify the accuracy of certain of RAM's representations, (ii) conduct air, water or soil tests on the environmental properties and make such samples and borings and analysis as Tremisis may consider necessary and appropriate, (iii) conduct such other independent inspections, investigations, studies or examinations as may be necessary or appropriate in the sole judgment of Tremisis for the preparation of health, safety, environmental or other reports or assessments relating to the operation, use, maintenance, condition or status of the environmental properties, and their compliance with all applicable laws, regulations, ordinances, permits and license, and
            (iv)
            conduct an independent assessment of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition or status of the environmental properties;

      o the parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;

      o RAM to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

      o the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

      o     Tremisis to prepare and file this proxy statement;

      o the RAM Stockholders to release and forever discharge RAM and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages arising out of or resulting from such stockholder's status as a holder of an equity interest in RAM, and employment, service, consulting or other similar agreement entered into with RAM prior to the consummation of the merger agreement;

      o RAM and the RAM Stockholders to waive their rights to make claims against Tremisis to collect from the trust fund established for the benefit of the Tremisis stockholders who purchased their securities in Tremisis's IPO for any moneys that may be owed to them by Tremisis for any reason whatsoever, including breach by Tremisis of the merger agreement or its representations and warranties therein;

      o each officer and director of RAM and the RAM Stockholders to agree that he or it shall not, prior to the day that is one (1) year after the consummation of the merger, sell, transfer or otherwise dispose of an interest in any of the shares of Tremisis common stock he or it receives as a result of the merger other than as permitted pursuant to the lock-up agreement; and

      o Tremisis and RAM to use their reasonable best efforts to obtain the listing for trading on Nasdaq of Tremisis common stock and warrants. If such listing is not obtainable by the closing of the merger, Tremisis and RAM will continue to use their best efforts after closing of the merger to obtain such listing.

Conditions to Closing of the Merger

      General Conditions

      Consummation of the merger agreement and the related transactions is conditioned on the Tremisis stockholders, at a meeting called for these purposes, (i) adopting the merger agreement and approving the merger, (ii) approving the change of Tremisis's name, and (iii) approving the increase of the authorized shares of Tremisis's common stock from 30,000,000 to 100,000,000. The Tremisis stockholders will also be asked to adopt the incentive compensation plan and to approve the removal of all of the provisions of Article Sixth of Tremisis's certificate of incorporation other than the paragraph relating to Tremisis's staggered board of directors. The consummation of the merger is not dependent on the approval of either of such actions.

      In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

      o no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

      o Tremisis's stockholders have approved the merger agreement, the name change amendment and capitalization amendment;

      o holders of twenty percent (20%) or more of the shares of Tremisis common stock issued in Tremisis's IPO and outstanding immediately before the consummation of the merger shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Tremisis's certificate of incorporation;

      o the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party;

      o the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings; and

      o Tremisis's common stock being quoted on the OTCBB or approved for quotation on Nasdaq.

      RAM's Conditions to Closing

      The obligations of RAM to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

      o there shall have been no material adverse effect with respect to Tremisis since the date of the merger agreement;

      o RAM shall have received a legal opinion from Graubard Miller, counsel to Tremisis;

      o Tremisis shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the Trust Fund disbursed to Tremisis immediately upon the Closing; and

      o     the registration rights agreement shall be in full force and effect.

      Tremisis's Conditions to Closing

      The obligations of Tremisis to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

      o there shall have been no material adverse effect with respect to RAM since the date of the merger agreement;

      o an employment agreement between Tremisis and Larry E. Lee shall be in full force and effect;

      o Tremisis shall have received a legal opinion from McAfee & Taft A Professional Corporation, counsel to RAM;

      o Tremisis shall have received "comfort" letters from BDO Seidman, LLP and UHY Mann Frankfort Stein & Lipp CPAs, LLP dated the date of distribution of this proxy statement and the date of consummation of the merger with respect to certain financial statements and other financial information included herewith; and

      o the adjusted indebtedness of RAM, including certain of its subsidiaries, for borrowed money shall not exceed $125 million, excluding (i) any cash deposits posted by RAM as security in connection with outstanding RAM hedging contracts, (ii) the amount by which $30,000,000 exceeds the cash portion of the merger consideration paid to the RAM Stockholders, and (iii) an amount up to $6.0 million for aggregate fees, costs and expenses paid by RAM in connection with replacing, enhancing or improving its existing credit facilities.

Indemnification

      As the sole remedy for the obligation of the RAM Stockholders to indemnify and hold harmless Tremisis for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of RAM or in connection with an identified, existing action involving certain of RAM's subsidiaries and affiliates, there will deposited in escrow, until June 30, 2007, 3,200,000 shares (12.5% ) of the shares of Tremisis common stock issued to the RAM Stockholders upon consummation of the merger. Any indemnification payments shall be paid solely from the escrow shares, although RAM Stockholders shall have the right to substitute for the escrow shares that otherwise would be paid in satisfaction of a claim, cash in an amount equal to the fair market value of the shares to be paid for a claim. For purposes of satisfying an indemnification claim, shares of Tremisis common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid. Claims for indemnification may be asserted by Tremisis once the damages exceed $1,000,000 and are indemnifiable to extent that damages exceed $1,000,000; provided that claims for indemnification with respect to damages to Tremisis or RAM (post-merger) resulting from an identified, existing action involving certain of RAM's subsidiaries and affiliates, shall not be subject to such threshold. Claims arising from title defects or environmental issues relating to RAM's properties will not be indemnifiable since there is a mechanism provided by the merger agreement to reduce the consideration being paid to the RAM Stockholders in the merger for material title defects and adverse environmental conditions that are discovered prior to consummation of the merger.

      Any shares of Tremisis common stock remaining in escrow on June 30, 2007 shall be released to the RAM Stockholders, except those shares reserved against any claims arising prior to that date, including in connection with an identified, existing action involving certain of RAM's subsidiaries and affiliates if the claim has not been adjudicated, settled, dismissed or otherwise resolved in its entirety prior to such date, in such amounts and manner as prescribed in the escrow agreement.

      The determination to assert a claim for indemnification by Tremisis against the escrow shares will be made by Lawrence S. Coben, who currently is a member of Tremisis's board of directors. Larry E. Lee has been designated under the merger agreement to represent the interests of the stockholders of RAM with respect to claims for indemnification by Tremisis against such shares.

Termination

      The merger agreement may be terminated at any time, but not later than the closing as follows:

      o     by mutual written consent of Tremisis and RAM;

      o by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

      o by either party if the proxy statement has not been mailed to the record owners of Tremisis common stock on or before February 14, 2006;

      o by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

      o by either Tremisis or RAM if they are unable to agree as to the amount of adjustment to be made to the merger consideration with respect to adverse title conditions or environmental conditions that are not cured by the closing, as the closing may be extended in such circumstances;

      o by Tremisis if any RAM properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as result thereon the aggregate value of the properties, in Tremisis's good faith judgment, is reduced by an amount exceeding $1 million (net of insurance proceeds); or

      o by either party if, at the Tremisis stockholder meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Tremisis's common stock, or the holders of 20% or more of the shares issued in Tremisis's IPO exercise their conversion rights.

      In any event, the merger agreement will terminate if the merger has not been consummated by May 18, 2006.

      If Tremisis wrongfully fails or refuses to consummate the merger or RAM terminates the merger agreement because of a material breach by Tremisis of its covenants, representations or warranties that remains uncured 30 days after receipt of a notice of intent to terminate from RAM, and Tremisis consummates a merger or other business combination with another entity on or before May 18, 2006, Tremisis will be obligated to pay RAM, concurrently with the consummation of such other merger or business combination, a cash termination fee of $7,500,000, payment of which shall be in full satisfaction of all other rights of RAM for damages under the merger agreement or otherwise. If permitted under the applicable law, either RAM or Tremisis may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. We cannot assure you that all of the conditions will be satisfied or waived.

Effect of Termination

      In the event of proper termination by either Tremisis or RAM, the merger agreement will become void and have no effect, without any liability or obligation on the part of Tremisis or RAM, except that:

      o the confidentiality obligations set forth in the merger agreement will survive;

      o the waiver by RAM and the RAM Stockholders of all rights against Tremisis to collect from the trust account any moneys that may be owed to them by Tremisis for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that neither RAM nor the RAM Stockholders will seek recourse against the trust account for any reason whatsoever, will survive;

      o the rights of the parties to bring actions against each other for breach of the merger agreement will survive;

      o the requirement of Tremisis to pay to RAM a cash termination fee of $7,500,000 under the circumstances as described above, will survive; and

      o the fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Fees and Expenses

      All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger agreement is consummated. If the merger is consummated, the fees and expenses of RAM will be paid from the working capital of the combined companies.

      RAM entered into a Financial Advisory Mandate Letter dated August 25, 2005 with WestLB AG, whereby RAM engaged WestLB to serve as its exclusive financial advisor in connection with the merger. RAM will pay to WestLB a fee of approximately $2.9 million upon consummation of the merger.

Confidentiality; Access to Information

      Tremisis and RAM will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. Tremisis and RAM will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendment

      The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. The merger agreement was amended on November 11, 2005 to fix the number of Tremisis shares to be received by the RAM Stockholders at 25,600,000 and to exclude from the limitation on indebtedness for borrowed money at closing certain expenses incurred by RAM in refinancing its existing credit facility.

Extension; Waiver

      At any time prior to the closing, any party to the merger agreement may, in writing, to the extent legally allowed:

      o extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

      o waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

      o waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

      Public Announcements

      Tremisis and RAM have agreed that until closing or termination of the merger agreement, the parties will:

      o cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and

      o not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Arbitration

      Any disputes or claims arising under or in connection with merger agreement or the transactions contemplated thereunder will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand with the American Arbitration Association ("AAA"). The arbitration will be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. Each party consents to the exclusive jurisdiction of the federal and state courts located in the State of Oklahoma, Oklahoma or Tulsa County, for such purpose. The arbitration shall be conducted in Dallas, Texas. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator shall be assessed against the losing party.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

      The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of RAM and the historical balance sheet of Tremisis as of September 30, 2005, giving effect to the merger pursuant to the merger agreement as if the merger had been consummated on September 30, 2005 and treated as a Recapitalization of RAM.

      We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the unaudited financial statements of RAM and Tremisis as of September 30, 2005. Neither RAM nor Tremisis assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the RAM audited and unaudited financial statements and related notes included elsewhere in this proxy statement and the Tremisis audited and unaudited financial statements included elsewhere in this proxy statement.

      The following information should be read in conjunction with the pro forma condensed consolidated financial statements:

      o accompanying notes to the unaudited pro forma condensed balance sheet;

      o separate historical consolidated financial statements of RAM for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005 included elsewhere in this document; and

      o separate historical financial statements of Tremisis for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005 included elsewhere in this document.

      The unaudited pro forma condensed consolidated balance sheet at September 30, 2005 has been prepared using two different levels of assumptions with respect to the Tremisis stockholders, as follows:

      o Assuming No Conversions: This presentation assumes that no stockholders of Tremisis seek to convert their shares into a pro rata share of the trust account; and

      o Assuming Maximum Conversions: This presentation assumes stockholders of Tremisis owning 19.99% of the stock sold in the IPO seek conversion.

      The assets and liabilities of Tremisis have been presented at their historical cost (which is considered to be the equivalent of estimated fair value) with no goodwill or other intangible assets recorded and no increment in stockholders' equity.

                   Unaudited Pro Forma Condensed Balance Sheet
                             Assuming No Conversions

                              At September 30, 2005
                                 (In thousands)

                                                          Ram          Tremisis     Adjustments         Pro forma
                                                          ---          --------     -----------         ---------
Assets
------
Current assets
    Cash and cash equivalents                          $   1,753      $     499      $  (1,167)    (1)   $  1,085
    US Gov't securities held in Trust Fund                               34,060        (34,060)    (1)         --
    Accrued interest receivable, Trust Fund                                  58            (58)    (1)         --
    Other current assets                                   7,982             11             --              7,993
                                                       ---------      ---------      ---------           --------
        Total current assets                               9,735         34,628        (35,285)             9,078
Property and equipment, net                              129,120             10             --            129,130
Other assets                                               2,270             85            (85)    (1)      2,270
                                                       ---------      ---------      ---------           --------
        Total assets                                   $ 141,125      $  34,723      $ (35,370)          $140,478
                                                       =========      =========      =========           ========

Liabilities and stockholders' (deficit) equity
----------------------------------------------
Total current liabilities, excluding current
  portion of long-term debt                            $  14,833      $     253      $      --           $ 15,086
Long term debt, including current portion                117,301             --          9,130     (1)    126,431
Deferred and other non-current income taxes               21,173             --             --             21,173
Liability for asset retirement obligation                  6,873             --             --              6,873
Common stock subject to possible conversion                               6,820         (6,820)    (2)         --
Derivative liability                                       5,432             --             --              5,432
Other long term liabilities                                2,006             --             --              2,006
Common stock                                                  23              1            (20)    (3)          4
Additional paid-in capital                                    73         27,367            (73)    (3)     29,687
                                                                                         6,820     (2)
                                                                                        (4,500)    (1)
Earnings accumulated during development stage                               282           (282)    (3)         --
Accumulated (deficit)                                    (26,589)            --        (39,625)    (3)    (66,214)
                                                       ---------      ---------      ---------           --------
Stockholders (deficit) equity                            (26,493)        27,650        (37,680)           (36,523)
                                                       ---------      ---------      ---------           --------
        Total liabilities and (deficit) equity         $ 141,125      $  34,723      $ (35,370)          $140,478
                                                       =========      =========      =========           ========

See notes to unaudited pro forma condensed consolidated balance sheets.

                   Unaudited Pro Forma Condensed Balance Sheet
                          Assuming Maximum Conversions

                              At September 30, 2005
                                 (In thousands)

                                                          Ram          Tremisis     Adjustments         Pro forma
                                                          ---          --------     -----------         ---------
Assets
------
Current assets
    Cash and cash equivalents                          $   1,753      $     499      $  (1,167)    (4)  $   1,085
    US Gov't securities held in Trust Fund                               34,060        (34,060)    (4)         --
    Accrued interest receivable, Trust Fund                                  58            (58)    (4)         --
    Other current assets                                   7,982             11             --              7,993
                                                       ---------      ---------      ---------          ---------
        Total current assets                               9,735         34,628        (35,285)             9,078
Property and equipment, net                              129,120             10             --            129,130
Other assets                                               2,270             85            (85)    (4)      2,270
                                                       ---------      ---------      ---------          ---------
        Total assets                                   $ 141,125      $  34,723      $ (35,370)         $ 140,478
                                                       =========      =========      =========          =========

Liabilities and stockholders' (deficit) equity
----------------------------------------------
Total current liabilities, excluding current
  portion of long-term debt                            $  14,833      $     253      $      --          $  15,086
Long term debt, including current portion                117,301             --         15,950     (4)    133,251
Deferred and other non-current income taxes               21,173             --             --             21,173
Liability for asset retirement obligation                  6,873             --             --              6,873
Common stock subject to possible conversion                               6,820         (6,820)    (4)         --
Derivative liability                                       5,432             --             --              5,432
Other long term liabilities                                2,006             --             --              2,006
Common Stock                                                  23              1            (20)    (5)          4
Additional Paid-In Capital                                    73         27,367            (73)    (5)     22,867
                                                                                        (4,500)    (4)
Earnings accumulated during development stage                               282           (282)    (5)         --
Stockholders (deficit) equity                            (26,589)            --        (39,625)    (5)    (66,214)
                                                       ---------      ---------      ---------          ---------
Stockholders (deficit) equity                            (26,493)        27,650        (44,500)           (43,343)
                                                       ---------      ---------      ---------          ---------
        Total liabilities and (deficit) equity         $ 141,125      $  34,723      $ (35,370)         $ 140,478
                                                       =========      =========      =========          =========

See notes to unaudited pro forma condensed consolidated balance sheets.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

Assuming no conversions

(1) $ 34,060  Conversion of US Government securities held in Trust Fund into unrestricted cash.
          58 Conversion of accrued interest receivable, Trust Fund into unrestricted cash.
       9,130 Schedule 4.1 to the Merger Agreement allows RAM to redeem any number of its outstanding shares for an amount representing the difference between $40.0 million and the aggregate cash paid as part of the merger consideration. In order to accomplish this redemption, additional indebtedness must be incurred.
     (40,000) Payment for all outstanding shares of RAM, plus issuance of
              25,600,000 shares to the RAM shareholders.
      (4,415) Payment of fees to investment banker, attorneys, and accountants, -------- net of $85 on Tremisis' books at September 30, 2005.
     ($1,167) Total adjustments to Cash

     (34,060) Conversion of US Government securities held in Trust Fund into unrestricted cash.
         (58) Conversion of accrued interest receivable, Trust Fund into unrestricted cash.
       9,130 Additional indebtedness in order to accomplish redemption of RAM shares.
      (4,300) Reduction of additional paid-in capital for payment of fees to investment banker, attorneys, and accountants.

(2)   (6,820) Reclassification of common stock subject to possible conversion to paid-in capital.
       6,820 Reclassification of common stock subject to possible conversion to paid-in capital.

(3)      (20) Common stock
         (73) Additional paid-in capital
     (39,625) Additional paid-in capital
        (282) Transfer from earnings accumulated during development stage
    --------
    ($40,000) Total payment to RAM stockholders

Assuming maximum conversions

(4) $ 34,060  Conversion of US Government securities held in Trust Fund into unrestricted cash.
          58 Conversion of accrued interest receivable, Trust Fund into unrestricted cash.
      (6,820) Conversion of dissenting shares.
      15,950 Schedule 4.1 to the Merger Agreement allows RAM to redeem any number of its outstanding shares for an amount representing the difference between $40.0 million and the aggregate cash paid as part of the merger consideration. In order to accomplish this redemption, additional indebtedness must be incurred.
     (40,000) Payment for all outstanding shares of RAM, plus issuance of
              25,600,000 shares to the RAM shareholders.
      (4,415) Payment of fees to investment banker, attorneys, and accountants, -------- net of $85 on Tremisis' books at September 30, 2005.
     ($1,167) Total adjustments to Cash

     (34,060) Conversion of US Government securities held in Trust Fund into unrestricted cash.
         (58) Conversion of accrued interest receivable, Trust Fund into unrestricted cash.
      15,050 Additional indebtedness in order to accomplish redemption of RAM shares.
      (4,300) Reduction of additional paid-in capital for payment of fees to investment banker, attorneys, and accountants.

      (6,820) Reduction of common stock subject to possible conversion.

(5)      (20) Common stock
         (73) Additional paid-in capital
     (39,625) Additional paid-in capital
        (282) Transfer from earnings accumulated during development stage
    --------
    ($40,000) Total payment to RAM stockholders

                                RAM ENERGY, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

The following Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 reflects RAM's historical results, adjusted to give effect to each of the following transactions as though each had occurred on January 1, 2004:

      o The Divestiture. On April 29, 2004, RAM completed the sale of all of the outstanding capital stock of its wholly-owned subsidiary, RB Operating Company, or RBOC, for $22.5 million, and recorded a gain of $12.139 million on this sale. RAM applied approximately $17.9 million of the net sale proceeds to reduce the balance of its existing secured credit facility.

      o The Acquisition. On December 17, 2004, RAM acquired WG Energy Holdings, Inc. for a final purchase price of $82.6 million, of which $32.6 million was paid in cash, $24.5 million by the assumption of WG Energy's long-term debt and $14.4 million for the settlement of outstanding derivatives against WG's projected future production. The remaining $11.0 million was placed in escrow to secure payment of indemnity claims to which RAM may be entitled for any subsequently determined breach of representations and warranties in the merger agreement by WG Energy and for potential losses that may arise in connection with WG Energy's pending litigation. RAM financed the cash portion of the acquisition with funds obtained under a new $90.0 million senior secured credit facility.

The pro forma adjustments are based upon assumptions that management believes are reasonable. The Pro Forma Consolidated Statement of Operations does not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or results of operations for any future date or period. The pro forma information should be read in conjunction with RAM'S financial statements included elsewhere in this report.

                                RAM ENERGY, INC.
            Unaudited Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 2004
                (In thousands, except shares and per share data)

                                                         Historical               Adjustments
                                                   ---------------------  ----------------------------
                                                      RAM     RWG Energy  Divestiture      Acquisition      Pro forma
                                                   --------   ----------  -----------      -----------      ---------
                                                    Note A      Note B       Note C          Note D
 OPERATING REVENUES:
 Oil and natural gas sales                         $ 16,540    $ 31,995    ($ 2,302)  (1)   $ 10,967   (5)   $ 57,200
  Gain on sale of subsidiary or property             12,139       1,585     (12,139)          (1,585)  (6)       --
  Other                                                 338         228        --               --                566
  Realized and unrealized loss from
derivatives                                            (793)    (25,379)       --             14,412   (7)    (11,760)
                                                   --------    --------    --------         --------         --------
  Total operating revenues                           28,224       8,429     (14,441)          23,794           46,006
                                                   --------    --------    --------         --------         --------
OPERATING EXPENSES:
  Oil and natural gas production taxes                1,168       1,532        (214)  (1)       --              2,483
  Oil and natural gas production expenses             2,845      10,646        (100)  (1)       --             13,391
  Depreciation and amortization                       2,928       3,265        (408)  (1)      3,829   (8)      9,611
  Accretion expense                                      78        --            (8)  (1)       --                 70
  General and administrative expenses                 6,542       2,412          (3)  (1)     (1,781)  (9)      7,170
                                                   --------    --------    --------         --------         --------
  Total operating expenses                           13,555      17,855        (733)           2,048           37,725
                                                   --------    --------    --------         --------         --------
  Operating income (loss)                            14,669      (9,426)    (13,708)          21,746           13,281
                                                   --------    --------    --------         --------         --------
OTHER INCOME (EXPENSE):
  Interest expense net of interest income            (5,031)     (1,087)        358   (2)     (5,311)  (10)   (11,071)
                                                   --------    --------    --------         --------         --------
INCOME (LOSS) BEFORE INCOME TAXES                     9,638     (10,513)    (13,350)  (3)     16,435            2,210
                                                   --------    --------    --------         --------         --------
  Income tax provision (benefit)                      3,371        (962)     (5,073)  (4)      3,503   (11)       839
                                                   --------    --------    --------         --------         --------
  Net income (loss)                                $  6,267    ($ 9,551)   ($ 8,277)        $ 12,932         $  1,371
                                                   ========    ========    ========         ========         ========

EARNINGS (LOSS) PER SHARE
  Basic                                                                                                       $537.86
  Diluted                                                                                                     $518.93

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                                                                         2,549
  Diluted                                                                                                       2,642

 See notes to pro forma consolidated statement of operations on following page.

                                RAM ENERGY, INC.
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Note A ---

      The historical results of RAM are presented without benefit of the activities of RWG Energy, Inc. (formerly WG Energy Holdings, Inc.) for the period after acquisition on December 17, 2004 through December 31, 2004.

Note B ---

      The historical results of RWG Energy, Inc. are for the full year ended December 31, 2004.

Note C ---

      Adjustments include:

      (1) Reduction of RAM's historical consolidated oil and natural gas revenues and related costs for periods prior to the sale of its subsidiary, RBOC.

      (2) Reduction of RAM's interest expense to reflect $17.9 million reduction of indebtedness as of January 1, 2004.

      (3)   Elimination of gain on sale of subsidiary.

      (4)   Income tax effect of above adjustments to 38%.

Note D ---

      Adjustments include:

      (5) Elimination of historical realized derivative losses included in oil and gas sales by prior management of WG Energy.

      (6) Elimination of WG Energy's gain on sale of properties due to adoption of full cost method of accounting.

      (7) Elimination of realized future derivative losses paid at closing of WG Acquisition.

      (8) Adjustment of depreciation and amortization to reflect changes in the asset values after acquisition:

                  Acquired basis ............................   $ 97,049
                  Historical basis ..........................     46,488
                                                                --------
                  Adjustment ................................   $ 50,561

      (9) Elimination of all general and administrative expense other than accounting costs and franchise taxes. All officers and employees of WG Energy resigned and its Midland, Texas office was closed.

      (10)  Interest expense adjustments due to acquisition.

                  Bank debt paid off as of January 1, 2004 ..    ($1,087)
                  $81.5 additional indebtedness as of
                    January 1, 2004 .........................      6,398
                                                                  ------
                  Total net incremental interest expense ....     $4,953
                                                                  ======
      (11)        Income tax effect of adjustments to
                    combined amounts at 38% .................     $3,503
                                                                  ======

                         NAME CHANGE AMENDMENT PROPOSAL

      Pursuant to the merger agreement, we will change our corporate name from "Tremisis Energy Acquisition Corporation" to "RAM Energy Resources, Inc." upon consummation of the merger. The merger will not be consummated unless the proposal to change our name is approved at the meeting. If the merger is not approved, the name change amendment will not be presented at the meeting.

      In the judgment of our board of directors, the change of our corporate name is desirable to reflect our merger with RAM. The RAM name has been a recognized name in the oil and gas community for almost two decades.

      The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date.

      Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE NAME CHANGE AMENDMENT.

                        CAPITALIZATION AMENDMENT PROPOSAL

      Pursuant to the merger agreement, we will increase the number of authorized shares of Tremisis common stock from 30,000,000 to 100,000,000 upon consummation of the merger. The merger will not be consummated unless the proposal to increase our capitalization is approved at the meeting. If the merger is not approved, the capitalization amendment will not be presented at the meeting.

      In the judgment of our board of directors, the increase in our capitalization is desirable and in our stockholders' best interests. Currently, we have 7,700,000 shares of our common stock outstanding and we will be issuing an additional 25,600,000 shares of common stock upon consummation of the merger. Additionally, we have reserved 13,475,000 shares of common stock issuable upon exercise of warrants and a unit purchase option issued in our IPO. We will also need to reserve 2,400,000 shares of common stock in connection with our incentive compensation plan proposal discussed below. The authorization of additional shares of common stock will enable us to have the flexibility to authorize the issuance of shares of common stock in the future for financing our business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

      The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE CAPITALIZATION AMENDMENT.

                        ARTICLE SIXTH AMENDMENT PROPOSAL

      Pursuant to the merger agreement, we will remove the preamble and sections A through D, inclusive, of Article Sixth of Tremisis's certificate of incorporation and to redesignate section E of Article Sixth as Article Sixth upon consummation of the merger. If the merger is not approved, the Article Sixth amendment will not be presented at the meeting.

      In the judgment of our board of directors, the Article Sixth amendment is desirable, as sections A through D relate to the operation of Tremisis as a blank check company prior to the consummation of a business combination. Such sections will not be applicable upon consummation of the merger.

      The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis common stock on the record date.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ARTICLE SIXTH AMENDMENT.

                     2006 LONG-TERM INCENTIVE PLAN PROPOSAL

Background

      Tremisis's 2006 Long-Term Incentive Plan has been approved by Tremisis's board of directors and the plan will take effect upon consummation of the merger, subject to the approval of our stockholders.

      The purposes of our 2006 Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

      We may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, Awards, to our officers and key employees, and those of our subsidiaries. In addition, the 2006 Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2006 Plan.

      The following is a summary of the material provisions of our 2006 Plan and is qualified in its entirety by reference to the complete text of our 2006 Plan, a copy of which is attached to this proxy statement as Appendix D. We cannot determine the benefits to be received by our directors or officers under the 2006 Plan, or the benefits that would have been received by our directors and officers in 2005 had the 2006 Plan been in effect in 2005.

Stock Subject to the 2006 Plan

      We have reserved a maximum of 2,400,000 shares of our authorized common stock for issuance upon the exercise of Awards to be granted pursuant to our 2006 Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

      In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our 2006 Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

Administration

      Our board will establish a compensation committee that, among other duties, will administer the 2006 Plan. The compensation committee will be composed of at least three members of the Board, a majority of whom will be "non-employee directors" within the meaning of Securities and Exchange Commission Rule 16b-3(b)(3). Members of our compensation committee will serve at the pleasure of our board. In connection with the administration of our 2006 Plan, the compensation committee, with respect to Awards to be made to any person who is not one of our directors, will:

      o determine which employees and other persons will be granted Awards under our 2006 Plan;

      o     grant the Awards to those selected to participate;

      o     determine the exercise price for options; and

      o prescribe any limitations, restrictions and conditions upon any Awards.

      With respect to stock options or restricted stock awards to be made to any of our directors, the compensation committee will make recommendations to our Board of Directors as to:

      o which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;

      o the terms of proposed grants of Awards to those selected by our Board of Directors to participate;

      o     the exercise price for options; and

      o     any limitations, restrictions and conditions upon any Awards.

Any grant of Awards to any of directors under our 2006 Plan must be approved by our Board of Directors.

      In addition, the compensation committee will:

      o     interpret our 2006 Plan; and

      o make all other determinations and take all other action that may be necessary or advisable to implement and administer our 2006 Plan.

Types of Awards

      Our 2006 Plan permits the compensation committee to grant the following types of Awards.

      Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our 2006 Plan will be determined by the compensation committee at the time of the grant, but will not be less than fair market value on the date of the grant. Our compensation committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the compensation committee may, in its discretion, impose limitations on exercise of all or some options granted under our 2006 Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our 2006 Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our 2006 Plan will vest upon the occurrence of a change of control, as defined in the Plan. Our 2006 Plan also contains provisions for our compensation committee to provide in the participants' option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.

      Our 2006 Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more that 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

      The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options.

      The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our board of directors or the compensation committee may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. The maximum number of shares subject to stock options that may be awarded in any fiscal year to any employee may not exceed 100,000 and the number of shares subject to stock options that may be awarded in any fiscal year to any director may not exceed 10,000. In no event may a stock option be exercised after the expiration of its stated term.

      Stock Appreciation Rights. A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the 2006 Plan will be determined by the compensation committee; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the compensation committee.

      Restricted Stock. Restricted shares of our common stock may be granted under our 2006 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the compensation committee may determine to be appropriate at the time of making the award. In addition, the compensation committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The compensation committee, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee. The maximum number of restricted shares that may be awarded under the

2006 Plan to any employee may not exceed 100,000 shares and the number of restricted shares that may be awarded in any fiscal year to any director may not exceed 10,000 shares.

      Performance Units. The 2006 Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the compensation committee or required by law. Such awards are subject to the fulfillment of conditions that may be established by the compensation committee including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.

      Performance Bonus. The 2006 Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the compensation committee. The maximum value of performance bonus awards granted under the 2006 Plan shall be established by the compensation committee at the time of the grant. An employee's receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the compensation committee based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the compensation committee will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date. The maximum amount of any performance bonus payable to a participant in any calendar year is $500,000.

Transferability

      With the exception of Non-Qualified Stock Options, Awards are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period.

Change of Control Event

      The 2006 Plan provides for the acceleration of any unvested portion of any outstanding Awards under the 2006 Plan upon a change of control event.

Termination of Employment/Relationship

      Awards granted under our 2006 Plan that have not vested will generally terminate immediately upon the grantee's termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. The compensation committee may determine at the time of the grant that an Award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the compensation committee determines to be advisable after the grantee's employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee's employment, twelve months after termination of the optionee's employment due to disability and three years after termination of the optionee's employment due to death. The compensation committee may permit a deceased optionee's stock options to be exercised by the optionee's executor or heirs during a period acceptable to the compensation committee following the date of the optionee's death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

      As described above, our 2006 Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of Awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. New Award rights may, but need not, be substituted for the Awards granted under our 2006 Plan, or our obligations with respect to Awards outstanding under our 2006 Plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2006 Plan is assumed, the stock issuable with respect to Awards previously granted under our 2006 Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2006 Plan.

Amendment of the 2006 Plan

      Our board may amend our 2006 Plan at any time. However, without stockholder approval, our 2006 Plan may not be amended in a manner that would:

      o     increase the number of shares that may be issued under our 2006
            Plan;

      o materially modify the requirements for eligibility for participation in our 2006 Plan;

      o materially increase the benefits to participants provided by our 2006 Plan; or

      o otherwise disqualify our 2006 Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

      Awards previously granted under our 2006 Plan may not be impaired or affected by any amendment of our 2006 Plan, without the consent of the affected grantees.

Accounting Treatment

      Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our 2006 Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. Stock appreciation rights granted under the 2006 Plan must be settled in common stock. Therefore, stock appreciation rights granted under the 2006 Plan will receive the same accounting treatment as options. The cash we receive upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding.

      When we make a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the vesting period of the award. The fair value of a restricted stock award is equal to the fair market value of our common stock on the date of grant.

      Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

      The following is a brief description of the federal income tax consequences, under existing law, with respect to Awards that may be granted under our 2006 Plan.

      Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee's individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

      If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of
(i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

      Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

      Restricted Stock Award. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

      A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock.
Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

      Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the 2006 Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with performance awards granted under the 2006 Plan should not be limited by Section 162(m) of the Code. The 2006 Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of one of the performance goals set forth in the 2006 Plan, then we believe that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the
Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).

      Certain Awards Deferring or Accelerating the Receipt of Compensation.
Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to "nonqualified deferred compensation plans." If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

Recommendation and Vote Required

      Approval of our incentive compensation plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the meeting.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN.


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                      OTHER INFORMATION RELATED TO TREMISIS

Business of Tremisis

      Tremisis was formed on February 5, 2004, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in either the energy or the environmental industry and their related infrastructures. Prior to executing the merger agreement with RAM, Tremisis's efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

      Tremisis consummated its IPO on May 18, 2004. The net proceeds of the offering, after payment of underwriting discounts and expenses, were approximately $34,163,000. Of that amount, $33,143,000 was placed in the trust account and invested in government securities. The remaining proceeds have been used by Tremisis in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Tremisis. The trust account contained approximately $34,117,691 as of September 30, 2005 and $ ___________as of ____________, 2006, the record date. If the merger with the RAM is consummated, the trust account will be released to Tremisis, less the amounts paid to stockholders of Tremisis who do not approve the merger and elect to convert their shares of common stock into their pro-rata share of the trust account.

Fair Market Value of Target Business

      Pursuant to Tremisis's certificate of incorporation, the initial target business that Tremisis acquires must have a fair market value equal to at least 80% of Tremisis's net assets at the time of such acquisition. Tremisis's board of directors determined that this test was met in connection with its acquisition of RAM. Further, Tremisis has received an opinion from Gilford Securities Incorporated that this test has been met.

Stockholder Approval of Business Combination

      Tremisis will proceed with the acquisition of RAM only if a majority of all of the outstanding shares of Tremisis is voted in favor of each of the merger, the name change amendment and the capitalization amendment. The Tremisis Inside Stockholders have agreed to vote their common stock on the merger proposal in accordance with the vote of holders of a majority of the outstanding shares of Tremisis's common stock. If the holders of 20% or more of Tremisis's common stock vote against the merger proposal and demand that Tremisis convert their shares into their pro rata share of the trust account, then Tremisis will not consummate the merger. In this case, Tremisis will be forced to liquidate.

Liquidation If No Business Combination

      Tremisis's certificate of incorporation provides for mandatory liquidation of Tremisis in the event that Tremisis does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are November 18, 2005 and May 18, 2006, respectively. Tremisis signed a letter of intent with RAM on August 25, 2005 and signed a definitive merger agreement with RAM on October 20, 2005. As a result of having signed the letter of intent, Tremisis satisfied the extension criteria and now has until May 18, 2006 to complete the merger.


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

      If Tremisis does not complete the merger by May 18, 2006, Tremisis will be dissolved and will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Tremisis's stockholders who obtained their Tremisis stock prior to Tremisis's IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to Tremisis's warrants.

      If Tremisis were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price as of ______________, 2006 would be approximately $________, or $_______ less than the per-unit offering price of $6.00 in Tremisis's IPO. The proceeds deposited in the trust account could, however, become subject to the claims of Tremisis's creditors and there is no assurance that the actual per-share liquidation price will not be less than $_______, due to those claims. If Tremisis liquidates prior to the consummation of a business combination, Lawrence S. Coben, chairman of the board and chief executive officer, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by Tremisis for services rendered or products sold to Tremisis, or to any target business, to the extent such debts and obligations are not covered by Tremisis's assets, excluding amounts in the trust agreement. There is no assurance, however, that he would be able to satisfy those obligations.

      If Tremisis fails to complete the business combination with RAM by May 18, 2006, upon notice from Tremisis, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to the transfer agent for distribution to the stockholders holding shares acquired through the IPO.

      The stockholders holding shares of Tremisis common stock issued in the IPO will be entitled to receive funds from the trust account only in the event of Tremisis's liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Facilities

      Tremisis maintains executive offices at 1775 Broadway, Suite 604, New York, New York 10019. The cost for this space is included in a $3,500 per-month fee that First Americas Management LLC, an affiliate of Isaac Kier, one of our current directors, charges Tremisis for general and administrative services. Tremisis believes, based on rents and fees for similar services in the New York metropolitan area, that the fees charged by First Americas Management LLC are at least as favorable as Tremisis could have obtained from an unaffiliated person. Tremisis considers its current office space adequate for current operations.

Employees

      Tremisis has two executive officers and four directors. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to our affairs. Tremisis does not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

      Tremisis has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Tremisis's annual reports contain financial


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

statements audited and reported on by Tremisis's independent accountants. Tremisis has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2004 and its most recent Forms 10-QSB covering the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

Legal Proceedings

      There are no legal proceedings pending against Tremisis.

Plan of Operations

      The following discussion should be read in conjunction with Tremisis's financial statements and related notes thereto included elsewhere in this proxy statement.

      Net income of $217,015 for the nine months ended September 30, 2005 consisted of interest income of $682,446 reduced by $31,500 for a monthly administrative services agreement, $73,498 for professional fees, $43,941 for officer liability insurance, $69,707 for travel, meals and entertainment expenses, $23,275 for franchise fees, $198,550 for taxes and $24,960 for other expenses.

      Net income of $39,368 for the period from February 5, 2004 (inception) to September 30, 2004 consisted of interest income of $163,242 reduced by $17,500 for a monthly administrative services agreement, $7,443 for professional fees, $22,125 for officer liability insurance, $4,518 for travel, meals and entertainment expenses, $21,200 for taxes and $51,088 for other expenses.

      Net income was $64,525 for the period from February 5, 2004 (inception) to December 31, 2004. Expenses consisted of $28,000 for a monthly administrative services agreement, $19,486 for professional fees, $36,875 for officer liability insurance, $23,000 for franchise fees, $5,429 for travel, $51,602 for other expenses and $79,115 for taxes. Interest income for the period from February 5, 2004 (inception) to December 31, 2004 was $308,032.

      Net income of $281,540 for the period from February 5, 2004 (inception) to September 30, 2005 consisted of interest income of $990,478 reduced by $59,500 for a monthly administrative services agreement, $92,983 for professional fees, $80,816 for officer liability insurance, $75,135 for travel, meals and entertainment expenses, $46,275 for franchise fees, $277,665 for taxes and $76,564 for other expenses.

      We consummated our initial public offering on May 18, 2004. Gross proceeds from our initial public offering, including the full exercise of the underwriters' over-allotment option, were $37,950,100. After deducting offering expenses of $1,510,000, including $990,000 evidencing the underwriters' non-accountable expense allowance of 3% of the gross proceeds, and underwriting discounts of $2,277,000, net proceeds were $34,163,100. As of September 30, 2005, there was approximately $34,117,691 (which includes accrued interest of $57,699) held in trust. The remaining proceeds of our IPO are available to be used to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

      We are obligated to pay to First Americas Management LLC, an affiliate of Isaac Kier, our secretary, treasurer and a member of our board of directors, a monthly fee of $3,500 for general and administrative services. Through September 30, 2005, an aggregate of $59,500 has been incurred for such services. In addition, in February and April 2004, Lawrence S. Coben advanced an aggregate of $77,500 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. This amount was repaid in May 2004 out of proceeds of our initial public offering.


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

      Tremisis reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Tremisis's behalf such as identifying and investigating possible target businesses and business combinations.

      Tremisis intends to utilize its cash, including the funds held in the trust account, and its capital stock to effect a business combination. Upon consummation of the merger with RAM, $30,000,000 of the proceeds held in the trust account (or such lesser amount as may be available after payments to the owners of Tremisis common stock voting against the merger and demanding conversion) will be paid to the RAM Stockholders as part of the merger consideration. The proceeds in the trust account will also be used to pay any amount due to the Tremisis stockholders who exercise their conversion rights and the expenses of the merger that are not covered by the working capital of Tremisis held outside of the trust. At September 30, 2005, we had cash outside of the trust account of $499,413, and total liabilities of $253,127, leaving Tremisis with working capital of $246,286, excluding investments held in trust.

Off-Balance Sheet Arrangements

      There were no off-balance sheet arrangements during the period from February 5, 2004 (inception) through December 31, 2004 or in the nine-month period ended September 30, 2005, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to Tremisis.

                                 BUSINESS OF RAM

General

      RAM is a privately-owned, independent oil and gas company engaged in the acquisition, development, exploitation, exploration and production of oil and natural gas properties, primarily in Texas, Louisiana and Oklahoma. RAM has been active in these core areas since 1987. RAM's management team has extensive technical and operating expertise in all areas of its geographic focus. Since 1987, RAM has managed and developed oil and gas properties while seeking acquisition opportunities.

      At September 30, 2005, RAM's estimated net proved reserves were 19.7 million Boe, of which approximately 60% were crude oil, 29% were natural gas, and 11% were natural gas liquids, with a PV-10 Value of approximately $445.0 million, based on prices RAM was receiving as of September 30, 2005, which were $63.62 per Bbl of oil, $39.21 per Bbl of NGLs and $12.70 per Mcf of natural gas. At that date, RAM's proved developed reserves comprised 70.8% of its total proved reserves and the estimated reserve life for RAM's total proved reserves was approximately 14 years. Management of RAM believes that for each $1.00 per Boe increase or decrease in the price of oil and natural gas, the PV-10 Value of RAM's proved reserves at September 30, 2005 would increase or decrease, as the case may be, by $9.6 million. At December 31, 2005, the prices RAM was receiving were $__ per Bbl of oil, $___ per Bbl of NGLs and $__ per Mcf of natural gas, or approximately $______ per Boe.

      RAM owns interests in approximately 2,900 wells and is the operator of leases upon which approximately 1,900 of these wells are located. The PV-10 Value attributable to RAM's interests in the properties it operates represented approximately 89% of RAM's PV-10 Value as of September 30, 2005. In addition, RAM has positioned itself for participation in two emerging resource plays: (1) the on-going Barnett Shale play located in Jack and Wise Counties, Texas, where RAM owns interests in approximately 27,700 gross acres (6,800 net acres) and (2) an exploratory Barnett and Woodford Shale play located in Reeves County, Texas, where RAM owns interests in approximately 70,000 gross acres (11,000 net acres). RAM also owns interests in various gathering systems and a natural gas processing plant that serves its producing properties.


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

      RAM has grown principally through acquisitions of producing properties and the further development of these acquired properties. Since 1987, RAM has arranged and managed over 20 acquisitions of producing oil and gas properties and related assets for an aggregate purchase price approximating $400 million. The most recent of these acquisitions, which closed in December 2004, was RAM's purchase of WG Energy Holdings, Inc. for $82.5 million, following which WG Energy's name was changed to RWG Energy, Inc., or RWG. RWG's estimated proved reserves at December 31, 2004 included 9.5 million Bbls of oil, 2.1 million Bbls of NGLs, and 10.0 Bcf of natural gas, or a total of 13.2 million Boe. The cost of the acquisition on a per barrel basis was approximately $6.25 per barrel.

      From 1997 through December 31, 2004, RAM's reserve replacement percentage, through discoveries, extensions, revisions and acquisitions, but excluding dispositions, was 323%. From 1989 through September 30, 2005, RAM drilled or participated in the drilling of 446 oil and natural gas wells with a 92% success rate. Since 1997, RAM's historical average finding cost from all sources, exclusive of acquisitions, has been $6.11 per Boe. RAM believes that it has substantial additional acquisition, development and exploitation opportunities in its core areas of operations.

      During 2005, RAM expects to drill or participate in the drilling of 67 total wells, 64 of which will be development wells and three of which will be exploratory wells. Through September 30, 2005, RAM has participated in the drilling of 48 wells and completed recompletions in 18 of its existing wells.

      RAM owns or has access to 2-D and 3-D seismic information covering significant portions of its producing properties. RAM is actively engaged in re-interpreting and reprocessing such data in an effort to identify additional exploration and exploitation targets across RAM's owned acreage. RAM regularly reviews prospects proposed by other operators and from time to time participates in exploration plays within its core areas.

Principal Properties

      RAM owns properties located in Oklahoma, Texas, Louisiana, Mississippi, New Mexico, Wyoming and Arkansas, together with a small interest in an undeveloped acreage block located offshore California. However, RAM's principal fields/areas are as follows:

      o     Electra/Burkburnett Area, Wichita and Wilbarger Counties, Texas

      o     Egan Field, Acadia Parish, Louisiana

      o     Boonsville Area, Jack and Wise Counties, Texas

      o     Barnett Shale, Jack and Wise Counties, Texas

      o     Vinegarone Field, Val Verde County, Texas

      The following is a complete description of each of these fields/areas, together with a general description of RAM's miscellaneous and non-core properties.

      Electra/Burkburnett Area. RAM's properties in the Electra/Burkburnett Area of North Texas include 26 leases covering 12,190 gross acres. As of September 30, 2005, RAM owned interests in approximately 1,600 wells in the Electra/Burkburnett Area, of which 490 were active producing wells and 210 were active injection wells.


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

      RAM, together with its recently acquired subsidiary, RWG, drilled more than 50 wells in the Electra/Burkburnett Area from November 1, 2004 through September 30, 2005, and more than 200 drilling locations are currently booked as proved undeveloped locations.

      Millions of barrels of crude oil have been produced from the Electra Field over the past 80 years. RAM's wells currently active in the field produce through secondary recovery (waterflood) operations. Well spacing has been decreased to two to three acre spacing in most areas to permit the recovery of bypassed oil and to improve waterflood operations.

      Since January 1, 2002, a significant number of new infill and injection wells have been drilled on RAM's Electra/Burkburnett Area leasehold, with a 99% success rate. RAM believes that significant upside potential remains for increased production from the field through the application of advanced engineering and operating methods.

      RAM estimates the average infill wells remaining to be drilled in the Electra/Burkburnett Area should have ultimate recoverable reserves of approximately 22,000 Bbls of oil per well. Drilling and completion costs average approximately $135,000 per well.

      Approximately 30% of RAM's wells in the Electra/Burkburnett area are not equipped to gather casinghead gas, and this gas is vented at the wellhead. The remainder of RAM's produced casinghead gas is processed at RAM's 100% owned Electra Gas Plant, which is located approximately three miles northwest of Electra, Texas. The plant receives approximately 700 Mcf per day of casinghead gas produced from RAM's properties in the area. The gas is processed in a 1,000 Mcf per day capacity refrigeration unit where approximately 170 Bbls of NGLs per day, net to RAM's interest, are extracted and sold. Approximately 250 Mcf per day of residue gas is used for compressor fuel at the plant and the remainder is flared due to a lack of pipeline facilities in the area.

      The largest single operating cost in the field historically has been electricity. In an effort to substantially reduce this cost, RAM ordered two natural gas powered field generators to provide electricity for lease operations. The natural gas to be used to operate the generators will be RAM's natural gas that presently is vented or flared, so the installation of the generators will not reduce sales volumes or lease revenues or increase operating costs. RAM estimates that with the two new generators in place, the resulting savings in field electricity costs will be more than $40,000 per month. Due to this and other more efficient operating techniques, RAM expects to significantly reduce the per barrel lease operating cost across the field for 2006 and thereafter.

      On April 1, 2005, RAM purchased a drilling rig specifically for the purpose of facilitating its ongoing drilling program in the Electra/Burkburnett Area and expects to use its own crew and equipment to drill from six to eight wells per month in the field. RAM also uses its own personnel and equipment to perform routine maintenance on its properties and typically does not require third party vendor services. RAM owns its own pulling units, earthmoving equipment, acidizing trucks, tank trucks and other field equipment to ensure availability and facilitate operations in the field. RAM employs approximately 60 field employees dedicated to its Electra/Burkburnett operations, all of which work out of RAM's field office in the town of Electra.

      RAM sells the crude oil produced from its Electra/Burkburnett Area properties to Shell Trading (US) Company at the Koch WTI posted price, plus Platt's trade-month P+ price minus $1.15. For the month of September 2005, the sale price was $63.62 per Bbl.

      During the nine months ended September 30, 2005, the aggregate net production attributable to RAM's interest in the Electra/Burkburnett properties was 492,798 Bbls of oil and 37,433 Bbls of NGLs, or 530,231 Boe, and the average daily production for the period was 1,948 Bbls of oil and 148 Bbls of NGLs, or 2,096 Boe per day.

      During September 30, 2005, the aggregate net production attributable to RAM's interest in the Electra/Burkburnett properties was 53,045 Bbls of oil and 4,109 Bbls of NGLs, or 57,154 Boe, and the average daily production for the period was 1,768 Bbls of oil and 137 Bbls of NGLs, or 1,905 Boe per day. Production from RAM's Electra/Burkburnett properties during the month of September 2005 was adversely impacted by Hurricane Rita.

      Egan Field. RAM's Egan Field, located in Acadia Parish, Louisiana, covers an area of approximately 4,400 acres. Over the past 60 years, more than 90 wells have been drilled in the field at depths ranging from 9,000 feet to 12,400 feet.

      The Egan Field is a geologically complex domal feature that produces from a number of different formations that are dissected by extensive faulting. This type of heavily faulted geology is typical of Acadia Parish, where a number of similar fields have been productive for several decades.

      Over the past five years, RAM has undertaken a recompletion program in the Egan Field, conducting successful operations in 12 wells, and has identified more than 10 additional recompletion opportunities in existing wellbores.

      RAM owns interest in approximately 4,367 gross (2,633 net) leasehold acres and 11 producing wells in the Egan Field, and is the operator of all such wells. RAM's average working interest in the Egan Field properties is approximately 84%, with an average net revenue interest of 70%.

      For the nine months ended September 30, 2005, the aggregate net production attributable to RAM's interest in the Egan Field properties was 15,529 Bbls of oil and 378 MMcf of natural gas, or 78,612 Boe, and average daily production for the period was 311 Boe per day.

      During September 2005, aggregate net production attributable to RAM's interest in the Egan Field properties was 1,273 Bbls of oil and 30 MMcf of natural gas, or 6,271 Boe, and RAM's average daily production for the period was 42 Bbls of oil and 1,000 Mcf of natural gas, or 209 Boe per day. Production from RAM's Egan Field properties during September 2005 was adversely affected by Hurricanes Katrina and Rita.

      RAM owns or has licensed over 41 miles of 2-D and 3-D seismic covering its Egan Field properties. As the result of recent and ongoing analysis of this data, RAM expects to have a new inventory of additional drilling and recompletion prospects on its Egan Field properties for exploitation and development over the next several years.

      Boonsville Area. The Boonsville Area is located in the Fort Worth Basin of North Central Texas in Jack and Wise Counties. As with the Electra/Burkburnett Area, RAM's properties in the Boonsville Area are owned by RWG. RAM's leasehold in the area covers approximately 9,950 gross acres lying within the much larger Boonsville Field, which includes several hundred thousand acres.

      RAM's properties in Jack and Wise Counties are comprised of two discrete subsets: the shallow gas zones and the Barnett Shale acreage. Because a considerable portion of RAM's leasehold in the area is segregated with respect to rights above and below the Marble Falls formation, a prominent geologic marker in the area, and RAM's substantially undeveloped Barnett Shale acreage (which lies below the Marble Falls) represents a distinct property requiring drilling, completion and production techniques quite dissimilar from the shallow gas producing zones, RAM treats its Barnett Shale acreage as a separate major property. RAM considers the Boonsville Area to include only the properties described herein as the shallow gas zones. RAM's Barnett Shale acreage is discussed separately below.

      RAM's oil and natural gas production from the Boonsville Area is derived principally from sands found at depths ranging from 3,800 feet to 6,100 feet. RAM owns working interests in 84 wells producing from these shallow gas zones and operates all but one of such wells.

      RAM owns and operates an extensive gas gathering system in the field which gathers gas solely from RAM's wells. The gas is compressed in the field through compression facilities also owned by RAM, and then is delivered into a system owned and operated by a third party for delivery to the Chico gas processing plant, where the natural gas is processed for the extraction of NGLs. RAM currently receives 80% of both the residue gas and the NGLs attributable to its share of delivered volumes.

      During the nine months ended September 30, 2005, the aggregate net production attributable to RAM's working interests in the Boonsville shallow gas properties (above the Marble Falls) was 18,846 Bbls of oil, 434 MMcf of natural gas and 96,998 Bbls of NGLs, or 188,230 Boe, and average daily production for the period was 74 Bbls of oil, 1,717 Mcf of natural gas and 383 Bbls of NGLs, or 744 Boe per day.

      During September 2005, aggregate net production attributable to RAM's interest in the Boonsville shallow gas properties was 1,252 Bbls of oil, 35,891 Mcf of natural gas and 8,376 Bbls of NGLs, or 15,610 Boe, and the average daily production for the period was 42 Bbls of oil, 1,199 Mcf of natural gas and 279 Bbls of NGLs, or 521 Boe per day. Production from RAM's Boonsville Area properties during the month of September 2005 was adversely impacted by Hurricane Rita.

      RAM has not drilled any wells in the Boonsville Area since its acquisition of WG Energy in 2004. Currently, there are 22 drilling locations identified as proved undeveloped locations. RAM believes that additional wells, not currently identified as proved undeveloped locations, will eventually be drilled to test the shallow gas zones underlying RAM's Boonsville properties. RAM is also actively pursuing a workover program in its existing wells to maximize production and take advantage of opportunities in the many up hole and deeper (below existing bridge plugs) zones that present attractive recompletion targets.

      Barnett Shale Acreage. RAM owns leases covering approximately 27,700 gross (6,800 net) acres of Barnett Shale rights in Fort Worth Basin of north central Texas, all of which are held by production from wells completed in the shallow gas zones. The Fort Worth Basin Barnett Shale play currently is the largest natural gas play in Texas and one of the leading new natural gas plays in the United States. RAM's Fort Worth Basin Barnett Shale acreage lies in the Boonsville Area of Jack and Wise Counties, Texas, below the Marble Falls geologic marker at depths ranging from 6,500 feet to 8,500 feet and is, for the most part, undeveloped.

      The core area of the play is in Denton, Wise and Tarrant Counties, lying just to the east-southeast of RAM's acreage in Jack and Wise Counties. The most productive wells in the Barnett Shale play are wells that have been drilled horizontally. The average cost of drilling and completing a horizontal well to the Barnett Shale is approximately $1.75 to $2.2 million.

      RAM is a party to two separate agreements covering its Barnett Shale acreage position in the Fort Worth Basin:

      o Approximately 3,500 gross acres are subject to a Participation Agreement with Chief Oil & Gas, Inc., with RAM having the right to participate with a 36% working interest in each well proposed to be drilled on the contract area. The agreement is on a "drill-to-earn" basis and includes a continuous drilling obligation, requiring Chief to commence a new well within 120 days after the filing of a completion report on the preceding well, failing which Chief's right to earn under the Participation Agreement will terminate. Through December 31, 2005, Chief has drilled four and completed three commercially productive horizontal wells on RAM's Barnett Shale acreage, and currently is in the completion phase of the fourth horizontal well.

      o RAM's remaining Barnett Shale acreage (approximately 24,000 gross acres) is committed to an agreement with EOG Resources, Inc. RAM has a 23.9% working interest in this acreage block. Currently, RAM has access to EOG's 3-D seismic data on the Barnett Shale properties, which RAM expects to utilize to identify locations for drilling during 2006 and thereafter.

      During the nine months ended September 30, 2005, the aggregate net production attributable to RAM's interest in the currently producing Barnett Shale wells was 2,971 Bbls of oil and 182 MMcf of natural gas, and average daily production for the period was 11 Bbls of oil and 719 Mcf of natural gas, or 131 Boe per day.

      During September 2005, the aggregate net production attributable to RAM's interest in the Barnett Shale properties was 222 Bbls of oil and 21 MMcf of natural gas, and the average daily production for the period was 7 Bbls of oil and 705 Mcf of natural gas, or 125 Boe per day.

      Although RAM's Fort Worth Basin Barnett Shale acreage has not yet made a substantial contribution to RAM's daily production, RAM believes that there are approximately 127 drilling locations on its acreage, with 108 of those wells to be located on leasehold subject to the EOG agreement and 19 on the Chief acreage block.

      Vinegarone Field. The Vinegarone Field is located in Val Verde County, Texas, which is in the Big Bend region of South Texas. RAM owns working interests in seven producing wells in the field, none of which are operated by RAM.

      Production from Vinegarone Field is obtained primarily from three distinct horizons at depths ranging from 9,100 feet to 10,100 feet. RAM owns interests in 6,686 gross (1,820 net) leasehold acres in the Vinegarone Field. In most instances, RAM's working interest is 25%, with an average 21.9% net revenue interest, although in one section (Section 49), in which there are two producing wells, RAM's working interest is 38.9% and its net revenue interest is 34.0%.

      During 2004, RAM participated in the drilling of four new wells in the Vinegarone Field, all but one of which were successfully completed. RAM has identified seven proved undeveloped locations in the field and expects to continue its development of the field over the next three years.

      For the nine months ended September 30, 2005, the aggregate net production attributable to RAM's interest in the Vinegarone Field properties was 333 MMcf of natural gas, and the average daily production for the period was 1,317 Mcf of natural gas, or 219 Boe per day.

      During September 2005, the aggregate net production attributable to RAM's interest in the Vinegarone Field was 28 MMcf of natural gas, and average daily production for the period was 948 Mcf of natural gas, or 158 Boe per day.

Other Properties

      In addition to the principal fields and core operating areas, RAM also owns interests in other properties located in Texas, Oklahoma, Mississippi, Louisiana, Kansas, New Mexico, Wyoming, Arkansas and offshore California.

      RAM owns a significant number of properties scattered throughout the principal producing basins in Oklahoma. In addition, RAM also owns an interest in two exploration prospects in Oklahoma and is actively seeking other exploration opportunities throughout its core areas.

      In Texas, in addition to the Electra/Burkburnett and Boonsville Area properties, RAM owns miscellaneous operated and non-operated interests in 45 producing wells across the state, from the Panhandle down through the Permian Basin to South Texas, and eastward to Louisiana. It also owns a substantial position in an exploratory project located in Reeves County, Texas where it owns interests in approximately 70,000 gross acres and 11,000 net acres. Virtually all of RAM's leasehold interest in Reeves County is subject to farmout agreements with either J. Cleo Thompson, et al., or 777 Energy LP, as successor to Alpine, Inc. et al. The 777 Energy farmout covers roughly half of RAM's gross acreage position and has resulted in the drilling of two Barnett Shale wells, one vertically and one horizontally, with the horizontal well now awaiting a completion attempt. The remaining acreage is subject to a farmout agreement with
J. Cleo Thompson, et al., which requires the acquisition of 10 square miles of 3-D seismic preparatory to the drilling of a well on or before March 1, 2006 to a depth sufficient to test the Woodford Shale. Both farmout agreements allow the farmee to earn an interest in certain of RAM's leases by drilling the initial obligatory wells and then continue to earn interests by drilling subsequent wells within 90 to 180 days after commencement of the immediately preceding well. RAM has the right to participate for one-half of its interest in the wells drilled subsequent to the initial earning wells under each farmout agreement.

Development, Exploration and Exploitation Programs

      Development and Exploitation Program. RAM's future production and performance depends to a large extent on the successful development of its existing reserves of oil and natural gas. A major component of its capital expenditure budget through 2005 includes approximately $14.0 million for costs associated with development drilling and exploitation of its oil and natural gas properties. During the nine-month period ended September 30, 2005, RAM had expended $9.5 million in development and exploitation costs.

      RAM owns interests in approximately 2,900 wells, and is the operator of leases upon which approximately 1,900 of these wells are located. As operator, RAM is able to control expenses, capital allocation and the timing of development and exploitation activities of these properties. RAM has identified 425 development projects on its existing properties, substantially all of which are located in its core areas. These development projects involve both the drilling of development wells and extension wells. RAM's drilling and development budget for the 4th quarter of 2005 includes the drilling of 20 development and extension wells at an estimated aggregate cost of $2.7 million. All of these development and extension wells are planned at locations within in RAM's core areas, and involve reserves included in RAM's proved reserves at September 30, 2005.

      RAM has identified 187 projects involving re-completions of existing wells, all of which involve reserves included in RAM's proved reserves at September 30, 2005. RAM's development budget for the 4th quarter of 2005 assumes it will conduct six re-completion projects at an aggregate cost of $0.6 million.

      RAM's remaining properties are operated by third parties and, as a working interest owner in those properties, RAM is required to pay its share of the costs of developing and exploiting such properties. For the year ended December 31, 2004, RAM's approximate costs for development activities on these non-operated properties were $1.0 million and for the nine months ended September 30, 2005, these costs were approximately $1.3 million.

      Exploration Program. A principal component of RAM's strategy to expand its reserves and production includes an exploration program focused on adding long-lived, natural gas reserves from its core areas.

      Since 1987, RAM has conducted a successful development and exploitation program resulting in the accumulation of significant long-lived natural gas and oil reserves at relatively moderate depths, located principally in its core areas. In 1998, utilizing the knowledge and expertise gained from this effort, RAM initiated an exploration program by adding exploration professionals to its technical staff. RAM intends to maintain an exploration focus in its core areas, while remaining opportunistic with respect to other exploration concepts. In RAM's core areas, RAM owns in excess of 115,000 gross leasehold acres, which enhances its competitive exploration position and provides the foundation for future reserve additions.

      RAM owns 2-D seismic data covering 3,285 square miles and 3-D seismic data covering 97.7 square miles of acreage in its core areas.

      RAM has an experienced technical staff, including geologists, landmen, engineers and other technical personnel devoted to prospect generation and identification of potential drilling locations.

      RAM seeks to reduce exploration risk by exploring at moderate depths that are deep enough to discover sizeable gas accumulations (generally less than 13,000 feet). RAM's established presence in its core areas has provided its staff with substantial expertise. Many of RAM's exploration plays are based upon seismic data comparisons to its existing producing fields. While RAM will maintain this focus, it plans to broaden its exposure and be opportunistic in pursuing growth-oriented exploration plays in other basins, primarily on a non-operated basis. For exploration prospects it generates, RAM will seek partners for the joint drilling of wells. In most cases, RAM will own a greater interest in these projects than any of its drilling partners and will operate the wells. As a result, RAM will be able to influence the areas of exploration and the acquisition of leases, as well as the timing and drilling of each well.

      During 2005, RAM expects to participate in the drilling of three gross exploratory wells, and RAM has budgeted $1.5 million for these projects. Through September 30, 2005, RAM has participated in the drilling of one gross exploratory well and had incurred capital expenditures of approximately $1.2 million for exploration activities.

Oil and Natural Gas Reserves

      At September 30, 2005, RAM's estimated net proved reserves were 19.7 million Boe, of which 60% was crude oil, 29% was natural gas, and 11% was natural gas liquids, with a PV-10 value of approximately $445.0 million before income taxes. RAM's estimated proved developed reserves comprised 70.8% of its total proved reserves, and its reserve life for total proved reserves was approximately 14 years.

      The following table summarizes the estimates of RAM's historical net proved reserves and the related present values of such reserves at the dates shown. The reserve and present value data for RAM's oil and natural gas properties as of September 30, 2005 and December 31, 2004, were prepared by the independent petroleum engineering firms of Williamson Petroleum Consultants and Forrest A. Garb & Associates. The data for December 31, 2002 and 2003 were prepared by Forrest A. Garb & Associates.

      In the following table, PV-10 Value represents the present value of estimated future net revenues before income tax discounted at 10%, using prices in effect at the end of the respective periods presented and excluding the effects of hedging activities. Estimates of RAM's proved reserves and future net revenues are made using published period-end spot oil and natural gas sales prices and are held constant throughout the life of the properties. The spot prices used in calculating PV-10 Value as of September 30, 2005 were $63.62 per Bbl of oil, $39.21 per Bbl of NGLs and $12.70 per Mcf of natural gas; and for December 31, 2004 were $40.25 per Bbl of oil, $27.56 per Bbl of NGLs and $6.02 per Mcf of natural gas. The prices at which RAM sells natural gas typically are determined on the first day of each month for the entire month. RAM's management believes that for each $1.00 per Boe increase or decrease in the price of oil and natural gas, the PV-10 Value of RAM's proved reserves at September 30, 2005 would increase or decrease, as the case may be, by $9.6 million. At December 31, 2005, the prices RAM was receiving were $__ per Bbl of oil, $___ per Bbl of NGLs and $__ per Mcf of natural gas.

      Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this report represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by RAM, may vary. In addition, estimates of reserves are subject to revisions based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors, which revisions may be material. The PV-10 Value of RAM's proved oil and natural gas reserves does not necessarily represent the current or fair market value of such proved reserves, and the 10% discount factor may not reflect current interest rates, RAM's cost of capital or any risks associated with the development and production of its proved natural gas and oil reserves. Proved reserves include proved developed and proved undeveloped reserves.

                                                         December 31,                 September 30,
      Reserve Data:                         --------------------------------------    -------------
                                               2002          2003           2004          2005
                                               ----          ----           ----          ----
      Proved developed reserves:
         Oil & condensate (MBbls)              2,234          2,151          6,198         7,861
         Natural gas (MMcf)                   28,379         26,237         31,048        27,170
         Natural gas liquids (MBbls)               0              0          1,611         1,558
            Total (MBoe)                      13,948
         PV-10 Value (in thousands)         $ 68,824       $ 84,781       $164,007      $318,819
      Proved reserves:
         Oil & condensate (MBbls)              2,451          2,322         10,667        11,907
         Natural gas (MMcf)                   35,920         34,567         38,195        34,327
         Natural gas liquids (MBbls)               0              0          2,087         2,071
           Total (MBoe)                        8,438          8,083         19,120        19,699
        PV-10 Value (in thousands)          $ 80,751       $104,570       $236,201      $444,982
        $/Bbl (Oil)                         $  27.75       $  29.25       $  40.25      $  63.62
        $/Mcf                               $   4.24       $   6.19       $   6.02      $  12.70
        $/Bbl (NGL)                         $     --       $     --       $  27.56      $  39.21

      In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent RAM acquires properties containing proved reserves or conducts successful exploitation and development activities, its proved reserves will decline as reserves are produced. RAM's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves.

Net Production, Unit Prices and Costs

      The following table presents certain information with respect to RAM's oil and natural gas production, prices and costs attributable to all oil and natural gas properties owned by RAM for the periods shown. Average realized prices reflect the actual realized prices received by RAM, excluding the results of RAM's hedging activities.

                                                                                                  Nine Months Ended
                                                                 Year Ended December 31,            September 30,
                                                        --------------------------------------    -----------------
                                                           2002           2003          2004            2005
                                                           ----           ----          ----            ----
Production volumes:
       Oil and condensate (MBbls) .................            202           277           178              595
       Natural gas liquids (MBbls) ................              5            15            12              130
       Natural gas (MMcf) .........................          1,760         2,334         2,084            1,819
          Total (MBoe) ............................            499           671           538            1,029

Average realized prices:
       Oil and condensate (per Bbl) ...............     $24.79            $29.47        $37.63           $53.23
       Natural gas liquids (per Bbl) ..............     $ 3.32            $16.94        $26.41           $35.35
       Natural gas (per Mcf) ......................     $ 2.92            $ 5.06        $ 5.26           $ 6.52

          Total per boe ...........................     $20.38            $29.89        $33.44           $46.80

Expenses (per Boe):
      Oil and natural gas production taxes ........     $ 2.09            $ 2.10        $ 2.35           $ 2.39
      Oil and natural gas production expenses .....     $ 6.06            $ 5.26        $ 6.70           $11.14
     Amortization of full-cost pool ...............     $ 5.48            $ 5.64        $ 5.55           $ 8.68
     General and administrative ...................     $11.74            $ 9.44        $12.28           $ 6.11

Acquisition, Development and Exploration Capital Expenditures

      The following table presents information regarding RAM's net costs incurred in RAM's acquisitions of proved properties, and its development and exploration activities:

                                                                                                Nine Months
                                                                       Year Ended                  Ended
                                                                      December 31,              September 30,
                                                        ------------------------------------    -------------
                                                          2002           2003          2004         2005
                                                          ----           ----          ----         ----
                                                                        ($s in thousands)
Proved property acquisition costs .................      $ --           $ --         $82,600      $   141
Development costs .................................       5,370          3,889         5,580        9,483
Exploration costs .................................       1,449            393           727        1,177
                                                         ------         ------       -------      -------
  Total costs incurred ............................      $6,700         $4,282       $88,907      $10,801
                                                         ======         ======       =======      =======
Proved reserves acquired/discovered
  (includes revisions of previous
  estimates) (MBoe) ...............................       1,210            319        13,704        1,607
  Total cost per Boe of reserves
    acquired/discovered ...........................       $5.54         $13.42         $6.49        $6.72

Producing Wells

      The following table sets forth the number of productive wells in which RAM owned an interest as of September 30, 2005. Productive wells consist of producing wells and wells capable of production, including wells awaiting pipeline connections or connection to production facilities. Wells that RAM completes in more than one producing horizon is counted as one well.

                                                Gross         Net
                                                -----       --------
      Oil ...............................       1,989       1,323.60
      Natural gas .......................         234         101.36
                                                -----       --------
            Total .......................       2,223       1,424.96
                                                =====       ========

Acreage

      The following table sets forth RAM's developed and undeveloped gross and net leasehold acreage as of September 30, 2005:

                                               Gross         Net
                                               -----       --------
      Developed..........................     100,154       36,286
      Undeveloped........................     102,563       20,433
                                              -------       ------
            Total........................     202,717       56,719
                                              =======       ======

      Approximately 90% of RAM's net acreage was located in its core areas as of September 30, 2005. RAM's undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage is held by production or contains proved reserves. A gross acre is an acre in which RAM owns an interest. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres.

Drilling Activities

      During the periods indicated, RAM drilled or participated in drilling the following wells:

                                                                                                           Nine Months Ended
                                                            Year Ended December 31,                           September 30,
                                        --------------------------------------------------------------     ------------------
                                              2002                   2003                  2004                   2005
                                        ---------------        ---------------       -----------------     ------------------
                                        Gross       Net        Gross       Net       Gross         Net     Gross         Net
                                        -----       ---        -----       ---       -----         ---     -----         ---
Development wells:
   Productive ......................      4         .42          1         .50         23         16.27      47         42.61
   Non-productive ..................      0         .00          0         .00          1           .25       0           .00
Exploratory wells:
   Productive ......................      0         .00          3         .29          1           .33       1           .25
   Non-productive ..................      2         .38          0         .00          4           .48       0           .00
                                         --         ---         --         ---         --         -----      --         -----
   Total ...........................      6         .80          4         .79         29         17.33      48         42.86
                                         ==         ===         ==         ===         ==         =====      ==         =====

Oil and Natural Gas Marketing and Hedging

      RAM's oil and natural gas production is sold primarily under market sensitive or spot price contracts. During the nine months ended September 30, 2005, three purchasers accounted for approximately 75% of RAM's oil and natural gas sales. RAM believes there are numerous other companies available to purchase RAM's oil and natural gas, and that the loss of any or all of these purchasers would not materially affect its ability to sell oil and natural gas. However, if the natural gas gathering system and processing plant located in the Boonsville Area that is currently owned by RAM's second largest customer were to cease operations, whether for mechanical, financial or other reasons, such cessation could materially and adversely affect RAM's cash flow from operations on a temporary basis. RAM has no reason to believe that any such cessation is likely to occur.

      To reduce exposure to fluctuations in oil and natural gas prices and to achieve more predictable cash flow, RAM periodically utilizes various hedging strategies to manage the price received for a portion of its future oil and natural gas production. RAM has not established hedges in excess of its expected production. These strategies customarily involve the purchase of put options to provide a price floor for its production, put/call collars that establish both a floor and a ceiling price to provide price certainty within a fixed range, put/call/call collars that establish a secondary floor above the put/call collar ceiling, and forward sale contracts for specified monthly volumes at prices determined with reference to the natural gas futures market or swap arrangements that establish an index-related price above which RAM pays the hedging partner and below which RAM is paid by the hedging partner. These contracts allow RAM to predict with greater certainty the effective oil and natural gas prices to be received for its production and benefit RAM when market prices are less than the strike prices or fixed prices under its hedging contracts. However, RAM will not benefit from market prices that are higher than the strike or fixed prices in these contracts for its hedged production.

      RAM's hedge positions at September 30, 2005 are shown in the following table:

                           Crude Oil (Bbls)                                   Natural Gas (Mmbtu)
           -----------------------------------------------       ----------------------------------------------
            Floors                           Ceilings                   Floors                   Ceilings
---------------------------------------------------------------------------------------------------------------
Year       Per Day        Price       Per Day        Price       Per Day       Price       Per Day        Price
---------------------------------------------------------------------------------------------------------------
2005        1,500        $40.00          500        $46.00        6,000        $6.00        6,000        $ 8.46
2006        1,750        $42.50        1,500        $60.56        5,247        $6.53          425        $ 8.66
2007        1,000        $35.00        1,000        $69.74        5,000        $7.00        5,000        $11.95

                          Secondary Floors                Secondary Floors
                      ----------------------          --------------------------
Year                  Per Day          Price          Per Day           Price
--------------------------------------------------------------------------------
2005                    500           $55.75            --               --
2006                   --               --             5,000            $9.75

      RAM's hedging contracts for oil continue through December 2007, and its contracts for natural gas continue through March 2007. For the three months ended September 30, 2005, RAM's average daily production was 2,160 Bbls of oil, 6,441 Mcf of natural gas, and 435 Bbls of NGLs.

Competition

      The oil and natural gas industry is highly competitive. RAM competes for the acquisition of oil and natural gas properties, primarily on the basis of the price to be paid for such properties, with numerous entities including major oil companies, other independent oil and natural gas concerns and individual producers and operators. Many of these competitors are large, well-established companies and have financial and other resources substantially greater than RAM's. The ability of RAM to acquire additional oil and natural gas properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Title to Properties

      RAM believes that it has satisfactory title to its properties in accordance with standards generally accepted in the oil and natural gas industry. As is customary in the oil and natural gas industry, RAM makes only a cursory review of title to farmout acreage and to undeveloped oil and natural gas leases upon execution of any contracts. Prior to the commencement of drilling operations, a title examination is conducted and curative work is performed with respect to significant defects. To the extent title opinions or other investigations reflect title defects, RAM, rather than the seller of the undeveloped property, typically is responsible to cure any such title defects at RAM's expense. If RAM were unable to remedy or cure any title defect of a nature such that it would not be prudent for RAM to commence drilling operations on the property, RAM could suffer a loss of its entire investment in the property. RAM has obtained title opinions on substantially all of its producing properties. Prior to completing an acquisition of producing oil and natural gas leases, RAM performs a title review on a material portion of the leases. RAM's oil and natural gas properties are subject to customary royalty interests, liens for current taxes and other burdens that RAM believes do not materially interfere with the use of or affect the value of such properties.

Facilities

      RAM's executive and operating offices are located at Suite 650, Meridian Tower, 5100 E. Skelly Drive, Tulsa, Oklahoma 74135. RAM also has offices in Houston and Electra, Texas. RAM leases all of its significant facilities. RAM believes that its facilities are adequate for its current needs.

Regulation

      General. Various aspects of RAM's oil and gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and gas industry and its individual members.

      Regulation of Sales and Transportation of Natural Gas. The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. RAM's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation and proposed regulation designed to increase competition within the natural gas industry, to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers and to establish the rates interstate pipelines may charge for their services. Similarly, the Oklahoma Corporation Commission and the Texas Railroad Commission have been reviewing changes to their regulations governing transportation and gathering services provided by intrastate pipelines and gatherers. While the changes being considered by these federal and state regulators would affect RAM only indirectly, they are intended to further enhance competition in natural gas markets. RAM cannot predict what further action the FERC or state regulators will take on these matters; however, RAM does not believe that any actions taken will have an effect materially different than the effect on other natural gas producers with which it competes.

      Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

      Oil Price Controls and Transportation Rates. RAM's sales of crude oil, condensate and gas liquids are not currently regulated and are made at market prices. The price RAM receives from the sale of these products may be affected by the cost of transporting the products to market.

      Environmental. RAM's oil and gas operations are subject to pervasive federal, state, and local laws and regulations concerning the protection and preservation of the environment (e.g., ambient air, and surface and subsurface soils and waters), human health, worker safety, natural resources, and wildlife. These laws and regulations affect virtually every aspect of RAM's oil and gas operations, including its exploration for, and production, storage, treatment, and transportation of, hydrocarbons and the disposal of wastes generated in connection with those activities. These laws and regulations increase its costs of planning, designing, drilling, installing, operating, and abandoning oil and gas wells and appurtenant properties, such as gathering systems, pipelines, and storage, treatment and salt water disposal facilities.

      RAM has expended and will continue to expend significant financial and managerial resources to comply with applicable environmental laws and regulations, including permitting requirements. RAM's failure to comply with these laws and regulations can subject it to substantial civil and criminal penalties, claims for injury to persons and damage to properties and natural resources, and clean-up and other remedial obligations. Although RAM believes that the operation of its properties generally complies with applicable environmental laws and regulations, the risks of incurring substantial costs and liabilities are inherent in the operation of oil and natural gas wells and appurtenant properties. RAM could also be subject to liabilities related to the past operations conducted by others at properties now owned by RAM, without regard to any wrongful or negligent conduct by RAM.

      RAM cannot predict what effect future environmental legislation and regulation will have upon its oil and gas operations. The possible legislative reclassification of certain wastes generated in connection with oil and gas operations as "hazardous wastes" would have a significant impact on its operating costs, as well as the oil and gas industry in general. The cost of compliance with more stringent environmental laws and regulations, or the more vigorous administration and enforcement of those laws and regulations, could result in material expenditures by RAM to remove, acquire, modify, and install equipment, store and dispose of wastes, remediate facilities, employ additional personnel, and implement systems to ensure compliance with those laws and regulations. These accumulative expenditures could have a material adverse effect upon RAM's profitability and future capital expenditures.

      Regulation of Oil and Gas Exploration and Production. RAM's exploration and production operations are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and gas can be produced from RAM's properties.

Legal Proceedings

      From time to time, RAM is a party to litigation or other legal proceedings that RAM considers to be a part of the ordinary course of its business. Other than the pending lawsuit described below, RAM is not involved in any legal proceedings, nor is it a party to any pending or threatened claims, that could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

      In the pending lawsuit, RAM, together with certain of its subsidiaries and affiliates, are defendants in the litigation entitled Sacket v. Great Plains Pipeline Company, et al., in the District Court of Woods County, Oklahoma (Case No. CJ-2002-70). This is a putative class action case filed by a landowner alleging that the royalty payments to landowners for oil and natural gas produced from wells connected to a RAM subsidiary's natural gas, oil and saltwater pipeline system in Woods, Alfalfa and Major Counties, Oklahoma, were calculated on a price that was lower than the price at which the production from the related wells was resold by the subsidiary. The plaintiff filed the lawsuit as a class action on behalf of himself and all other royalty owners under leases held by any of the defendants upon which wells were connected to the system. Plaintiff seeks unspecified damages for breach of contract, tortious breach of implied covenants and breach of fiduciary duty, together with an accounting, imposition of a constructive trust, a permanent injunction, punitive damages and recovery of litigation costs and fees. RAM has filed a response denying the allegations made by the plaintiff. No substantive action has been taken in the case since it was filed in 2002. A hearing on class certification has been set for the first quarter of 2006.

Employees

      At September 30, 2005, RAM had 106 employees, nine of whom were administrative, accounting or financial personnel and 97 of whom were technical and operations personnel. RAM's exploration staff includes two exploration geologists and two exploration landmen. In addition, RAM has project specific consulting relationships with two geophysicists. RAM's future success will depend partially on its ability to attract, retain and motivate qualified personnel. RAM is not a party to any collective bargaining agreement and it has not experienced any strikes or work stoppages. RAM considers it relations with its employees to be satisfactory.

                  RAM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The information contained in this section has been derived from our consolidated financial statements and should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement. This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities and Exchange Act of 1934, as amended, and is subject to the "safe harbor" created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "could," "seek," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. We urge you to consider the risks and uncertainties discussed in "Risk Factors" in evaluating RAM's forward-looking statements. RAM has no plans to update its forward-looking statements to reflect events or circumstances after the date of this proxy statement. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

Critical Accounting Policies

      The preparation of RAM's financial statements in conformity with generally accepted accounting principles requires its management to make estimates and assumptions that affect RAM's reported assets, liabilities and contingencies as of the date of the financial statements and RAM's reported revenues and expenses during the related reporting period. RAM's actual results could differ from those estimates.

Estimates and assumptions that, in the opinion of RAM's management are significant, include the quantities of RAM's oil and natural gas reserves, the amortization of RAM's investment in its oil and natural gas properties, RAM's asset retirement obligations, and income taxes.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

      Operating Revenues. RAM's operating revenues increased by $3.3 million, or 100%, for the three months ended September 30, 2005, compared to the three months ended September 30, 2004. The following table summarizes RAM's oil and natural gas production volumes, average sales prices and period to period comparisons, including the effect on its operating revenues, for the periods indicated:

                                            Three Months Ended
                                               September 30,
                                          ---------------------      % Increase
                                            2004          2005        Decrease)
                                          -------       -------     -----------
Oil and natural gas sales ...........      $3,568       $17,974        403.8%
  ($s in thousands)
Production volumes:
  Oil (MBbls) .......................          24           199        744.0%
  NGL (MBbls) .......................           2            40      2,492.4%
  Natural gas (MMcf) ................         467           593         26.9%
Average sale prices:
  Oil (per Bbl) .....................      $41.78        $60.36         44.5%
  NGL (per Bbl) .....................      $26.54        $39.10         47.3%
  Natural gas (per Mcf) .............      $ 5.45        $ 7.48         37.2%

      Oil and Natural Gas Sales. RAM's oil and gas sales revenues were higher in the three months ended September 30, 2005 as compared to the three months ended September 30, 2004 as a result of a 228% increase in production due, primarily, to the properties included in RAM's WG Energy Acquisition and a 54% increase in realized prices, both on a Boe basis. RAM's average daily production was 3.7 MBoe in the three months ended September 30, 2005 compared to 1.1 MBoe during the three months ended September 30, 2004, an increase of 228%. For the three months ended September 30, 2005, RAM's oil production increased by 744%, its NGL production increased 2,492% and its natural gas production increased 27%, compared to the three months ended September 30, 2004. RAM's average realized sales price for oil was $60.36 per Bbl for the three months ended September 30, 2005, an increase of 45% compared to $41.78 per Bbl for the three months ended September 30, 2004. RAM's average realized NGL price for the three months ended September 30, 2005 was $39.10 per Bbl, a 47% increase compared to $26.54 per Bbl for the three months ended September 30, 2004. RAM's average realized natural gas price was $7.48 per Mcf for the three months ended September 30, 2005, an increase of 37% compared to $5.45 per Mcf for the three months ended September 30, 2004.

      Realized and Unrealized Loss from Derivatives. For the three months ended September 30, 2005, RAM's loss from derivatives was $11.8 million, compared to a loss of $327,000 for the three months ended September 30, 2004. RAM's losses during these periods were the net result of recording unrealized mark-to-market values of its contracts, the premium costs paid for its various derivative contracts, and actual contract settlements. For a further discussion of RAM's realized and unrealized loss from derivatives, please see "Commodity Price Risk."

                                                           Three months ended
                                                              September 30,
                                                       -------------------------
                                                         2004             2005
                                                       -------         ---------
Contract settlements ...........................        $(195)         $   (796)
Premium costs ..................................           --               (87)
    Realized losses ............................         (195)             (883)
Mark-to-market losses ..........................         (132)          (10,877)
    Realized and unrealized losses .............        $(327)         $(11,760)

      Oil and Natural Gas Production Taxes. RAM's oil and gas production taxes for the three months ended September 30, 2005 were $919,000, an increase of $676,000, or 278%, from the $243,000 incurred for the three months ended September 30, 2004. Production taxes are based on realized prices at the wellhead. As revenues from oil and gas sales increase or decrease, production taxes on these sales increase or decrease also. As a percentage of oil and gas sales, oil and gas production taxes were 5.1% for the three months ended September 30, 2005, compared to 6.8% for the three months ended September 30, 2004. The reason for this decrease in percentage is because, after its acquisition of WG Energy, RAM's greatest revenue source is oil sales in Texas that are taxed at a 4.6% rate.

      Oil and Natural Gas Production Expense. RAM's oil and natural gas production expense was $3.9 million for the three months ended September 30, 2005, an increase of $3.3 million, or 533%, from $619,000 for the three months ended September 30, 2004. For the three months ended September 30, 2005, RAM's oil and natural gas production expense was $11.62 per Boe, compared to $6.01 per Boe for the three months ended September 30, 2004, an increase of 93%. As a percentage of oil and natural gas sales, oil and natural gas production expense increased from 17% for the three months ended September 30, 2004 to 22% for the three months ended September 30, 2005. The reason for the increase in costs, both in absolute amount and on a per-barrel basis, is that one of the major fields included in its WG Energy acquisition is a cost intensive, shallow waterflood unit.

      Amortization and Depreciation Expense. RAM's amortization and depreciation expense increased $2.7 million, or 421%, for the three months ended September 30, 2005 compared to the three months ended September 30, 2004 due to increased production attributable to the WG Acquisition. On an equivalent basis, its amortization of the full-cost pool of $3.3 million was $9.70 per Boe for the three months ended September 30, 2005, an increase per Boe of 70% compared to $0.6 million, or $5.72 per Boe for the three months ended September 30, 2004.

      Accretion Expense. SFAS No. 143, Accounting for Asset Retirement Obligations, includes, among other things, the reporting of the "fair value" of asset retirement obligations. Accretion expense is a function of changes in fair value from period-to-period, and RAM recorded $71,000 for the three months ended September 30, 2005 compared to $15,000 for the three months ended September 30, 2004. The increase is due to the higher amount of the asset retirement obligation attributable to the WG Acquisition.

      General & Administrative Expense. For the three months ended September 30, 2005, RAM's general and administrative expenses were $2.4 million, an increase of $973,000, or 70%, as compared with the $1.4 million reported for the three months ended September 30, 2004. This increase was due primarily to the increased costs of accounting for the WG Acquisition.

      Interest Expense. RAM's interest expense increased by $2.1 million to $3.1 million for the three months ended September 30, 2005, compared to $1.0 million for the three months ended September 30,

2004. This increase was attributable to higher outstanding balances and interest rates during the 2005 period.

      Income Taxes. RAM's overall effective tax rate for the three months ended September 30, 2005 and 2004 was 38%.

      Net Income. Due to the factors described above, RAM's net loss was $4.5 million for the three months ended September 30, 2005 compared to net loss of $0.4 million for the three months ended September 30, 2004.

Nine Months Ended September 30, 2005, Compared to Nine Months Ended September 30, 2004

      Operating Revenues. RAM's operating revenues increased by $5.4 million, or 22%, for the nine months ended September 30, 2005, compared to the nine months ended September 30, 2004.

      The following table summarizes RAM's oil and natural gas production volumes, average sales prices and period to period comparisons, including the effect on its operating revenues, for the periods indicated:

                                            Nine Months Ended
                                              September 30,
                                          ---------------------     % Increase
                                            2004          2005      (Decrease)
                                          -------       -------    -----------
Oil and natural gas sales ...........     $12,499       $48,140       285.2%
  (in thousands)
Production volumes:
  Oil (MBbls) .......................         129           596       361.3%
  NGL (MBbls) .......................           5           130     2,372.1%
  Natural gas (MMcf) ................       1,425         1,828        27.7%
Average sale prices:
  Oil (per Bbl) .....................     $ 35.23       $ 53.23        51.1%
  NGL (per Bbl) .....................     $ 22.14       $ 35.36        59.7%
  Natural gas (per Mcf) .............     $  5.50       $  6.52        18.5%

      Oil and Natural Gas Sales. RAM's oil and natural gas sales revenues were higher for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004, with a 177% increase in production due, primarily, to the properties included in the WG Acquisition and a 39% increase in realized prices, both on an Boe basis. RAM's average daily production was 3.8 MBoe in the nine months ended September 30, 2005 compared to 1.4 MBoe for the nine months ended September 30, 2004, an increase of 177%. For the nine months ended September 30, 2005, RAM's oil production increased by 361%, its NGL production increased 2,372% and its gas production increased 28% compared to the nine months ended September 30, 2004. RAM's average realized sales price for oil was $53.23 per Bbl for the nine months ended September 30, 2005, an increase of 51% compared to $35.23 per Bbl for the nine months ended September 30, 2004. RAM's average realized NGL price for the nine months ended September 30, 2005 was $35.36 per Bbl, a 60% increase compared to $22.14 per barrel for the nine months ended September 30, 2004. RAM's average realized gas price was $6.52 per Mcf for the nine months ended September 30, 2005, an increase of 19% compared to $5.50 per Mcf for the nine months ended September 30, 2004.

      Gain On Sale of Subsidiary. On April 29, 2004, RAM completed the sale of all of the outstanding capital stock of its wholly-owned subsidiary, RB Operating Company, or RBOC, for gross proceeds of $23.0 million. After adjustments for closing costs, RAM reported a gain of $12.1 million.

The assets of RBOC at the time of the sale consisted entirely of oil and gas properties located in New Mexico, together with cash, accounts receivable and certain liabilities.

      Realized and Unrealized Loss from Derivatives. For the nine months ended September 30, 2005, RAM's loss from derivatives was $19.9 million, compared to a loss of $901,000 for the nine months ended September 30, 2004. RAM's losses during these periods were the net result of recording unrealized mark-to-market values of its contracts, the premium costs paid for various derivative contracts, and actual contract settlements. For a further discussion of RAM's realized and unrealized loss from derivatives, please see "Commodity Price Risk."

                                                       Nine months ended
                                                         September 30,
                                                  ---------------------------
                                                    2004               2005
                                                  -------           ---------
Contract settlements                               $(429)             $ (955)
Premium costs                                       (117)               (188)
                                                   -----            --------
    Realized losses                                 (546)             (1,143)
Mark-to-market losses                               (355)            (18,771)
                                                   -----            --------
    Realized and unrealized losses                 $(901)           $(19,914)

      Oil and Natural Gas Production Taxes. RAM's oil and natural gas production taxes for the nine months ended September 30, 2005 were $2.5 million, an increase of $1.5 million, or 169%, from the $914,000 incurred for the nine months ended September 2004. Production taxes are based on realized prices at the wellhead. As revenues from oil and gas sales increase or decrease, production taxes on these sales increase or decrease also. As a percentage of oil and gas sales, oil and gas production taxes were 5.1% for the nine months ended September 30, 2005 compared to 7.3% for the nine months ended September 30, 2004. The reason for this decrease in percentage is because, after the WG Acquisition, RAM's greatest revenue source is oil sales in Texas that are taxed at a 4.6% rate.

      Oil and Natural Gas Production Expense. RAM's oil and natural gas production expense was $11.5 million for the nine months ended September 30, 2005, an increase of $9.7 million, or 535%, from $1.8 million for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, its oil and gas production expense was $11.14 per Boe compared to $4.85 per Boe for the nine months ended September 30, 2004, an increase of 130%. As a percentage of oil and natural gas sales, oil and natural gas production expense increased from 14% for the nine months ended September 30, 2004 to 24% for the nine months ended September 30, 2005. The reason for the increase in costs, both in absolute amount and on a per-barrel basis is that one of the major fields included in the WG Acquisition is a cost intensive, shallow waterflood unit.

      Amortization and Depreciation Expense. RAM's amortization and depreciation expense increased $6.9 million, or 303%, for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 due to increased production attributable to the WG Acquisition. On an equivalent basis, RAM's amortization of the full-cost pool of $8.9 million was $8.68 per Boe for the nine months ended September 30, 2005, an increase per Boe of 55% compared to $2.1 million, or $5.61 per Boe for the nine months ended September 30, 2004.

      Accretion Expense. SFAS No. 143, Accounting for Asset Retirement Obligations, includes, among other things, the reporting of the "fair value" of asset retirement obligations. Accretion expense is a function of changes in fair value from period-to-period, and RAM recorded $217,000 for the nine months ended September 30, 2005 compared to $46,000 for the nine months ended September 30, 2004. The increase is due to the higher amount of the asset retirement obligation attributable to the WG Acquisition.

      General & Administrative Expense. For the nine months ended September 30, 2005, RAM's general and administrative expenses were $6.3 million, an increase of $1.8 million, or 41%, as compared with the $4.5 million reported for the nine months ended September 30, 2004. This increase was due primarily to the increased costs of accounting for the WG Acquisition, higher salaries, travel, legal fees and shareholder reimbursements during the 2005 period.

      Gain On Sale of Subsidiary. On April 29, 2004, RAM completed the sale of all of the outstanding capital stock of its wholly-owned subsidiary, RBOC, for gross proceeds of $23.0 million. After adjustments for closing costs, RAM reported a gain of $12.1 million. The assets of RBOC at the time of the sale consisted entirely of oil and gas properties located in New Mexico, together with cash, accounts receivable and certain liabilities.

      Interest Expense. RAM's interest expense increased by $5.4 million to $8.8 million for the nine months ended September 30, 2005, compared to $3.4 million for the nine months ended September 30, 2004. This increase was attributable to higher outstanding balances and interest rates during the 2005 period.

      Income Taxes. RAM's overall effective tax rate for the nine months ended September 30, 2005 and 2004 was 38%.

      Net Income (Loss). Due to the factors described above, RAM's net loss was $5.7 million for the nine months ended September 30, 2005 compared to net income of $6.8 million for the nine months ended September 30, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

      Operating Revenues. RAM's operating revenues increased by $9.6 million, or 48%, for the year ended December 31, 2004, compared to the year earlier period.

      The following table summarizes RAM's oil and natural gas production, average sales prices and period to period comparisons, including the effect on RAM's operating revenues, for the periods indicated:

                                                 Year Ended
                                                December 31,
                                            --------------------     % Increase
                                             2003         2004        (Decrease)
                                            -------      -------     -----------
Oil and natural gas  sales ..............   $20,053      $17,975        (10.4)%
  ($s in thousands)
Production volumes:
  Oil (MBbls) ...........................       277          178        (35.8)%
  Natural gas liquids (MBbls) ...........         5           12        161.6%
  Natural gas (MMcf) ....................     2,334        2,084        (10.7)%
Average net sales prices:
  Oil (per Bbl) .........................   $ 29,47      $ 37.63         27.7%
  Natural gas liquids (per Bbl) .........   $ 16.94      $ 26.41         55.9%
  Natural gas (per Mcf) .................   $  5.06      $  5.26          3.9%


      Oil and Natural Gas and Oil Sales. RAM's oil and natural gas sales revenues were lower in 2004 compared to 2003 with a 20% decrease in production due, primarily, to the sale of its subsidiary, RB Operating Company, or RBOC, on April 29, 2004, partially offset by a 12% increase in realized prices, both on a Boe basis. RAM's average daily production was 1,473 Boe in 2004 compared to 1,838 Boe during 2003, a decrease of 20%. For 2004, RAM's natural gas production decreased by 11% and oil production decreased 36% compared to 2003. The average sale price realized by RAM for oil for 2004 was $37.63 per barrel, a 28% increase from the $29.47 received for 2003, and for natural gas was $5.26 per Mcf for 2004, compared to $5.06 per Mcf for 2003, an increase of 4%.

      Gain On Sale of Subsidiary. On April 29, 2004, RAM completed the sale of all of the outstanding capital stock of its wholly-owned subsidiary, RBOC, for gross proceeds of $23.0 million. After adjustments for closing costs, RAM reported a gain of $12.1 million. The assets of RB Operating Company at the time of the sale consisted entirely of oil and gas properties located in New Mexico, together with cash, accounts receivable and certain liabilities.

      Realized and Unrealized Loss from Derivatives. For 2004, RAM's loss from derivatives was $793,000. For 2003, RAM recorded a loss from derivatives of $203,000. These losses were the net result of contract settlements, premium costs of various derivative contracts, and by mark-to-market values of those contracts at year-end.

                                              2003            2004
                                            --------        --------
Contract settlements                        $  --           $  (825)
Premium costs                                  (328)         (1,536)
    Realized losses                            (328)         (2,361)
Mark-to-market losses                           125           1,568
    Realized and unrealized losses          $  (203)        $  (793)

      Oil and Natural Gas Production Taxes. RAM's oil and natural gas production taxes for 2004 were $1.3 million, a decrease of $145,000, or 10%, from $1.4 million for 2003. As a percentage of wellhead prices received, these production taxes were 7% for both 2004 and 2003.

      Oil and Natural Gas Production Expense. RAM's oil and natural gas production expense for 2004 was $3.6 million, an increase of $73,000, or 2%, from $3.5 million for 2003. RAM's oil and natural gas production expense was 20% of sales of oil and natural gas, or $6.70 per Boe for 2004, compared to 18%, or $5.26 per Boe for 2003. This increase was due primarily to $568,000 attributable to RWG production expense in the 2004 period, offset by a decrease caused by the sale of RBOC.

      Accretion Expense. RAM adopted SFAS No. 143, Accounting for Asset Retirement Obligations, during the first quarter of 2003. One aspect of SFAS No. 143, Accounting for Asset Retirement Obligations, is the reporting of the "fair value" of asset retirement obligations. Accretion expense is a function of changes in fair value from period-to-period. RAM recorded $78,000 of accretion expense for 2004, compared to $48,000 recorded for 2003.

      Amortization and Depreciation Expense. RAM's amortization and depreciation expense for 2004 was $3.3 million, a decrease of $825,000, or 20%, compared to $4.1 million for 2003. This decrease was due primarily to lower production during 2004. On a Boe basis, the amortization of RAM's full-cost pool was $5.55 per Boe for 2004, a decrease of 2% compared to $5.64 per Boe for 2003.

      General & Administrative Expense. RAM's general and administrative expense for 2004 was $6.6 million, an increase of $270,000, or 4% over its general and administrative expense of $6.3 million recorded for 2003. The increase was due primarily to increased salaries and benefits to employees, excluding officers, during 2004.

      Interest Expense. RAM's interest expense increased by $158,000 to $5.1 million for 2004 compared to $4.9 million for 2003. This increase for 2004 was attributable to higher average interest rates during 2004, the write-off of deferred loan costs of $309,000, and the allocation in 2003 of $609,000 to discontinued operations.

      Income Taxes. RAM's overall effective tax rate for 2004 and 2003 was 38%.

      Loss from Discontinued Operations. On July 31, 2003, RAM sold its 145-mile natural oil and gas pipeline system located in the Anadarko Shelf area in Oklahoma to CGI for $15.0 million, effective August 1, 2003, subject to certain adjustments. The sale price was reduced by $3.0 million in consideration of the settlement and mutual release by RAM's subsidiary, Great Plains Pipeline Company, or GPPC, and by CGI of all claims that were or could have been asserted by CGI and GPPC in a lawsuit filed by CGI in September 2003, relating to disputes arising under a gas service contract between the parties. RAM received net sale proceeds of $11.8 million, after all adjustments and less expenses relating to the sale. RAM's pipeline activities are reported as discontinued operations for all periods presented in the accompanying financial statements and operating results of the pipeline are reflected separately from the results of continuing operations.

      The results of RAM's discontinued operations for the year ended December 31, 2003 are as follows (in thousands):

Pipeline system revenue                                 $ 14,500

Pipeline system costs and expenses
       Purchases                                          12,066
       Operating costs                                       598
       Depreciation                                          388
       Impairment                                          2,562
       Interest                                              609
                                                        --------
           Total system costs and expenses                16,223

Loss from discontinued operations                         (1,723)
      Income tax benefit                                    (655)
                                                        --------
Loss from discontinued operations                       $ (1,068)
                                                        ========

      Net Income. RAM recorded net income of $6.1 million for 2004 compared to a net loss of $2.0 million for 2003, due primarily to the sale of RBOC.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Operating Revenues. RAM's operating revenues increased by $9.9 million, or 97% for the year ended December 31, 2003 compared to 2002. This increase was due both to increased production and higher prices for natural gas and crude oil.

      Oil and Natural Gas Sales. The following table summarizes RAM's oil and natural gas production volumes, average sales prices and period to period comparisons, including the effect on its oil and gas operating revenues, for the periods indicated:

                                                  Year ended
                                                 December 31,
                                             --------------------    % Increase
                                              2002         2003      (Decrease)
                                             -------      -------    ----------
Oil and natural gas  sales: .............    $10,166      $20,053       97.3%
    ($ in thousands)
Production volumes:
    Oil (MBbls) .........................        202          277       36.9%
    Natural gas liquids (MBbl) ..........          3            5       49.9%
    Natural gas (MMcf) ..................      1,760        2,334       32.6%
Average sale prices:
    Oil (per Bbl) .......................    $ 24.79      $ 29.32       18.9%
    Natural gas liquids (per Bbl) .......    $  3.32      $ 16.94      410.6%
    Natural gas (per Mcf) ...............    $  2.92      $  5.07       73.3%

      RAM's oil and natural gas sales revenues were higher in 2003 compared to 2002, with a 35% increase in production due, primarily, to recompletions of existing wells and a 47% increase in realized prices, both on a Boe basis. RAM's average daily production was 1,838 Boe in 2003 compared to 1,367 Boe in 2002. For 2003, RAM's natural gas production increased by 33% and its oil production increased 37% compared 2002. The average sales price realized by RAM for oil in 2003 was $29.47 per Bbl, a 19% increase compared to $24.79 per Bbl for 2002, and for natural gas was $5.06 per Mcf for 2003, an increase of 73% compared to $2.92 per Mcf for 2002.

      Realized and Unrealized Gains (Losses) on Derivatives. For 2003, RAM's loss from derivatives was $203,000. For 2002, RAM recorded a loss from derivatives of $146,000. These losses were the net result of contract settlements, premium costs of various derivative contracts, and by mark-to-market values of those contracts at year-end.

                                               2002           2003
                                              ------         ------
Contract settlements                          $--            $--
Premium costs                                  (208)          (328)
    Realized losses                            (208)          (328)
Mark-to-market losses                            62            125
    Realized and unrealized losses            $(146)         $(203)

      Oil and Natural Gas Production Taxes. RAM's oil and natural gas production taxes increased by $0.4 million, or 35%, for the year ended December 31, 2003, compared to the same period in 2002. RAM's oil and natural gas production tax expense was $2.10 per Boe for 2003, a less than 1% decrease from $2.09 per Boe compared to 2002.

      Oil and Natural Gas Production Expense. RAM's oil and natural gas production expense increased by $0.5 million, or 17%, for the year ended December 31, 2003, compared to the same period in 2002. RAM's oil and natural gas production expense was $5.26 per Boe for 2003, a 13% decrease from $6.06 per Boe for 2002, due to decreased costs to maintain production.

      Amortization and Depreciation Expense. RAM's amortization and depreciation expense increased by $1.2 million, or 39% for 2003 compared to 2002. Amortization of the full-cost pool per Boe was $5.64 for 2003, an increase of $0.17, or 3%, compared to $5.48 for 2002.

      Accretion Expense. RAM adopted SFAS No. 143, Accounting for Asset Retirement Obligations, during the first quarter of 2003. One of the aspects of this standard is the reporting of the "fair value" of asset retirement obligations. Accretion expense is a function of changes in fair value from year-to-year, and RAM recorded $48,000 for the year of 2003.

      General and Administrative Expense. RAM's general and administrative expense increased to $6.3 million, an increase of $0.5 million, or 8% in 2003 compared with $5.9 million in 2002. Increases in salaries and benefits, expense reimbursements to officer/shareholders, and legal fees, partially offset by a decrease in litigation settlement amounts, caused the increase in the period-to-period comparison.

      Interest Expense. RAM's interest expense decreased $4.3 million, or 47%, to $4.9 million in 2003 compared to $9.2 million in 2002. This was due to less outstanding debt during 2003 compared to 2002 as a result of the sale at mid-year of the pipeline operations discussed under the caption "Loss From Discontinued Operations" and the repurchase by RAM of its 11 1/2% senior notes during the fourth quarter of 2002. Net proceeds of approximately $12.0 million from the sale of RAM's pipeline operations were used to reduce the outstanding balance of its credit facility.

      Gain from Early Extinguishment of Debt. In November 2002 RAM repurchased $63.5 million principal amount of its 11 1/2% senior notes due 2008, plus accrued interest, for $30.0 million. After adjustments for proportionate offering costs, the resulting gain was $32.9 million.

      Loss from Discontinued Operations. Effective August 1, 2003, RAM sold its 145-mile oil and natural gas pipeline system located in the Anadarko Shelf area in Oklahoma to Continental Gas, Inc., or CGI, for $15.0 million, subject to certain adjustments. The sale price was reduced by $3.0 million in settlement of all claims that were or could have been asserted by CGI or RAM in a lawsuit filed by CGI in September 2003, relating to disputes arising under a gas service contract between the parties. RAM received net sale proceeds of $11.8 million, after all adjustments and less expenses relating to the sale, and used the net proceeds to reduce the outstanding balance of its credit facility.

      RAM's pipeline activities are reported as discontinued operations for all periods presented in the accompanying financial statements and operating results of the pipeline are reflected separately from the results of continuing operations.

      The results of RAM's discontinued operations for the years ended December 31, 2003 and 2002 are as follows (in thousands):

                                                         Year ended December 31,
                                                        ------------------------
                                                          2002            2003
Pipeline system revenue                                 $ 14,409         14,500

Pipeline system costs and expenses
      Purchases                                           11,929         12,066
      Operating costs                                        928            598
      Depreciation                                         1,999            388
      Impairment                                          12,700          2,562
      Litigation                                           3,450           --
      Interest                                             1,419            609
                                                        --------       --------
          Total system costs and expenses                 32,425         16,223
Loss from discontinued operations                        (18,016)        (1,723)
      Income tax benefit                                  (6,846)          (655)
                                                        --------       --------
Loss from discontinued operations                       $(11,170)      $ (1,068)
                                                        ========       ========

      Income Taxes. RAM's overall effective tax rate was approximately 38% in 2003 and 2002.

      Cumulative Effect of a Change in Accounting Principle. RAM adopted SFAS No. 143, Accounting for Asset Retirement Obligations, during the first quarter of 2003. This resulted in a non-cash loss of $0.4 million, net of tax effects, as a result of the cumulative effect of a change in accounting principle.

      Net Income (Loss). Due to the factors described above, RAM's net income decreased by $4.1 million, from net income of $2.1 million in 2002 to a net loss of $2.0 million in 2003.

Liquidity and Capital Resources

      As of September 30, 2005, RAM had cash and cash equivalents $1.8 million, and $1.3 million available under its credit facility discussed below.

      As of September 30, 2005, RAM had $117.3 million of indebtedness outstanding evidenced by $28.3 million ($28.4 million excluding the original issue discount) of its 11 1/2% senior notes due 2008, $88.7 million outstanding under its credit facility and $0.3 million in other indebtedness.

      Historically, RAM has funded its business activities primarily with operating cash flow and reserve-based bank borrowings. From time to time RAM has engaged in discussions relating to potential acquisitions of oil and natural gas properties or companies engaged in the oil and natural gas business. Other than the proposed merger with Tremisis, RAM has no present agreement, commitment or understanding with respect to any material acquisitions. Any future acquisitions may require that RAM obtain additional financing that will depend upon financing arrangements, if any, available at the time.

      Credit Facility. In November 2002, RAM obtained a $30.0 million, senior secured, revolving credit facility from Wells Fargo Foothill, Inc. ("Foothill"). In November 2002, RAM used advances under the credit facility to purchase $63.5 million principal amount of its outstanding senior notes due 2008. During July 2003, RAM applied the $11.8 million net proceeds from the sale of its GPPC pipeline system to pay down the outstanding balance under the credit facility. In April 2004 RAM sold RBOC, and used approximately $17.9 million of these proceeds to reduce the outstanding balance of the credit facility to zero. The credit facility remained in place with a borrowing base, calculated solely with reference to the then remaining oil and gas reserves, approximating the $30.0 million maximum facility amount.

      In December 2004, RAM acquired WG Energy Holdings and changed its name to RWG Energy, Inc., or RWG. RAM financed the WG Energy Holdings acquisition with a new $90.0 million senior secured credit facility provided by Foothill. The facility was amended and restated in its entirety on May 24, 2005, to accommodate Ableco Finance LLC as a participating lender. The amended and restated facility subsequently was increased to $100.0 million. The facility, as amended, includes a $30.0 million term loan, a $60.0 million revolving credit facility, and a special $10.0 million revolving credit facility dedicated exclusively to satisfying cash collateral requirements under RAM's hedging agreements. The $60.0 million revolving credit facility reduced to $57.5 million in October, 2005, will reduce by an additional $2.5 million on December 31, 2005 and will continue to reduce by $2.5 million on the last day of each calendar quarter thereafter until the committed amount of the revolver is reduced to $50.0 million. Borrowings under the $60.0 million revolving credit facility bear interest at Foothill's base rate plus 2%, or LIBOR plus 4%, at RAM's option, but, in either case, not less than 6%. Advances under the term loan and under the special $10.0 million revolving credit facility bear interest at the 10.5% or the base rate plus 5%, whichever is greater, or 9.5% or LIBOR plus 7%, whichever is greater, also at RAM's option. All outstanding advances under the special $10.0 million revolving credit facility are payable on June 30, 2006. The remainder of the facility will mature in December 2007. Borrowings under the facility are secured by liens on substantially all of RAM's assets on a consolidated basis.

      The amount of credit available at any time under RAM's credit facility may not exceed the lesser of the borrowing base, which is subject to re-determination at least semi-annually, or the maximum facility amount. The credit facility contains customary covenants which, among other things, require compliance with certain financial targets, periodic financial and reserve reporting and limit RAM's incurrence of indebtedness, liens, dividends, loans, mergers, transactions with affiliates, investments and sales of assets.

      Senior Notes. At September 30, 2005, RAM had outstanding $28.4 million aggregate principal amount of its 11 1/2% senior notes due 2008 which mature in February 2008. The notes bear interest at an annual rate of 11 1/2%, payable semi-annually on each February 15 and August 15. Pursuant to a Second Supplemental Indenture executed in connection with RAM's repurchase of $63.5 million principal amount of its senior notes in November 2002, substantially all of the restrictive covenants and certain events of default contained in the original indenture were eliminated.

      Sale of Overriding Royalty Interests. During September 2005, RAM completed the sale (effective February 1, 2005) of small overriding royalty interests from producing shallow gas wells in the Boonsville Field located in Jack and Wise Counties, Texas and a carved-out 2% override in certain unproven Barnett Shale leases also located in these counties. RAM sold these interests to a royalty fund established for the benefit of RAM's officers and employees. The arms-length valuation was based on a $5.50 per MMbtu price, adjusted for the percentage-of-proceeds contract under which the gas is sold, plus a nominal value for the non-producing aspect of the sale package. RAM received net sale proceeds of $2.3 million, all of which was used to pay down its secured credit facility with Foothill.

      Cash Flows from Operating Activities. RAM's cash flows from operating activities are comprised of three main items: net income (loss), adjustments to reconcile net income to cash provided (used) before changes in working capital, and changes in working capital. For the nine months ended September 30, 2005, RAM's net loss was $5.7 million, as compared with net income of $6.8 million for the nine months ended September 30, 2004. Net income for the 2004 period resulted primarily from gain recognized on the sale of RBOC. Adjustments (primarily non-cash items such as depreciation and amortization, unrealized loss on derivatives, gain on the sale of RBOC, and deferred income taxes) were $25.0 million for the nine months ended September 30, 2005 compared to a negative adjustment of $5.6 million for the nine months ended September 30, 2004, an increase of $30.6 million. Working capital changes for the nine months ended September 30, 2005 were a negative $4.1 million compared with a negative of $0.6 million for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, in total, net cash provided by operating activities was $11.49 million compared to $0.6 million of net cash provided by operations for the nine months ended September 30, 2004.

      Cash Flow from Investing Activities. For the nine months ended September 30, 2005, net cash used by RAM's investing activities was $9.9 million, consisting of $12.3 million in payments for oil and gas properties and other property and equipment additions, offset partially by $2.3 million in proceeds from the sale of oil and gas properties. This compares with net cash provided by RAM's investing activities for the nine months ended September 30, 2004, of $20.7 million, consisting of $21.8 million in proceeds from the sale of RBOC, and $1.7 million in proceeds from short-term investments, offset by $2.9 million in net payment for property additions.

      Cash Flow from Financing Activities. For the nine months ended September 30, 2005, net cash used by RAM's financing activities was $1.0 million, compared to $22.5 million used during the nine months ended September 30, 2004. These payments consisted of principal payments on RAM's credit facility and dividends for both periods, and for the 2005 period only, redemption of one-sixth of its common shares and outstanding options on common shares.

Capital Commitments

      During the year ended December 31, 2004, RAM made an $82.6 million acquisition and had capital expenditures of $6.3 million. RAM budgeted approximately $15.5 million for capital expenditures in 2005, the majority of which was allocated to drilling new wells at proved undeveloped locations and recompleting existing wells. However, the amount and timing of capital expenditures may vary depending on the rate at which RAM expands and develops its oil and natural gas properties. RAM may require additional financing for future acquisitions and to refinance its debt at its final maturities.

      Although RAM cannot provide any assurance, assuming successful implementation of its strategy, including the future development of its proved reserves and realization of its cash flows as anticipated, management of RAM believes that borrowings available under RAM's credit facilities, the balance of its unrestricted cash and cash flows from operations will be sufficient to satisfy its budgeted capital expenditures, working capital and debt service obligations for the foreseeable future. The actual amount and timing of RAM's future capital requirements may differ materially from its estimates as a result of, among other things, changes in product pricing and regulatory, technological and competitive developments. Sources of additional financing available to RAM may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. Management of RAM cannot provide any assurance that any such financing will be available on acceptable terms or at all.

      The table below sets forth RAM's contractual cash obligations as of December 31, 2004, which are obligations during the following years:

                                         2005    2006-2007   2008-2009  2010 and after
                                         ----    ---------   ---------  --------------
Contractual Cash Obligations                         (in thousands)
Long-term debt                         $ 3,900    $85,100     $28,400    $       --
Operating leases                           287        315        --              --
Capital leases                            --         --          --              --
Purchase obligations                      --         --          --              --
                                       -------    -------     -------    ------------
  Total contractual cash obligations   $ 4,187    $85,415     $28,400    $       --
                                       =======    =======     =======    ============

Quantitative and Qualitative Disclosures about Market Risk

      The carrying amounts reported in RAM's balance sheets for cash and cash equivalents, trade receivables and payables, installment notes and variable rate long-term debt approximate their fair values. Based on management estimates, the fair value of RAM's senior notes exceeded their carrying value at September 30, 2005 by approximately $1.4 million. The carrying value of the senior notes exceeded their fair value by $1.4 million at December 31, 2004, and by approximately $7.1 million at December 31, 2003, in each case based on management estimates.

Interest Rate Risk

      RAM is exposed to changes in interest rates. Changes in interest rates affect the interest earned on its cash and cash equivalents and the interest rate paid on its borrowings, other than its senior notes. Though available under RAM's credit facility, RAM has not used interest rate derivative instruments to manage its exposure to interest rate changes. For the year ended December 31, 2004, a 100 basis point (1%) increase in the interest rate on RAM's senior credit facility would have resulted in a $116,229 increase in RAM's annual interest expense. For the nine months ended September 30, 2005, a 100 basis point (1%) increase in the interest rate on RAM's senior credit facility would have resulted in an $864,842 increase in RAM's interest expense for such period.

Commodity Price Risk

      RAM's revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and RAM's ability to borrow and raise additional capital. Lower prices may also reduce the amount of oil and natural gas that it can economically produce. RAM currently sells most of its oil and natural gas production under price sensitive or market price contracts.

      To reduce exposure to fluctuations in oil and natural gas prices and to achieve more predictable cash flow, RAM periodically utilizes various hedging strategies to manage the price received for a portion of its future oil and natural gas production. RAM has not established hedges in excess of its expected production. These strategies customarily involve the purchase of put options to provide a price floor for its production, put/call collars that establish both a floor and a ceiling price to provide price certainty within a fixed range, put/call/call collars that establish a secondary floor above the put/call collar ceiling, and forward sale contracts for specified monthly volumes at prices determined with reference to the natural gas futures market or swap arrangements that establish an index-related price above which RAM pays the hedging partner and below which RAM is paid by the hedging partner. These contracts allow RAM to predict with greater certainty the effective oil and natural gas prices to be received for its production and benefit RAM when market prices are less than the strike prices or fixed prices under its hedging contracts. However, RAM will not benefit from market prices that are higher than the strike or fixed prices in these contracts for its hedged production.

      RAM's hedge positions at September 30, 2005 are shown in the following table:

                      Crude Oil (Bbls)                               Natural Gas (Mmbtu)
          -----------------------------------------      --------------------------------------------
            Floors                      Ceilings               Floors                  Ceilings
-----------------------------------------------------------------------------------------------------
Year      Per Day     Price       Per Day     Price      Per Day     Price        Per Day      Price
-----------------------------------------------------------------------------------------------------
2005       1,500     $40.00          500     $46.00       6,000      $6.00         6,000       $ 8.46
2006       1,750     $42.50        1,500     $60.56       5,247      $6.53           425       $ 8.66
2007       1,000     $35.00        1,000     $69.74       5,000      $7.00         5,000       $11.95

          Secondary Floors                 Secondary Floors
---------------------------------        --------------------
Year        Per Day         Price        Per Day       Price
---------------------------------        --------------------
2005           500         $55.75          --            --
2006          --             --           5,000         $9.75


      RAM's derivative contracts for oil continue through December 2007; its contracts for natural gas continue through March 2007. For the three months ended September 30, 2005, RAM produced 2,160 Bbls of oil per day, 6,441 Mcf of gas per day and 435 Bbls of NGLs per day.

      At December 31, 2004 RAM had purchased put options on 455,500 barrels of crude oil through December, 2005, with a floor of $40.00, and had purchased collars on 1,824,000 MMbtu of natural gas through October 2005. The average floor price was $5.65 per MMbtu and the average ceiling price was $7.81 per MMbtu. For the year ended December 31, 2004, RAM's hedging activities cost it a net of $0.293 per Mcfe.

      RAM frequently uses a hedging strategy known as a "collar" to provide a range of price certainty for a portion of its projected oil and natural gas production. In a typical collar, RAM purchases a "put" option for a stated volume of oil or natural gas production for a future month, that is, for example, the right to sell 1,000 Bbls of oil per day for such month at a specified price, called the "strike price," which establishes a floor price for the stated volume for such month. Paired with that put option, RAM sells or writes a "call" option for the same volume and period at a strike price which establishes a ceiling price at the top end of the range, thereby creating a price "collar" for the stated volume of future production during the specified month. Because puts and calls are options determined with reference to futures prices of oil and natural gas, they are termed "derivatives." RAM does not sell call options except in connection with a collar strategy. When at the end of any financial reporting period the futures price for oil or natural gas for a particular month for which RAM has sold a call option exceeds the strike price under the call option, generally accepted accounting principles require RAM to record as a loss the amount that would be required to be paid in cash by RAM on the last day of such reporting period to "settle" or terminate the call option contract. Of course, all of RAM's outstanding call options are not settled or terminated at the end of each financial reporting period but rather, in most instances, remain in place until the month specified in the call option contract. Since RAM does not hedge in excess of its projected production for the month specified in the call option contract, RAM will always be able to sell at market prices the volume of oil or natural gas covered by the call option. Therefore, while RAM is required, for all reporting periods up to the month specified in the call option contract, to record a loss with respect to each call option for which the futures price exceeds the call option strike price, when the specified month arrives RAM both settles the call option in cash and sells physical volumes of production equal to or greater than the call option volume at the market price then prevailing. By this procedure, RAM effectively locks-in a price for that volume of production specified in the call option approximately equal to the top end of the collar. The market price sales revenues for the production will be recorded as revenues from oil and gas sales on RAM's financial statements and any difference between the call option strike price and the current month futures price (that is, the option settlement cost) is recorded as a realized loss from derivatives. Accordingly, so long as RAM has sufficient volumes of production to cover call options at the top end of its collars, RAM cannot actually "lose" money on the volumes subject to its option hedging contracts; rather, RAM simply will not receive as much revenue from the sale of the production as it would have received if the option had not been in place. Therefore, even when option settlement costs are recorded as a realized loss at the end of a period in which a call option settles, amounts so recorded as "losses" are more in the nature of lost opportunity costs than actual losses.

      RAM's statement of operations for the three month period ended September 30, 2005 reflects realized and unrealized losses from derivatives of $11.8 million. Of this amount, $.9 million is attributable to realized losses on option contracts settled during the period and $10.9 million is attributable to unrealized losses on option contracts that will not settle for months or years in the future. RAM's income statement for the nine month period ended September 30, 2005 reflects realized and unrealized losses from derivatives of $19.9 million. Of this amount, $1.1 million is attributable to realized losses on option contracts settled during the period and $18.8 million is attributable to unrealized losses on option contracts that will not settle for months or years in the future. Even if RAM does not purchase any additional hedging derivatives, the unrealized loss amount for the existing options reflected on RAM's financial statements will change in each subsequent reporting period as commodity futures prices change.

        DIRECTORS AND EXECUTIVE OFFICERS OF TREMISIS FOLLOWING THE MERGER

      At the effective time of the merger, the board of directors and executive officers of Tremisis will be as follows:

Name                    Age    Position
----                    ---    --------

Larry E. Lee            57     Chairman, President and Chief Executive Officer
John M. Longmire        63     Senior Vice President and Chief Financial Officer
Larry G. Rampey         61     Senior Vice President
Drake N. Smiley         58     Senior Vice President
John L. Cox             55     Vice President, Secretary and Treasurer
Sean P. Lane            47     Director
Gerald R. Marshall      71     Director
John M. Reardon         64     Director

      Larry E. Lee is a founder and has served as RAM's president and, with the exception of a two-year hiatus during the early 1990s, chief executive officer since September 1987. Mr. Lee became RAM's chairman of the board in October 2005. Mr. Lee has been active in the oil and gas industry since 1976. Mr. Lee worked for the private companies of Goldman Enterprises and Kerr Consolidated before developing the RAM companies in 1984. He served in the public sector as Budget Director for the city of Oklahoma City from 1971to 1976, and was a member of the staff of Governor David Boren during 1976. Mr. Lee is a Wildcatter member of the Oklahoma Independent Petroleum Association and a member of the Independent Petroleum Association of America, having previously served as director. Mr. Lee is a member of the Board of Trustees, serves as Chairman of the Finance Committee, is a member of the Executive Committee, and is Chairman Elect of the Board of Trustees for the Philbrook Museum of Art. He is also a member of the Board of Directors and Vice Chairman of the Oklahoma Heritage Association, where he serves on the Executive and Finance Committees. Mr. Lee serves as a member of the Executive Board of the Indian Nations Council of the Boy Scouts of America. He is a lifetime member of World Presidents' Organization. Mr. Lee received his B.B.A. in finance from the University of Oklahoma.

      John Longmire has been chief financial officer of RAM since August 1994 and a senior vice president since December 1997. Previously, Mr. Longmire was vice president of RAM from August 1994 until December 1997 and was controller of RAM from March 1990 until August 1994. Mr. Longmire has 30 years experience in various financial management positions in the oil and gas industry. Prior to joining RAM in 1990, Mr. Longmire held various positions with Texas International Company, Amarex, Inc. and Union Oil Company of California. Mr. Longmire is a Certified Public Accountant and received his B.S. in 1973 from California State University at Los Angeles.

      Larry G. Rampey has been a senior vice president of RAM since February 1998, previously serving as vice president of operations since May 1989. Mr. Rampey has 30 years of experience in the management of both domestic and international oil and gas properties. From 1972 until May 1989, Mr. Rampey was employed by Reading & Bates Petroleum Co., holding positions of vice president of international operations and vice president of domestic operations. Mr. Rampey was employed by Amoco prior to joining Reading & Bates. Mr. Rampey is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. Mr. Rampey received his B.S. in Industrial Engineering from Oklahoma State University.

      Drake N. Smiley has been senior vice president of land and exploration for RAM since January 1998. Mr. Smiley served as vice president of land, legal and business development from February 1997 until December 1997. Previously, Mr. Smiley was employed by Reading & Bates, serving as manager of land. Before Reading & Bates, he was employed by Cities Service Company. In June of 1994, Mr. Smiley accepted the position of vice president, land with Continental Resources, Inc. in Enid, Oklahoma. Mr. Smiley has 28 years of experience in the petroleum industry and is a member of the Oklahoma and Tulsa County Bar Associations, the Tulsa and American Associations of Petroleum Landmen and the Oklahoma Independent Petroleum Association. He is a Phi Beta Kappa graduate of the University of Missouri, where he also received his Juris Doctorate.

      John L. Cox has been vice president of finance of RAM since June 2005. Prior to joining RAM's staff, Mr. Cox served as chief financial officer of Cannon Energy, Inc. from March 2003 until June 2005. Mr. Cox previously was controller for Mannix Oil and Gas, Inc. from February 2001 until March 2003 and controller/bankruptcy accountant for the bankruptcy trustee for Bristol Resources Corporation from 1997 to February 2001. Mr. Cox was also a vice president and chief financial officer for Latex Petroleum from 1994 to 1997, controller of Panada Exploration, Inc. from 1990 to 1994, and controller/manager of financial reporting for Reading & Bates Petroleum Co. from 1976 to 1989. Mr. Cox is a Certified Public Accountant and received a B.S. in Accounting from Oklahoma City University.

      Sean P. Lane has served as a director of Kinsale Advisors LLC since January 2003, providing business and risk management advisory services to companies and investors in the energy, environmental, and technology industries. From May 1999 until December 2002, Mr. Lane was an executive vice President, chief administrative officer, general counsel and director of beenz.com inc. a global internet currency business. Mr. Lane served as a managing director of Liberty Power Investments, LLC, an international electric power project development, finance and acquisition firm from December 1992 until May 1999. Mr. Lane has also served as an executive of Compania Boliviana de Energia Electrica, S.A., the leading Bolivian electric utility, as well as The Henley Group, Inc., Wheelabrator Technologies, Inc. and Catalyst Energy Corporation, all publicly traded firms with significant investments in the U.S. or international independent power and environmental industries. Mr. Lane received his J.D. from Georgetown University Law Center and a Bachelor's degree in Political Economy and History from Fordham University.

      Gerald R. Marshall has been a director of RAM since December 1997. Mr. Marshall was vice chairman of the Midland Group of Oklahoma City, Oklahoma, which includes Midland Mortgage Co., MidFirst Bank, Midland Asset Management Co. and Home Shield Insurance Co., from October 1996 to March 2003 and served as a director of MidFirst Bank from 1993 until March 2003, and served as its chief credit officer from October 1996 until March 2001. From 1990 until 1995, Mr. Marshall was chairman, chief executive officer and principal owner of RAM Management Associates, an asset management contractor for the Resolution Trust Corporation. From 1989 until 1990, Mr. Marshall served as a special consultant to Worthen Banking Corporation of Arkansas. From 1987 until 1989, Mr. Marshall was interim chief executive officer of an insolvent savings and loan association in Little Rock, Arkansas, pending federal resolution. From September 1984 until November 1986, Mr. Marshall served as chairman of the board and chief executive officer of Bank of Oklahoma, Oklahoma City, N.A and from August 1981 to April 1984, Mr. Marshall served as president and chief executive officer of Goldman Enterprises, a privately owned, diversified group of companies. Prior to August 1981, Mr. Marshall served as chairman and chief executive officer of Capital Bank, N.A. of Houston, Texas and was a senior vice president of its then parent company, Mercantile Texas Corporation. Prior to 1981, Mr. Marshall served as president and director of The First National Bank and Trust Company of Oklahoma City; as executive vice president of First National Bank in Dallas, and as president of Liberty National Bank and Trust Company of Oklahoma City. Mr. Marshall received a B.S. in Finance and Accounting from the University of Oklahoma.

      John M. Reardon has been market president of Union Bank of California, in Valencia, California, since November 2002. From August 1994 until November 2002, Mr. Reardon was president and chief executive officer of Valencia National Bank, Santa Clarita, California. From 1991 to August 1994, Mr. Reardon was executive vice president of Ramco Oil and Gas, Inc. and RAM Management Associates, Inc. Mr. Reardon was a senior vice president of Wells Fargo Bank, Los Angeles, California from 1987 to 1991. Previously, he served as chairman, president and chief executive officer of Southwestern Bank and Trust Company, Oklahoma City; executive vice president of The First National Bank and Trust Company of Oklahoma City, Oklahoma, and vice president of Liberty National Bank and Trust Company, Oklahoma City, Oklahoma. Mr. Reardon is currently president of the board of directors of the Santa Clarita Valley Boys & Girls Club Foundation. In 2000, Mr. Reardon was presented the Entrepreneur of the Year Award by Ernst & Young and he is a life member in the Entrepreneur of the Year Award Hall of Fame. Mr. Reardon has served as a director of Gene Autry Western Heritage Museum, Los Angeles, California; as a member and officer of several committees and sub-committees of the Housing and Real Estate Finance Committee of the American Bankers Association; and as a director of the Oklahoma Bankers Association. Mr. Reardon has served on the faculty of the University of Oklahoma School of Commercial Banking; Southwestern Graduate School of Banking, Southern Methodist University, Dallas, Texas; the Real Estate Finance School and the National Commercial Lending School of the American Bankers Association; the Secured Lending School of the Oklahoma Bankers Association. He served as Chairman of the Federal Government Relations Committee of the Oklahoma Bankers Association and as a member of the board of directors of the Chair of Banking, the College of Business of the University of Oklahoma. He has also served as an advisory director of Oklahoma State University and a member of the Oklahoma State Advisory Council of the United States Small Business Administration, and President. Mr. Reardon received a B.S. in business from Oklahoma State University and is a graduate of the Southwestern Graduate School of Banking, Southern Methodist University in Dallas, Texas.

Meetings and Committees of the Board of Directors of Tremisis

      During the fiscal year ended December 31, 2004, Tremisis's board of directors held three meetings. Although Tremisis does not have any formal policy regarding director attendance at annual stockholder meetings, Tremisis will attempt to schedule its annual meetings so that all of its directors can attend. Tremisis expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

      In anticipation of being listed on Nasdaq, Tremisis will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Tremisis also will consult with our counsel to ensure that the board's determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an "independent director" generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. Consistent with these considerations, the board of directors of Tremisis has affirmatively determined that, upon appointment to the board of directors of Tremisis on the closing of the merger, Messrs. Lane, Marshall and Reardon will be the independent directors of Tremisis for the ensuing year. Mr. Lee is not independent.

      Tremisis currently does not have a majority of independent directors and is not required to have one.

Audit Committee

      Upon consummation of the merger, the board of directors of Tremisis will establish an audit committee with Messrs. Marshall, Lane and Reardon as its members, each an independent director under Nasdaq listing standards, with Mr. Marshall acting as chairman. The purpose of the audit committee will be to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls.

      Meetings and Attendance

      Since the Tremisis audit committee will not be formed until the consummation of the merger, it did not meet in the year ended December 31, 2004.

      Independent Auditors' Fees

      The firm of BDO Seidman, LLP is currently Tremisis's principal accountant. UHY Mann Frankfort Stein & Lipp CPAs, LLP will serve as principal accountant after the merger.

      Audit Fees

      During the fiscal year ended December 31, 2004, the fees paid Tremisis' principal accountant totaled $39,000. The services performed were in connection with Tremisis's IPO, including the financial statements in Form S-1 (and amendments), the Current Report on Form 8-K filed with the Securities Exchange Commission on May 18, 2004, Form 10-KSB for December 31, 2004 and the review of Tremisis's 2004 Quarterly Reports filed on Form 10-QSB.

      Audit-Related Fees

      During 2004, Tremisis's principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

      Tax Fees

      During 2004, Tremisis's principal accountant did not render services to it for tax compliance, tax advise and tax planning.

      All Other Fees

      During 2004, there were no fees billed for products and services provided by the principal accountant to Tremisis other than those set forth above.

      Audit Committee Pre-Approval Policies and Procedures

      Since the Tremisis audit committee will not be formed until the consummation of the merger, the audit committee did not pre-approve any accounting-related or tax services. However, in accordance with Section 10A(i) of the Securities Exchange Act of 1934, before Tremisis engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

      Audit Committee Report

      Since the Tremisis audit committee will not be formed until the consummation of the merger, it has not yet met or prepared a committee report.

Code of Ethics

      In June 2004, Tremisis's board of directors adopted a code of ethics that applies to Tremisis's directors, officers and employees as well as those of its subsidiaries. A copy of our code of ethics was filed as Exhibit 14 to our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004.

Compensation Committee Information

      Upon consummation of the merger, the board of directors of Tremisis will establish a compensation committee with Messrs. Marshall, Lane and Reardon as its members, each an independent director under Nasdaq listing requirements. The purpose of the compensation committee will be to review and approve compensation paid to our officers and to administer the company's incentive compensation plans, including authority to make and modify awards under such plans. Initially, the only plan will be the 2006 Long-Term Incentive Plan.

Nominating Committee Information

      Upon consummation of the merger, Tremisis will form a nominating committee in connection with the consummation of the merger. The members will be Messrs. Marshall, Lane and Reardon, each an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Tremisis's board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. During the period commencing with the closing of the merger and ending immediately after the 2008 annual meeting of the company, the nominees for Tremisis' board of directors will be determined pursuant to the terms of the voting agreement and approved by the nominating committee.

      Tremisis does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the merger agreement, Tremisis has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the current members of the board of directors is "independent." Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Election of Directors; Voting Agreement

      As provided in the merger agreement, upon consummation of the merger, the board of the Tremisis will initially consist of four members. The RAM Stockholders, on the one hand, and Lawrence S. Coben and Isaac Kier on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other's designees as directors of Tremisis until immediately following the election that will be held in 2008 as follows:

      o in the class to stand for reelection in 2006 - - Larry E. Lee and Sean P. Lane;

      o     in the class to stand for reelection in 2007 - - Gerald R. Marshall;

      o     in the class to stand for reelection in 2008 - - John M. Reardon.

      Pursuant to the merger agreement, the RAM Stockholders shall designate three directors and Messrs. Coben and Kier shall designate one director. Messrs. Marshall, Lee and Reardon are all designees of RAM. Mr. Lane is a designee of Messrs. Coben and Kier. A copy of the voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

      Tremisis's directors do not currently receive any cash compensation for their service as members of the board of directors. However, in the future, non-employee directors may receive certain cash fees and stock awards that the Tremisis board of directors may determine to pay.

Executive Compensation

      No executive officer of Tremisis has received any cash or non-cash compensation for services rendered to Tremisis. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

      Commencing May 12, 2004 and ending upon the acquisition of a target business, Tremisis has and will continue to pay First Americas Management LLC, an affiliate of Isaac Kier, Tremisis's Secretary and Treasurer, a fee of $3,500 per month for providing Tremisis with office space and certain office and secretarial services. Other than this $3,500 per-month fee, no compensation of any kind, including finders and consulting fees, have been or will be paid to any of Tremisis's officers. However, Tremisis's executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Tremisis's behalf such as identifying potential target business and performing due diligence on suitable business combinations.

Employment Agreement

      Larry E. Lee

      In connection with the consummation of the merger agreement, Mr. Lee will enter into an employment agreement with Tremisis. Under the terms of the employment agreement, Mr. Lee will serve as the president and chief executive officer of Tremisis for a term of three years. The employment agreement provides that Mr. Lee will receive an annual base salary of $450,000. Mr. Lee also may be awarded a bonus for any fiscal year during the employment term, either pursuant to an incentive compensation plan maintained by Tremisis or as otherwise may be determined by Tremisis's board of directors.

      The employment agreement provides that, in the event of the termination of Mr. Lee's employment by Tremisis without Cause (as defined in the employment agreement) or by Mr. Lee for Good Reason (as defined in the employment agreement), Tremisis will pay him a lump sum equal to two times his base salary plus a prorated bonus. In addition, Tremisis shall continue benefits to him and/or his family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies if his employment had not been terminated.

      If Mr. Lee's employment is terminated by reason of his death or disability, Tremisis shall pay him a lump sum equal to his then current base salary for twelve months or such shorter period as may remain in the employment term, plus a prorated bonus.

      The employment agreement contains certain restrictive covenants that prohibit Mr. Lee from disclosing information that is confidential to Tremisis and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of Tremisis and its subsidiaries. The employment agreement does not contain any restrictive covenants that otherwise limit Mr. Lee's ability to compete with Tremisis and its subsidiaries following his employment with Tremisis. The form of employment agreement is annexed as Annex H hereto. We encourage you to read the employment agreement in its entirety.

                       BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2005 and after consummation of the merger by:

      o each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on September 30, 2005 or after the consummation of the merger;

      o     each of our current executive officers and directors;

      o     each director nominee;

      o     all our current executive officers and directors as a group; and

      o all of our executive officers and directors as a group after the consummation of the merger.

      This table assumes that no holder of shares of Tremisis's common stock issued in its IPO converts such shares into cash.

------------------------------------------------------------------------------------------------------
                                              Beneficial Ownership         Beneficial Ownership of Our
                                             of Our Common Stock on           Common Stock After the
                                               September 30, 2005           Consummation of the Merger
------------------------------------------------------------------------------------------------------
                                                             Percent                         Percent
                                                             of Class                        of Class
                                              Number of       before          Number of       after
Name and Address of Beneficial Owner(1)         Shares        Merger           Shares         Merger
------------------------------------------------------------------------------------------------------
Lawrence S. Coben                              1,008,334       13.1%         1,008,334         3.0%
------------------------------------------------------------------------------------------------------
Isaac Kier                                       183,334(2)     2.4%           613,334(3)      1.8%
------------------------------------------------------------------------------------------------------
David A. Preiser(4)                               91,666        1.2%            91,666         0.3%
------------------------------------------------------------------------------------------------------
Jon Schotz(5)                                     91,666(6)     1.2%           241,666(7)      0.7%
------------------------------------------------------------------------------------------------------
Sapling, LLC(8)                                  393,100        5.1%           393,100         1.2%
------------------------------------------------------------------------------------------------------
Robert H. Setrakian                              417,800(9)     5.4%           417,800(9)      1.3%
------------------------------------------------------------------------------------------------------
Jack Silver                                      432,500(10)    5.6%           432,500(10)     1.3%
------------------------------------------------------------------------------------------------------
North Pole Capital Master Fund                   442,590(11)    5.5%           442,590(11)     1.3%
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                              Beneficial Ownership         Beneficial Ownership of Our
                                             of Our Common Stock on           Common Stock After the
                                               September 30, 2005           Consummation of the Merger
------------------------------------------------------------------------------------------------------
                                                             Percent                         Percent
                                                             of Class                        of Class
                                              Number of       before          Number of       after
Name and Address of Beneficial Owner(1)         Shares        Merger           Shares         Merger
------------------------------------------------------------------------------------------------------
Farallon Partners, L.L.C                         591,070(12)    7.7%           591,070(12)     1.8%
------------------------------------------------------------------------------------------------------
Larry E. Lee(13)                                       0          0%        12,526,592          38%
------------------------------------------------------------------------------------------------------
Britani Talley Bowman(14)                              0          0%        12,526,592(15)      38%
------------------------------------------------------------------------------------------------------
Gerald R. Marshall(12)                                 0          0%                 0           0%
------------------------------------------------------------------------------------------------------
John M. Reardon(12)                                    0          0%                 0           0%
------------------------------------------------------------------------------------------------------
Sean P. Lane(16)                                       0          0%                 0           0%
------------------------------------------------------------------------------------------------------
All current Tremisis directors and executive
officers as a group (4 individuals)            1,375,000(17)   17.9%         1,955,000(18)     5.9%
------------------------------------------------------------------------------------------------------
All post-merger directors and executive
officers as a group (4 individuals)                                         12,526,592          38%
------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated, the business address of each of the following is 1775 Broadway, Suite 604, New York, New York 10019.

(2) Does not include 430,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will not become exercisable within 60 days.

(3) Includes 430,000 shares of common stock issuable upon exercise of then exercisable warrants.

(4) Mr. Preiser's business address is c/o Houlihan Lokey Howard & Zukin, 685 Third Avenue, New York, New York 10016.

(5) Mr. Schotz's business address is c/o Saybrook Capital, LLC, 401 Wilshire Boulevard, Suite 850, Santa Monica, California 90401.

(6) Does not include 150,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will not become exercisable within 60 days.

(7) Includes 150,000 shares of common stock issuable upon exercise of then exercisable warrants.

(8) The business address of Sapling, LLC is 535 Fifth Avenue, 31st Floor, New York, New York 10017. The foregoing information was derived from a
      Schedule 13G filed with the Securities and Exchange Commission on January 18, 2005.

(9) Represents 29,700 shares of common stock owned directly by Mr. Setrakian and 388,100 shares of common stock held by Helios Partners Fund, LP and Helios Partners Offshore, Ltd. Mr. Setrakian is the managing director of Helios Partners Fund Management, LLC, the investment manager of the two funds and as a result exercises voting and dispositive power over these shares. The foregoing information was derived from a Schedule 13G filed with the Securities and Exchange Commission on November 17, 2005.

(10) Represents 430,000 shares held by Sherleigh Associates Inc. Profit Sharing Plan and 2,500 shares held by Sherleigh Associates, Inc. Defined Benefit Pension Plan. Mr. Silver has the sole voting and dispositive power with respect to all 432,500 shares of common stock beneficially owned by him. The foregoing information was derived from a Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005.

(11) Represents shares held by North Pole Capital Master Fund. Polar Securities, Inc. serves as the investment manager to North Pole Capital Master Fund and accordingly controls the voting and disposition of these shares through Paul Sabourin, the Chief Executive Officer and Chief Investment Officer of Polar Securities. Additionally, John Paul Cahill and Kamran Siddiqui serve as a trader and portfolio manager, respectively, for Polar Securities, Inc. and have discretionary authority over investments of North Pole Capital Master Fund. Does not include 25,000, 30,000 and 3,000 shares of common stock individually held by Messrs. Sabourin, Cahill and Siddiqui, respectively. The foregoing information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on October 6, 2005.

(12) Represents (i) a total of 398,600 shares held by Farallon Capital Partners, L.P, Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P, Farallon Capital Institutional Partners III, L.P, Tinicum Partners, L.P. and Farallon Capital Offshore Investors II, L.P. (collectively, the "Funds"), and (ii)192,470 shares held by a certain account managed by Farallon Capital Management, L.L.C ("Management Company"). Farallon Partners, L.L.C. is the general partner ("General Partner") of the Funds. As such it exercises voting and dispositive power over all shares held by the Funds. Chun R. Ding, William
      F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly are managing members of the General Partner and exercise voting and dispositive power over the General Partner. Such individuals are also the managing members of the Management Company, and as such, exercise voting and dispositive power over the Management Company. The foregoing information was derived from a Schedule 13D filed with the Securities and Exchange Commission on November 30, 2005.

(13) The business address of the Stockholders is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.

(14) Ms. Bowman's business address is 3155 East 86th Street, Tulsa, Oklahoma 74137.

(15) These shares are held by Danish Knights, A Limited Partnership. Ms. Bowman beneficially owns 98.5% of Danish Knights and is the custodian for a 1.3% interest owned by her minor child. Danneborg Corporation, the general partner of Danish Knights, owns the remaining 0.2% interest. Ms. Bowman is the president and sole director of Dannebrog Corporation. Accordingly, Ms. Bowman exercises voting and dispositive power over all shares held by Danish Knights.

(16) Mr. Lane's business address is 111 Prospect Street, Suite 330, Stamford, CT 06901.

(17) Does not include 580,000 shares of common stock issuable upon exercise of warrants held by our officers and directors that are not currently exercisable and will not become exercisable within 60 days.

(18) Includes 580,000 shares of common stock issuable upon exercise of then exercisable warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tremisis Related Party Transactions

      Prior to our IPO, we issued an aggregate of 750,000 shares of common stock to the Tremisis Inside Stockholders as set forth below at a purchase price of approximately $0.033 per share. Subsequent to the issuance, our board of directors authorized a 1.1666666-to-1 forward split of our common stock in April 16, 2004 and on April 23, 2004, our board of directors authorized a 1.375-to-one forward stock split of our common stock, effectively lowering the purchase price to $0.018 per share. The following share numbers have been adjusted to reflect these stock splits:

                               Number
Name                         of Shares      Relationship to Us
----                         ---------      ------------------
Lawrence S. Coben            1,008,334      Chairman and Chief Executive Officer
Isaac Kier                     183,334      Secretary, Treasurer and Director
David A. Preiser                91,666      Director
Jon Schotz                      91,666      Director

      These shares are being held in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until May 2007 pursuant to an escrow agreement between us, the Tremisis Inside Stockholders and the escrow agent. These shares will not be transferable except to their spouses, children or trusts established for their benefit and will be released prior to May 2007 only if we liquidate following a business combination or upon a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

      The holders of these shares are entitled to make up to two demands that Tremisis register these shares pursuant to a registration rights agreement dated April 27, 2004. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the registration rights agreement to be entered into with the RAM Stockholders upon consummation of the merger, Tremisis requested that the Tremisis Inside Stockholders modify their "piggy-back" registration rights in order to ensure that such rights do not conflict with the new registration rights granted to the RAM Stockholders. In consideration therefor, Tremisis agreed that the Tremisis Inside Stockholders shall be entitled to "piggy-back" their registrable securities on any registration statement filed by Tremisis, even if such registration statements are filed prior to the date on which their shares are released from escrow.

      Commencing on our IPO through the consummation of the merger, we will pay First Americas Management a monthly fee of $3,500 for general and administrative services.

      Tremisis has and will continue to reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations.

      Other than the $3,500 per-month administrative fee payable to First Americas Management and reimbursable out-of-pocket expenses payable to Tremisis officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of the above listed Tremisis stockholders for the services rendered to Tremisis prior to or in connection with the consummation of the merger.

      During 2004 Lawrence S. Coben advanced $77,500 to Tremisis to cover expenses related to Tremisis's initial pubic offering. This loan was repaid without interest in June 2004.

      All ongoing and future transactions between Tremisis and any of its officers and directors or their respective affiliates will be on terms believed by Tremisis to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of Tremisis board who do not have an interest in the transaction.

RAM Related Party Transactions

      In October 2004, RAM agreed to purchase an interest in an oil and gas prospect from a third party and to join in the drilling of the first well on the prospect. RAM was billed by the third party for a 38.58% interest in the estimated dry hole cost of $1.2 million, which amount was paid by RAM in November 2004. As part of the purchase transaction, RAM agreed to allow its senior executive officers and shareholders to participate in the transaction by purchasing a 5% interest in the prospect at the same price that RAM paid to the third party. During December 2004 RAM resold the 5% interest to Repco, LLC for the pro-rata equivalent of the same price paid by RAM to the third party. The Repco owners include Messrs. Rampey and Smiley, each of whom is an executive officer, and Mr. Lee, who is an executive officer, director and principal shareholder of RAM. Other owners in Repco include other officers and key employees, and the other principal shareholder, of RAM. At December 31, 2004,

Repco was indebted to RAM in the amount of $184,722 representing Repco's share of joint interest billing on the same drilling prospect. At September 30, 2005, the unpaid balance of that indebtedness was $138,570. No interest is charged or paid on such indebtedness.

      In December 2004, RAM acquired WG Energy Holdings, Inc. Among WG's assets was a package of overriding royalty interests in various oil and gas properties. Following consummation of the WG Energy acquisition, RAM caused Bridgeport Royalties LLC ("Bridgeport") to be formed for the purpose of purchasing the overriding royalty interest package RAM had acquired through the purchase of WG Energy. RAM is the sole manager of Bridgeport. Bridgeport completed the $2.3 million purchase of the overriding royalty interest package in March 2005. RAM received approximately $11.81 per Boe (an amount greater than its purchase price) and did not provide any of the financing to Bridgeport. As an incentive program for RAM employees, ownership in the limited liability company was offered to number of its employees, including Messrs. Rampey, Smiley and Cox and Lee, who is an executive officer, director and principal shareholder of RAM.

      For the year ended December 31, 2004, RAM paid rent expense of $66,000 related to a condominium for the benefit of Mr. Lee, one of RAM's principal shareholders. In addition, for the year ended December 31, 2004, RAM's general and administrative expenses include approximately $792,000 of expenses paid for the benefit of RAM's two principal shareholders, some of which may be personal in nature.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires Tremisis directors, officers and persons owning more than 10% of Tremisis's common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to Tremisis, or representations from certain reporting persons that no other reports were required, Tremisis believes that all applicable filing requirements were complied with during the fiscal year dated December 31, 2004.

            DESCRIPTION OF TREMISIS COMMON STOCK AND OTHER SECURITIES

General

      The certificate of incorporation of Tremisis authorizes the issuance of 30,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the record date, 7,700,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

      The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of Tremisis, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the public stockholders owning a majority of the shares of Tremisis's outstanding common stock. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of Tremisis's stockholders, officers and directors. Tremisis's stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

      Tremisis will proceed with the merger only if the stockholders who own at least a majority of the shares of common stock sold in the IPO vote in favor of the merger and stockholders owning less than 20% of the shares sold in the IPO exercise conversion rights discussed below.

      Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

      If Tremisis is required to liquidate, the holders of Tremisis common stock purchased in the IPO will be entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to Tremisis's IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if Tremisis is forced to liquidate.

      Holders of Tremisis common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of Tremisis common stock acquired in the IPO have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the merger and the merger is approved and completed. Holders of common stock who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

      The certificate of incorporation of Tremisis authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Tremisis's board of directors. Accordingly, Tremisis's board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although Tremisis has entered into an underwriting agreement which prohibits Tremisis, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. Tremisis may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Tremisis. There are no shares of preferred stock outstanding and Tremisis does not currently intend to issue any preferred stock.

Warrants

      Tremisis currently has outstanding 12,650,000 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the merger. The warrants expire on May 11, 2008 at 5:00 p.m., New York City time. Tremisis may call the warrants for redemption;

      o     in whole and not in part;

      o at a price of $.01 per warrant at any time after the warrants become exercisable;

      o upon not less than 30 days' prior written notice of redemption to each warrant holder; and

      o if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Tremisis's recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Tremisis, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

      No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, Tremisis has agreed to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that Tremisis will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

      We have engaged EarlyBirdCapital, the representative of the underwriters of Tremisis's IPO, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of our IPO if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

      o the market price of the underlying shares of common stock is lower than the exercise price;

      o the holder of the warrants has not confirmed in writing that EarlyBirdCapital, Inc. solicited the exercise;

      o     the warrants are held in a discretionary account;

      o     the warrants are exercised in an unsolicited transaction; or

      o the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

                PRICE RANGE OF TREMISIS SECURITIES AND DIVIDENDS

      Tremisis's units, common stock and warrants are traded on the OTCBB under the symbols TEGYU, TEGY and TEGYW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on May 13, 2004 and since the common stock and warrants commenced public trading on May 24, 2004. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

------------------------------------------------------------------------------------------
                                                 Units       Common Stock       Warrants
------------------------------------------------------------------------------------------
                                             High     Low    High     Low    High     Low
------------------------------------------------------------------------------------------
2005:
------------------------------------------------------------------------------------------
     First Quarter .......................   $7.35   $6.70   $5.50   $5.01   $0.94   $0.74
------------------------------------------------------------------------------------------
     Second Quarter ......................   $7.05   $6.36   $5.56   $5.12   $0.82   $0.57
------------------------------------------------------------------------------------------
     Third Quarter .......................   $7.30   $6.20   $5.55   $5.13   $0.98   $0.50
------------------------------------------------------------------------------------------
        Fourth Quarter
        (through ___, 2005) ..............
------------------------------------------------------------------------------------------
2004:
------------------------------------------------------------------------------------------
     Fourth Quarter ......................   $6.65   $5.70   $5.14   $4.80   $0.80   $0.48
------------------------------------------------------------------------------------------
     Third Quarter .......................   $6.35   $5.97   $5.00   $4.81   $0.71   $0.52
------------------------------------------------------------------------------------------
     Second Quarter (commencing May 24)...   $6.40   $6.00   $5.00   $4.70   $0.82   $0.69
------------------------------------------------------------------------------------------

      Holders of Tremisis common stock, warrants and units should obtain current market quotations for their securities. The market price of Tremisis common stock, warrants and units could vary at any time before the merger.

      In connection with the merger, Tremisis and RAM will use their reasonable best efforts to obtain the listing for trading on Nasdaq of Tremisis common stock, warrants and units. In the event Tremisis's common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbol will change to one determined by Tremisis and Nasdaq that is reasonably representative of the corporate name or business of Tremisis. If the listing on Nasdaq is not finally approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB.

Holders

      As of ________, 2006, there were ___ holders of record of Tremisis units, ___ holders of record of Tremisis common stock and ___ holders of record of Tremisis warrants. Tremisis believes that the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

Dividends

      Tremisis has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the present intention of Tremisis's board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger.

                                APPRAISAL RIGHTS

      Tremisis stockholders do not have appraisal rights in connection the merger or the issuance of Tremisis common stock pursuant to the merger under the DGCL.

                              STOCKHOLDER PROPOSALS

      Assuming the merger proposal is approved, the Tremisis 2006 annual meeting of stockholders will be held on or about ________, 2006 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2006 annual meeting, you need to provide it to us by no later than _____________, 2006. You should direct any proposals to our secretary at Tremisis's principal office in New York, New York. If you want to present a matter of business to be considered at the year 2006 annual meeting, under Tremisis's by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between __________ and ____________. If Tremisis is liquidated as a result of not consummating a business combination transaction before May 18, 2006, there will be no annual meeting in 2006.

                                     EXPERTS

      The consolidated financial statements of RAM Energy, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this proxy statement, have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Tremisis at December 31, 2004 and for the period from February 5, 2004 (inception) to December 31, 2004, included in this proxy statement have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of RWG Energy, Inc. and its subsidiaries at December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, included in this proxy statement have been audited by ELMS FARIS & COMPANY, LLP, independent public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority for such firm as experts.

                       WHERE YOU CAN FIND MORE INFORMATION

      Tremisis files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Tremisis with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may access information on Tremisis at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

      Information and statements contained in this proxy statement, or any annex to this proxy statement incorporated by reference in this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement or incorporated in this proxy statement by reference.

      All information contained in this document relating to Tremisis has been supplied by Tremisis, and all such information relating to RAM has been supplied by RAM. Information provided by one another does not constitute any representation, estimate or projection of the other.

      If you would like additional copies of this document, or if you have questions about the merger, you should contact:

      Lawrence S. Coben
      Chairman and Chief Executive Officer
      Tremisis Energy Acquisition Corporation
      1755 Broadway, Suite 604
      New York, New York 10019
      (212) 397-1464

                          INDEX TO FINANCIAL STATEMENTS

RAM Energy, Inc. --  Nine months ended September 30, 2005 and 2004

Condensed Consolidated:

Balance Sheets as of September 30, 2005 (unaudited)
  and December 31, 2004                                                     F- 2

Statements of Operations for the nine months ended
  September, 2005 and 2004 (unaudited)                                      F- 3

Statements of Stockholders' Deficit for the nine months
  ended September 30, 2005 (unaudited) and for the year
  ended December 31, 2004                                                   F- 4

Statements of Cash Flows for the nine months ended
  September 30, 2005 and 2004 (unaudited)                                   F- 5

Notes to Unaudited Condensed Consolidated Financial Statements              F- 6

RAM Energy, Inc. -- Years ended December 31, 2004, 2003, and 2002           F- 7

Report of Independent Registered Public Accounting Firm                     F-17

Consolidated Balance Sheets as of December 31, 2004 and 2003                F-18

Consolidated Statements of Operations for the years ended
  December 31, 2004, 2003 and 2002                                          F-19

Consolidated Statements of Stockholders' Deficit for
  the years ended December 31, 2004, 2003 and 2002                          F-20

Consolidated Statements of Cash Flows for the years
ended December 31, 2004, 2003 and 2002                                      F-21

Notes to Consolidated Financial Statements                                  F-22

RWG Energy, Inc. -- Years ended December 31, 2005 and 2004

Report of Independent Auditors                                              F-47

Consolidated Balance Sheets as of December 31, 2004 and 2003                F-48

Consolidated Statements of Operations for the years ended
  December 31, 2003 and 2004                                                F-49

Consolidated Statements of Stockholders' Equity for the years
  ended December 31, 2004 and 2003                                          F-50

Consolidated Statements of Cash Flows for the years
  ended December 31, 2004 and 2003                                          F-51

Notes to Consolidated Financial Statements                                  F-53

Tremisis Energy Acquisition Corp.

Report of Independent Regsistered Public Accounting Firm                    F-69

Balance Sheets                                                              F-70

Statements of Operations                                                    F-71

Statements of Stockholders' Equity                                          F-72

Statements of Cash Flows                                                    F-73

Summary of Significant Accounting Policies                                  F-74

Notes to Financial Statements                                               F-75

                                RAM Energy, Inc.
                      Condensed consolidated balance sheets
               (in thousands, except share and per share amounts)

                                                         September
                                                          30, 2005     December
                                                        (unaudited)    31, 2004
                                                         ---------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                              $   1,753    $   1,175
  Accounts receivable:
    Oil and natural gas sales                                6,870        5,039
    Joint interest operations, net of
      allowance for doubtful accounts of $591 and
      $687 at September 30, 2005, and December
        31, 2004, respectively                                 491          630
    Other                                                       99           28
  Derivative assets                                             --        1,627
  Prepaid expenses and other current assets                    522          706
                                                         ---------    ---------
Total current assets                                         9,735        9,205

PROPERTIES AND EQUIPMENT, AT COST:
  Oil and natural gas properties and equipment,
    using full cost accounting                             155,330      146,598
  Other property and equipment                               6,924        5,779
                                                         ---------    ---------
                                                           162,254      152,377
  Less accumulated depreciation, depletion
    and amortization                                       (33,134)     (23,919)
                                                         ---------    ---------
Net properties and equipment                               129,120      128,458
OTHER ASSETS:
  Deferred loan costs, net of accumulated
    amortization of $4,565 and $4,110 at September
    30, 2005, and December 31, 2004, respectively            1,390        1,845
  Other                                                        880          816
                                                         ---------    ---------
Total assets                                             $ 141,125    $ 140,324
                                                         =========    =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable:
    Trade                                                $   5,348    $   5,273
    Oil and natural gas proceeds due others                  2,948        2,528
    Related party                                              200           --
  Accrued liabilities:
    Compensation                                               391          583
    Interest                                                   638        1,547
    Income taxes payable                                        --          289
    Dividends                                                   --           --
    Derivative liabilities                                   5,308           --
Long-term debt due within one year                           8,917        3,891
                                                         ---------    ---------
Total current liabilities                                   23,750       14,111

DERIVATIVE LIABILITIES                                       5,432         --
OIL AND NATURAL GAS PROCEEDS DUE OTHERS                      2,006        1,642
LONG-TERM DEBT                                             108,384      113,453
DEFERRED AND OTHER NON-CURRENT INCOME TAXES                 21,173       24,374
ASSET RETIREMENT OBLIGATION                                  6,873        6,656
COMMITMENTS AND CONTINGENCIES                                   --           --

STOCKHOLDERS' DEFICIT
  Common stock, $10.00 par value; authorized -
    5,000 shares; issued
    and outstanding - 2,273 shares                              23           23
  Additional paid-in capital                                    73           73
  Accumulated deficit                                      (26,589)     (20,008)
                                                         ---------    ---------
      Total stockholders' deficit                          (26,493)     (19,912)
                                                         ---------    ---------
      Total liabilities and stockholders' deficit        $ 141,125    $ 140,324
                                                         =========    =========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                RAM Energy, Inc.
                 Condensed consolidated statements of operations
               (in thousands, except share and per share amounts)
                                   (unaudited)

                                                    Three Months Ended         Nine Months Ended
                                                       September 30,              September 30,
                                                     2005         2004          2005        2004
                                                  ----------    --------    ----------   ---------
OPERATING REVENUES:
  Oil and natural gas sales                       $   17,974    $  3,568    $   48,140   $  12,499
  Realized and unrealized losses
    from derivatives                                 (11,760)       (327)      (19,914)       (901)
  Gain on sale of subsidiary                              --          --            --      12,139
  Other                                                  398          67           983         117
                                                  ----------    --------    ----------   ---------
      Total revenues                                   6,612       3,308        29,209      23,854

OPERATING EXPENSES:
  Oil and natural gas production taxes                   919         243         2,460         914
  Oil and natural gas production expenses              3,917         619        11,453       1,803
  Depreciation, depletion and amortization             3,397         652         9,213       2,288
  Accretion expense                                       71          15           217          46
  General and administrative, overhead and
   other expenses                                      2,367       1,394         6,285       4,454
                                                  ----------    --------    ----------   ---------
      Total operating expenses                        10,671       2,923        29,628       9,505
                                                  ----------    --------    ----------   ---------
      Operating income (loss)                         (4,059)        385          (419)     14,349
                                                  ----------    --------    ----------   ---------

OTHER INCOME (EXPENSE):
  Interest expense                                    (3,145)     (1,029)       (8,769)     (3,394)
  Interest income                                         19          11            41          31
                                                  ----------    --------    ----------   ---------
Income (loss) before taxes                            (7,185)       (633)       (9,147)     10,986

Income tax (benefit) provision                        (2,720)       (240)       (3,466)      4,175
                                                  ----------    --------    ----------   ---------
Net income (loss)                                 $   (4,465)   $   (393)   $   (5,681)  $   6,811
                                                  ==========    ========    ==========   =========

EARNINGS (LOSS) PER SHARE:
  Basic                                           $(1,964.36)   $(159.11)   $(2,499.34)  $2,578.95
  Diluted                                         $(1,964.36)   $(159.11)   $(2,499.34)  $2,487.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                                2,273       2,470         2,273       2,641
  Diluted                                              2,273       2,470         2,273       2,738

      The accompanying notes are an integral part of these condensed consolidated financial statements.

                                RAM Energy, Inc.
           Condensed consolidated statements of stockholders' deficit
               (in thousands, except share and per share amounts)
                                   (unaudited)

                                           Common Stock        Additional                   Total
                                        --------------------    Paid-In    Accumulated   Stockholders'
                                         Shares      Amount     Capital      Deficit       Deficit
                                        --------    --------   ----------  -----------   -------------
BALANCE, December 31, 2003                 2,727    $     27    $     88    $(19,768)      $(19,653)

  Net income                                  --          --          --       6,076          6,076

  Dividends declared                          --          --          --      (1,200)        (1,200)

  Purchase and cancellation of common
     shares and outstanding options         (454)         (4)        (15)     (5,116)        (5,135)
                                        --------    --------    --------    --------       --------

BALANCE, December 31, 2004                 2,273          23          73     (20,008)       (19,912)

  Net loss                                    --          --          --      (5,681)        (5,681)

  Dividends declared                          --          --          --        (900)          (900)
                                        --------    --------    --------    --------       --------

BALANCE, September 30, 2005                2,273    $     23    $     73    $(26,589)      $(26,493)
                                        ========    ========    ========    ========       ========

      The accompanying notes are an integral part of these condensed consolidated financial statements.

                                RAM Energy, Inc.
                 Condensed consolidated statements of cash flows
                                 (in thousands)
                                   (unaudited)

                                                           Nine Months Ended
                                                              September 30,
                                                            2005        2004
                                                         --------    --------
OPERATING ACTIVITIES:
Net income (loss)                                        $ (5,681)   $  6,811
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation, depletion and amortization
      Oil and natural gas properties and equipment          8,923       2,086
      Amortization of Deferred loan costs
        and Senior notes discount                             486         355
      Other property and equipment                            290         202
    Accretion expense                                         217          46
    Gain on sale of assets                                     --          (2)
    Gain on the sale of subsidiary                             --     (12,139)
    Unrealized losses on derivatives                       18,767          --
    Deferred income taxes                                  (3,466)      3,875
Changes in operating assets and liabilities
        Accounts receivable                                (1,763)        (90)
        Prepaid expenses and other current assets             184          80
        Accounts payable                                      695        (158)
        Accrued liabilities and other                      (7,159)       (432)
                                                         --------    --------
          Total adjustments                                17,174      (6,177)
                                                         --------    --------
          Net cash provided by operating activities        11,493         634
                                                         --------    --------
INVESTING ACTIVITIES:
Proceeds from maturity of short-term investments               --       1,681
Payments for oil and natural gas properties               (11,078)     (2,937)
  and equipment
Proceeds from sales of oil and natural gas
  properties and equipment                                  2,346         295
Payments for other property and equipment                  (1,209)       (140)
Proceeds from sales of other property and equipment            --          38
Proceeds from sale of subsidiary                               --      21,791
                                                         --------    --------
Net cash (used in) provided by investing activities        (9,941)     20,728

FINANCING ACTIVITIES:
Payments on long-term debt                                 (6,952)    (18,222)
Proceeds from borrowings on long-term debt                  6,878       2,018
Dividends paid                                               (900)     (1,200)
Common stock and options purchased                             --      (5,135)
                                                         --------    --------
Net cash used in financing activities                        (974)    (22,539)
Increase (decrease) in cash and cash equivalents              578      (1,177)

Cash and cash equivalents at beginning of period            1,175       2,118
                                                         --------    --------
Cash and cash equivalents at end of period               $  1,753    $    941
                                                         ========    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for income taxes                             $     --    $    300
                                                         ========    ========
  Cash paid for interest                                 $  3,770    $  3,820
                                                         ========    ========

DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
    Accrued interest added to principal balance of
      revolving credit facility                          $  5,908    $    458
                                                         ========    ========

      The accompanying notes are an integral part of these condensed consolidated financial statements.

                                RAM ENERGY, INC.

         Notes to unaudited condensed consolidated financial statements

A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND BASIS OF PRESENTATION

1.    Basis of Financial Statements

The accompanying unaudited condensed consolidated financial statements present the financial position at September 30, 2005, and December 31, 2004, and the results of operations and cash flows of RAM Energy, Inc. and subsidiaries (the Company) for the three-month and nine-month periods ended September 30, 2005 and 2004. These condensed consolidated financial statements include all adjustments, consisting of normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the indicated periods. The results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for the full year ending December 31, 2005. Reference is made to the Company's consolidated financial statements for the year ended December 31, 2004, for an expanded discussion of the Company's financial disclosures and accounting policies.

2.    Nature of Operations and Organization

The Company operates exclusively in the upstream segment of the oil and gas industry with activities including the drilling, completion, and operation of oil and gas wells. The Company conducts the majority of its operations primarily in the states of Texas, Louisiana, and Oklahoma.

On December 17, 2004, the Company completed its acquisition of WG Energy Holdings, Inc. ("WG"), a Delaware corporation, in which a wholly owned subsidiary of the Company created specifically for such purpose merged with and into WG and WG was the surviving corporation in the merger (the "WG Acquisition"). At the time of the merger, the name of WG was changed to RWG Energy, Inc. ("RWG"). RWG, with its four existing subsidiaries, are now first and second tier subsidiaries of the Company.

3.    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that, in the opinion of management of the Company are significant include oil and natural gas reserves, amortization relating to oil and natural gas properties, asset retirement obligations and income taxes.

4.    Reclassifications

Certain reclassifications of previously reported amounts for 2004 have been made to conform with the 2005 presentation format. These reclassifications had no effect on net income or loss.

                                RAM ENERGY, INC.

5.    Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if dilutive stock options and warrants were exercised, calculated using the treasury stock method. There is no dilution if a three or nine month period shows a net loss, because the effect of stock options and warrants would be antidilutive. A reconciliation of net income and weighted average shares used in computing basic and diluted net income per share is as follows for the three and nine months ended September 30 (in thousands, except share and per share amounts):

Three Months Ended September 30
                                                         2005            2004
                                                         ----            ----
BASIC AND DILUTED INCOME PER SHARE:
  Net loss                                            $   (4,465)     $    (393)
                                                      ==========      =========
  Weighted average shares                                  2,273          2,470
                                                      ==========      =========
  Basic and diluted loss per share                    $(1,964.36)     $ (159.11)
                                                      ==========      =========

Nine Months Ended September 30
                                                         2005            2004
                                                         ----            ----

BASIC INCOME (LOSS) PER SHARE:
  Net income (loss)                                   $   (5,681)     $   6,811
                                                      ==========      =========
  Weighted average shares                                  2,273          2,641
                                                      ==========      =========
  Basic income (loss) per share                       $(2,499.34)     $2,578.95
                                                      ==========      =========

DILUTED INCOME (LOSS) PER SHARE:
  Net income (loss)                                   $   (5,681)     $   6,811
                                                      ==========      =========
  Weighted average shares, basic                           2,273          2,641
  Dilutive effect of stock options                            --             97
                                                      ----------      ---------
  Weighted average shares, diluted                         2,273          2,738
                                                      ==========      =========
  Diluted income (loss) per share                     $(2,499.34)     $2,487.58
                                                      ==========      =========

6.    Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and is effective for the first interim or annual reporting period beginning after June 30, 2005. Management has not determined the impact on the Company's future financial position or results of operations.

B - WG ACQUISITION

The Company completed the WG Acquisition on December 17, 2004. The final adjusted purchase price was $82.6 million, including the assumption and payment of WG's long-term debt of $24.5 million, the settlement of all outstanding derivative instruments of $14.4 million and the balance (excluding the escrow) of $32.7 million was paid in cash. $11.0 million of the purchase price was deposited in two separate escrow accounts to provide funds against which the Company may make claims for any

                                RAM ENERGY, INC.

subsequently determined breach by WG of representations and warranties in the merger agreement and for potential losses that may arise in connection with certain existing litigation against WG. (See Note E.) The acquisition was financed with a credit facility provided by Wells Fargo Foothill, Inc. (Foothill), the Company's existing senior secured lender. (See Note F.) RWG's principal assets are producing oil properties located in north Texas, a gas plant and a significant block of undeveloped deep rights in held-by-production leases.

C - DERIVATIVE CONTRACTS

During 2005 and 2004, the Company entered into numerous derivative contracts. The Company did not formally designate these transactions as hedges as required by SFAS No. 133 in order to receive hedge accounting treatment. Accordingly, all gains and losses on the derivative financial instruments have been recorded in the statement of operations.

At September 30, 2005, the Company had purchased put options on 138,000 barrels of oil through December 2005 with a weighted average floor price of $40.00 per barrel, and had purchased call options on 46,000 barrels of oil through December 2005 with a weighted average ceiling price of $55.75 per barrel. The Company also had collars on 958,500 barrels of oil through December 2007 with a weighted average floor price of $39.53 and a weighted average ceiling price of $63.36. For natural gas, the Company had collars on 2,917,000 MMbtu through March 2007. The weighted average floor price was $6.31 per MMbtu and the weighted average ceiling price was $9.27 per MMbtu. The Company also had purchased calls on 1,070,000 MMbtu for April 2006 through October 2006 at a weighted average floor of $9.50 per MMbtu.

At December 31, 2004, the Company had purchased put options on 37,958 barrels of oil through December 2005, with a floor price of $40.00. For natural gas, the Company had purchased collars on 152,000 MMbtu through October 2005. The weighted average floor price was $5.65 per MMbtu and the weighted average ceiling price was $7.84 per MMbtu.

The Company measured the fair value of its derivatives at September 30, 2005, and December 31, 2004, based on quoted market prices. Accordingly, a net liability of $10,740,000 and a net asset of $1,627,000 were recorded in the consolidated balance sheets at September 30, 2005, and December 31, 2004, respectively. During August and September, 2005 the Company paid its counterparty $6,400,000 in margin calls, which amount reduced the carrying value of its derivative liability.

D - SUBSIDIARY GUARANTORS

The Company's Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all of the Company's current and future subsidiaries (the "Subsidiary Guarantors"). The following table sets forth condensed consolidating financial information of the Subsidiary Guarantors. There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                                RAM ENERGY, INC.

The following represents the condensed consolidating balance sheets for the Company and its subsidiaries at September 30, 2005, and December 31, 2004 (in thousands):

                                                                                             Total
                                                            Subsidiary    Consolidating   Consolidated
                                                Parent      Guarantors     Adjustments      Amounts
                                              ---------     ----------    -------------   ------------
September 30, 2005
Current assets                                $   4,082     $  24,992       $ (19,339)     $   9,735
Property and equipment, net                      14,576       114,544              --        129,120
Investment in subsidiary                         24,365            --         (24,365)            --
Other assets                                      2,145           125              --          2,270
                                              ---------     ---------       ---------      ---------
Total assets                                  $  45,168     $ 139,661       $ (43,704)     $ 141,125
                                              =========     =========       =========      =========

Current liabilities                           $  34,399     $   8,690       $ (19,339)     $  23,750
Long-term debt                                   28,360        80,024              --        108,384
Other non-current liabilities                     8,902         5,409              --         14,311
Deferred and other non-current income taxes          --        21,173              --         21,173
                                              ---------     ---------       ---------      ---------
Total liabilities                                71,661       115,296         (19,339)       167,618

Stockholders' equity (deficit)                  (26,493)       24,365         (24,365)       (26,493)
                                              ---------     ---------       ---------      ---------
Total liabilities and stockholders' equity
  (deficit)                                   $  45,168     $ 139,661       $ (43,704)     $ 141,125
                                              =========     =========       =========      =========

                                                                                             Total
                                                           Subsidiary     Consolidating   Consolidated
                                                Parent     Guarantors      Adjustments      Amounts
                                              ---------    ----------     -------------   ------------
December 31, 2004
Current assets                                $   1,203    $   8,002        $      --      $   9,205
Property and equipment, net                      10,563      117,895               --        128,458
Investment in subsidiary                         11,882           --          (11,882)            --
Other assets                                      2,661           --               --          2,661
                                              ---------    ---------        ---------      ---------
Total assets                                  $  26,309    $ 125,897        $ (11,882)     $ 140,324
                                              =========    =========        =========      =========

Current liabilities                           $   6,086    $   8,025        $      --      $  14,111
Long-term debt                                   34,489       78,964               --        113,453
Other non-current liabilities                     3,104        5,194               --          8,298
Deferred and other non-current income taxes       2,542       21,832               --         24,374
                                              ---------    ---------        ---------      ---------
Total liabilities                                46,221      114,015               --        160,236

Stockholders' equity (deficit)                  (19,912)      11,882          (11,882)       (19,912)
                                              ---------    ---------        ---------      ---------
Total liabilities and stockholders' equity
  (deficit)                                   $  26,309    $ 125,897        $ (11,882)     $ 140,324
                                              =========    =========        =========      =========

                                RAM ENERGY, INC.

The following represents the condensed consolidating statements of operations and statements of cash flows for the Company and its subsidiaries for the three months and nine months ended September 30, 2005 and 2004:

                                                                                             Total
                                                           Subsidiary    Consolidating    Consolidated
                                                 Parent    Guarantors     Adjustments       Amounts
                                                --------   ----------    -------------    ------------
Three Months Ended September 30, 2005
Operating revenues                              $ (9,051)   $ 15,663       $     --        $  6,612
Operating expenses                                 3,417       7,254             --          10,671
                                                --------    --------       --------        --------
Operating income (loss)                          (12,468)      8,409             --          (4,059)
Other income                                      (1,391)         11         (1,746)         (3,126)
                                                --------    --------       --------        --------
Income (loss) before income taxes                (13,859)      8,420         (1,746)         (7,185)
Income taxes                                      (9,394)      6,674             --          (2,720)
                                                --------    --------       --------        --------
    Net income (loss)                           $ (4,465)   $  1,746       $ (1,746)       $ (4,465)
                                                ========    ========       ========        ========

                                                                                             Total
                                                           Subsidiary    Consolidating    Consolidated
                                                 Parent    Guarantors     Adjustments       Amounts
                                                --------   ----------    -------------    ------------
Three Months Ended September 30, 2004
Operating revenues                              $ 1,741      $ 1,567         $  --          $ 3,308
Operating expenses                                2,562          361            --            2,923
                                                -------      -------         -----          -------
Operating income                                   (821)       1,206            --              385
Other income                                       (270)          --          (748)          (1,018)
                                                -------      -------         -----          -------
Income (loss) before income taxes                (1,091)       1,206          (748)            (633)
Income taxes                                       (698)         458            --             (240)
                                                -------      -------         -----          -------
    Net income (loss)                           $  (393)     $   748         $(748)         $  (393)
                                                =======      =======         =====          =======

                                RAM ENERGY, INC.

                                                                                                Total
                                                              Subsidiary    Consolidating    Consolidated
                                                    Parent    Guarantors     Adjustments        Amounts
                                                   --------   ----------    -------------    ------------
Nine Months Ended September 30, 2005
Operating revenues                                 $(13,110)   $ 42,319        $     --        $ 29,209
Operating expenses                                    9,138      20,490              --          29,628
                                                   --------    --------        --------        --------
Operating income                                    (22,248)     21,829              --            (419)
Other income                                          2,400          26         (11,154)         (8,728)
                                                   --------    --------        --------        --------
Income (loss) before income taxes                   (19,848)     21,855         (11,154)         (9,147)
Income taxes                                        (14,167)     10,701              --          (3,466)
                                                   --------    --------        --------        --------
    Net income (loss)                              $ (5,681)   $ 11,154        $(11,154)       $ (5,681)
                                                   ========    ========        ========        ========

Cash flows provided by (used in)                   $    (36)   $ 11,529        $     --        $ 11,493
  operating activities
Cash flows used in                                   (2,638)     (7,303)             --          (9,941)
  investing activities
Cash flows provided by (used in)
  financing activities                                3,329      (4,303)             --            (974)
                                                   --------    --------        --------        --------
Increase (decrease) in cash and cash equivalents        655         (77)             --             578
Cash and cash equivalents at beginning of period      1,043         132              --           1,175
                                                   --------    --------        --------        --------
Cash and cash equivalents at end of period         $  1,698    $     55        $     --        $  1,753
                                                   ========    ========        ========        ========

                                                                                                Total
                                                              Subsidiary    Consolidating    Consolidated
                                                    Parent    Guarantors     Adjustments        Amounts
                                                   --------   ----------    -------------    ------------
Nine Months Ended September 30, 2004
Operating revenues                                 $ 17,410    $  6,524        $    (80)       $ 23,854
Operating expenses                                    7,856       1,729             (80)          9,505
                                                   --------    --------        --------        --------
Operating income                                      9,554       4,795              --          14,349
Other income                                           (401)         30          (2,992)         (3,363)
                                                   --------    --------        --------        --------
Income (loss) before income taxes                     9,153       4,825          (2,992)         10,986
Income taxes                                          2,342       1,833              --           4,175
                                                   --------    --------        --------        --------
    Net income (loss)                              $  6,811    $  2,992        $ (2,992)       $  6,811
                                                   ========    ========        ========        ========

Cash flows provided by (used in)                   $ 24,922    $(24,288)       $     --        $    634
  operating activities
Cash flows provided by (used in)                     (3,560)     24,288              --          20,728
  investing activities
Cash flows used in financing activities             (22,539)         --              --         (22,539)
                                                   --------    --------        --------        --------
Decrease) in cash and cash equivalents               (1,177)         --              --          (1,177)
Cash and cash equivalents at beginning of period      2,118          --              --           2,118
                                                   --------    --------        --------        --------
Cash and cash equivalents at end of period         $    941    $     --        $     --        $    941
                                                   ========    ========        ========        ========

The Company has allocated a portion of its long-term debt and has not allocated any portion of accrued interest payable, unamortized debt issue costs and unamortized issue discount to its subsidiaries. In

                                RAM ENERGY, INC.

addition, the Company has not allocated general and administrative expenses or interest charges to its subsidiaries. Accordingly, the above condensed consolidating information is not intended to present the Company's subsidiaries on a stand-alone basis.

E - COMMITMENTS AND CONTINGENCIES

In November 2004, Ted Collins, Jr. filed a lawsuit against WG Energy Holdings, Inc. and Michael G. Grella, the former President of that company. Mr. Collins alleged that WG and Mr. Grella failed to timely apply a $1.5 million advance toward enhancing the shallow depths in certain leases, and failed to deliver assignments of certain interests in those leases, both as allegedly required by the participation agreement between them. Mr. Collins further claimed that WG had failed to account to him for revenues allegedly accruing to him under the terms of the participation agreement. Mr. Collins sought an accounting and to have the partial assignment and/or participation agreement reformed based on allegations of mutual mistake, and further pled claims of fraud and negligent misrepresentation. He did not specify the amount of damages claimed. As this lawsuit existed at the time of the Company's acquisition of WG, a $5 million escrow was established as a reserve for this lawsuit. (see Note B). A settlement agreement was reached on September 14, 2005, whereby Ted Collins Jr. and Defendants have settled and released all claims that have been asserted and those that might be asserted in the said lawsuit. On October 19, 2005, RWG received $250,000 from the escrow account as a result of this settlement.

In April 2002, a lawsuit was filed in the District Court for Woods County, Oklahoma against the Company, certain of its subsidiaries and various other individuals and unrelated companies, by lessors and royalty owners of certain tracts of land, which were sold to Chesapeake in 2001. The petition claims that additional royalties are due, because Carmen Field Limited Partnership (CFLP), a wholly-owned subsidiary of the Company, resold oil and gas purchased at the wellhead for an amount in excess of the price upon which royalty payments were based and paid no royalties on natural gas liquids extracted from the gas at plants downstream of the system. Other allegations include under-measurement of oil and gas at the wellhead by CFLP, failure to pay royalties on take-or-pay settlement proceeds and failure to properly report deductions for post-production costs in accordance with Oklahoma's check stub law.

Company defendants have filed answers in the lawsuit denying all material allegations set out in the petition. The Company believes that fair and proper accounting was made to the royalty owners for production from the subject leases and intends to vigorously defend the lawsuit. Management is unable to estimate a range of potential loss, if any, related to this lawsuit, and accordingly no amounts have been recorded in the consolidated financial statements. In the event the court should find Company defendants liable for damages in the lawsuit, a former joint venture partner is contractually obligated to pay a portion of any damages assessed against the defendant lessees up to a maximum contribution of approximately $2.8 million.

The Company is also involved in other legal proceedings and litigation in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

The Company has established a severance agreement for the President and CEO of the Company. This agreement provides for severance benefits to be paid upon involuntary separation as a result of actions taken by the Company or its successors. At December 31, 2004 and 2003, the severance benefits under this agreement were approximately $1,750,000 and $1,825,000, respectively. A provision for these benefits will not be made until an involuntary termination is probable.

                                RAM ENERGY, INC.

Pursuant to a Special Retainer Agreement effective July 1, 1998, as amended, the Company is obligated to pay an outside counsel law firm approximately $348,000 in the event that the agreement is terminated by reason of expiration of term, by counsel for good reason, by reason of change in control, or by the Company at will. A provision for the payment will not be made until termination of the agreement is probable.

F - LONG-TERM DEBT

Long-term debt consists of the following:

                                                    September   December
                                                    30, 2005    31, 2004
                                                    ---------   --------
                                                        (in thousands)

      11.5% Senior Notes due 2008, net of discount   $ 28,299   $ 28,268
      Revolving Credit Facility                        88,749     88,663
      Installment loan agreements                         253        413
                                                     --------   --------
                                                      117,301    117,344
      Less amount due within one year                   8,917      3,891
                                                     --------   --------
                                                     $108,384   $113,453
                                                     ========   ========

1.    Senior Notes

In February 1998, the Company completed the sale of $115 million of 11.5% Senior Notes due 2008 in a public offering of which $28.2 million remained outstanding at September 30, 2005, and December 31, 2004. The Senior Notes are senior unsecured obligations of the Company and are redeemable at the option of the Company in whole or in part, at any time on or after February 15, 2005, at prices ranging from 111.5% to 103.8% of face amount to their scheduled maturity in 2008.

At September 30, 2005, and December 31, 2004, the unamortized original issue discount associated with the Notes totaled $97,000 and $128,000, respectively.

2.    Revolving Credit Facility

In December 2004, the Company entered into an amended and restated $90.0 million senior secured credit facility provided by Foothill. The facility includes a $30.0 million term loan and a $60.0 million revolving credit facility, reducing by $2.5 million per quarter commencing September 30, 2005, and continuing until the committed amount of the revolver is reduced to $50.0 million. Borrowings under the revolving credit facility bear interest at Foothill's base rate plus 2% (8.75% and 7.25% at September 30, 2005, and December 31, 2004), or LIBOR plus 4% (8.02% at September 30, 2005), at the option of the Company, while advances under the term loan bear interest at the base rate plus 5% (11.75% at September 30, 2005, and 9.25% at December 31, 2004), or LIBOR plus 7% (11.02% at September 30, 2005), also at the option of the Company. The entire facility will mature in December 2008. The amount of credit available under the credit facility at September 30, 2005, and December 31, 2004, was $1.3 million, at each respective date.

The Company is required to pay a commitment fee equal to .375% per annum on the amount by which the borrowing base exceeds the aggregate amount outstanding under the Foothill credit facility. Amounts outstanding under the Foothill credit facility are collateralized by substantially all current and future

                                RAM ENERGY, INC.

assets of the Company and its subsidiaries. Along with the pledged collateral mentioned above, Foothill also has first rights to the Company's cash accounts.

The credit facility contains customary covenants which, among other things, require periodic financial and reserve reporting and limit the Company's incurrence of indebtedness, liens, dividends, loans, mergers, transactions with affiliates, investments and sales of assets, and require the Company to maintain certain financial ratios, including limitation of capital expenditures and EBITDA. The credit facility also requires the Company to maintain derivative contracts for specified percentages of future production.

If the Company fails to satisfy or obtain a waiver for the covenants of the credit facility, Foothill could consider the Company to be in default. Upon default, Foothill may declare all obligations immediately due and payable, cease advancing money or extending credit, terminate the agreement, and secure its rights in the Company's collateral. The Foothill credit facility also contains a subjective acceleration clause whereby Foothill may declare an event of default if it determines a material adverse change has occurred. Management believes it is unlikely that the subjective acceleration clause would be asserted in the next twelve months and therefore has classified the credit facility as a long-term obligation in accordance with its stated maturity.

On April 29, 2004, the Company amended its loan and security agreement with Foothill to allow for the sale of a subsidiary (Note H) and to restate certain future financial covenants.

On May 24, 2005, the Company amended its loan and security agreement with Wells Fargo Foothill (Foothill), resulting in the addition of a third party, ABLECO, and additional hedging requirements.

The loan and security agreement was also amended on October 11, 2005. The latest amendment created a new "Special Revolving Commitment" of $10 million to fund margin calls from the Company's counterparty to its derivative contracts and a "Special Maturity Date" of June 30, 2006. The amendment also waived, until execution of the amendment, the $2.5 million reduction of the Revolving Commitment and reset EBITDA and capital expenditure limit covenants and a timetable to set other financial covenants.

Borrowings under the special revolving credit facility bear interest at Foothill's base rate plus 5% (11.75% at September 30, 2005), or LIBOR plus 4% (11.05% at September 30, 2005), at the Company's option.

In addition to prior deposits, the Company paid $6,400,000 in margin calls related to its derivative contracts during August and September, 2005. The special revolving credit facility was funded in the amount of $6.9 million and the revolving credit facility was reduced by that amount. Any refunds of margin calls must be applied to the special revolving credit facility. On November 4, 2005 the counterparty refunded $4,600,000 of the margin deposits.

Simultaneous with the funding, a closing fee of $500,000 was paid. Under certain conditions, an additional fee of $375,000 may be required to be paid as early as March 31, 2006.

At September 30, 2005, the Company was in compliance with debt covenants.

G - CAPITAL STOCK

In August 2004, the Company repurchased and retired one-sixth of its outstanding common shares and vested stock options for $5.0 million and $135,000, respectively. The cash paid to repurchase the

                                RAM ENERGY, INC.

common shares and stock options is equal to their respective estimated fair values on the date of settlement and, therefore, is recorded as a reduction of equity. No additional compensation expense was incurred as a result of the repurchase of the stock options. Absent a market price for or comparable to the untraded securities, management estimated the fair value of the common stock by dividing the net asset value by the total number of shares outstanding. The fair value of the stock options was calculated as the excess of the estimated value of the common stock over the exercise price of the options. Management believes the estimation method and assumptions utilized represent the best available evidence of the value of the equity securities at the settlement date.

The Company declared cash dividends of $0 and $396.0396 per share or $0 and $900,000 for the three and nine months ended September 30, 2005.

The Company declared cash dividends of $146.6814 and $146.6814 per share or $400,000 and $800,000 for the three and nine months ended September 30, 2004.

H - SALE OF SUBSIDIARY

On April 23, 2004, the Company entered into a stock sale agreement with Range Energy I, Inc. to sell all of the issued and outstanding shares of common capital stock of RB Operating Company (RBOC), a wholly-owned subsidiary of the Company. The transaction closed on April 29, 2004, for a purchase price of $22.5 million, subject to customary post-closing adjustments. The Company received proceeds of $21.8 million, net of transaction costs of $363,000 and cash paid of $814,000, from the sale, of which $17.9 million was used to pay the remaining balance on the Foothill loan and security agreement.

With this sale, the Company sold approximately 27% of its proved oil and natural gas reserves. As this significantly altered the relationship between the Company's capitalized costs and proved reserves, the Company recognized a gain on the sale of $12.1 million.

Although the Company sold a wholly-owned subsidiary, the Company has continuing oil and natural gas operations which the net assets of RBOC (whose assets primarily consisted of oil and natural gas properties and equipment) were associated. Because the net assets of RBOC were part of a larger cash-flow-generating product group and, in the aggregate, did not represent a group that on their own would be a component of the Company, the conditions in Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" for reporting the gain associated with the sale of RBOC in discontinued operations were not met.

I - FINANCIAL CONDITION AND MANAGEMENT PLANS

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As shown in the consolidated financial statements, for the nine months ended September 30, 2005, the Company incurred a net loss of approximately $5.7 million. Net cash provided by operating activities for the same period was $11.5 million.

                                RAM ENERGY, INC.

Management believes that cash flows from operations, borrowings currently available to the Company under the Company's revolving credit facility, the remaining balance of unrestricted cash and will be sufficient to satisfy its currently expected capital expenditures, working capital and debt service obligations for the foreseeable future. The actual amount and timing of future capital requirements may differ materially from estimates as a result of, among other things, changes in product pricing and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of oil and natural gas properties or equity or debt securities. Management cannot assure that any such financing will be available on acceptable terms, if at all.

J - RELATED PARTY TRANSACTIONS

The Company paid rent expense of approximately $28,000 and $23,000 relating to a condominium for one of the shareholders of the Company for the nine months ended September 30, 2005 and 2004, respectively.

For the nine months ended September 30, 2005 and 2004, approximately $374,000 and $388,000, respectively, of expenses for the shareholders of the Company are included in general and administrative expenses in the consolidated statements of operations, some of which may be personal in nature.

In June 2005, the Company sold overriding royalty interests in certain properties located in Jack and Wise Counties, Texas for $2.3 million to Bridgeport Royalties, LLC. Bridgeport Royalties, LLC is a related party of the Company, owned and operated by the owners and several officers and employees of the Company, in addition to outside counsel. No gain on the sale was recognized and the proceeds were applied to reduce the Foothill Revolver facility. As of September 30, 2005, and December 31, 2004, the Company had accrued revenues payable of $30,000 and $0 to Bridgeport Royalties, LLC.

K - SUBSEQUENT EVENTS

In October 2005, the Company entered into a definitive merger agreement with Tremisis Energy Acquisition Corporation pursuant to which the Company will become a wholly owned subsidiary of Tremisis.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
RAM Energy, Inc.

We have audited the accompanying consolidated balance sheets of RAM Energy, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RAM Energy, Inc. and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
November 22, 2005

                                RAM Energy, Inc.
                           Consolidated balance sheets

               (In thousands, except share and per share amounts)
                           December 31, 2004 and 2003

                                                            2004         2003
                                                         ---------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                              $   1,175    $   2,118
  Short-term investments                                        --        1,681
  Accounts receivable:
    Oil and natural gas sales, net of allowance
      of $0 ($0 in 2003)                                     5,039        1,926
    Joint interest operations, net of allowance
      of $687 ($433 in 2003)                                   630          616
    Other, net of allowance of $37 ($0 on 2003)                 28           36
  Prepaid expenses and other current assets                    706          134
  Derivative assets                                          1,627          125
                                                         ---------    ---------
Total current assets                                         9,205        6,636
PROPERTIES AND EQUIPMENT, AT COST (Note P):
  Oil and natural gas properties and equipment,
    using full cost accounting                             146,598       60,760
  Other property and equipment                               5,779        4,642
                                                         ---------    ---------
                                                           152,377       65,402
  Less accumulated depreciation, depletion,
    and amortization                                        23,919       27,809
                                                         ---------    ---------
Net properties and equipment                               128,458       37,593
OTHER ASSETS:
  Deferred loan costs, net of accumulated
    amortization of $4,110
    ($4,303 in 2003 (Note D)                                 1,845        1,078
  Other                                                        816          601
                                                         ---------    ---------
Total assets                                             $ 140,324    $  45,908
                                                         =========    =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable:
    Trade                                                $   5,273    $   1,244
    Oil and natural gas proceeds due others                  2,528        2,056
  Accrued liabilities:
    Compensation                                               583          422
    Interest                                                 1,547        1,316
    Income taxes                                               289        2,475
    Other                                                       --          421
Long-term debt due within one year (Note D)                  3,891           61
                                                         ---------    ---------
Total current liabilities                                   14,111        7,995

GAS BALANCING LIABILITY                                         --          168
OIL AND NATURAL GAS PROCEEDS DUE OTHERS                      1,642        1,564
LONG-TERM DEBT (Note D)                                    113,453       45,996
DEFERRED AND OTHER NON-CURRENT INCOME TAXES                 24,374        7,886
ASSET RETIREMENT OBLIGATION                                  6,656        1,952
COMMITMENTS AND CONTINGENCIES (Note K)                          --           --

STOCKHOLDERS' DEFICIT:
  Common stock, $10.00 par value; authorized -
    5,000 shares; issued and  outstanding -
    2,273 shares and 2,727 shares at December 31,
    2004 and 2003 respectively                                  23           27
  Additional paid-in capital                                    73           88
  Accumulated deficit                                      (20,008)     (19,768)
                                                         ---------    ---------
Total stockholders' deficit                                (19,912)     (19,653)
                                                         ---------    ---------
Total liabilities and stockholders' deficit              $ 140,324    $  45,908
                                                         =========    =========

      The accompanying notes are an integral part of these consolidated financial statements.

                                RAM Energy, Inc.
                      Consolidated statements of operations

               (In thousands, except share and per share amounts)
                  Years Ended December 31, 2004, 2003 and 2002

                                                                                        2004           2003           2002
                                                                                      ---------      ---------     ----------
REVENUES:
  Oil and natural gas sales                                                           $  17,975      $  20,053     $   10,166
  Gain on sale of subsidiary                                                             12,139             --             --
  Other                                                                                     338            170            163
  Realized and unrealized losses from derivatives                                          (793)          (203)          (146)
                                                                                      ---------      ---------     ----------
        Total revenues                                                                   29,659         20,020         10,183

OPERATING EXPENSES:
  Oil and natural gas production taxes                                                    1,263          1,408          1,044
  Oil and natural gas production expenses                                                 3,600          3,527          3,023
  Depreciation, depletion and amortization                                                3,273          4,098          2,947
  Accretion expense                                                                          78             48             --
  General and administrative, overhead and other expenses, net of
      operator's overhead fees                                                            6,601          6,331          5,858
                                                                                      ---------      ---------     ----------
        Total operating expenses                                                         14,815         15,412         12,872
                                                                                      ---------      ---------     ----------
        Operating income (loss)                                                          14,844          4,608         (2,689)

OTHER INCOME (EXPENSE):
  Gain on early extinguishment of debt                                                       --             --         32,883
  Interest expense                                                                       (5,070)        (4,912)        (9,240)
  Interest income                                                                            35             41            277
                                                                                      ---------      ---------     ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                                     9,809           (263)        21,231

INCOME TAX PROVISION                                                                      3,733            228          7,975
                                                                                      ---------      ---------     ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS                                                  6,076           (491)        13,256

DISCONTINUED OPERATIONS:
  Loss from discontinued operations                                                          --         (1,723)       (18,016)
  Income tax benefit                                                                         --           (655)        (6,846)
                                                                                      ---------      ---------     ----------
LOSS FROM DISCONTINUED OPERATIONS                                                            --         (1,068)       (11,170)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                                                 6,076         (1,559)         2,086

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  (Net of tax benefit of $0, $275, and $0 in 2004, 2003, and 2002, respectively)             --           (448)            --
                                                                                      ---------      ---------     ----------

Net income (loss)                                                                     $   6,076      $  (2,007)    $    2,086
                                                                                      =========      =========     ==========

BASIC EARNINGS (LOSS) PER SHARE:
  Income (loss) from continuing operations                                            $2,383.67      $ (180.05)    $ 4,861.01
  Loss from discontinued operations                                                          --        (391.64)     (4,096.08)
  Cumulative effect of change in accounting principle                                        --        (164.28)            --
                                                                                      ---------      ---------     ----------
               Net income (loss)                                                      $2,383.67      $ (735.97)    $   764.93
                                                                                      =========      =========     ==========
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                                                 2,549          2,727          2,727
                                                                                      =========      =========     ==========

DILUTED EARNINGS (LOSS) PER SHARE:

  Income (loss) from continuing operations                                            $2,299.77      $(180.05)     $ 4,861.01
  Loss from discontinued operations                                                          --        (391.64)     (4,096.08)
  Cumulative effect of change in accounting principle                                        --        (164.28)            --
                                                                                      ---------      ---------     ----------
               Net income (loss)                                                      $2,299.77      $(735.97)     $   764.93
                                                                                      =========      =========     ==========

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                                               2,642          2,727          2,727
                                                                                      =========      =========     ==========

      The accompanying notes are an integral part of these consolidated financial statements.

                                RAM Energy, Inc.

                Consolidated statements of stockholders' deficit
                      (In thousands, except share amounts)

                  Years Ended December 31, 2004, 2003 and 2002

                                             Common Stock      Additional                   Total
                                        --------------------     Paid-In   Accumulated   Stockholders'
                                         Shares      Amount      Capital     Deficit       Deficit
                                        --------    --------   ----------  -----------   -------------
BALANCE, January 1, 2002                   2,727    $     27    $     16    $(19,043)      $(19,000)

  Net income                                  --          --           0       2,086          2,086

  Expense related to stock options                        --          72          --             72
                                        --------    --------    --------    --------       --------

BALANCE, December 31, 2002                 2,727          27          88     (16,957)       (16,842)

  Net loss                                    --          --           0      (2,007)        (2,007)

  Dividends declared                                      --          --        (804)          (804)
                                        --------    --------    --------    --------       --------

BALANCE, December 31, 2003                 2,727          27          88     (19,768)       (19,653)

  Net income                                              --          --       6,076          6,076

  Dividends declared                                      --          --      (1,200)        (1,200)

  Purchase and cancellation of common
     shares and outstanding options         (454)         (4)        (15)     (5,116)        (5,135)
                                        --------    --------    --------    --------       --------

BALANCE, December 31, 2004                 2,273    $     23    $     73    $(20,008)      $(19,912)
                                        ========    ========    ========    ========       ========

      The accompanying notes are an integral part of these consolidated financial statements.

                                RAM Energy, Inc.

                      Consolidated statements of cash flows
                                 (In thousands)

                  Years Ended December 31, 2004, 2003 and 2002

                                                                         2004        2003        2002
                                                                       --------    --------    --------
OPERATING ACTIVITIES:
Net income (loss)                                                      $  6,076    $ (2,007)   $  2,086
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities -
    Depreciation, depletion and amortization                              3,273       4,098       2,947
    Amortization of Deferred loan costs and Senior Notes discount           492         445         611
    Accretion expense                                                        78          48          --
    Gain on sale of subsidiary                                          (12,139)         --          --
    Loss from discontinued operations, net of tax                            --       1,068      11,170
    Cumulative effect of change in accounting principle, net of tax          --         448          --
    Provision for doubtful accoounts                                        385          17         450
    Unrealized gain on derivatives                                       (1,524)        (41)        (62)
    Expense related to stock options                                         --          --          72
    Loss (gain) on sale of other property and equipment                      (1)         13           8
    Gain on early extinguishment of debt                                     --          --     (32,883)
    Deferred income taxes                                                (3,159)     (3,962)      7,975
    Changes in operating assets and liabilities, net of acquisitions
      Accounts receivable                                                   (18)         77        (361)
      Prepaid expenses and other assets                                     342          95         181
      Accounts payable                                                      (67)       (664)     (4,290)
      Accrued liabilities                                                 1,556         942        (893)
      Income taxes payable                                                6,892       4,190          --
      Gas balancing liability                                              (393)        109        (173)
                                                                       --------    --------    --------
        Total adjustments                                                (4,283)      6,883     (15,248)
                                                                       --------    --------    --------
           Net cash provided by (used in) continuing operations           1,793       4,876     (13,162)
           Net cash provided by (used in) discontinued operations            --         898      (1,680)
                                                                       --------    --------    --------
           Net cash provided by (used in) operating activities            1,793       5,774     (14,842)

INVESTING ACTIVITIES:
Proceeds released from escrow                                                --          --       6,375
Payments for oil and natural gas properties and equipment                (5,900)     (4,282)     (6,700)
Proceeds from sales of oil and natural gas properties                       320         187         446
  and equipment
Payments for other property and equipment                                  (205)       (343)       (266)
Proceeds from sales of other property and equipment                          38          15          39
RWG acquisition, net of cash acquired                                   (82,577)         --          --
Proceeds from the sale of subsidiary                                     21,791          --          --
Proceeds from sale of pipeline system                                        --      12,026          --
Payment for and proceeds from sale of other assets                           --          --          60
Proceeds from (payments for) short-term investments                       1,681        (181)         --
                                                                       --------    --------    --------
           Net cash  (used in) provided by investing activities         (64,852)      7,422         (46)

FINANCING ACTIVITIES:
Payments on long-term debt                                              (18,234)    (11,929)       (238)
Proceeds from borrowings on long-term debt                               88,585          --      27,459
Payments for purchase of Senior Notes                                        --          --     (30,000)
Payments for deferred loan costs                                         (1,500)         --        (952)
Stock repurchased and retired                                            (5,135)         --          --
Dividends paid                                                           (1,600)       (404)         --
                                                                       --------    --------    --------
           Net cash provided by (used in) financing activities           62,116     (12,333)     (3,731)

 INCREASE (DECREASE) IN CASH AND                                           (943)        863     (18,619)
  AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS, beginning of year                              2,118       1,255      19,874
                                                                       --------    --------    --------
CASH AND CASH EQUIVALENTS, end of year                                 $  1,175    $  2,118    $  1,255
                                                                       ========    ========    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for income taxes                                         $    300    $     --    $     --
                                                                       ========    ========    ========
    Cash paid for interest                                             $  4,285    $  3,292    $ 10,199
                                                                       ========    ========    ========

DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    Accrued interest added to principal balance of credit facility     $    554    $  1,699    $     --
                                                                       ========    ========    ========

        The accompanying notes are an integral part of these consolidated financial statements.

                                RAM ENERGY, INC.

                   Notes to consolidated financial statements

                           DECEMBER 31, 2004 AND 2003

A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION AND BASIS OF PRESENTATION

      1.    Nature of Operations and Organization

      RAM Energy, Inc. (the "Company") operates exclusively in the upstream segment of the oil and natural gas industry with activities including drilling, completion and operation of onshore oil and natural gas wells. The Company conducts the majority of its operations in the states of Texas, Louisiana, Oklahoma and New Mexico. On December 17, 2004, the Company completed its acquisition of WG Energy Holdings, Inc. ("WG"), a Delaware corporation, in which a wholly owned subsidiary of the Company created specifically for such purpose merged with and into WG and WG was the surviving corporation in the merger (the "WG Acquisition"). At the time of the merger, the name of WG was changed to RWG Energy, Inc., or RWG. RWG, with its subsidiaries, are now first and second tier subsidiaries of the Company. On August 1, 2003, the Company sold its oil and natural gas pipeline system and saltwater disposal operation in north central Oklahoma (the pipeline system). The pipeline system purchased, transported and marketed oil and natural gas production and disposed of saltwater from properties owned by the Company and other oil and natural gas companies (see Note J).

      2.    Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

      3.    Properties and Equipment

      The Company follows the full cost method of accounting for oil and natural gas operations. Under this method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of oil and natural gas reserves are capitalized. No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the amortization base of the capitalized costs.

      Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs and certain production-related and ad valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time

                                RAM ENERGY, INC.

      of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly and yearly basis. The excess, if any, of the net book value above the ceiling limitation is charged to expense in the period in which it occurs and is not subsequently reinstated. Reserve estimates used in determining estimated future net revenues have been prepared by an independent petroleum engineer.

      The Company has capitalized internal costs of approximately $596,000, $434,000 and $600,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration and development activities based on the percentage of their time devoted to such activities.

      In accordance with the impairment provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assesses the recoverability of the carrying value of its non-oil and gas long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the asset. At December 31, 2002, the net book value of the pipeline system exceeded the expected future cash flows from the pipeline. Accordingly, an impairment charge of $12.7 million ($7.9 million after tax) was recorded in the statement of operations for the year ended December 31, 2002, for the excess of the net book value over the fair value. No impairments were recorded in 2004 or 2003.

      Other property and equipment consists principally of furniture and equipment and leasehold improvements. Other property and equipment and related accumulated amortization and depreciation are relieved upon retirement or sale and the gain or loss is included in operations. Renewals and replacements that extend the useful life of property and equipment are treated as capital additions. Accumulated depreciation of other property and equipment at December 31, 2004 and 2003, is approximately $3,845,000 and $3,803,000, respectively.

      4.    Depreciation and Amortization

      All capitalized costs of oil and natural gas properties and equipment, including the estimated future costs to develop proved reserves, are amortized using the unit-of-production method using total proved reserves. Depreciation of other equipment is computed based on the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is computed based on the straight-line method over the term of the associated lease.

      5.    Natural Gas Sales and Gas Imbalances

      Natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and, in doing so, take more or less than their respective entitled percentage.

      The Company follows the entitlement method of accounting for natural gas sales, recognizing as revenues only its net interest share of all production sold. Any amount attributable the sale of production in excess of or less than the Company's net interest is recorded as a gas balancing asset or liability. At December 31, 2004, the Company's net underproduced position was approximately 153,000 Mcf with an associated asset of approximately $230,000, which is recorded in other assets in

                                RAM ENERGY, INC.

      the consolidated balance sheet. At December 31, 2003, the Company's net overproduced position was approximately 108,000 Mcf with an associated liability of approximately $168,000.

      6.    Cash Equivalents

      All highly liquid unrestricted investments with a maturity of three months or less when purchased are considered to be cash equivalents.

      7.    Short-Term Investments

      The Company purchased a $1.5 million certificate of deposit (CD) with a bank that served as collateral for a three-year $1.5 million standby letter of credit issued to Carmen Acquisition Corp. in 2001. The CD is included in current assets in the consolidated balance sheet as of December 31, 2003. The letter of credit was released during the fourth quarter of 2003 due to the sale of the Company's pipeline during 2003 (see Note J). The CD matured in the first quarter of 2004.

      8.    Credit and Market Risk

      The Company sells oil and natural gas to various customers and participates with other parties in the drilling, completion and operation of oil and natural gas wells. Joint interest and oil and natural gas sales receivables related to these operations are generally unsecured. In 2004, approximately 52% of total revenues were to four customers (68% to four customers in 2003 and 63% to four customers in 2002), with sales to each comprising 23%, 11%, 10% and 8% (27%, 20%, 12% and 9% in 2003 and 35%,
      16%, 6% and 6% in 2002) of total revenues.

      At December 31, 2004 and 2003, the Company had cash deposits in certain banks which exceeded the maximum insured by the Federal Deposit Insurance Corporation. The Company monitors the financial condition of the banks and has experienced no losses on these accounts.

      9.    Deferred Loan Costs

      Deferred loan costs are stated at cost net of amortization computed using the straight-line method over the term of the related loan agreement, which approximates the interest method.

      The estimated aggregate amortization expense for the next five fiscal years is as follows:

              2005                                          $619,000
              2006                                           619,000
              2007                                           600,000
              2008                                             7,000
              2009                                                --

      10.   General and Administrative Expense

      The Company receives fees for the operation of jointly-owned oil and natural gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $212,000, $406,000 and $517,000 for the years ended December 31, 2004,
      2003 and 2002, respectively.

                                RAM ENERGY, INC.

      11.   Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that, in the opinion of management of the Company are significant include oil and natural gas reserves, amortization relating to oil and natural gas properties, asset retirement obligations, and income taxes.

      12.   Fair Value of Financial Instruments

      Cash and cash equivalents, trade receivables and payables and installment notes: The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.

      Long-term debt: The carrying amount reported in the balance sheets approximates fair value because this debt instrument carries a variable interest rate based on market interest rates.

      Senior Notes: The carrying amount reported in the balance sheets exceeds fair value at December 31, 2004 and December 31, 2003, by approximately $1.4 million and $7.1 million, respectively, based upon management's estimates. Management bases its estimate on information from the bond underwriters on current bids for the Company's senior notes.

      Derivative contracts: The carrying amount reported in the balance sheets is the fair value of the contracts based upon commodity futures prices for similar contracts.

      13.   Reclassifications

      Certain reclassifications of previously reported amounts for 2003 and 2002
      have   been   made  to   conform   with  the  2004   presentation.   These
      reclassifications had no effect on net income (loss).

      14.   Derivatives

      The Company applies the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires companies to recognize all derivative instruments as either assets or liabilities in the statement of financial position at fair value.

      The Company entered into numerous derivative contracts to reduce the impact of oil and natural gas price fluctuations and as required by the terms of its credit facility (see Note L). The Company did not designate these transactions as hedges as required by SFAS No. 133 in order to receive hedge accounting treatment. Accordingly, all gains and losses on the derivative instruments during 2004, 2003 and 2002 have been recorded in the statement of operations.

                                RAM ENERGY, INC.

      15.   Earnings per Common Share

      Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if dilutive stock options were exercised, calculated using the treasury stock method. A reconciliation of net income (loss) and weighted average shares used in computing basic and diluted net income (loss) per share is as follows for the years ended December 31 (in thousands, except share and per share amounts):

                                               2004      2003        2002
                                            ---------  --------    -------
BASIC INCOME (LOSS) PER SHARE:
  Net income (loss)                         $   6,076  $ (2,007)   $ 2,086
                                            =========  ========    =======
  Weighted average shares                       2,549     2,727      2,727
                                            =========  ========    =======
  Basic net income (loss) per share         $2,383.67  $(735.97)   $764.93
                                            =========  ========    =======

DILUTED INCOME (LOSS) PER SHARE:
  Net income (loss)                         $   6,076  $ (2,007)   $ 2,086
                                            =========  ========    =======
  Weighted average shares - basic               2,549     2,727      2,727
  Dilutive effect of stock options                 93        --         --
                                            ---------  --------    -------
  Weighted average shares assuming
    dilutive effect of stock options            2,642     2,727      2,727
                                            =========  ========    =======
  Diluted net income (loss) per share       $2,299.77  $(735.97)   $764.93
                                            =========  ========    =======

      During 2003, the Company executed a 1,000-to-1 reverse stock split. Prior period amounts have been restated to reflect the reverse stock split.

      16.   Asset Retirement Obligations

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard as of January 1, 2003. The effect of this standard on the Company's results of operations and financial position at adoption included an increase in long-term liabilities for plugging and abandonment costs of oil and natural gas properties of $1,304,000, net increase in oil and natural gas properties and equipment of $530,000, and a non-cash loss as a result of the cumulative effect of change in accounting principle, net of tax, of $448,000 (using a 6.25% discount factor). The Company recorded accretion expense of approximately $78,000 and $48,000 in 2004 and 2003, respectively.

                                RAM ENERGY, INC.

      Had the provisions of SFAS No. 143 been adopted in 2002, the liability as a result of the adoption for asset retirement obligations would have been approximately $1,253,000 at January 1, 2002 and the Company's net income and earnings per share for the year ended December 31, 2002 would have been as follows (in thousands, except per share amounts):

                                                         As Reported  Pro Forma
                                                         -----------  ---------

 Net income                                                $ 2,086     $ 2,000
 Income per share (basic and diluted)                      $764.93     $733.41

      The  Company  recorded  the  following   activity  related  to  the  asset
      retirement liability for the years ended December 31, 2004 and 2003 (in thousands):

                                                              2004        2003
                                                             -------    -------
Liability for asset retirement obligations,
  beginning of year                                          $ 1,952    $   600

                                                                  --      1,304

  Liability recognized upon adoption of SFAS No. 143
  Obligations for wells sold with RB Operating Company          (238)        --
  Accretion expense                                               78         48
  New obligations for wells drilled                              275         --
  Obligations for wells purchased in WG Acquisition            4,660         --
  Obligations for wells sold                                     (71)        --
                                                             -------    -------
  Liability for asset retirement obligations, end of year    $ 6,656    $ 1,952
                                                             =======    =======

      17.   Recently Issued Accounting Pronouncements

      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payments. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and is effective for the first annual reporting period beginning after June 30, 2005. Management has not determined the impact of SFAS 123R on the Company's future financial position or results of operations.

      18.   Income Taxes

      The Company accounts for income taxes and the related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

B - ACQUISITION

      The Company completed the WG Acquisition on December 17, 2004.

      The final adjusted purchase price was $82.6 million, including the assumption and payment of WG's long-term debt of $24.5 million, the settlement of all outstanding derivative instruments of $14.4 million and the balance (excluding the escrow) of $32.7 million was paid in cash. $11.0 million of

                                RAM ENERGY, INC.

      the purchase price was deposited in two separate escrow accounts to provide funds against which the Company may make claims for any subsequently determined breach by WG of representations and warranties in the merger agreement and for potential losses that may arise in connection with certain existing litigation against WG (see Note K). The litigation escrow fund was released in October, 2005. Claims against the general escrow fund must be asserted on or before December 17, 2005. The acquisition was financed with a credit facility provided by Wells Fargo Foothill, Inc. (Foothill) (see Note D).

      RWG's principal assets are producing oil properties located in north Texas, a gas plant and a significant block of undeveloped deep rights in held-by-production leases.

      The WG acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, and the purchase price has been allocated based on the estimated fair value of the individual assets acquired and liabilities assumed at the date of acquisition.

      The assets acquired and purchase price allocation of the WG acquisition is as follows (in thousands):

         Current assets                                       $  5,437
         Oil and natural gas properties                         97,243
         Current liabilities                                    (4,233)
         Debt                                                     (340)
         Asset retirement obligations                           (4,661)
         Deferred taxes                                        (10,869)
                                                              --------
                                                              $ 82,577
                                                              ========

      The results of operations for the acquisition have been included in the consolidated statement of operations from the date of acquisition. The following unaudited pro forma information is presented as if the acquisition had occurred at the beginning of the periods presented (in thousands, except per share amounts):

                                                        Year ended December 31,
                                                           2004          2003
                                                        ----------   ----------
         Revenues                                       $   49,792   $   40,526
         Loss before cumulative effect of
           change in accounting principle                   (5,040)      (4,909)
                                                        ----------   ----------
         Net loss                                       $   (5,040)  $   (5,357)
                                                        ==========   ==========
         Basic and diluted loss per share               $(1,977.25)  $(1,964.43)
                                                        ==========   ==========

C - SALE OF SUBSIDIARY

      With this sale, the Company sold approximately 27% of its proved oil and natural gas reserves. As this significantly altered the relationship between the Company's capitalized costs and proved reserves, the Company recognized a gain on the sale of $12.1 million.

      Although the Company sold a wholly-owned subsidiary, the Company has continuing oil and natural gas operations with which the net assets of RBOC (whose assets primarily consisted of oil and natural gas properties and equipment) were associated. Because the net assets of RBOC were part of a larger cash-flow-generating product group and, in the aggregate, did not represent a group that on their own would be a component of the Company, the conditions in Statement of Financial Accounting

                                RAM ENERGY, INC.

      Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," for reporting the gain associated with the sale of RBOC in discontinued operations were not met.

D - LONG-TERM DEBT

      Long-term debt at December 31 consists of the following (in thousands):

                                                       2004       2003
                                                     --------   --------
         11.5% Senior Notes due 2008,
           net of discount                           $ 28,268   $ 28,226
             Credit facility                           88,663     17,752
             Installment loan agreements                  413         79
                                                     --------   --------
                                                      117,344     46,057
         Less amount due within one year                3,891         61
                                                     --------   --------
                                                     $113,453   $ 45,996
                                                     ========   ========

      The amount of required principal payments for the next five years and thereafter, as of December 31, 2004, is as follows: 2005-$3.9 million; 2006-$5.1 million; 2007-$80.0 million; 2008-$28.4 million; 2009-none.

      1.    Senior Notes

      In February 1998, the Company completed the sale of $115.0 million of 11.5% Senior Notes due 2008 in a public offering of which $28.2 million remained outstanding at December 31, 2004 and 2003. The Senior Notes are senior unsecured obligations of the Company and are redeemable at the option of the Company in whole or in part, at any time on or after February 15, 2005, at prices ranging from 111.5% to 103.8% of face amount to their scheduled maturity in 2008.

      The indenture under which the Senior Notes were issued contained certain covenants, including covenants that limited (i) incurrences of additional indebtedness and issuances of disqualified capital stock, (ii) restricted payments, (iii) dividends and other payments affecting subsidiaries, (iv) transactions with affiliates and outside directors' fees, (v) asset sales,
      (vi) liens, (vii) lines of business, (viii) merger, sale or consolidation and (ix) non-refundable acquisition deposits.

      In November 2002, the Company recognized a gain (net of unamortized deferred offering and original issue discount costs and transaction fees) of $32.9 million as a result of the purchase of $63.475 million face amount of the Senior Notes. The Senior Notes, plus accrued interest of $1.988 million, were purchased at 46% of face amount and were canceled by the Company. The Company utilized borrowings under its revolving credit agreement and available cash to purchase the Senior Notes.

      In connection with the Company's November 2002 purchase of the Senior Notes, the indenture was amended to eliminate the limitations described above.

      At December 31, 2004 and 2003, the unamortized original issue discount associated with the Notes totaled approximately $128,000 and $170,000, respectively.

                                RAM ENERGY, INC.

      2.    Credit Facility

      In November 2002, the Company entered into a two-part revolving credit facility with Foothill. It provided for a three year, $30 million revolving commitment, subject to certain limitations. Advances under the credit facility bore interest, payable monthly, at the Foothill reference rate plus 2% per annum, but no less than 6% per annum on Loan A ($17.8 million outstanding at December 31, 2003) and at the Foothill reference rate plus 6% per annum, but no less than 10% per annum on Loan B ($0 outstanding at December 31, 2003) (see Note C). The facility was paid in full in April 2004 with the proceeds from the sale of RBOC.

      In December 2004, the Company entered into an amended and restated $90.0 million senior secured credit facility provided by Foothill. The facility included a $30.0 million term loan and a $60.0 million revolving credit facility, reducing by $2.5 million per quarter commencing September 30, 2005 and continuing until the committed amount of the revolver is reduced to $50.0 million. Borrowings under the revolving credit facility bore interest at Foothill's base rate plus 2% (7.25% at December 31, 2004), or LIBOR plus 4%, at the option of the Company, while advances under the term loan bore interest at the base rate plus 4% (9.25% at December 31, 2004), or LIBOR plus 6%, also at the option of the Company.

      The amount of credit available under the credit facility at December 31, 2004 was $1.3 million.

      The Company and Foothill amended the credit facility on March 7, 2005. This amendment decreased the minimum EBITDA threshold and decreased the limit on the annual maximum amount of capital expenditures.

      On May 24, 2005, the credit facility was amended and restated in its entirety to accommodate Ableco Finance LLC as a participating lender. Significant changes in the amended and restated facility included increasing the interest rate on the term loan to Foothill's base rate plus 5%, or 10.5%, whichever is greater, or LIBOR plus 7%, or 9.5%, whichever is greater, at the Company's option, and increasing the percentage of the Company's projected future production for which hedging contracts are required. The scheduled reductions in availability under the revolving credit portion of the facility were not changed.

      In August and September 2005, the Company paid $6,400,000 in margin calls related to the derivative contracts required under the amended and restated facility. Principally due to these margin call requirements, the amended and restated credit facility was amended once again on October 11, 2005, with an effective date of September 30, 2005. That amendment increased the amount of the facility to $100.0 million and created a new special revolving facility in the amount of $10.0 million specifically to fund margin calls under the Company's hedging contracts. Borrowings under the special revolving facility bear interest at the same rate as the term loan. The amendment also deferred until the date of its execution the first $2.5 million reduction in the $30.0 million revolver and reset EBITDA and capital expenditure limit covenants and a timetable to set other financial covenants. The special revolving credit facility was funded in the amount of $6.9 million, including a $500,000 closing fee, and the revolving credit facility was reduced by that amount. Under certain conditions, an additional fee of $375,000 may be required to be paid as early as March 31, 2006. On November 4, 2005, the counterparty to the Company's hedging contracts refunded $4,600,000 of the margin deposits and that amount was applied to reduce the special revolving facility.

                                RAM ENERGY, INC.

      With the exception of the $10.0 million special revolving facility, which is due June 30, 2006, the amended and restated credit facility will mature on December 17, 2007.

      The Company is required to pay monthly and annual fees under the credit facility. Amounts outstanding under the credit facility are collateralized by substantially all current and future assets of the Company and its subsidiaries. Along with the pledged collateral mentioned above, the lenders also have first rights to the Company's cash accounts.

      The credit facility contains customary covenants which, among other things, require periodic financial and reserve reporting and limits the Company's incurrence of indebtedness, executive compensation, capital expenditures, transactions with affiliates, sales of assets, liens, loans, mergers and investments and requires the Company to meet minimum EBITDA thresholds and hedging requirements. The Company was in compliance with these covenants or had obtained waivers for non-compliance at December 31, 2004.

      If the Company fails to satisfy or obtain a waiver for the covenants of the credit facility, the lenders could consider the Company to be in default. Upon default, the lenders may declare all obligations immediately due and payable, cease advancing money or extending credit, terminate the agreement, and secure its rights in the Company's collateral. The credit facility also contains a subjective acceleration clause whereby the lenders may declare an event of default if they determines a material adverse change has occurred. Management believes it is unlikely that the subjective acceleration clause would be asserted in 2005 and therefore has classified the credit facility as a long-term obligation in accordance with its stated maturity.

                                RAM ENERGY, INC.

E - SUBSIDIARY GUARANTORS

      The Company's Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all of the Company's current and future subsidiaries (the "Subsidiary Guarantors"). The following table sets forth condensed consolidating financial information of the Subsidiary Guarantors. There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

      The following represents the condensed consolidating balance sheets for the Company and its subsidiaries as of December 31, 2004 and 2003 (in thousands):

                                                                                         Total
                                                         Subsidiary  Consolidating    Consolidated
                                               Parent    Guarantors   Adjustments        Amounts
                                             ---------    ---------  -------------    ------------
December 31, 2004
Current assets                               $   1,203    $   8,002   $      --        $   9,205
Property and equipment, net                     10,563      117,895          --          128,458
Investment in subsidiaries                      11,882           --     (11,882)              --
Other assets                                     2,661           --          --            2,661
                                             ---------    ---------   ---------        ---------
Total assets                                 $  26,309    $ 125,897   $ (11,882)       $ 140,324
                                             =========    =========   =========        =========

Current liabilities                          $   6,086    $   8,025   $      --        $ 14,111
Long-term debt                                  34,489       78,964          --          113,453
Other non-current liabilities                    3,104        5,194          --            8,298
Deferred income taxes                            2,542       21,832          --           24,374
                                             ---------    ---------   ---------        ---------
Total liabilities                               46,221      114,015          --          160,236

Stockholders' equity (deficit)                 (19,912)      11,882     (11,882)         (19,912)
                                             ---------    ---------   ---------        ---------
Total liabilities and stockholders' equity
  (deficit)                                  $  26,309    $ 125,897   $ (11,882)       $ 140,324
                                             =========    =========   =========        =========

                                                                                         Total
                                                         Subsidiary  Consolidating    Consolidated
                                               Parent    Guarantors   Adjustments        Amounts
                                             ---------    ---------  -------------    ------------
December 31, 2003
Current assets                                $  2,795     $ 15,455    $(11,614)        $  6,636
Property and equipment, net                     16,946       20,647          --           37,593
Investment in subsidiaries                      27,869           --     (27,869)              --
Other assets                                     1,679           --          --            1,679
                                             ---------    ---------   ---------        ---------
Total assets                                  $ 49,289     $ 36,102    $(39,483)        $ 45,908
                                             =========    =========   =========        =========

Current liabilities                           $ 15,242     $  4,367    $(11,614)        $  7,995
Long-term debt                                  45,996           --          --           45,996
Other non-current liabilities                    3,274          410          --            3,684
Deferred income taxes                            4,430        3,456          --            7,886
                                             ---------    ---------   ---------        ---------
Total liabilities                               68,942        8,233     (11,614)          65,561

Stockholders' equity (deficit)                 (19,653)      27,869     (27,869)         (19,653)
                                             ---------    ---------   ---------        ---------
Total liabilities and stockholders' equity
  (deficit)                                   $ 49,289     $ 36,102    $(39,483)        $ 45,908
                                             =========    =========   =========        =========

                                RAM ENERGY, INC.

      The following represents the condensed consolidating statements of operations and statements of cash flows for the Company and its subsidiaries for the years ended December 31, 2004, 2003 and 2002 (in thousands):

                                                                                         Total
                                                         Subsidiary  Consolidating    Consolidated
                                               Parent    Guarantors   Adjustments        Amounts
                                             ---------    ---------  -------------    ------------
Year ended December 31, 2004
Operating revenues                            $ 20,370     $  9,369    $    (80)        $ 29,659
Operating expenses                              11,553        3,342         (80)          14,815
                                              --------     --------    --------         --------
Operating income                                 8,817        6,027          --           14,844
Other income                                       359           25      (5,419)          (5,035)
                                              --------     --------    --------         --------
Income before income taxes                       9,176        6,052      (5,419)           9,809
Income taxes                                     3,100          633          --            3,733
                                              --------     --------    --------         --------
Net income                                    $  6,076     $  5,419    $ (5,419)        $  6,076
                                              ========     ========    ========         ========

Cash flows provided by (used in)
  operating activities                        $ 85,788     $(83,995)   $     --         $  1,793
Cash flows (used in) provided by
  investing activities                         (66,556)       1,704          --          (64,852)
Cash flows (used in) provided by
  financing activities                         (20,113)      82,229          --           62,116
                                              --------     --------    --------         --------
Decrease in cash and cash equivalents             (881)         (62)         --             (943)
Cash and cash equivalents, beginning of
  year                                           1,924          194          --            2,118
                                              --------     --------    --------         --------
Cash and cash equivalents, end of year        $  1,043     $    132    $     --         $  1,175
                                              ========     ========    ========         ========

                                RAM ENERGY, INC.

                                                                                         Total
                                                         Subsidiary  Consolidating    Consolidated
                                               Parent    Guarantors   Adjustments        Amounts
                                             ---------    ---------  -------------    ------------
Year ended December 31, 2003
Operating revenues                            $ 14,612     $  5,408    $     --         $ 20,020
Operating expenses                              14,320        1,092          --           15,412
                                              --------     --------    --------         --------
Operating income                                   292        4,316          --            4,608
Other expense                                   (3,257)          --      (1,614)          (4,871)
                                              --------     --------    --------         --------
Income (loss) from continuing operations
  before income taxes                           (2,965)       4,316      (1,614)            (263)
Income taxes                                    (1,406)       1,634          --              228
                                              --------     --------    --------         --------
Income (loss) from continuing operations        (1,559)       2,682      (1,614)            (491)
Loss from discontinued operations, net of
  tax                                               --       (1,068)         --           (1,068)
                                              --------     --------    --------         --------
Net income (loss) before cumulative
  effect of change in accounting principle      (1,559)       1,614      (1,614)          (1,559)
Cumulative effect of change in accounting
  principle, net of tax                           (448)          --          --             (448)
                                              --------     --------    --------         --------
Net income (loss)                             $ (2,007)    $  1,614    $ (1,614)        $ (2,007)
                                              ========     ========    ========         ========

Cash flows provided by (used in)
  operating activities                        $ 17,756     $(11,982)   $     --         $  5,774
Cash flows (used in) provided by
  investing activities                          (4,423)      11,845          --            7,422
Cash flows (used in) provided by
  financing activities                         (12,333)          --          --          (12,333)
                                              --------     --------    --------         --------
Increase (decrease) in cash and cash
  equivalents                                    1,000         (137)         --              863
Cash and cash equivalents, beginning of
  year                                             924          331          --            1,255
                                              --------     --------    --------         --------
Cash and cash equivalents, end of
  year                                        $  1,924     $    194    $     --         $  2,118
                                              ========     ========    ========         ========

                                RAM ENERGY, INC.

                                                                                         Total
                                                         Subsidiary  Consolidating    Consolidated
                                               Parent    Guarantors   Adjustments        Amounts
                                             ---------    ---------  -------------    ------------
Year ended December 31, 2002
Operating revenues                            $  7,608     $  2,575    $     --         $ 10,183
Operating expenses                              12,512          360          --           12,872
                                              --------     --------    --------         --------
Operating income (loss)                         (4,904)       2,215          --           (2,689)
Other income                                     2,642        1,467      19,811           23,920
                                              --------     --------    --------         --------
Income (loss) from continuing operations
  before income taxes                           (2,262)       3,682      19,811           21,231
Income taxes                                    (4,348)      12,323          --            7,975
                                              --------     --------    --------         --------
Income (loss) from continuing operations         2,086       (8,641)     19,811           13,256
Loss from discontinued operations, net of
  tax                                               --      (11,170)         --          (11,170)
                                              --------     --------    --------         --------
Net income (loss)                             $  2,086     $(19,811)   $ 19,811         $  2,086
                                              ========     ========    ========         ========

Cash flows used in operating activities       $ (6,349)    $ (8,493)   $     --         $(14,842)
Cash flows provided by (used in)
  investing activities                           4,332       (4,378)         --              (46)
Cash flows (used in) provided by
  financing activities                          (3,889)         158          --           (3,731)
                                              --------     --------    --------         --------
Decrease in cash and cash equivalents           (5,906)     (12,713)         --          (18,619)
Cash and cash equivalents, beginning of
  year                                           6,830       13,044          --           19,874
                                              --------     --------    --------         --------
Cash and cash equivalents, end of year        $    924     $    331    $     --         $  1,255
                                              ========     ========    ========         ========

      The Company has not allocated to its subsidiaries general and administrative expenses. Accordingly, the above condensed consolidating information is not intended to present the Company's subsidiaries on a stand-alone basis.

F - LEASES

      The Company leases office space and certain equipment under non-cancelable operating lease agreements that expire on various dates through 2007. Approximate future minimum lease payments for operating leases at December 31, 2004, are as follows:

              2005                                         $287,000
              2006                                          261,000
              2007                                           54,000
                                                           --------
                                                           $602,000
                                                           ========

                                RAM ENERGY, INC.

      Rent expense of approximately $288,000, $254,000 and $203,000 was incurred under operating leases in the years ended December 31, 2004, 2003 and 2002, respectively.

      In conjunction with the WG Acquisition, the Company acquired capital leases for operating equipment. Future minimum lease payments for capital leases are approximately $100,000 in 2005 and approximately $50,000 in 2006.

G - DEFINED CONTRIBUTION PLAN

      The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all of its employees. The plan allows eligible employees to contribute up to 100% of their annual compensation, not to exceed the maximum amount permitted by IRS regulations, which limited contributions to $13,000 for those under 50 years of age and $16,000 for those over 50 years of age in 2004. Employer contributions to the plan are discretionary. Company contributions to the plan in 2004, 2003 and 2002 were $190,000, $163,000 and $148,000, respectively.

H - CAPITAL STOCK

      Pursuant to a Special Retainer Agreement effective July 1, 1998, as amended, the Board of Directors granted an outside counsel an option to purchase 50 shares of the Company's common stock, which became fully vested during 2000, and is exercisable through June 30, 2008. On April 4, 2002, the Board of Directors granted fully-vested options to purchase an additional 50 shares of the Company's common stock and set the exercise price on all options at $2,500 per share, an amount which management believes approximated the per common share value of the Company at that date. Expense of approximately $72,000 related to the stock options has been recognized in the 2002 statement of operations based on the estimated fair value of the stock options. As of December 31, 2004, after the redemption of one-sixth of the outstanding stock options in August 2004 described below, options to purchase 83.33 shares remained outstanding.

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.0%, no expected dividends, expected life of 6.7 years and no volatility.

      In January 1998, the Company adopted its 1998 Stock Incentive Plan and reserved 550 shares of common stock for issuance under the plan. No awards have been granted under the Plan as of December 31, 2004.

      In April 2002, the Company amended its Certificate of Incorporation to eliminate its authorized preferred stock and reduce its authorized common stock to 5,000,000 shares. Prior to the amendment, the Company's authorized capital consisted of 5,000,000 shares of preferred stock, none of which were issued and outstanding, and 15,000,000 shares of common stock.

      In December 2003, the Company effected a 1,000-to-1 reverse stock split and amended its Certificate of Incorporation to reduce its authorized common stock to 5,000 shares, with a par value of $10.00 per share. Prior period amounts have been restated to reflect the reverse stock split.

      In August 2004, the Company repurchased and retired one-sixth of its outstanding common shares and vested stock options for $5.0 million and $135,000, respectively. The cash paid to repurchase the common shares and stock options was equal to their respective estimated fair values on the date of

                                RAM ENERGY, INC.

      settlement and, therefore, is recorded as a reduction of equity. Absent a market price for or comparable to the untraded securities, management estimated the fair value of the common stock by dividing the estimated net asset value per share by the total number of shares outstanding. Management believes the estimation method and assumptions utilized represent the best available evidence of the value of the equity securities at the settlement date.

      The Company declared cash dividends of $804,000 for the year ended December 31, 2003, $294.68 per share. The unpaid dividends at December 31, 2003 are recorded as other accrued liabilities on the balance sheet and were paid in January 2004. The Company declared cash dividends of $1,200,000 for the year ended December 31, 2004, $146.68 per share for $800,000 declared prior to the stock repurchase, and $176.02 per share for the $400,000 declared subsequent to the stock repurchase. All dividends declared in 2004 were paid by December 31, 2004.

I - INCOME TAXES

      The (provision) benefit for income taxes is comprised of (in thousands):

                                                 Year Ended December 31,
                                             ------------------------------
                                               2004       2003       2002
                                             -------    -------    -------
Current                                      $(6,892)   $(4,190)   $     0
Deferred                                       3,159      3,962     (7,975)
                                             -------    -------    -------
Provision for income tax (expense) benefit   $(3,733)   $  (228)   $(7,975)

      The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The significant differences between pre-tax book income and taxable book income relate to non-deductible personal expenses, meals and entertainment expenses and state income taxes.

      The sources and tax effects of the differences are as follows (in thousands):

                                                       Year Ended December 31,
                                                     --------------------------
                                                      2004       2003     2002
                                                     -------    -----   -------
Income tax (provision) benefit at the federal
   statutory rate (34%)                              $(3,088)   $ (73)  $ (7167)
State income (tax) benefit, net of federal benefit      (361)      (6)     (611)
Non-deductible expenses and other                       (284)    (149)     (197)
                                                     -------    -----   -------
Income tax (provision) benefit                       $(3,733)   $(228)  $(7,975)

      The Company's income tax provision was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                RAM ENERGY, INC.

      Significant   components  of  the   Company's   deferred  tax  assets  and
      liabilities are as follows (in thousands):

                                                      Year Ended December 31,
                                                         2004         2003
                                                       --------    --------
Deferred tax assets:
Current:
Hedge termination payment                              $  4,894    $      0
Accrued expenses and other                                   85           0
                                                       --------    --------
                                                       $  4,979    $      0
Valuation allowance                                           0           0
                                                       --------    --------
Net current deferred tax assets                        $  4,979    $      0

Noncurrent deferred tax assets:
Net operating loss carryforward                        $  1,887    $      0
Accrued liabilities and other                             1,855         573
                                                       --------    --------
                                                       $  3,742    $    573
Valuation allowance                                           0           0
                                                       --------    --------
Net noncurrent deferred tax assets                     $  3,742    $    573

Deferred tax liabilities:
Noncurrent:

Depreciable/depletable property, plant and equipment   $(23,257)   $ (8,459)
Other                                                        (0)         (0)
                                                       --------    --------
Total noncurrent deferred tax liabilities              $(23,257)   $ (8,459)

Net noncurrent deferred tax asset (liability)          $(19,515)   $ (7,886)
                                                       ========    ========
Net deferred tax asset (liability)                     $(14,536)   $ (7,886)
                                                       ========    ========

      As of December 31, 2004, the Company has federal net operating loss carryforwards of approximately $5.55 million for tax purposes, which were an inherited attribute from the WG Energy Holdings, Inc. acquisition during 2004. These net operating loss carryforwards are subject to the ownership change limitation provisions of Section 382 of the Internal Revenue Code. However, based upon the value of WG Energy Holdings, Inc. at the time of the acquisition, the amount of these net operating losses that may be used annually should be sufficient to allow the losses to be utilized prior to their expiration. Accordingly, the Company believes that it will more likely than not be able to utilize these losses and that no valuation allowance for the deferred tax asset associated therewith is required. If not used, these carryforwards will generally expire between 2021 and 2023. In addition, the Company has generated net operating loss carryforwards for state income tax purposes, which the Company believes will more likely than not be realized during the relevant carryforward periods; however, such amounts have not been separately disclosed in the financial statements as the Company does not believe that these net operating losses are material to the amounts presented herein.

      The Company has reported the recovery of tax basis amounts in certain assets in prior years that generated net operating losses for tax return filing purposes; however, the Company has not recorded a tax benefit for such amounts due to certain factual and technical issues related

                                RAM ENERGY, INC.

      thereto. The Company will record the benefit for such tax basis amounts in future periods when it can appropriately conclude that the realization of such benefit is more likely than not assured.

J - SALE OF PIPELINE SYSTEM

      On July 18, 2003, the Company entered into an agreement to sell its oil and natural gas pipeline system in north central Oklahoma to Continental Gas, Inc. (CGI) for $15.0 million, effective August 1, 2003, and subject to certain adjustments. The sale price was reduced by $3.0 million in settlement of the claim by CGI. (see Note K). The sale of the pipeline closed July 31, 2003, and approximately $11.8 million net proceeds were used to reduce the Company's credit facility.

      The results of operations and cash flows related to the pipeline system are reflected in the accompanying financial statements as discontinued operations. For the years ended December 31, 2003 and 2002, revenues for discontinued operations were $14,500,000 and $14,409,000, respectively. Interest expense of $609,000 and $1,419,000 for the years ended December 31, 2003 and 2002, respectively, has been allocated to discontinued operations in the statements of operations. The 2002 financial statements have been reclassified to provide for comparison.

      No gain or loss on disposal was recorded because impairment provisions had written the pipeline system down to its realizable value.

K - COMMITMENTS AND CONTINGENCIES

      In November 2004, Ted Collins, Jr. filed a lawsuit against WG Energy Holdings, Inc. and Michael G. Grella, the former president of that company. Mr. Collins alleged that WG and Mr. Grella failed to timely apply a $1.5 million advance toward developing the shallow formations underlying certain leases, and failed to deliver assignments of certain interests in those leases, both as allegedly required by the participation agreement between them. Mr. Collins further claimed that WG failed to account to him for revenues allegedly accruing to him under the terms of the participation agreement. Mr. Collins sought an accounting and to have the partial assignment and/or participation agreement reformed based on allegations of mutual mistake, and further pled claims of fraud and negligent misrepresentation. He did not specify the amount of damages claimed. As this lawsuit existed at the time of the Company's acquisition of WG, a $5 million escrow was established as a reserve for this lawsuit (see Note B). A settlement agreement was reached on September 14, 2005, whereby Ted Collins Jr. and the defendants settled and released all claims that had been asserted and those that might have been asserted in the lawsuit. On October 19, 2005, RWG received $250,000 from the escrow account as a result of this settlement.

      In June 2003, a lawsuit was filed by CGI against Great Plains Pipeline Company (GPPC), a wholly owned subsidiary of the Company, in the District Court of Garfield County, Oklahoma. GPPC and CGI were parties to a Gas Service Contract (the Contract) dated November 22, 1996, pursuant to which GPPC delivered to CGI all of the gas that flowed through GPPC's pipeline system. CGI compressed and processed the gas and then redelivered thermally equivalent volumes to GPPC at the tailgate of the CGI processing plant in Woods County. The term of the Contract was for the life of the leases from which GPPC purchased gas in a specified service area.

      In the lawsuit, CGI alleged that over several years, GPPC delivered gas under the Contract that was produced from wells and leases lying outside the specified service area and that such gas was not covered by and should not have been delivered under the Contract. CGI alleged that only gas

                                RAM ENERGY, INC.

      produced from wells and leases lying inside the service area should be counted for purposes of determining whether or not a compression and processing fee was due, that when outside volumes were excluded, compressing and processing fees were due CGI, and with respect to the outside volumes GPPC delivered under the Contract, GPPC owed CGI a market rate for compressing and processing services performed with respect to such gas.

      As a part of the agreement for the sale of the pipeline system by GPPC to CGI, the parties agreed to $3.0 million as consideration for a contemporaneous mutual release by CGI and GPPC of all claims of every nature arising out of the Contract. A provision for litigation settlements in the amount of $3.0 million was recorded at December 31, 2002 as a current liability and netted from the proceeds received from the sale of the pipeline (see Note J).

      In April 2002, a lawsuit was filed in the District Court for Woods County, Oklahoma against the Company, certain of its subsidiaries and various other individuals and unrelated companies, by lessors and royalty owners of certain tracts of land, which were sold to a subsidiary of Chesapeake Energy Corporation in 2001. The petition claims that additional royalties are due, because Carmen Field Limited Partnership (CFLP), a wholly-owned subsidiary of the Company, resold oil and gas purchased at the wellhead for an amount in excess of the price upon which royalty payments were based and paid no royalties on natural gas liquids extracted from the gas at plants downstream of the system. Other allegations include under-measurement of oil and gas at the wellhead by CFLP, failure to pay royalties on take-or-pay settlement proceeds and failure to properly report deductions for post-production costs in accordance with Oklahoma's check stub law.

      Company defendants have filed answers in the lawsuit denying all material allegations set out in the petition. The Company believes that fair and proper accounting was made to the royalty owners for production from the subject leases and intends to vigorously defend the lawsuit. Management is unable to estimate a range of potential loss, if any, related to this lawsuit, and accordingly no amounts have been recorded in the consolidated financial statements. In the event the court should find Company defendants liable for damages in the lawsuit, a former joint venture partner is contractually obligated to pay a portion of any damages assessed against the Company defendants up to a maximum contribution of approximately $2.8 million.

      In a suit filed in mid-2001 by a large independent oil and gas exploration and production company, claims arising from gas balancing on seven wells located in western Oklahoma, then operated by the Company, were made. In December 2002, a provision for settlement of this claim was made in the amount of $140,000, which was paid in May 2003.

      The Company is also involved in other legal proceedings and litigation in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

      The Company has established a severance agreement for the President and CEO of the Company. This agreement provides for severance benefits to be paid upon involuntary separation as a result of actions taken by the Company or its successors. At December 31, 2004 and 2003, the severance benefits under this agreement were approximately $1,750,000 and $1,825,000, respectively. A provision for these benefits will not be made until an involuntary termination is probable.

                                RAM ENERGY, INC.

      Pursuant to a Special Retainer Agreement effective July 1, 1998, as amended, the Company is obligated to pay an outside counsel law firm approximately $348,000 in the event that the agreement is terminated by reason of expiration of term, by counsel for good reason, by reason of change in control, or by the Company at will. A provision for the payment will not be made until termination of the agreement is probable.

L - HEDGING ACTIVITIES

      The Company utilizes a hedging program to reduce its exposure to unfavorable changes in oil and natural gas prices that are subject to significant and often volatile fluctuation. This program customarily involves the purchase of put options to provide a price floor for its production, put/call collars that establish both a floor and a ceiling price to provide price certainty within a fixed range, put/call/call collars that establish a secondary floor above the put/call collar ceiling, forward sale contracts for specified monthly volumes at prices determined with reference to the natural gas futures market and swap arrangements that establish an index-related price above which the Company pays the hedging partner and below which the Company is paid by the hedging partner. When market prices for oil and natural gas decline, the decline in the value of the cash flows from the Company's forecasted natural gas production designated as being hedged is substantially offset by gains in the value of the hedging contracts. Conversely, when market prices increase, the increase in the value of the cash flows from the Company's forecasted natural gas production designated as being hedged is substantially offset by losses in the value of the hedging contracts.

      In 2002, the Board of Directors approved risk management policies and procedures to utilize these hedging contracts for the reduction of defined commodity price risks in alignment with the terms of the Company's revolving credit facility with Foothill. These policies prohibit speculation with derivatives, limit the amount of production hedged and limit hedge agreements to counterparties with appropriate credit standings.

      During 2004, 2003 and 2002, the Company entered into numerous derivative contracts. The Company did not formally designate these transactions as hedges as required by SFAS No. 133 in order to receive hedge accounting treatment. Accordingly, all gains and losses on the derivative financial instruments during 2004, 2003 and 2002 have been recorded in the statement of operations.

      At December 31, 2004, the Company had purchased put options on 37,958 barrels/month of crude oil through December, 2005, with a floor price of $40.00 per barrel. For natural gas, the Company had purchased collars on 152,000 Mmbtu/month through October 2005; the weighted average floor price was $5.65 per MMbtu and the weighted average ceiling price was $7.84 per MMbtu. An asset of approximately $1,627,000 was recorded in the consolidated balance sheets.

      At December 31, 2003, the Company had collars in place on 15,167 barrels/month in 2004 for future oil production. The 15,167 barrels/month in 2004 had a weighted average floor and ceiling of $24.50 and $32.35, respectively. At December 31, 2003, the Company had purchased natural gas put options on total notional volumes of 52,941 Mmbtu/month for 2004 with a weighted average price of $4.92. At December 31, 2003, the Company also had natural gas call options on total notional volumes of 54,000 Mmbtu/month for 2004 with a weighted average price of $6.71. An asset of approximately $125,000 was recorded in the consolidated balance sheets.

      The primary market risk related to the Company's derivative contracts are the volatility in commodity prices. However, this market risk is offset by the gain or loss recognized upon the related sale or

                                RAM ENERGY, INC.

      purchase of the commodity that is hedged. Credit risk relates to the risk of loss as a result of nonperformance by the Company's counterparties. The counterparties are primarily major trading companies which management believes present minimal credit risks.

M - FINANCIAL CONDITION AND MANAGEMENT PLANS

      The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has an accumulated deficit of $20,008,000 and negative working capital of $4,906,000 at December 31, 2004. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

      Management believes that borrowings currently available to the Company under the Company's credit facilities ($1.3 million available at December 31, 2004), the balance of unrestricted cash and anticipated cash flows from operations will be sufficient to satisfy its currently expected capital expenditures, working capital and debt service obligations for the foreseeable future. The actual amount and timing of future capital requirements may differ materially from estimates as a result of, among other things, changes in product pricing and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of oil and natural gas properties or equity or debt securities. Management cannot assure that any such financing will be available on acceptable terms or at all.

N - RELATED PARTY TRANSACTIONS

      For the years ended December 31, 2004, 2003 and 2002, the Company paid expenses in the amount of $0, $260,000 and $46,000, respectively, for expenses on behalf of the Danish Knights, a Limited Partnership, which is owned by one of the shareholders of the Company.

      The Company paid rent expense of approximately $66,000, $54,000 and $0 relating to a condominium for one of the shareholders of the Company for the years ended December 31, 2004, 2003 and 2002, respectively.

      For the years ended December 31, 2004, 2003 and 2002, approximately $792,000, $299,000 and $140,000, respectively, of expenses (excluding the rent payments discussed above) for the shareholders of the Company are included in general and administrative expenses in the consolidated statements of operations, some of which may be personal in nature.

O - DEFERRED COMPENSATION

      On April 21, 2004, the Company adopted a Deferred Bonus Compensation Plan (the Plan) for senior management employees of the Company. The Plan is to provide additional compensation for significant business transactions with a portion of each bonus to be deferred to encourage retention of key employees. Determination of significant business transactions and terms of awards is made by a committee comprised of the shareholders of the Company.

      During 2004, three members of senior management were granted awards. Each award provides for a total cash compensation of $75,000 and vests on each anniversary date for three years, beginning on July 1, 2004. Receipt of the award is contingent on the members being employed on the anniversary

                                RAM ENERGY, INC.

      date. Should there be a change of control or involuntary termination, as defined in the award contract, each member will become fully vested in his award. At December 31, 2004, $37,500 is recorded in accrued compensation. Compensation expense is recorded on a straight-line basis. For the year ended December 31, 2004, $112,500 has been recorded as compensation expense in the consolidated statement of operations.

P - OIL AND NATURAL GAS PRODUCING ACTIVITIES

      Capitalized costs relating to oil and natural gas producing activities and related accumulated depreciation, depletion, and amortization at December 31 are summarized as follows (in thousands):

                                                          2004          2003
                                                        ---------    ---------
         Proved oil and
           natural gas properties                       $ 146,598    $  60,760
         Accumulated depreciation,
           depletion, and amortization                    (20,074)     (24,006)
                                                        ---------    ---------
                                                        $ 126,524    $  36,754
                                                        =========    =========

      Costs incurred in oil and natural gas producing activities for the years ended December 31 are as follows (in thousands, except per equivalent
      Mcf):

                                                      2004      2003      2002
                                                    -------   -------   -------
         Acquisition of proved properties           $82,600   $    --   $ 1,300
         Development costs                            5,580     4,080     3,698
         Exploration costs                              727       202     1,702
         Amortization rate per equivalent Mcf          1.00       .92       .89

Q - SUBSEQUENT EVENTS

      In June 2005, the Company sold overriding royalty interests in certain properties located in Jack and Wise Counties, Texas for $2.3 million to Bridgeport Royalties, LLC. Bridgeport Royalties, LLC is a related party of the Company, owned and operated by the owners and several officers and employees of the Company, in addition to outside counsel. No gain on the sale was recognized and the proceeds were applied to reduce the outstanding balance under the Company's revolving credit facility.

      In October 2005, the Company entered into a definitive merger agreement with Tremisis Energy Acquisition Corporation pursuant to which the Company will become a wholly owned subsidiary of Tremisis.

R - SUPPLEMENTARY OIL AND NATURAL GAS RESERVE INFORMATION (UNAUDITED)

      The Company has interests in oil and natural gas properties that are principally located in Texas, Louisiana, Oklahoma and New Mexico. The Company does not own or lease any oil and natural gas properties outside the United States of America.

      The Company retains independent engineering firms to provide year-end estimates of the Company's future net recoverable oil, natural gas and natural gas liquids reserves. Estimated proved net recoverable reserves as shown below include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods.

                                RAM ENERGY, INC.

      Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for re-completion.

      Net quantities of proved developed and undeveloped reserves of oil and natural gas, including condensate and natural gas liquids, are summarized as follows:

                                                      Natural Gas      Crude Oil
                                                       (Million       (Thousand
                                                      Cubic Feet)      Barrels)
                                                      -----------      --------

         December 31, 2001                              35,488          1,902

         Extensions and discoveries                      2,808            813
         Sales of reserves in place                        (96)           (74)
         Purchases of reserves in place                  6,395             66
         Revisions of previous estimates                (6,915)           (50)
         Production                                     (1,760)          (206)
                                                        ------         ------
         December 31, 2002                              35,920          2,451
                                                        ------         ------

         Extensions and discoveries                      1,152            258
         Sales of reserves in place                        (16)            --
         Purchases of reserves in place                  1,114             --
         Revisions of previous estimates                (1,269)          (105)
         Production                                     (2,334)          (282)
                                                        ------         ------
         December 31, 2003                              34,567          2,322
                                                        ------         ------

         Extensions and discoveries                      3,016             17
         Sales of reserves in place                     (4,979)        (1,299)
         Purchases of reserves in place                  9,986         11,573
         Revisions of previous estimates                (2,311)           332
         Production                                     (2,084)          (190)
                                                        ------         ------
         December 31, 2004                              38,195         12,755
                                                        ======         ======

         Proved developed reserves:

         December 31, 2001                              22,089          1,556
         December 31, 2002                              28,379          2,234
         December 31, 2003                              26,237          2,151
         December 31, 2004                              31,048          7,809

      The following is a summary of a standardized measure of discounted net cash flows related to the Company's proved oil and natural gas reserves. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using oil and natural gas prices as of the end of the period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future. Estimated future income tax expenses were calculated by applying future statutory tax rates (based on the current tax law adjusted for permanent differences and tax credits) to the estimated future pretax net cash flows related to proved oil and natural gas reserves, less the tax basis of the properties involved.

                                RAM ENERGY, INC.

      The Company cautions against using this data to determine the fair value of its oil and natural gas properties. To obtain the best estimate of fair value of the oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

      The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves at December 31 are summarized as follows (in thousands):

                                                      2004         2003         2002
                                                   ---------    ---------    ---------
Future cash inflows                                $ 711,781    $ 281,149    $ 220,558
Future production and development costs             (283,809)     (80,178)     (64,264)
Future income tax expenses                          (136,669)     (69,787)     (52,533)
                                                   ---------    ---------    ---------
Future net cash flows                                291,303      131,184      103,761

10% annual discount for estimated timing of cash
flows                                               (129,983)     (63,250)     (50,392)
                                                   ---------    ---------    ---------
Standardized measure of discounted future net
cash flows                                         $ 161,320    $  67,934    $  53,369
                                                   =========    =========    =========

      The following are the principal sources of change in the standardized measure of discounted future net cash flows of the Company for each of the three years in the period ended December 31 (in thousands):

                                                      2004         2003         2002
                                                   ---------    ---------    ---------
Discounted future net cash flows at beginning of
year                                               $  67,934    $  53,369    $  33,020
Changes during the year:
Sales and transfers of oil and natural gas
produced, net of production costs                    (13,112)     (14,919)      (5,891)
Net changes in prices and production costs             7,612       33,972       30,124
Extensions and discoveries, less related costs         9,337        5,153       15,620
Development costs incurred and revisions                  --           --          525
Sales of reserves in place                           (19,840)         (26)      (1,005)
Purchases of reserves in place                       153,364        1,643       11,867
Revisions of previous quantity estimates              (1,677)      (9,166)     (12,970)
Net change in income taxes                           (38,246)      (9,253)     (19,911)
Accretion of discount                                  6,793        8,075        4,049
Other                                                (10,845)        (914)      (2,059)
                                                   ---------    ---------    ---------
Net change                                            93,386       14,565       20,349
                                                   ---------    ---------    ---------
Discounted future net cash flows at end of year    $ 161,320    $  67,934    $  53,369
                                                   =========    =========    =========

      Prices used in computing these calculations of future cash flows from estimated future production of proved reserves were $40.25, $29.25 and $27.75 per barrel of oil at December 31, 2004, 2003 and 2002, respectively, and $6.02, $6.17 and $4.24 per thousand cubic feet of natural gas at December 31, 2004, 2003 and 2002, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
RWG Energy, Inc.

We have audited the accompanying consolidated balance sheets of RWG Energy, Inc. and Subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RWG Energy, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information disclosed in Note 14 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audits of the basic financial statements and, accordingly, we express no opinion on it.

ELMS FARIS & COMPANY, LLP

November 3, 2005
Midland, Texas

                        RWG ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                                       2004             2003
                                                  -------------    -------------
                                   A S S E T S

CURRENT ASSETS
Cash and Cash Equivalents                        $     688,387    $   5,075,952
Accounts Receivable
    Oil and Gas Sales                                3,141,173        1,533,454
    Other                                              209,806          278,262
Related Party Receivable                               975,014               --
Other Current Assets                                   608,095          104,215
                                                 -------------    -------------
      TOTAL CURRENT ASSETS                           5,622,475        6,991,883
                                                 -------------    -------------

PROPERTY, PLANT AND EQUIPMENT
Oil and Gas Properties
  (Using Successful Efforts)                        97,048,597       45,202,262
Other Property and Equipment                         1,160,328        1,078,635
                                                 -------------    -------------
                                                    98,208,925       46,280,897
Less Accumulated Depreciation and Depletion           (348,000)      (5,488,141)
                                                 -------------    -------------
      NET PROPERTY, PLANT AND EQUIPMENT             97,860,925       40,792,756
                                                 -------------    -------------

OTHER ASSETS
    Other Assets, Net of Amortization of $0
      and $649,905, Respectively                            --          507,898

DEFERRED TAX ASSET                                   6,758,000        1,301,000
                                                 -------------    -------------

      TOTAL ASSETS
        (Pledged for Parent Company Debt -       $ 110,241,400    $  49,593,537
                                                 =============    =============
      See Note 2)

                     The accompanying notes are an integral
                       part of these financial statements.

                        RWG ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                                                    2004             2003
                                                               -------------    -------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current Maturities of Long-Term Debt (See Note 2)            $   3,867,411    $      90,994
  Accounts Payable
    Trade                                                          3,175,742        2,337,014
    Other                                                            901,933        1,106,215
  Accrued Liabilities                                                364,827           99,797
  Derivative Obligation                                                   --        1,211,272
                                                               -------------    -------------
      TOTAL CURRENT LIABILITIES                                    8,309,913        4,845,292
                                                               -------------    -------------

LONG-TERM DEBT, NET OF CURRENT MATURITIES (See Note 2)            78,964,732       24,028,795

DERIVATIVE OBLIGATION                                                     --          242,036

ASSET RETIREMENT OBLIGATION                                        4,661,073        4,674,466

DEFERRED TAX LIABILITY                                            20,946,000        4,205,000
                                                               -------------    -------------
TOTAL LIABILITIES                                                112,881,718       37,995,589
                                                               -------------    -------------

COMMITMENTS AND CONTINGENCIES                                             --               --

STOCKHOLDERS' EQUITY
Preferred Stock, Series A, $.01 Par Value, 14,000,000 Shares
  Authorized, 11,000,000 Shares Issued and Outstanding                    --          110,000
Common Stock, Class A, $.0001 Par Value, 17,200,000 Shares
  Authorized, 5,200,000 Shares Issued and Outstanding                     --              520
Common Stock, Class B, $.0001 Par Value, 10,000,000 Shares
  Authorized, 6,800,000 Shares Issued and Outstanding                     --              680
Common Stock,  $1 Par Value, 5,000 Shares
  Authorized, 1,000 Shares Issued and Outstanding                      1,000               --
Additional Paid-In Capital                                            86,672       13,083,584
Retained Earnings (Deficit)                                       (2,727,990)        (826,685)
Accumulated Other Comprehensive Income (Loss),
  Net of Taxes of $397,000 in 2003                                        --         (770,151)
                                                               -------------    -------------
      TOTAL STOCKHOLDERS' EQUITY                                  (2,640,318)      11,597,948
                                                               -------------    -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 110,241,400    $  49,593,537
                                                               =============    =============

                     The accompanying notes are an integral
                      part of these financial statements.

                        RWG ENERGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                2004               2003
                                                            ------------       ------------

REVENUES
  Oil and Gas Sales                                         $ 31,995,406       $ 20,447,993
  Realized Loss on Settlement of Derivative Contracts        (25,379,185)        (5,479,411)
  Management and Other Fees                                       72,935             56,881
  Gain (Loss) on Sale of Assets                                1,584,964           (258,830)
  Other Miscellaneous Income                                     155,195             17,461
                                                            ------------       ------------
    TOTAL REVENUES                                             8,429,315         14,784,094
                                                            ------------       ------------

EXPENSES
  Oil and Gas Production Costs                                10,646,379          8,292,034
  Oil and Gas Production Taxes                                 1,531,816          1,023,399
  Depreciation, Depletion and Amortization                     3,264,818          2,539,564
  General and Administrative Expenses                          2,411,986          2,151,626
  Interest Expense, Net of Interest Income                     1,087,298          1,380,247
  Loss on Extinguishment of Debt                                      --             42,105
                                                            ------------       ------------
    TOTAL EXPENSES                                            18,942,297         15,428,975
                                                            ------------       ------------

    EARNINGS (LOSS) FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                                    (10,512,982)          (644,881)
                                                            ------------       ------------

INCOME TAX BENEFIT (EXPENSE)
  Current Income Taxes                                           (80,579)                --
  Deferred Income Taxes                                        1,042,519           (145,000)
                                                            ------------       ------------
    TOTAL INCOME TAXES                                           961,940           (145,000)
                                                            ------------       ------------

    EARNINGS (LOSS) FROM CONTINUING OPERATIONS                (9,551,042)          (789,881)
                                                            ------------       ------------

DISCONTINUED OPERATIONS
  Earnings (Loss) from Discontinued Operations                        --            (55,804)
  Tax Benefit (Expense)                                               --             19,000
                                                            ------------       ------------
    LOSS FROM DISCONTINUED OPERATIONS                                 --            (36,804)
                                                            ------------       ------------

    NET INCOME (LOSS)                                         (9,551,042)          (826,685)

OTHER COMPREHENSIVE INCOME (LOSS)
  Deferred Hedge Loss                                                 --           (770,151)
                                                            ------------       ------------

    COMPREHENSIVE INCOME (LOSS)                             $ (9,551,042)      $ (1,596,836)
                                                            ============       ============

                     The accompanying notes are an integral
                       part of these financial statements.

                        RWG ENERGY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                      Common Stock                    Additional
                                       Preferred     --------------------------------------------      Paid-In
                                         Stock          Class A         Class B          New           Capital
                                     ------------    ------------    ------------   -------------   ------------
Balance, December 31, 2002           $         --    $         --    $         --    $         --   $         --

Redemption of Partnership Interest             --              --              --              --             --

Conversion of Partnership Interest             --             520              --              --      3,451,482

Capital Contributions                     110,000              --             680              --      9,632,102

Net Income (Loss)                              --              --              --              --             --

Deferred Hedge Losses                          --              --              --              --             --
                                     ------------    ------------    ------------    ------------   ------------

Balance, December 31, 2003           $    110,000    $        520    $        680    $         --   $ 13,083,584
                                     ============    ============    ============    ============   ============

Accumulated Other
Comprehensive Income (Loss)                    --              --              --              --             --

Net Income (Loss)                              --              --              --              --             --

Purchase Transaction                     (110,000)           (520)           (680)          1,000     69,494,088

Acquisition of Debt at Purchase                --              --              --              --    (82,491,000)
                                     ------------    ------------    ------------    ------------   ------------

Balance, December 31, 2004           $         --    $         --    $         --    $      1,000   $     86,672
                                     ============    ============    ============    ============   ============

                                                       Accumulated
                                        Retained          Other            Partners' Capital
                                        Earnings      Comprehensive      General        Limited
                                        (Deficit)     Income (Loss)      Partner        Partners           Total
                                      ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2002            $         --    $         --    $     54,453    $  5,390,889    $  5,445,342

Redemption of Partnership Interest              --              --         (19,933)     (1,973,407)     (1,993,340)

Conversion of Partnership Interest              --              --         (34,520)     (3,417,482)             --

Capital Contributions                           --              --              --              --       9,742,782

Net Income (Loss)                         (826,685)             --              --              --        (826,685)

Deferred Hedge Losses                           --        (770,151)             --              --        (770,151)
                                      ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2003            $   (826,685)   $   (770,151)   $         --    $         --    $ 11,597,948
                                      ============    ============    ============    ============    ============

Accumulated Other
Comprehensive Income (Loss)                     --         959,118              --              --         959,118

Net Income (Loss)                       (9,551,042)             --              --              --      (9,551,042)

Purchase Transaction                     7,649,737        (188,967)             --              --      76,844,658

Acquisition of Debt at Purchase                 --              --              --              --     (82,491,000)
                                      ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2004            $ (2,727,990)   $         --    $         --    $         --    $ (2,640,318)
                                      ============    ============    ============    ============    ============

                     The accompanying notes are an integral
                       part of these financial statements

                        RWG ENERGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                              2004                2003
                                                                                          ------------        ------------
         CASH FLOWS FROM OPERATING ACTIVITIES
           Net (Loss)                                                                     $ (9,551,042)       $   (826,685)
           Adjustments to Reconcile Net (Loss) to Net Cash
             (Used In) Provided by Operating Activities
               Depreciation, Depletion and Amortization                                      3,264,818           2,539,564
               Deferred Hedge Loss                                                                --               286,157
               (Gain) Loss on Sale of Assets                                                (1,584,964)            258,830
               Changes in Assets and Liabilities
               (Increase) Decrease In
                 Accounts Receivable                                                        (1,539,263)            227,876
                 Other Current Assets                                                         (503,880)             (1,298)
                 Related Party Receivable                                                     (975,014)               --
                 Other Assets                                                                  507,898                --
               Increase (Decrease) In
                 Accounts Payable                                                              634,446           1,114,943
                 Accrued Liabilities                                                           265,030            (171,045)
                 Derivative Obligation                                                      (1,453,308)               --
                 Deferred Taxes                                                              2,286,942             126,000
                                                                                          ------------        ------------
                   NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                      (8,648,337)          3,554,342
                                                                                          ------------        ------------

         CASH FLOWS FROM INVESTING ACTIVITIES
           Additions to Property, Plant and Equipment                                       (3,971,546)         (3,358,038)
           Proceeds from Sale of Property, Plant and Equipment                               4,436,474             193,500
           Step-up in Basis of Property and Equipment at Acquisition                       (50,629,286)               --
           Retirement of Property, Plant and Equipment                                            --               199,374
           Other Asset Retirements                                                                --               336,528
                                                                                          ------------        ------------
                   NET CASH (USED IN)
                     INVESTING ACTIVITIES                                                  (50,164,358)         (2,628,636)
                                                                                          ------------        ------------

         CASH FLOWS FROM FINANCING ACTIVITIES
           Proceeds from Long-Term Borrowings                                                4,840,000          23,851,040
           Repayment of Long-Term Borrowings                                               (28,618,646)        (27,996,243)
           Redemption of Partnership Interest                                                     --            (1,993,340)
           Long Term Debt Assumption                                                        82,491,000                --
           Purchase Transaction                                                             (4,287,224)               --
           Capital Contributions                                                                  --            11,000,000
           Cost of Capital Contributions                                                          --            (1,257,218)
                                                                                          ------------        ------------
                   NET CASH PROVIDED BY
                     FINANCING ACTIVITIES                                                   54,425,130           3,604,239
                                                                                          ------------        ------------

                   NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     (4,387,565)          4,529,945

         CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                       5,075,952             546,007
                                                                                          ------------        ------------

                   CASH AND CASH EQUIVALENTS - END OF YEAR                                $    688,387        $  5,075,952
                                                                                          ============        ============

                                   (Continued)

                        RWG ENERGY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

                                                                2004             2003
                                                            ------------    ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash Paid for Interest                                    $  1,093,423    $  2,482,694
                                                            ============    ============

SIGNIFICANT NON-CASH TRANSACTIONS
  Additions to Property, Plant and Equipment                  12,181,732      (4,425,895)
  Increase in Asset Retirement Obligation                        (13,393)      4,425,895
  Increase in Deferred Tax Liability                         (12,168,339)             --
                                                            ------------    ------------
    TOTAL SIGNIFICANT NON-CASH TRANSACTIONS                 $         --    $         --
                                                            ============    ============

                     The accompanying notes are an integral
                       part of these financial statements.

                        RWG ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

      WG Energy, Inc., a Texas corporation, was organized and began operations on June 1, 2000, with the purchase of 100% of the outstanding shares of Williamson Petroleum Consultants, Inc., ("WPC") a Texas corporation organized in 1969. WG Operating, Inc. and WG Royalty Company, both wholly-owned subsidiaries of WG Energy, Inc. were also founded in 2000.

      Effective January 25, 2002, WG Energy, Inc. reorganized its legal entity structure and converted into WG Energy, Ltd, (the "Partnership"), a Texas limited partnership. WG Energy Management, LLC was created to serve as the Partnership's General Partner. Such conversion qualified as a Type F tax-free reorganization.

      As discussed in Note 3 to the financial statements, on April 3, 2003, the Partnership entered into a series of reorganization transactions that resulted in the redemption of approximately 50% of the Partnership's interest, the conversion of the remaining Partnership's interest into 5,200,000 shares of Class A Common Stock of WG Energy Holdings, Inc. (the "Company"), a newly formed Delaware corporation, and a $8,000,000 capital contribution by WGE Investment, LLC, a Delaware limited liability company, ("WGE Investment") in exchange for 4,800,000 shares of Class B Common Stock and 8,000,000 shares of Series A Preferred Stock of the Company. Subsequently, on December 23, 2003, WGE Investment invested another $3,000,000 for 2,000,000 shares of Class B Common Stock and 3,000,000 shares of Series A Preferred Stock of the Company.

      On December 17, 2004, Ram Energy, Inc. (Ram), a Delaware corporation, completed its acquisition of WG Energy Holdings, Inc. (WG), a Delaware corporation, in which a wholly owned subsidiary of Ram created specifically for such purpose merged with and into WG and WG was the surviving corporation in the merger. At the time of the merger, the name of WG was changed to RWG Energy, Inc., or RWG.

      The Company is involved in the exploration, development, production, and acquisition of oil and gas properties. Since operations began, the Company and its subsidiaries have experienced growth through the acquisition of oil and gas properties and the exploitation of these properties in the Texas Panhandle and North Texas regions.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. As discussed in Note 3, the operations of WPC through April 3, 2003, are recorded as discontinued operations in the accompanying consolidated financial statements.

      All material inter-company accounts and transactions have been eliminated in the consolidation. The accounts of Ram and its subsidiaries, other than those directly owned by the company are not included in these financial statements.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Reclassifications

      Certain reclassifications have been made to the 2003 amounts to conform with the 2004 financial statement presentation.

      Guarantor Obligation of Parent Debt

      To facilitate the December 17, 2004 acquisition by Ram of WG and subsequent merger with RWG Energy, Inc., Ram obtained financing using substantially all of the assets of RWG Energy, Inc. as collateral and involving RWG Energy, Inc. as guarantor on the debt. In accordance with SEC Staff Accounting Bulletins 54 and 73, a purchase transaction which results in an entity becoming substantially wholly owned establishes a new basis of accounting for the purchased assets and liabilities, and the parent company's debt and related debt issuance costs should be reflected in the subsidiary's financial statements if the subsidiary guarantees or pledges its assets as collateral for the parent company's debt.

      The acquisition transaction was recorded under the purchase method which resulted in a new cost basis of valuing the assets and liabilities of the newly created entity, RWG Energy, Inc. The major adjustments to the financial statements can be seen on the balance sheet as current maturities of long term debt of approximately $3,867,000 and long term debt, net of current maturities of approximately $78,965,000. The increase to oil and gas properties includes a step-up in basis of approximately $50,561,000 and appears on the balance sheet as an end result of approximately $97,049,000.

      Use of Estimates

      Preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Recent Accounting Pronouncements

      In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. It supersedes, with exceptions, SFAS 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of", and is effective for the fiscal years beginning after December 15, 2001. Effective January 1, 2002, the Company adopted the provisions of SFAS 144. At December 31, 2004 and 2003, the Company's long-lived assets were not deemed to be impaired.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Recent Accounting Pronouncements (Continued)

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon the issuance of guarantees, the guarantor must recognize a liability for the fair value of the obligations it assumes under the guarantee. Liability recognition is required on a prospective basis for guarantees that are made or modified after December 31, 2002. The adoption of FIN 45 resulted in the Company recognizing debt, which was guaranteed by the Company, representing Ram's indebtedness used to acquire the Company and a re-valuation of the Company's assets as of December 17, 2004.

      In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS No. 123." This statement amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Effective January 1, 2003, the Company adopted the provision of SFAS 148.

      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities or VIEs) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity which either:
      (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity without receiving additional subordinated financial support from other parties. The adoption of this standard does not have any impact on the Company's consolidated financial position or results of operations.

      In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company has previously adopted the provisions of SFAS 133, as amended.

                        RWG ENERGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Recent Accounting Pronouncements (Continued)

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). SFAS No. 150 was effective for the Company beginning in the third quarter 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position or the results of operations.

      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and is effective for the first interim or annual reporting period beginning after January 1, 2006. Management does not believe the adoption of SFAS No. 123R will have a significant impact on the Company's financial position or statement of operations.

      The FASB issued Staff Position (FSP) Nos. 141-1 and 142-1 as a result of the March 17-18, 2004, Emerging Issues Task Force (EITF) meeting, after the EITF reached a consensus on EITF Issue No. 04-2, Whether Mineral Rights are Tangible or Intangible Assets, and concluded that mineral rights, as defined in the issue, are tangible assets. This FSP addressed the inconsistency between this consensus and the characterization of mineral rights as intangible assets in SFAS No. 141 and SFAS No. 142. The guidance in this FSP is applicable to the first reporting period beginning after April 29, 2004 and, therefore effective for the Company January 1, 2005. The FASB encourages early adoption. As such, the Company adopted this FSP effective December 31, 2004. The adoption of this FSP did not have a significant impact on the Company's financial position or results of operations.

      Cash and Cash Equivalents

      For purposes of the consolidated statements of cash flows, the Company considers all demand deposits, money market accounts and certificates of deposit purchased with an original maturity of three months or less to be cash equivalents.

      Inventories

      Inventories consist of various supplies used in the production of oil and gas reserves and are accounted for at the lower of cost (first-in, first-out) or market. Inventories, which are not material, are included in other current assets in the accompanying consolidated balance sheets.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Property, Plant and Equipment

      The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, all costs associated with productive wells and nonproductive development wells are capitalized. Exploration costs are capitalized pending determination of whether proved reserves are found. If no proved reserves are found, previously capitalized exploration costs are charged to expense. If, after the passage of one year, the existence of proved reserves cannot be conclusively established, any deferred costs are charged to expense.

      Costs of significant non-producing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. The Company capitalizes interest on expenditures for significant development projects until such time as significant operations commence.

      The Company has adopted the provisions of SFAS 143. Capitalized costs of individual properties abandoned or retired, net of salvage proceeds, are charged to accumulated depreciation and depletion. Costs of abandonment or retirement are charged to the asset retirement obligation.

      Sales proceeds from insignificant sales of individual properties are credited to property costs and no gain or loss is recognized until the entire property base is sold or abandoned. For significant sales of interests in producing oil and gas properties, the estimated present value of fair market value of the interests conveyed is credited to the producing oil and gas properties and any resulting gain or loss is reflected in operations.

      In accordance with SFAS 144, the Company's oil and gas properties are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to the estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets - generally on a property-by-property basis. The fair value of impaired assets is determined based on quoted market prices in active markets, if available, or upon the present values of expected future cash flows using discount rates commensurate with the risks involved in the asset group. Long-lived assets committed by management for disposal are accounted for at the lower of amortized cost or fair value less cost to sell. None of the Company's oil and gas properties were deemed impaired for the years ended December 31, 2004 and 2003.

      Other property and equipment, which includes office furniture, fixtures, and equipment and vehicles, are recorded at cost. Major renewals and betterments are capitalized while the costs of repairs and maintenance are charged to operating expenses in the period incurred. With respect to dispositions of assets, other than oil and gas properties, the cost of the asset retired or otherwise disposed of, and the applicable accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Property, Plant and Equipment (Continued)

      As a result of Ram acquiring the stock of the company (as discussed in Note 1), the assets of RWG were re-valued at December 17, 2004 on the basis of the amount of the purchase price, which was largely financed by Ram revolving and term debt instruments. The non oil & gas property and equipment were adjusted to fair value, while the oil & gas properties were valued at the remaining purchase price of the company.

      Depreciation, Depletion and Amortization

      Depreciation and depletion of the Company's oil and gas properties are provided using the unit-of-production method and estimated proved reserves on a property-by-property basis. In addition, estimated costs of future dismantlement, restoration and abandonment, if any, are accrued as part of the property cost and subjected to depreciation and depletion.

      Other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Deferred long-term loan origination costs are capitalized and amortized over the life of the related loan.

      Concentrations of Credit Risk

      The Company is engaged primarily in the oil and gas production business. The Company performs ongoing credit evaluations of its customers' financial condition and generally, requires no collateral from their customers.

      The Company maintains its cash balances at one financial institution insured by the Federal Deposit Insurance Corporation with each depositor insured up to $100,000. At December 31, 2004 and 2003, the Company had cash on deposit at the bank of approximately $1,027,000 and $5,596,000, respectively.

      Income Taxes

      The Company follows the provisions of SFAS 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Environmental

      The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

      Revenue Recognition and Gas Imbalances

      The Company uses the sales method of accounting for crude oil revenues. Under this method, revenues are recognized based on actual volumes of oil sold to purchasers.

      The Company used the entitlements method of accounting for natural gas revenues. Under this method, revenues are recognized based on the Company's proportionate share of actual sales of natural gas. Natural gas revenues would not have been significantly altered in any period had the sales method of recognizing natural gas revenues been utilized. The Company has no material gas balancing asset or liability at December 31, 2004 and 2003.

      The Company recognizes marketing revenue, net of the cost of gas and third-party delivery fees, as service is provided.

      Commodity Hedging

      SFAS 133 requires the accounting recognition of all derivative instruments as either assets or liabilities at fair value. Derivative instruments that are not hedges must be adjusted to fair value through net income (loss). Under the provisions of SFAS 133, changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities or firm commitments, through net income (loss). Effective changes in the fair value of derivative instruments that are cash flow hedges are recognized in accumulated other comprehensive income ("AOCI") - deferred hedges gains (losses), net in the stockholders' equity sections of the Company's consolidated balance sheet until such time as the hedged items are recognized in net income (loss). The ineffective portion of a derivative instrument's change in fair value is immediately recognized in net income (loss).

      Under provisions of SFAS 133, a cash flow hedge is a derivative instrument that hedges the exposure to variability in expected future cash flows that are attributable to a particular risk. Both at the inception of a hedge and on an ongoing basis, a cash flow hedge must be expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. The expectation of hedge effectiveness must be supported by matching the essential terms of the hedged asset, liability or forecasted transaction to the derivative hedge contract or by effectiveness assessments using statistical measurement. The Company's policy is to assess actual hedge effectiveness at least on an annual basis.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Revenue Recognition and Gas Imbalances

      The Company's crude oil contracts required the physical delivery and sale of specific volumes of crude oil at fixed prices over a twenty-four month period. The Company considers its crude oil contracts to be forward sales contracts and does not meet the requirements of SFAS 133.

      The Company considers its natural gas hedge contracts to be derivative financial instruments within the scope of SFAS 133. All hedge contracts of the Company were settled in full at December 17, 2004, at the time Ram acquired the Company. This settlement resulted in a hedging loss of $14.4 million reported in the statements of operations. At December 31, 2004, the Company had no hedge contracts outstanding.

      Asset Retirement Obligations

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard as of January 1, 2003. The effect of this standard on the Company's results of operations and financial condition at adoption included an increase in long-term liabilities for plugging and abandonment costs of natural gas and oil properties of $4,425,895. The cumulative effect of SFAS No. 143 on previously reported operations was not material. The company recorded accretion expense of approximately $226,992 and $248,571 in 2004 and 2003, respectively.

      The Company recorded the following activity related to the asset retirement liability for the years ended December 31, 2004 and 2003:

                                                         2004            2003
                                                     -----------     -----------
Liability for Asset Retirement Obligations,
  Beginning of Year                                  $ 4,674,466     $ 4,425,895
Accretion Expense                                        226,992         248,571
Purchase Price Adjustment                               (240,385)             --
                                                     -----------     -----------
Liability for Asset Retirement Obligations,
  End of Year                                        $ 4,661,073     $ 4,674,466
                                                     ===========     ===========

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 3: REORGANIZATION TRANSACTIONS

      On April 3, 2003, the following reorganizations transactions occurred:

      o The Partnership agreed to extinguish certain convertible promissory notes issued in connection with the acquisition of 100% of the common stock of WPC. Promissory notes aggregating $908,525 and accrued interest of $117,283 were extinguished for cash payments totaling $72,660, the transfer of WPC common stock back to the original WPC owners, the transfer of certain Company assets to WPC and the forgiveness of WPC's intercompany payable and receivable balances. The extinguishment of convertible promissory notes resulted in a loss of $42,105.

      o The Partnership agreed to redeem the interest of certain limited partners (the "Redeemed Parties") owning approximately 50% of the Partnership. In exchange for their Partnership interest, the Redeemed Parties received cash of $277,340 on April 3, 2003, $75,000 payable in $25,000 installments on July 1, 2003, December 31, 2003, and February 1, 2004, and a $1,800,000 non-interest bearing installment obligation (discounted to a present value of $1,641,000), secured by a deed of trust, and payable monthly based on the net production revenue from certain oil and gas properties. The total cost of the 50% Partnership interest redemption of $1,993,340 was charged to partners' capital.

      o Immediately after the Partnership redemption transaction, the Company was formed and the remaining Partnership interest was converted into 5,200,000 shares of the Company's Class A Common Stock. The conversion transaction resulted in a credit to additional paid-in capital of $3,417,482.

      o In accordance with a Plan of Merger and Contribution Agreement, WGE Investment contributed $8,000,000 in exchange for 4,800,000 shares of Class B Common Stock and 8,000,000 shares of Series A Preferred Stock of the Company. The contribution transaction resulted in a credit to additional paid-in capital of $6,662,302, net of legal, accounting and other cost of capital of $1,257,220. On December 23, 2003, WGE Investment converted $3,000,000 of its Bridge Loan into 3,000,000 shares of Series A Preferred Stock and 2,000,000 shares of Class B Common Stock and resulted in $2,969,800 being credited to additional paid-in capital.

      o In connection with the Company's restructuring transactions, the Company and its primary lender entered into a Second Amended and Restated Revolving Credit Agreement, dated April 3, 2003. This Revolving Credit Agreement was terminated and the loan amount due was paid in full upon the Ram acquisition of the Company on December 17, 2004.

                        RWG ENERGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 4: ACQUISITION TRANSACTION

      On December 17, 2004, the company was acquired by and merged with a subsidiary of RAM Energy, Inc. (RAM) resulting in the surviving corporation RWG Energy, Inc. (RWG). RWG is a wholly owned subsidiary of RAM. RWG and its four subsidiaries make up the first and second tier subsidiaries of RAM. All common and preferred stock of the company was retired and replaced with 1,000 shares of new common stock of RWG. All outstanding debt of the Company was paid in full as a result of the merger and acquisition. Additionally, all outstanding derivative positions were settled for cash as part of the merger and acquisition transaction. The final adjusted purchase price was $82.6 million, including the assumption and payment of WG's long term debt of $24.5 million and the settlement of all outstanding derivative instruments of $14.4 million. The WG acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, and the purchase price has been initially allocated based on the estimated fair value of the individual assets acquired and liabilities assumed at the date of acquisition.

NOTE 5: PREFERRED AND COMMON STOCK

      As stated in Note 4, all outstanding preferred and common stock of the company was retired and replaced with 1,000 shares of RWG as a result of the merger and acquisition transaction on December 17, 2004. Stockholders' equity includes 5,000 shares of authorized $1 par value common stock, of which 1,000 shares are issued and outstanding as of December 31, 2004. All shares are owned by RAM Energy, Inc.

NOTE 6: LONG-TERM DEBT

      Long-term debt at December 31, 2004 and 2003 consisted of the following:

                                                       2004            2003
                                                   ------------    ------------
         Foothill Term and Revolving
           Credit Facility                         $ 82,491,000    $         --
         Revolving Credit Facility                           --      19,555,000
         Secured Convertible Promissory Note                 --       3,010,000
         Installment Obligation                              --       1,308,468
         Other                                          341,143         246,321
                                                   ------------    ------------
                                                     82,832,143      24,119,789
         Less Current Maturities                     (3,867,411)        (90,994)
                                                   ------------    ------------
                                                   $ 78,964,732    $ 24,028,795
                                                   ============    ============

      All outstanding debt of the company (except some automobile loans and leases) was paid as a result of the merger and acquisition transaction on December 17, 2004. The Company assumed a significant portion of RAM's Foothill Term and Revolving Credit Facility with the transaction as a result of push down accounting as more fully described in Note 2.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 6: LONG-TERM DEBT

      Foothill Term and Revolving Credit Facility

      The facility includes a $30.0 million term loan and a $60.0 million revolving credit facility, reducing by $2.5 million per quarter commencing September 30, 2005 and continuing until the committed amount of the revolver is reduced to $50.0 million. Borrowings under the revolving credit facility bear interest at Foothill's base rate plus 2% (7.25% at December 31, 2004), or LIBOR plus 4%, at the option of RAM, while advances under the term loan bear interest at the base rate plus 4% (9.25% at December 31, 2004), or LIBOR plus 6%, also at the option of the RAM. The entire facility will mature in three years. The amount of credit available under the credit facility at December 31, 2004 was $1.3 million.

      RAM is required to pay a commitment fee equal to .375% per annum on the amount by which the borrowing base exceeds the aggregate amount outstanding under the Foothill credit facility. Amounts outstanding under the Foothill credit facility are collateralized by substantially all current and future assets of RAM and its subsidiaries. Along with the pledged collateral mentioned above, Foothill also has first rights to RAM's cash accounts.

      The credit facility contains customary covenants which, among other things, require periodic financial and reserve reporting and limit the Company's incurrence of indebtedness, executive compensation, capital expenditures, transactions with affiliates, sales of assets, liens, loans, mergers and investments and require RAM to meet minimum EBITDA thresholds. Additionally, the credit facility requires RAM to hedge at least 40%, but not more than 80%, of its estimated production for the ensuing six-month period. RAM was in compliance with these covenants or had obtained waivers at December 31, 2004.

      If RAM fails to satisfy or obtain a waiver for the covenants of the credit facility, Foothill could consider RAM to be in default. Upon default, Foothill may declare all obligations immediately due and payable, cease advancing money or extending credit, terminate the agreement, and secure its rights in RAM's collateral. The Foothill credit facility also contains a subjective acceleration clause whereby Foothill may declare an event of default if it determines a material adverse change has occurred. Management believes it is unlikely that the subjective acceleration clause would be asserted in 2005 and therefore has classified the credit facility as a long-term obligation in accordance with its stated maturity.

      Scheduled maturities of Company's long-term debt at December 31, 2004, are as follows:

            2005                                   $ 3,867,411
            2006                                     5,132,589
            2007                                    73,491,000
                                                   -----------
                                                   $82,491,000
                                                   ===========

      Other

      The Company has entered into several financing agreements with a financial institution aggregating $290,926 at December 31, 2004, at interest rates ranging from 9.0% to 11.25%. The notes are payable in monthly installments ranging from $556 to $1,584, including principal and interest. The notes are secured by vehicles. The company also had non-current lease obligations totaling $50,217 secured by equipment.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 7: FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities. The carrying amounts of such assets and liabilities approximate fair value due to the short maturity of these instruments.

      The carrying amount of long-term debt approximates fair value because this debt carries a variable interest rate based on market interest rates.

NOTE 8: COMMITMENTS AND CONTINGENCIES

      Senior Note Obligation to Parent

      RAM's Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all of the RAM's current and future subsidiaries (the Subsidiary Guarantors which include RWG Energy, Inc and subsidiaries.) These senior notes are described below.

      In February 1998, RAM completed the sale of $115 million of 11.5% Senior Notes due 2008 in a public offering of which $28.4 million remained outstanding at December 31, 2004 and 2003. The Senior Notes are senior unsecured obligations of RAM and are redeemable at the option of RAM in whole or in part, at any time on or after February 15, 2005, at prices ranging from 111.5% to 103.8% of face amount to their scheduled maturity in 2008.

      Other

      The Company is party to various legal actions arising in the ordinary course of business. In the opinion of the Company's management, upon advice of legal counsel, the Company has adequate legal defense and/or insurance coverage and does not believe they will materially affect the Company's operations or financial position.

NOTE 9: RETIREMENT PLAN

      The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees. The plan allows eligible employees to contribute up to 100% of their annual compensation, not to exceed $13,000 for those under 50 years of age and $16,000 for those over 50 in 2004. Employer contributions to the plan are discretionary. There were no employer contributions to the plan during 2003 or 2004.

NOTE 10: MAJOR CUSTOMERS

      For the years ended December 31, 2004 and 2003, two of the Company's customers accounted for 10% or more of the Company's consolidated revenues as follows:

                                                  2004                   2003
                                               -----------           -----------
Purchaser A                                    $22,061,243           $ 9,119,000
Purchaser B                                    $ 5,428,202           $ 4,860,000
Purchaser C                                    $ 1,109,479           $   575,828

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 11: DERIVATIVE FINANCIAL INSTRUMENTS

      During 2004 and 2003, the Company entered into numerous derivative contracts. The Company did not formally designate these transactions as hedges as required by SFAS No. 133 in order to receive hedge accounting treatment. Accordingly, all gains and losses on the derivative financial instruments during 2004 and 2003 have been recorded in the statement of operations in the amounts of $(25,379,185) and $(5,479,411) in 2004 and 2003, respectively.

      All outstanding derivative financial instruments of WG Energy Holdings, Inc. and subsidiaries (aggregating $14.4 million) were settled with the merger and acquisition transaction on December 17, 2004. All current hedging activities occur at the parent company RAM Energy, Inc.

NOTE 12: RELATED PARTY TRANSACTIONS

      Employment Contract

      The employment contract described below was ended with the merger and acquisition transaction on December 17, 2004. The president's stock was purchased and his employment ended as of that date.

      On April 3, 2003, the Company executed an employment contract with its president providing for an annual salary of $175,000 per year and a $250,000 signing bonus. Under the terms of the contract, the president was permitted to devote up to one day per month to his personal investments and the operations of Manhattan Petroleum, Inc. ("Manhattan") and the Company had a right of first refusal to purchase any prospect developed by Manhattan. The employment contract expired March 31, 2005. For the year ended December 31, 2004, the Company exercised its first right of refusal and paid Manhattan the sum of $168,000 for certain rights and claims related to a Manhattan project.

NOTE 13: INCOME TAXES

      The components of the federal income tax benefit (expense) for the period ended December 31, 2004 and 2003 are as follows:

                                                           2004         2003
                                                       ----------     ---------
        Continuing Operations
          Current-Income Tax (Expense)                 $  (80,579)    $      --
          Net Deferrred Income Tax (Expense)            1,042,519      (145,000)
                                                       ----------     ---------

            Total Income Tax Benefit (Expense)         $  961,940     $(145,000)
                                                       ==========     =========

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 13: INCOME TAXES

      The components of the Company's net deferred federal income tax liabilities at December 31, 2004 and 2003 are as follows:

                                                          2004          2005
                                                      -----------   -----------
      Deferrred Income Tax Liabilities
        Depreciation, Depletion, and Amortization     $20,934,000   $ 4,179,000
        Other                                              12,000        26,000
                                                      -----------   -----------
          Total Deferrred Income Tax Liabilities      $20,946,000   $ 4,205,000

      Deferrred Income Tax Assets
        Federal Income Tax Credits                          --         (163,000)
        Net Operating Loss Carryover                   (1,608,000)   (1,138,000)
        Hedging Losses                                 (4,900,000)        --
        Other                                            (250,000)        --
                                                      -----------   -----------
          Total Deferred Income Tax Assets             (6,758,000)   (1,301,000)
                                                      -----------   -----------

          Net Deferred Income Tax Liablities          $14,188,000   $ 2,904,000
                                                      ===========   ===========

      The utilization of the Company's net operating loss carry-forwards is limited to approximately $674,000 per year due to a change in the ownership of the Company. The carry-forwards expire December 31, 2023. It is estimated that all deferred federal income tax assets will be fully utilizable and, as a result, no valuation allowance has been applied against these assets.

NOTE 14: UNAUDITED SUPPLEMENTARY INFORMATION

      Reserve Quantity Information

      The following estimates of proved crude oil, natural gas liquids, natural gas reserve quantities and future net revenues are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. The estimates of proved oil and gas reserves, which are located in Texas, were prepared by an independent professional petroleum engineer.

      Proved reserves are estimated reserves of crude oil (including condensate), natural gas liquids and natural gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions.

      The Company's estimated future net revenues are computed utilizing year end pricing of $40.25 per Bbl for crude oil and $6.02 per MMBtu for natural gas.

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 14: UNAUDITED SUPPLEMENTARY INFORMATION (Continued)

Oil and Gas Reserve Information as of December 31, 2004

 Proved Reserves:

      Crude Oil (Bbls)                                                9,453,740
      Natural Gas Liquids (Bbls)                                      2,087,027
      Natural Gas (MMBtu)                                             9,957,622

 Future Net Revenues:

      Undiscounted                                                $ 271,770,312
      Discounted at 10%                                           $ 152,017,531

Capitalized Costs Relating to Oil and Gas Producing

Activities at December 31, 2004

Proved Oil and Gas Properties                                     $  96,833,526
Gas Processing Equipment and Facilities                                 215,071
                                                                  -------------
                                                                     97,048,597

Less Accumulated Depreciation and Depletion                            (348,000)
                                                                  -------------
 Net Capitalized Costs                                            $  96,700,597
                                                                  =============
Cost Incurred in Oil and Gas Producing Activities

for the Year Ended December 31, 2004

Property Acquisition Costs

 Drilling and Development Costs                                   $   1,798,552
 Lease and Well Equipment                                               967,010
 Leasehold Costs                                                         33,368
                                                                  -------------
                                                                  $   2,798,930
                                                                  =============
Results of Operations for Oil and Gas Producing Activities

for the Year Ended December 31, 2004

Oil and Gas Sales                                                 $  31,995,406
Realized Losses from Settlement of Derivatives                      (25,379,185)
Production Costs                                                    (10,646,379)
Depreciation, Depletion, and Amortization                            (2,758,964)
Income Tax Expense (34%)                                              2,308,301
                                                                  -------------
Results of Operations for Oil and Gas Producing Activities
(Excluding Corporate Overhead and Financing Costs)                $  (4,480,821)
                                                                  =============

                        RWG ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2004 AND 2003

NOTE 15: OTHER COMPREHENSIVE INCOME (LOSS)

      Other Comprehensive Income (Loss) at December 31, 2003 was comprised of net loss of $(826,685) and an amount for deferred hedge loss of $(770,151), net of deferred taxes of $397,000, for total comprehensive income (loss) of $(1,596,836). At December 31, 2004, there was no other comprehensive income or (loss).

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tremisis Energy Acquisition Corporation
New York, NY

We have audited the accompanying balance sheet of Tremisis Energy Acquisition Corporation (a corporation in the development stage) as of December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the period from February 5, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, the Company's Certificate of Incorporation provides for mandatory liquidation of the Company, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of its initial public offering ("Offering")(such date would be November 18, 2005) or 24 months from the consummation of the Offering if certain extension criteria have been satisfied.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tremisis Energy Acquisition Corporation as of December 31, 2004 and the related statements of operations and cash flows for the period from February 5, 2004 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, NY
March 16, 2005
(except as to Note 4, which is as of November 11, 2005)

                                         Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                                                  Balance Sheets

--------------------------------------------------------------------------------

                                                        September     December
                                                         30, 2005     31, 2004
                                                       -----------   -----------
                                                       (unaudited)
Assets
 Current assets:
 Cash and cash equivalents                             $   499,413   $   834,094
 U.S. Government Securities held
 in Trust Fund (Note 2)                                 34,059,992    33,351,358
ccrued interest receivable,
 Trust Fund (Note 2)                                        57,699        91,170
Prepaid expenses                                            10,771        22,125
                                                       -----------   -----------
Total current assets                                    34,627,875    34,298,747

Deferred acquisition costs (Note 4)                         85,063            --

Furniture and equipment (net of accumulated
  deprecation of $4,044 and $1,418)                          9,829         6,558

Total assets                                           $34,722,767   $34,305,305
                                                       -----------   -----------

Liabilities and Stockholders' Equity

Current liabilities:

Accrued expenses                                       $   122,490   $    26,680
Taxes payable                                              130,637        26,000
                                                       -----------   -----------

Total current liabilities                                  253,127        52,680
                                                       -----------   -----------

Common stock, subject to possible conversion
    1,264,368 shares at conversion value (Note 2)        6,820,129     6,685,164

Commitment (Note 5)                                             --            --

Stockholders' equity (Notes 2, 3, 4 and 6
  and 7) Preferred stock, $.0001 par value,
  authorized 1,000,000 shares; none issued                      --            --
Common stock, $.0001 par value Authorized
  30,000,000 shares; Issued and outstanding
  7,700,000 shares (which includes 1,264,368
  subject to possible conversion)                              770           770
Additional paid-in capital                              27,367,201    27,502,166
Earnings accumulated during the development stage          281,540        64,525
                                                       -----------   -----------

Total stockholders' equity                              27,649,511    27,567,461
                                                       -----------   -----------

Total liabilities and stockholders' equity             $34,722,767   $34,305,305
                                                       -----------   -----------

                    See accompanying summary of significant
             accounting policies and notes to financial statements.

                                         Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                                        Statements of Operations

                                            Period from   Period from    Period from
                                             February       February        February
                            Nine months      5, 2004        5, 2004          5, 2004
                               Ended       (inception)    (inception)     (inception)
                             September     to September   to December    to September
                              30, 2005       30, 2004      31, 2004        30, 2005
                            -----------    -----------    -----------    -----------
                            (Unaudited)    (Unaudited)     (Audited)      (Unaudited)
Expenses:
General and
administrative expenses
(Note 5)                    $   266,881    $   102,674    $   164,392    $   431,273

Operating loss                 (266,881)      (102,674)      (164,392)      (431,273)

Interest income                 682,446        163,242        308,032        990,478

Income before provision
 for  taxes                     415,565         60,568        143,640        559,205

Provision for  taxes
(note 8)                       (198,550)       (21,200)       (79,115)      (277,665)

Net Income                  $   217,015    $    39,368    $    64,525    $   281,540

Accretion of Trust Fund
relating to common
stock subject to possible
conversion                      134,965         31,574         59,875        194,840

Net income
 attributable to
 common stockholders        $    82,050    $     7,794    $     4,650    $    86,700

Basic and diluted
income per
share                       $      0.01    $      0.00    $      0.00

Weighted average
 common shares
 outstanding                  7,700,000      4,977,848      5,739,057


                    See accompanying summary of significant
        accounting policies and notes to unaudited financial statements.

                                         Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                              Statements of Stockholder's Equity

                                                                               Earnings
                                                                             accumulated
                                       Common Stock         Additional        during the
                                 ----------------------      Paid-In         development
                                     Shares      Amount      Capital            stage        Total
                                 --------------------------------------------------------------------
Balance, February 5, 2004                  --     $ --    $        --        $     --    $        --
(inception)

Issuance of common stock to
initial stockholders                1,375,000      137         24,863              --         25,000

Sale of 6,325,000 units and
underwriters' option, net of
underwriters' discount and
offering expenses (includes
1,264,368 share subject to
Possible conversion)                6,325,000      633     27,537,178              --     27,537,811

Accretion of Trust Fund
relating to common stock

subject to conversion                 (59,875)      --        (59,875)

Net income for the period                  --       --             --          64,525         64,525
-----------------------------------------------------------------------------------------------------

Balance, December 31, 2004          7,700,000      770     27,502,166          64,525     27,567,461

Accretion of Trust Fund
relating to common stock
subject to possible conversion
(unaudited)                                --       --       (134,965)             --       (134,965)

Net income for the nine month
period (unaudited)                         --       --             --         217,015        217,015

                                   ------------------------------------------------------------------
Balance, September 30, 2005
(unaudited)                         7,700,000     $770    $27,367,201        $281,540     27,649,511
-----------------------------------------------------------------------------------------------------

               See accompanying summary of significant accounting
                   policies and notes to financial statements.

                                         Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                                        Statements of Cash Flows

                                                                  Period from      Period from      Period from
                                                                    February        February          February
                                                 Nine months        5, 2004          5, 2004          5, 2004
                                                     Ended         (inception)     (inception)      (inception)
                                                   September      to September     to December      to September
                                                   30, 2005         30, 2004         31, 2004         30, 2005
                                                -------------    -------------    -------------    -------------
Cash Flows From Operating Activities             (Unaudited)       (Unaudited)       (Audited)       (Unaudited)
Net income for the period                       $     217,015    $      39,368    $      64,525    $     281,540
Adjustments to reconcile net income to net
cash used in operating activities:

Depreciation                                            2,626              811            1,418            4,044
Gain on maturities of U.S. Government
Securities held in Trust Fund                        (708,476)              --         (208,605)        (917,081)
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses                11,354          (36,875)         (22,125)         (10,771)
Decrease (increase) in accrued interest
receivable                                             33,471         (157,953)         (91,170)         (57,699)
Increase in accrued expenses                           10,747            9,096           26,680           37,427
Increase in income tax payable                        104,637           21,200           26,000          130,637
                                                -------------    -------------    -------------    -------------
     Net cash used in operating activities           (328,626)        (124,353)        (203,277)        (531,903)
                                                -------------    -------------    -------------    -------------

Cash Flows from Investing Activities

Purchases of U.S. Government Securities held

in Trust Fund                                    (202,846,158)     (33,143,000)     (66,493,753)    (269,339,911)
Maturity of U.S. Government Securities held
in Trust Fund                                     202,846,000               --       33,351,000      236,197,000
Purchase of furniture and equipment                    (5,897)          (7,976)          (7,976)         (13,873)
                                                -------------    -------------    -------------    -------------
Net cash used in investing activities                  (6,055)     (33,150,976)     (33,150,729)     (33,156,784
                                                -------------    -------------    -------------    -------------

Cash Flows from Financing Activities
Proceeds from public offering of 6,325,000
units and underwriter option, net                          --       34,163,000       34,163,100       34,163,100
Proceeds from issuance of common stock to
initial stockholders                                       --           25,000           25,000           25,000
Proceeds from note payable, stockholder                    --           77,500           77,500           77,500
Repayment of note payable, stockholder                     --          (77,500)         (77,500)         (77,500)
                                                -------------    -------------    -------------    -------------
Net cash provided by financing activities          34,188,000       34,188,100       34,188,100

Net (decrease) increase in cash and cash
equivalents                                          (334,681)         912,671          834,094          499,413
Cash and cash equivalents at beginning of the
period                                                834,094               --               --               --
                                                -------------    -------------    -------------    -------------
Cash and cash equivalents end of the period     $     499,413    $     912,671    $     834,094    $     499,413
                                                -------------    -------------    -------------    -------------

Supplemental disclosure of cash flow

information:

     Cash paid during the period for
      income taxes                              $      93,913    $          --    $      53,115    $     147,028
Supplemental disclosure of non cash activity:

  Accrued deferred acquisition costs            $      85,063    $          --    $          --    $      85,063
  Accretion of Trust Fund relating to common
stock subject to possible conversion            $     134,965    $      31,574    $      59,875    $     194,841

               See accompanying summary of significant accounting
             policies and notes to unaudited financial statements..

                                         Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                      Summary of Significant Accounting Policies

Furniture and Equipment       Furniture and equipment is stated at cost, net of
                              accumulated depreciation. Depreciation if computed on a straight-line basis over the estimated lives commencing upon the date the asset is placed in service.

Cash and Cash Equivalents     The Company considers all highly liquid
                              investments with original maturities of three months or less to be cash equivalents.



Income Taxes                  The Company follows Statement of Financial
                              Accounting Standards No. 109 ("SFAS No. 109"),
                              "Accounting for Income Taxes" which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Net Income                    Net income per share is computed on the basis of
Per Share                     the weighted average number of common shares
                              outstanding during the period. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
                              Since the effect of outstanding warrants to purchase common stock is antidilutive, they have been excluded from the Company's computation of net income per share.

Use of Estimates              The preparation of financial statements in
                              conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.



Reclassification              Certain items have been reclassified from prior
                              periods to conform with the current period presentation.

                                        Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                        Notes to Financial Statements

1.  Unaudited Interim         The accompanying balance sheet as of September 30,
    Financial Statements      2005 and the statements of operations and cash
                              flows for the nine months ended September 30, 2005 and the period from inception (February 5, 2004 to September 30, 2004) are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments (consisting primarily of normal accruals) have been made that are necessary to present fairly the financial position of the Company. The information described in the notes to the financial statements for these periods is also unaudited. Operating results for the interim period presented are not necessary indicative of the results to be expected for the full year.

2.  Organization and          The Company was incorporated in February 5, 2004
    Business Operations       as a blank check company whose objective is to
                              acquire an operating business in either the energy or the environmental industry and their related infrastructures.

                              The registration statement for the Company's initial public offering ("Offering") was declared effective May 13, 2004. The Company consummated the offering on May 18, 2004 and received net proceeds of approximately $34,163,100 (Note 3). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the energy and environmental industry and their related infrastructures ("Business Combination"). An amount of $34,117,691 and $33,442,528 (which includes accrued interest of $57,699 and $91,170) as of September 30, 2005 and December 31, 2004, respectively, is being held in an interest-bearing trust account ("Trust Fund") until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

                              The Company, has signed a definitive agreement for the acquisition of a target business (see Note 4), and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering, vote against the Business Combination and exercise the conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,375,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the

                                        Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                        Notes to Financial Statements

                              Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable.

                              With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. In this respect, $6,820,129 and $6,685,164 (which includes accretion of Trust
                              Fund) has been classified as common stock subject to possible conversion at September 30, 2005 and December 31, 2004, respectively.

                              The Company's Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date would be November 18, 2005), or 24 months from the consummation of the Offering (such date would be May 18, 2006) if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 3). The Company has satisfied the extension criteria by entering into an Agreement and Plan of merger with RAM Energy, Inc as described in Note 4.

3.  Offering                  On May 18, 2004, the Company sold 6,325,000 units
                              ("Units") in the Offering including an additional
                              825,000 Units pursuant to the underwriters' over-allotment option. Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase
                              Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 275,000 Units at an exercise price of $9.90 per Unit. In addition, the warrants underlying such Units are exercisable at $6.25 per share.

4.   Business                 On October 20, 2005, the Company entered into an
                              Agreement and Plan of

                                        Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                        Notes to Financial Statements

Combination                   Merger ("Merger Agreement") with RAM Energy, Inc.
and Deferred                  ("RAM") and all of its stockholders
Acquisition                   ("Stockholders"), which was amended on November
Costs                         11, 2005. The Company formed a wholly owned
                              subsidiary on October 5, 2005 to effectuate the transactions contemplated by the Merger Agreement with RAM ("Merger"). RAM will be the surviving corporation in the Merger, becoming a wholly owned subsidiary of Tremisis. RAM is a privately-owned, independent, oil and gas company headquartered in Tulsa, Oklahoma. RAM's business strategy is to acquire, explore, develop, exploit, produce and manage oil and gas properties, primarily in Texas, Louisiana and Oklahoma. RAM has been active in these core areas since its inception in 1987.
                              RAM's management team has extensive technical and operating expertise in all areas of RAM's operations and geographic focus.

                              Pursuant to the Merger Agreement, the
                              Stockholders, in exchange for all of the securities of RAM outstanding immediately prior to the Merger, will receive from the Company $30 million in cash and a number of shares of the Company's common stock equal to the greater of (x) $160,000,000 divided by 115% of the average closing price of a share of the Company's common stock for the ten trading days immediately prior to the consummation of the Merger and (y) 25,600,000. A portion of the shares of the Company's common stock being issued to the Stockholders in the Merger will be placed into escrow to secure the indemnity rights of the Company under the Merger Agreement and will be governed by the terms of an Escrow Agreement.

                              In connection with this business combination, the Company incurred $85,063 in Deferred Acquisition costs as of September 30, 2005.

5.  Commitment                The Company presently occupies office space
                              provided by and affiliate of an initial
                              stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services available to the Company, as may be required by the Company from time to time. The Company pays such affiliate $3,500 per month for such services commencing on May 18, 2004, the effective date of the Offering. Included in general and administrative such services are $31,500 for the nine month period ended September 30, 2005, $17,500 for the period from February 5, 2004
                              (inception) to September 30, 2004, $28,000 for the period from February 5, 2004 (inception) to
                              December 31, 2004, and $59,500 for the period from February 5, 2004 (inception) to September 30,
                              2005.

6.  Preferred Stock           The Company is authorized to issue 1,000,000
                              shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.  Common Stock              The Company's Board of Directors authorized a
                              1.666666 to one forward stock split of its common stock on March 10, 2004, a 1.1428571 to one forward stock split of its common stock on April
                              16, 2004 and a 1.375 to one forward stock split of its common stock on April 23, 2004. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect the transaction.

                                        Tremisis Energy Acquisition Corporation
                                        (a corporation in the development stage)
                                        Notes to Financial Statements

                              As of September 30, 2005, 13,475,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters' unit purchase option.

8.  Provision for Taxes       Provision for taxes consists of:

                                                        For
                                                     the Period        For the
                                                      February       Period from
                                     Nine Months      5, 2004         February
                                        Ended       (inception)        5, 2004
                                      September     to September     (inception)
                                       30, 2005      30, 2004        to December
                                      unaudited)     unaudited)       31, 2004
                                     -----------    ------------     -----------
                Current:
                    Federal           $119,000        $ 10,000        $ 33,000
                    State and Local     79,550        $ 11,200          46,115
                Deferred:                   --              --              --
                                      --------        --------        --------
                    Total             $198,550        $ 21,200        $ 79,115
                                      ========        ========        ========

The effective tax rate exceeds statutory rates primarily due to state and local taxes which are calculated as a percentage of capital.

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                    TREMISIS ENERGY ACQUISITION CORPORATION,

                          RAM ENERGY ACQUISITION, INC.,

                                RAM ENERGY, INC.

                                       and

                               THE STOCKHOLDERS OF
                                RAM ENERGY, INC.

                          DATED AS OF OCTOBER 20, 2005

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 20, 2005, by and among Tremisis Energy Acquisition Corporation, a Delaware corporation ("Parent"), RAM Energy Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), RAM Energy, Inc., a Delaware corporation ("Company"), and each of the persons listed under the caption "Stockholders" on the signature page hereof, such persons being all of the stockholders of the Company (each a "Stockholder" and, collectively, the "Stockholders;" from and after the date of exercise of the stock option referred to in Section 1.13, C. David Stinson shall, for all purposes of this Agreement, be a "Stockholder" and shall be included within the definition of "Stockholders").

                                    RECITALS

      A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of common stock of Parent and cash.

      B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

      C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a Certificate of Merger (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The term "Agreement" as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") shall take place at the offices of Graubard Miller, counsel to Parent, at 405 Lexington Avenue, New York, New York, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). Closing signatures may be transmitted by facsimile.

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Certificate of Incorporation; Bylaws.

            (a) At the Effective Time, the Certificate of Incorporation of the Merger Sub, a copy of which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation.

            (b) Also at the Effective Time, the Bylaws of the Merger Sub, a copy of which is attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

      1.5 [Intentionally Omitted.]

      1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

            (a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.6(c), each share of common stock, par value $10.00, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.6(f)) into the right to receive on the Closing Date
      (i) that number of shares of common stock, par value $0.0001, of Parent ("Parent Common Stock") determined by dividing the Aggregate Parent Common Stock Number by the Outstanding Company Stock Number, and (ii) that amount of cash determined by dividing the Aggregate Cash Number by the Outstanding Company Stock Number. The term "Aggregate Parent Common Stock Number" shall mean that number of shares of Parent Common Stock equal to the greater of (x) $160,000,000 divided by 115% of the average closing price of the Parent Common Stock for the ten trading days immediately prior to the Closing and (y) 25,600,000. The term "Outstanding Company Stock Number" shall mean the number of shares of Company Common Stock outstanding on the Closing Date, after giving effect to all stock option exercises contemplated hereby. The term "Aggregate Cash Number" shall mean the lesser of (I) $30,000,000, and (II) the amount of cash distributed to Parent from the Trust Fund at the Closing (after payment to those stockholders of Parent who elect to have their shares converted to cash in accordance with Parent's Charter Documents (as defined in Section 2.1(a)), less the sum of all expenses reasonably incurred by Parent in connection with the transaction contemplated hereby, and less the sum of $1,000,000 which shall be retained by Parent for working capital requirements.

            (b) Certificates for Shares. The amount of cash and certificates representing the shares of Parent Common Stock issuable with respect to certificates for shares of Company Common Stock ("Certificates") shall be issued to the holders of the shares of Company Common Stock upon surrender of the Certificates representing such shares in the manner provided in
      Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.9). Each holder shall be issued separate certificates for such holder's Escrow Shares (as defined in Section 1.14) and for the remaining number of shares of Parent Common Stock to which such holder is entitled.

            (c) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

            (d) Capital Stock of Merger Sub. Each share of Common Stock, par value $.0001, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

            (e) Adjustments to Exchange Ratios. The numbers of shares of Parent Common Stock and amounts of cash that the holders of the Company Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to any dividend or redemption permitted by Section 4.1.

            (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.7, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

      1.7 Surrender of Certificates.

            (a) Exchange Procedures. Upon surrender of Certificates at the Closing, the holders of such Certificates shall receive in exchange therefor such amounts of cash and certificates representing the number of shares of Parent Common Stock into which their shares of Company Common Stock shall be converted at the Effective Time, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable amount of cash and number of shares of Parent Common Stock issuable pursuant to Section 1.6(a).

            (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the cash and certificates representing shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

            (c) Transfers of Ownership. If cash and certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (d) Required Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (e) No Liability.  Notwithstanding  anything to the contrary in this
      Section 1.7, neither Parent nor the Surviving Corporation, the Company or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.8 No Further Ownership Rights in Company Stock. All cash and shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash and certificates representing the shares of Parent Common Stock that the shares of Company Common Stock formerly represented by such Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that, as a condition precedent to the issuance of such cash and certificates representing shares of Parent Common Stock and other distributions, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

      1.12 [Intentionally Omitted.]

      1.13 Outstanding Stock Option. Concurrently with the execution of this Agreement, C. David Stinson shall execute and deliver to the Company and Parent an agreement in the form of Exhibit C annexed hereto pursuant to which he shall agree to exercise the option granted to him to purchase 83.33 shares of Company Common Stock prior to the Closing and waiving any appraisal rights that may be afforded to him as a result of such ownership.

      1.14 Escrow. As the sole remedy for the indemnity obligations set forth in
Article VII, at the Closing the Persons receiving shares of Parent Common Stock to be issued as a result of the Merger shall deposit in escrow, to be held during the period ending on June 30, 2007 ("Escrow Period"), twelve and one-half percent (12.5%) of the shares of Parent Common Stock received by such Persons as a result of the Merger (the "Escrow Shares"), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Company Stockholder Representative (the "Representative") (who shall be Larry E. Lee until a successor is appointed pursuant to Section 1.17(b)) and Continental Stock Transfer and Trust Company, as Escrow Agent, in the form annexed hereto as Exhibit D (the "Escrow Agreement"). Subject to
Article VII, on the first business day following the conclusion of the Escrow Period, the Escrow Agent shall deliver the Escrow Shares, less any such shares applied in satisfaction of a claim for indemnification and any shares then in dispute related to the indemnification obligations set forth in Article VII, to each such Person in the same proportions as initially deposited in escrow. Any Escrow Shares, to the extent not applied in satisfaction of a claim for indemnification, will be distributed to such Persons promptly upon resolution of the dispute or claim.

      1.15 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to "affiliates" of the Company listed on Schedule 1.15 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend. At the Closing, Parent and the Stockholders shall execute and deliver a Registration Rights Agreement in the form annexed hereto as Exhibit E with respect to registration of the shares of Parent Common Stock under the Securities Act (the "Registration Rights Agreement").

      1.16 Stockholder Matters.

            (a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Stockholder for purposes of Section 228 of the DGCL.

            (b) Each Stockholder, for itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Stockholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Stockholders that are entities, transfers to its stockholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by he, she or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent's behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement. Each Stockholder acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by he, she or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement. Each Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.16(b).

            (c) Each Stockholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended ("Exchange Act"), state securities laws ("Blue Sky Laws"), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(b)) on such Stockholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      1.17 Committee and Representative for Purposes of Escrow Agreement.

            (a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent's right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an "independent" director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the "Committee" referred to in
      Article VII hereof and the Escrow Agreement.

            (b) Representative. The Stockholders hereby designate Larry E. Lee to represent the interests of the Persons entitled to receive cash and Parent Common Stock as a result of the Merger for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former stockholder of the Company, or such other Person as such members shall designate. Such Person or successor is intended to be the "Representative" referred to in Section 1.14 and Article VII hereof and the Escrow Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Subject to the exceptions set forth in Schedule 2 attached hereto (the "Company Schedule"), the Company hereby represents and warrants to Parent and Merger Sub, as follows (as used in this Article II and elsewhere in this Agreement, the term "Company" includes the Subsidiaries, as hereinafter defined,
unless  the  context  clearly   otherwise   indicates):

      2.1 Organization and Qualification.

            (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as "Charter Documents") of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent's counsel. The Company is not in violation of any of the provisions of the Company's Charter Documents.

            (b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

            (c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders ("Corporate Records") since January 1, 2000. Copies of such Corporate Records of the Company have been heretofore made available to Parent or Parent's counsel.

            (d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since January 1, 2000. Copies of such records of the Company have been heretofore made available to Parent or Parent's counsel.

      2.2 Subsidiaries.

            (a) The  Company  has no  subsidiaries  other than  those  listed on
      Schedule 2.2 (each, a "Subsidiary" and, collectively, the "Subsidiaries"). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

            (b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule

      2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed on Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent's counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

            (c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

            (d) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Parent or Parent's counsel.

      2.3 Capitalization.

            (a) The authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, of which 2,272.5 shares of Company Common Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable and are owned by the Persons who are Stockholders. As of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement, (i) except with respect to the stock option referred to in
      Section 1.13, no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties ("Company Stock Options"), and (ii) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and
      (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent's counsel an accurate copy of substantially the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders' Company Stock Options.

            (b) Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

            (c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

            (d) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(d) hereto. Except as set forth in Schedule 2.3(d), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all liens and encumbrances, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

      2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      2.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company's Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 9.2(c)), (iii) except as set forth in
      Schedule 2.5, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) except as set forth in Schedule 2.5, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any "change in control" or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      2.6 Compliance. To the Company's knowledge, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

      2.7 Financial Statements.

            (a) The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2004 and December 31, 2003 (the "Audited Financial Statements"). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

            (b) Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the six month period ended June 30, 2005 (the "Unaudited Financial Statements"). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with, U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

            (c) Since January 1, 2000, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

            (d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in Schedule 2.7(d), the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) except as set forth in

      Schedule 2.7(d), are not the subject of any actions or proceedings brought by or on behalf of the Company.

      2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, to the knowledge of the Company, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except:
(i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company's business since June 30, 2005, none of which would have a Material Adverse Effect on the Company.

      2.9 Absence of Certain Changes or Events.  Except as set forth in Schedule
2.9 hereto or in the Unaudited Financial Statements, or as otherwise provided in this Agreement, since December 31, 2004, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company's capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section
2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

      2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material

Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

      2.11 Employee Benefit Plans.

            (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (collectively, the "Plans") have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

            (b) Except as disclosed in Schedule 2.11 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

      2.13 Restrictions on Business Activities.  Except as disclosed in Schedule
2.13 hereto, to the Company's knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

      2.14 Title to Property.

            (a) Schedule 2.14(a) hereto sets forth a schedule of the oil and gas properties owned by the Company (collectively, the "Mineral Properties" and, individually, a "Mineral Property"). The Company has Defensible Title (as hereinafter defined) to the Mineral Properties. Each Mineral Property and each structure thereon is in good and operable condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on the Company.

            (b)  As  used  herein  with  respect  to  each   Mineral   Property,
      "Defensible Title" means title that:

                  (i) entitles  the Company to receive from each lease,  unit or well separately scheduled on Schedule 2.14(a) (free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas) throughout the duration of the productive life of the relevant lease, unit or well, not less than the "net revenue interest" set forth on Schedule 2.14(a) of the oil, gas and other minerals produced, saved and marketed from the lease, unit or well, without reduction, suspension or termination, except as may be qualified by any "before payout" (BPO) or "after payout" (APO) notations on Schedule 2.14(a) with respect to such lease, unit or well;

                  (ii) obligates the Company to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to, any lease, unit or well not greater than the "working interest" set forth on Schedule 2.14(a), without increase throughout the productive life of such lease, well or unit, except as may be qualified by any "before payout" (BPO) or "after payout" (APO) notations on Schedule 2.14(a) with respect to such lease, unit or well; and

                  (iii) is free and  clear of Liens or  defects  except  for (y)
            Permitted Encumbrances, and (z) mortgages, deeds of trust, liens and security interests held by lending institutions to secure payment of indebtedness existing for loans and advances made by such lending institutions. As used herein, the term "Permitted Encumbrances" means:

                        (A) the terms and  conditions of all Company  Contracts,
                  to the extent such terms and conditions do not adversely affect the net revenue interests or working interests set forth in Schedule 2.14(a);

                        (B) preferential rights of purchase and required third party consents to assignments and similar rights held by third parties that are not applicable to the Merger;

                        (C) Liens for Taxes or  assessments  not yet  delinquent
                  or, if delinquent, that are being contested in good faith in the normal course of business;

                        (D) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business;

                        (E)  conventional   rights  of  reassignment   prior  to
                  abandonment;

                        (F) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like; and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights-of-way on, over or in respect of the Mineral Property, none of which materially interferes with the development and operation of any Mineral Property for the production of hydrocarbons or for the use for which the same is held;

                        (G) such  title  defects  as Parent  may have  expressly
                  waived in writing, may have elected not to assert or may be deemed to have waived under Section 5.3 or 5.4;

                        (H) rights reserved to or vested in any Governmental Entity to control or regulate any Mineral Property in any manner, and all applicable laws, rules and orders;

                        (I) imperfections of title that do not materially interfere with the use, operation and possession or materially reduce the value of any particular Mineral Property or the production and sale of hydrocarbons for the account of the Company therefrom; and

                        (J) liens,  charges,  encumbrances and irregularities in
                  the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of the Company or its predecessors in title to, or the receipt of production revenues from, the Mineral Property affected thereby.

            (c) Schedule 2.14(c) sets forth all real property owned by the Company, other than Mineral Properties (the "Owned Real Property). The Company has marketable title to each such item of Owned Real Property free and clear of all (y) Liens, other than mortgages, deeds of trust, liens and security interests held by lending institutions to secure payment of indebtedness existing for loans and advances made by such lending institutions, and (z) title defects, other than imperfections of title that do not materially interfere with the use, operation and possession or materially reduce the value of any particular item of Owned Real Property. Each item of Owned Real Property and each structure thereon is in good and operable condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on the Company.

            (d) Schedule 2.14(d) hereto sets forth all leases of real property held by the Company (the "Leased Real Property"). The Leased Real Property and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (collectively, the "Personal Property") are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements or Unaudited Financial
      Statements. The Company has a good, valid and enforceable leasehold interest in each item of Leased Real Property and owns and has good and marketable title to each other item of Personal Property, and all such Personal Property is in each case held free and clear of all Liens except for liens and encumbrances disclosed in the Audited Financial Statements, the Unaudited Financial Statements or in Schedule 2.14(d) hereto. All items of Leased Real Property and Personal Property are in good and operable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on the Company.

            (e) All leases for Leased Real Property and Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

      2.15 Taxes.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

            (b) Tax Returns and Audits. (c) Except as set forth in Schedule 2.15 hereto:

                  (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to Company. To the Company's knowledge, all such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.

                  (ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

                  (iii) To the  Company's  knowledge,  the  Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) To the Company's knowledge, no audit or other examination of any Return of the Company by any Tax authority is presently in progress. The Company has not been notified of any request for such an audit or other examination.

                  (v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

                  (vi) To the Company's knowledge,  the Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company's balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

                  (vii) The  Company  has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      2.16 Environmental Matters.

            (a) Except as disclosed in Schedule 2.16 hereto, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of Governmental Entities based on any Applicable Environmental Laws (as hereinafter defined), that require any material change in the present condition or remediation of the Properties, Personal Property and other assets owned or used by the Company (collectively, "Assets"), and neither the Company nor any of its Affiliates (as defined in Section 10.2(f)) has received from any Governmental Entity or any private or public person or entity any notice or claim advising such person that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of the Company's or its predecessors' ownership or activities in connection with the Assets. Except as set forth on Schedule 2.16, to the Company's knowledge, there has not occurred an event in the use and operation of the Properties or the Leased Real Property, and there does not exist on the Properties or the Leased Real Property a condition, that constitutes a violation of Applicable Environmental Law that reasonably could be expected to have a Material Adverse Effect on the Company.

            (b) The Company, and, to the knowledge of the Company, each other Person that operates the Properties and the Leased Real Property, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Properties and the Leased Real Property under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

            (c) There are no pending or, to the knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties and the Leased Real Property under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any Properties or Leased Real Property, except as set forth on Schedule 2.16.

            (d) Except as set forth on Schedule 2.16, there are no environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property owned or commissioned by, or in the possession of, the Company.

            (e) As used in this Agreement, the term "Applicable Environmental Law" means (i) all federal statutes regulating or prescribing restrictions regarding the use of the Assets or other activities affecting the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any regulations promulgated under such federal statutes; (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment; and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

      2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' fees, agent's commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.6 and 1.13, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of the Merger.

      2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

      "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "Trademarks");
      (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

      "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

      "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

      "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

      "Company Products" means all current versions of products or service offerings of Company.

            (a) Except as disclosed on Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Except as disclosed on Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company
      Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

            (c) The operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company's use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

      2.19 Agreements, Contracts and Commitments.

            (a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term "Company Contracts" shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), (ii) the term "Routine Operating Contracts" shall mean oil and gas leases, mineral and royalty conveyances, operating agreements, unit agreements, farmout and farmin agreements, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements routinely used in the day to day operations of the Company, and (iii) the term "Material Company Contracts" shall mean (x) each Company Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that is not a Routine Operating Contract and that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts (but excluding in every case Routine Operating Contracts), the relevant terms of which remain executory:

                  (i) any mortgage,  indenture,  note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company, or any officer, director or Stockholder ("Insider") of the Company;

                  (ii) any guaranty,  direct or indirect,  by the Company or any
            Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Company obligations;

                  (iii) any Company Contract of employment;

                  (iv) any  Company  Contract  made other  than in the  ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or
            (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

                  (v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

                  (vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

                  (vii) any collective bargaining agreement with any labor union;

                  (viii) any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

                  (ix) any Company  Contract to which any Insider of the Company is a party.

            (b) Each Company Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Parent or Parent's counsel.

            (c) Except as set forth in Schedule 2.19, neither the Company nor, to the best of Company's knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

            (d) Except as set forth in Schedule 2.19(d), each Routine Operating Contract contains terms and conditions that are customary in the geographical area in which the Mineral Properties covered thereby are located, or to the extent not customary, do not materially and adversely affect or burden such Mineral Properties.

            (e) Except as set forth in Schedule 2.19(e), each Company Contract providing for the sale of oil or gas by the Company is terminable by the Company on sixty (60) days' or less prior written notice.

      2.20 Insurance. Schedule 2.20 sets forth the Company's insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the "Insurance Policies") of the Company which the Company reasonably believes are adequate in amount and scope for the Business in which they are engaged.

      2.21 Governmental Actions/Filings. The Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been made available to Parent. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2006 (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and the Company is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

      For purposes of this Agreement, the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

            2.22  Interested  Party  Transactions.  Except  as set  forth in the
      Schedule 2.22 hereto or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in
      Schedule 2.22, to the Company's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the
      Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person's ownership of capital stock or other securities of the Company or such Person's employment with the Company).

            2.23 Corporate Approvals. The board of directors of the Company has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby. The shares of Company Common Stock owned by the Stockholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the DGCL and the execution of this Agreement by the Stockholders constitutes such adoption and approval.

            2.24 Additional Representations Regarding Business. The additional representations and warranties of the Company set forth in Appendix I attached hereto are incorporated into Article II of this Agreement as if fully set forth herein. In the event of a conflict between the
      representations   and   warranties   set  forth  in  Appendix  I  and  the
      representations and warranties set forth in Article II, the representations and warranties set forth in Appendix I shall prevail.

            2.25 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

            2.26 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until June 30, 2007, except that the representations and warranties set forth in Sections 2.14 and 2.16 shall not survive the Closing.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Except as set forth in Schedule 3 attached hereto (the "Parent Schedule"), Parent represents and warrants to the Company, as follows:

            3.1 Organization and Qualification.

            (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of the Parent's Charter Documents.

            (b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

            (c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, are attached hereto as Exhibits A and B. Merger Sub is not in violation of any of the provisions of the Merger Sub's Charter Documents.

      3.2 Subsidiaries. Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

      3.3 Capitalization.

            (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $0.0001 per share ("Parent Common Stock") and 1,000,000 shares of preferred stock, par value $0.0001 per share ("Parent Preferred Stock"), of which 7,700,000 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3(a), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Company or other parties ("Parent Stock Options") and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock ("Parent Warrants") and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities ("Parent Convertible Securities"). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

            (b) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

            (c) Except as set forth in Schedule 3.3(c) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

      3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent's and Merger Sub's obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      3.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent's or Merger Sub's Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses
      (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

            (b) The  execution  and  delivery  of this  Agreement  by Parent and
      Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      3.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent
have  not  been  and  are  not  being   conducted  in  violation  of  any

Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

      3.7 SEC Filings; Financial Statements.

            (a) Parent has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

            (b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

      3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since June 30, 2005 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

      3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2004, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent's capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent,
(vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

      3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent's knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

      3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

      3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

      3.13 Restrictions on Business Activities. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

      3.14 Title to Property. Parent does not own or lease any Real Property or Personal Property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

      3.15 Taxes.

            (a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

            (b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

            (c) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

            (e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

            (f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent's balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

            (g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
      Section 368(a) of the Code.

      3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect:
(i) Parent has, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

      3.17 Brokers. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

      3.19 Agreements, Contracts and Commitments.

            (a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days' or less prior notice ("Parent Contracts"). All Parent Contracts are set forth in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

            (b) Each Parent Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

            (c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

      3.20 Insurance. Except for directors' and officers' liability insurance, Parent does not maintain any Insurance Policies.

      3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent's knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

      3.22 Indebtedness. Parent has no indebtedness for borrowed money.

      3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board ("OTC BB"). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by NASDAQ or NASD, Inc. ("NASD") with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

      3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby,
(ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent's net assets.

      3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $33,600,000 invested in United States Government securities in a trust account administered by Continental Stock Transfer and Trust Company (the "Trust Fund"), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent's Charter Documents.

      3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in

Schedule 3.26, will not expire prior to December 31, 2006, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

      3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

      3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule
4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

            (b)  Grant  any  severance  or  termination  pay to any  officer  or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

            (c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

            (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

            (g) Amend its Charter Documents;

            (h) Except for routine acquisitions of oil and gas leases and related properties in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

            (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party and (D) routine dispositions of oil and gas leases and related properties in the ordinary course of business;

            (j) Except with respect to advances under (i) the Company's existing senior secured credit facility, or (ii) any overline facility obtained for the specific purpose of funding margin calls to secure the Company's hedging obligations, or (iii) any senior secured credit facility that replaces the Company's existing senior secured credit facility, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than purchase money debt in connection with the acquisition by the Company of vehicles, office equipment and operating equipment not exceeding $500,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

            (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

            (l) Pay,  discharge,  settle or satisfy any claims,  liabilities  or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

            (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

            (n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

            (o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period, other than the Company under a Routine Operating Contract;

            (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

            (q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

            (r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

            (s) Permit any Person to exercise  any of its  discretionary  rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

            (t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

            (u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

            (v) Enter into any  transaction  with or  distribute  or advance any
      assets  or  property  to  any  of  its  officers,   directors,   partners,
      stockholders or other affiliates; or

            (w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

      4.2 Examination of Title and Access. Parent may make or cause to be made at its expense such examination as it may desire of the title of the Company to any Mineral Property or Owned Real Property (collectively, the "Titled Properties" and, individually, a "Titled Property"). For such purposes, the Company shall (a) give to Parent and to the employees, consultants, independent contractors, attorneys and other advisers of Parent full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, ownership maps, surveys and any other information, data, records and files which the Company may have (or have access to) relating in any way to the title to the Titled Properties, the past or present operation thereof and the marketing of production therefrom; (b) furnish to Parent all other information in the possession of or available to the Company with respect to the title to the Titled Properties as Parent may from time to time reasonably request; and (c) authorize Parent and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of the Company, whether utilized in the past or presently, concerning title-related matters with respect to the Titled Properties.

      4.3 Environmental Review.

            (a) Environmental Review. Insofar as the Company has the power and authority to grant such right, Parent and its employees, agents and contractors shall have the right, at the sole risk and expense of Parent, but with the cooperation and assistance of the Company, to:

                  (i) enter all or any  portion of the Mineral  Properties,  the
            Owned Real Properties or the Leased Real Properties (collectively, the "Environmental Properties" and, individually, an "Environmental Property") to inspect, inventory, test, investigate, study and examine the Properties in any manner Parent reasonably determines to be warranted and to verify the accuracy of the representations made in Section 2.16;

                  (ii) conduct air, water or soil tests on the Environmental Properties and make such samples and borings and analysis as Parent may consider necessary or appropriate for such purposes.

                  (iii) conduct such other independent inspections, inventories, tests, investigations, studies or examinations as may be necessary or appropriate in the sole judgment of Parent for the preparation of health, safety, environmental or other reports or assessments relating to the operation, use, maintenance, condition or status of the Environmental Properties, and their compliance with all applicable Laws, regulations, ordinances, orders, permits and licenses; and

                  (iv) conduct an  independent  assessment  of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition or status of the Environmental Properties.

            (b) Conduct of Review. All inspections and reviews shall be undertaken with a minimum of disruption to ongoing operations and shall be undertaken only after reasonable notice to the Company. Parent shall not undertake any destructive testing without the prior approval of the Company, which approval will not be unreasonably withheld. Parent shall provide the Company with a copy of the results and reports of all such inspections, testing and reviews.

            (c) Conditions of Access. Access to the Environmental Properties to conduct Parent's environmental assessment shall be subject to the following conditions: Parent waives and releases all claims against the Company, its owners, directors, officers, employees, agents and contractors, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Parent hereby or the activities of Parent or its employees, agents, consultants or contractors on the Environmental Properties, provided that Parent does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of the Company or its employees, agents or contractors. Parent shall indemnify the Company and its owners, directors, officers, employees, agents and contractors, and shall hold each and all of said indemnities harmless from and against any and all loss whatsoever arising out of: (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Parent may conduct with respect to the Environmental Properties; and (ii) any injury to or death of persons or damage to property occurring in, on or about the Environmental Properties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnitees). Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Proxy Statement; Special Meeting.

            (a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of,: (i) the adoption of this Agreement and the approval of the Merger ("Parent Stockholder Approval"); (ii) the change of the name of Parent to a name selected by the Company (the "Name Change Amendment"); (iii) an increase in the number of authorized shares of Parent Common Stock to 100,000,000 (the "Capitalization Amendment"); (iv) an amendment to remove the preamble and Sections A through D, inclusive, of Article Sixth from Parent's Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth; and (v) the adoption of a Performance Equity Plan in the form attached hereto as Exhibit F (the "Parent Plan"), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the "Special Meeting"). The Parent Plan shall provide that an aggregate of 2,400,000 shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock (the "Proxy Statement"). The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger in each such jurisdiction.

            (b) As soon as practicable following its approval by the Commission, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described Section 5.1(a).

            (c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

            (d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

      5.2 Directors and Officers of Parent and the Company and the Subsidiaries After Merger. Parent and the Company shall take all necessary action so that the persons listed on

Schedule 5.2 are elected to the positions of officers and directors of Parent and the Company, as set forth therein, to serve in such positions effective immediately after the Closing. The Stockholders and directors of the Company and the directors of Parent shall enter into a Voting Agreement in the form of Exhibit G hereto concurrently with the execution of this Agreement. At his election, Lawrence S. Coben may attend, as an observer, any and all meetings of the Board of Directors of Parent during any period prior to the third anniversary of the Closing Date in which he is not a director of Parent. During such period, Mr. Coben shall be given notice of all meetings of the Board of Directors of Parent in the same manner and at the same time as notice thereof is given to the members of the Board of Directors, shall be provided with copies of all materials that are provided to the members of the Board of Directors in connection with any meeting and shall be reimbursed for his out-of-pocket expenses incurred in attending any meeting.

      5.3 Adverse Title or Environmental Conditions.

            (a) If on or prior to the Notice Date (as hereinafter defined), Parent determines (i) that the Company does not have title to any Titled Property as represented and warranted by the Company in Article II, or
      (ii) that the environmental condition of any Environmental Property is not as warranted in Article II, each, an "Adverse Condition" and collectively, "Adverse Conditions"), then Parent shall give written notice thereof to the Company not later than January 3, 2006 (the "Notice Date"). Each such notice shall include, with respect to each Property covered thereby (x) a brief description of each Adverse Condition existing with respect to such Property, (y) a statement of the action required to cure each such Adverse Condition; and (z) a statement and calculation of the proposed adjustment to the Merger consideration to be received by the Stockholders (the "Merger Consideration") by reason of the existence of each such Adverse Condition (an "Adjustment"). Each Adjustment shall be the sum of (I) the estimated diminution in value of such Property by reason of the existence of such Adverse Condition, and (II) without duplication of the foregoing, the estimated potential liability for cure or remediation of such Adverse Condition, with the amounts determined at (I) and (II) to be estimated in good faith by Parent, with the bases therefor set out in the notice. Parent shall be deemed to have waived any inaccuracy of representation or breach of warranty constituting an Adverse Condition with respect to the Titled Properties and Environmental Properties except to the extent set out in a notice substantially in the form described above, given on or prior to the Notice Date. The Company may, but shall have no obligation to, attempt to cure any Adverse Conditions of which notice is timely and properly given by Parent. As used in this Agreement, the term "Property" shall include any and all Titled Properties and Environmental Properties.

            (b) Notwithstanding the foregoing: (i) in no event may Parent give notice of Adverse Conditions existing with respect to any particular Property unless the sum of all Adjustments with respect to such Property exceed $25,000 (the "Property Threshold"), provided, however, that in the event the same or substantially the same circumstances constituting a particular Adverse Condition affect 100 or more of the wells located on the Mineral Properties, the Property Threshold with respect to the Properties on which such wells are located shall be $1,000 with respect, only, to such Adverse Condition; and (ii) in no event may Parent give any notice of Adverse Conditions unless the sum if all Adjustments with respect to all of the Properties of which notice is timely and properly given exceed $500,000 (the "Aggregate Threshold"). In the event some or all of the Adverse Conditions affecting any Property and specified in any notice timely and properly given by Parent are cured prior to the Cure Date (as hereinafter defined), and as a result of such cure the Adjustments attributable to any remaining uncured Adverse Conditions specified in the notice given with respect to such Property do not satisfy the Property Threshold, then such uncured Adverse Conditions shall be deemed waived. In the event some or all of the Adverse Conditions affecting the Properties and specified in notices timely and properly given by Parent are cured prior to the Cure Date, and as a result of such cure the Adjustments attributable to any remaining uncured Adverse Conditions specified in notices given with respect to all the Properties do not satisfy the Aggregate Threshold, then all of such uncured Adverse Conditions shall be deemed waived.

      5.4 Adjustments for Uncured Adverse Conditions; Condemnation or Casualty.

            (a) If all of the Adverse Conditions of which notice has been timely and properly given by Parent have not been cured to the reasonable satisfaction of Parent, or waived by Parent, on or prior to January 31, 2006 (the "Cure Date"), then Parent and the Company shall in good faith attempt to determine (i) whether in fact the Adverse Conditions exist, and if so, (ii) whether in fact the Adjustment proposed by Parent with respect to each Adverse Condition is reasonable and accurate, and if both (i) and
      (ii) are determined in the affirmative, (iii) an appropriate aggregate Adjustment by reason of the existence of such Adverse Conditions, with the understanding that any such Adjustment shall be made solely with respect to the Parent Common Stock portion of the Merger Consideration to the extent such Adjustment will not impair the tax-exempt treatment of the Parent Common Stock portion of the Merger Consideration received by the Stockholders in the Merger. In the event Parent and the Company are able to agree on an appropriate Adjustment to the Merger Consideration by reason of such Adverse Conditions, the Merger Consideration will be adjusted accordingly at Closing. In the event Parent and the Company are unable to agree on an appropriate Adjustment to the Merger Consideration by reason of such Adverse Conditions, then Parent and the Company shall postpone the Closing for a period of up to thirty (30) days, during which period the parties shall meet or confer regularly (not less than once each week) and with their respective experts in a good faith effort to resolve their differences. If at the conclusion of such thirty (30) day period the parties still are unable to agree, then either Parent or the Company may, by written notice to the other, terminate this Agreement, in which event such termination shall be deemed to be by mutual agreement of the parties.

            (b) Except as otherwise hereinafter provided, the parties' obligation to proceed with the Closing shall not be excused and no adjustment to the Merger Consideration shall be required if, after the execution of this Agreement and prior to the Closing Date, any item of the Properties is damaged or destroyed by fire or other casualty or is taken under the right of eminent domain. Prior to the Closing Date, the Company shall not voluntarily compromise, settle or adjust any claims, causes of action or demands against third parties, arising out of such damage, destruction or taking, or commit, use or apply any insurance proceeds or payments toward the repair, restoration or replacement of the affected property without the prior written consent of Parent. In the event Properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of the Properties is, in Parent's good faith judgment, reduced by an amount exceeding $1,000,000 (net of insurance proceeds), then Parent may terminate this Agreement in its entirety without liability to either party.

      5.5 Other Actions.

            (a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC ("Merger Form 8-K"), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder ("Press Release").
      Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

            (b) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental Stock Transfer and Trust Company ("Continental") in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of May 12, 2004. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

      5.6 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      5.7 Confidentiality; Access to Information.

            (a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

            (b) Access to Information.

                  (i) Company  will afford  Parent and its  financial  advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (iii) Notwithstanding anything to the contrary contained herein, each party ("Subject Party") hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

      5.8 Charter Protections; Directors' and Officers' Liability Insurance.

            (a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

            (b) For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

            (c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.8.

            (d) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.16(a).

      5.9 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Stockholders) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Parent shall consult with the Company. Unless objected to by the Company by written notice given to Parent within five (5) days after such filing specifying the language to which objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be used in other filings made by Parent with the SEC.

      5.10 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

      5.11 Treatment as a Reorganization. Neither Parent nor the Company nor Stockholders shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

      5.12 No Parent Common Stock Transactions. Each officer, director and Stockholder (including, for this purpose, C. David Stinson) of the Company shall agree that he or it shall not, prior to the day that is one (1) year after the Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock he or it receives as a result of the Merger other than as permitted pursuant to the Lock-Up Letter in the form of Exhibit H hereto executed by such Person concurrently with the execution of this Agreement.

      5.13 Certain Claims. As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder's (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement.

      5.14 No Securities Transactions. Neither the Company nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

      5.15 No Claim Against Trust Fund. The Company and the Stockholders acknowledge that, if the transactions contemplated by this Agreement, or a similar transaction, are not consummated by Parent by May 18, 2006, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Stockholders hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

      5.16 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party's representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the "Disclosure Schedules") being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

      5.17 Nasdaq Listing. Parent and the Company shall use their reasonable best efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, the class of warrants issued in Parent's initial public offering and the Units issued in Parent's initial public offering (each Unit consisting of one share of Parent Common Stock and two such warrants). If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

      5.18 Company Actions. The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill its obligations hereunder.

                                   ARTICLE VI

                          CONDITIONS TO THE TRANSACTION

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

            (b) Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent's Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

            (c) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent's initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent's Charter Documents.

            (d) Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTC BB or listed for trading on NASDAQ, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on NASDAQ.

      6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and
      (ii) subject to the provisions of the last sentence of Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent ("Parent Closing Certificate").

            (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

            (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to
      (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

            (d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

            (e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

            (f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

            (g) Opinion of Counsel. The Company shall have received from Graubard Miller, counsel to Parent, an opinion of counsel in substantially the form of Exhibit I annexed hereto.

            (h) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

            (i) Press Release. Parent shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

            (j) Resignations. The persons listed on Schedule 6.2(j) shall have resigned from all of their positions and offices with Parent.

            (k) Trust Fund. Parent shall have made appropriate arrangements with Continental to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

            (l) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

      6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

            (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of
      Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Parent ("Company Closing Certificate").

            (b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

            (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to
      (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

            (d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

            (e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

            (f) Employment Agreement. An Employment Agreement between the Company and, Larry E. Lee, in the form of Exhibit J, shall be in full force and effect.

            (g) Opinion of Counsel. Parent shall have received from McAfee & Taft A Professional Corporation, counsel to the Company, an opinion of counsel in substantially the form of Exhibit K annexed hereto.

            (h) Comfort Letters. Parent shall have received "comfort" letters in the customary form from BDO Seidman, LLP, and UHY, LLP, dated the date of distribution of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement.

            (i) Company Indebtedness. The Adjusted Indebtedness for Borrowed Money of the Company, including the Subsidiaries, shall not exceed $125,000,000. As used herein, the term "Adjusted Indebtedness for Borrowed Money" shall mean the sum of all indebtedness of the Company for borrowed money, less the amount of any cash deposits posted by the Company as security in connection with outstanding Company hedging contracts, and less the positive difference, if any, between $30,000,000 and the Aggregate Cash Number.

            (j) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

                                  ARTICLE VII

                                 INDEMNIFICATION

      7.1 Indemnification of Parent and Company.

            (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Company and their respective representatives, successors and permitted assigns (the "Parent Indemnitees") shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

                  (i) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

                  (ii)  the   non-fulfillment  or  breach  of  any  covenant  or
            agreement of the Company contained in this Agreement; and

                  (iii) the  matters  alleged in the action  entitled  Sacket v.
            Great Plains Pipeline et. al., District Court of Woods County, Oklahoma, Case No. CJ-2002-70. (the "Great Plains Claim").

            (b) As used in this Article VII, the term "Losses" shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to
      Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as "material," "materially," or "Material Adverse Effect" shall be deemed made or given without such qualification and without giving effect to such words.

      7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a "Third Party Claim") shall be subject to the following terms and conditions:

            (a) Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a "Notice of Claim") which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim.

            (b) Defense. The Representative shall have the right, at his option (subject to the limitations set forth in subsection 7.2(c) below), by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

                  (i) the  Representative  shall  diligently  and in good  faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval will not be unreasonably withheld; and

                  (ii) Parent shall  cooperate  fully in all  respects  with the
            Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

            (c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

            (d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Representative's duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce the Stockholders' liability or caused or increased such liability or otherwise caused the damages for which the Stockholders are obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

            (e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

            (f) Parent's Rights. Anything in this Section 7.3 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

            (g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

      7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Stockholders and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow Account pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

      7.4 Limitations on Indemnification.

            (a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until June 30, 2007 (the "Survival Period"), except that the representations and warranties set forth in Sections 2.14 and 2.16 shall not survive the Closing and any claims for indemnification with respect to the warranties set forth in Sections 2.14 and 2.16 shall be made in accordance with the provisions of Sections 5.3 and 5.4. The indemnification and other obligations under this Article VII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 10.12 shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period, (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof and (iii) any claim for indemnification with respect to the Great Plains Claim shall survive until same is fully adjudicated, settled, dismissed or otherwise resolved in its entirety with respect to the Company and its Subsidiaries and Affiliates. Except as set forth in clause (ii) and (iii) above, no claim for indemnification under this Article VII shall be brought after the end of the applicable Survival Period.

            (b) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,000,000 (the "Deductible"), in which event the amount payable shall only be the amount in excess of the amount of the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to indemnifiable Losses arising out of the Great Plains Claim.

            (c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares, and Parent shall have no claim against the Company's stockholders other than for the Escrow Shares (and any proceeds of the Escrow Shares or distributions with respect to the Escrow Shares).

      7.5 Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this
Article VII.  Notwithstanding  any of the foregoing,  nothing  contained in this
Article VII shall in any way impair, modify or otherwise limit Parent's or Company's right to bring any claim, demand or suit against the other party based upon such other party's actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

      7.6 Damages; No Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall constitute damages paid by the Stockholders for breach of contract and not as an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger.

      7.7 Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative's obligations under this Article VII are solely as a representative of the Company's stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys' fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

                                  ARTICLE VIII

                                   TERMINATION

      8.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

            (a) by mutual written agreement of Parent and the Company at any time;

            (b) by either Parent or the Company if the Proxy Statement shall not have been mailed to the record owners of Parent Common Stock on or before February 14, 2006;

            (c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in
      Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this
      Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

            (e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
      Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this
      Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

            (f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent's certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent's initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent's certificate of incorporation; or

            (g) By either the Company or Parent pursuant to Section 5.4(a) or by Parent pursuant to Section 5.4(b).

      8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.7, 5.15, 8.2, 8.3 and 8.4 and
Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

      8.3 Termination Fee. If (a) Parent wrongfully fails or refuses to consummate the Merger or the Company terminates this Agreement pursuant to
Section 8.1(d) and (b) Parent consummates a merger or other business combination with another entity on or before May 18, 2006, Parent shall pay the Company, concurrently with the consummation of such merger or other business combination, a cash termination fee of $7,500,000, payment of which shall be in full satisfaction of all other rights of the Company for damages under this Agreement or otherwise.

      8.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

                                   ARTICLE IX

                                  DEFINED TERMS

      Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

      "AAA"                                              Section 10.12

      "Adjusted Indebtedness for Borrowed Money"         Section 6.3(i)

      "Adjustment"                                       Section 5.3(a)

      "Adverse Condition/Conditions"                     Section 5.3(a)

      "Affiliate"                                        Section 10.2(f)

      "Aggregate Cash Number"                            Section 1.6(a)

      "Aggregate Parent Common Stock Number"             Section 1.6(a)

      "Aggregate Threshold"                              Section 5.3(b)

      "Agreement"                                        Section 1.2

      "Applicable Environmental Law"                     Section 2.16(e)

      "Approvals"                                        Section 2.1

      "Assets"                                           Section 2.16(a)

      "Audited Financial Statements"                     Section 2.7(a)

      "Blue Sky Laws"                                    Section 1.16(c)

      "Capitalization Amendment"                         Section 5.1(a)

      "Certificate of Incorporation; Bylaws"             Section 1.4

      "Certificate of Merger"                            Section 1.2

      "Certificates"                                     Section 1.6(b)

      "Charter Documents"                                Section 2.1

      "Closing"                                          Section 1.2

      "Closing Date"                                     Section 1.2

      "Code"                                             Recital C

      "Company"                                          Heading

      "Company Closing Certificate"                      Section 6.3(a)

      "Company Common Stock"                             Section 1.6(a)

      "Company Contracts"                                Section 2.19(a)

      "Company Intellectual Property"                    Section 2.18

      "Company Products"                                 Section 2.18

      "Company Registered Intellectual Property"         Section 2.18

      "Company Schedule"                                 Article II Preamble

      "Company Stock Options"                            Section 2.3(a)

      "Corporate Records"                                Section 2.1(c)

      "Continental"                                      Section 5.5(b)

      "Cure Date"                                        Section 5.4(a)

      "DGCL"                                             Recital A

      "Deductible"                                       Section 7.4(c)

      "Defensible Title"                                 Section 2.14(b)

      "Disclosure Schedules"                             Section 5.16

      "Effect of the Merger"                             Section 1.3

      "Effective Time"                                   Section 1.2

      "Environmental Properties/Environmental Property"  Section 4.3(a)(i)

      "Escrow Agreement"                                 Section 1.14

      "Escrow Period"                                    Section 1.14

      "Escrow Shares"                                    Section 1.14

      "Exchange Act"                                     Section 1.16(c)

      "Great Plains Claim"                               Section 7.1(a)(iii)

      "Governmental Action/Filing"                       Section 2.21

      "Governmental Entity"                              Section 1.16(c)

      "Insider"                                          Section 2.19(a)(i)

      "Insurance Policies"                               Section 2.20

      "Intellectual Property"                            Section 2.18

      "Knowledge"                                        Section 10.2(e)

      "Leased Real Property"                             Section 2.14(c)

      "Legal Requirements"                               Section 10.2(c)

      "Lien"                                             Section 10.2(e)

      "Losses"                                           Section 7.1(b)

      "Material Adverse Effect"                          Section 10.2(a)

      "Material Company Contracts"                       Section 2.19(a)

      "Merger"                                           Section 1.1

      "Merger Consideration"                             Section 5.3(a)

      "Merger Form 8-K                                   Section 5.5(a)

      "Merger Sub"                                       Heading

      "Merger Sub Common Stock"                          Section 1.6(d)

      "Mineral Properties/Mineral Property"              Section 2.14

      "Name Change Amendment"                            Section 5.1(a)

      "NASD"                                             Section 3.23

      "Notice Date"                                      Section 5.3(a)

      "Notice of Claim"                                  Section 7.2(a)

      "OTC BB"                                           Section 3.23

      "Outstanding Company Stock Number"                 Section 1.6(a)

      "Owned Real Property"                              Section 2.14(c)

      "Parent"                                           Heading

      "Parent Closing Certificate"                       Section 6.2(a)

      "Parent Common Stock"                              Section 1.6(a)

      "Parent Contracts"                                 Section 3.19(a)

      "Parent Convertible Securities"                    Section 3.3(a)

      "Parent Indemnitees"                               Section 7.1

      "Parent Plan"                                      Section 5.1

      "Parent Preferred Stock"                           Section 3.3

      "Parent SEC Reports"                               Section 3.7(a)

      "Parent Schedule"                                  Article III Preamble

      "Parent Stock Options"                             Section 3.3(a)

      "Parent Warrants"                                  Section 3.3(a)

      "Patents"                                          Section 2.18

      "Permitted Encumbrances"                           Section 2.14(b)(iii)

      "Person"                                           Section 10.2(d)

      "Personal Property"                                Section 2.14(c)

      "Plans"                                            Section 2.11(a)

      "Press Release"                                    Section 5.5(a)

      "Properties"                                       Section 5.3(a)

      "Property Threshold"                               Section 5.3(b)

      "Proxy Statement"                                  Section 5.1

      "Registered Intellectual Property"                 Section 2.18

      "Registration Rights Agreement"                    Section 1.15

      "Representative"                                   Section 1.14

      "Returns"                                          Section 2.15(b)(i)

      "Routine Operating Contracts"                      Section 2.19(a)

      "Special Meeting"                                  Section 5.1(a)

      "Stockholder/Stockholders"                         Heading

      "Subject Party"                                    Section 5.7(b)(iii)

      "Subsidiary/Subsidiaries"                          Section 2.2

      "Survival Period"                                  Section 7.4(a)

      "Surviving Corporation"                            Section 1.1

      "Tax/Taxes"                                        Section 2.15(a)

      "Third Party Claim"                                Section 7.2

      "Titled Properties/Titled Property"                Section 4.2

      "Trademarks"                                       Section 2.18

      "Trust Fund"                                       Section 3.25

      "U.S. GAAP"                                        Section 2.7(a)

      "Unaudited Financial Statements"                   Section 2.7(b)

                                   ARTICLE X

                               GENERAL PROVISIONS

      10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      if to Parent, to:

            Tremisis Energy Acquisition Corporation
            1775 Broadway, Suite 604
            New York, New York 10019
            Attention: Lawrence S. Coben, Chairman and CEO
            212-397-1464 telephone
            775-576-9560 telecopy

      with a copy to:

            David Alan Miller, Esq.
            Graubard Miller
            405 Lexington Avenue
            New York, New York 10174-1901
            212-818-8661 telephone
            212-818-8881 telecopy

      if to the Company or Stockholders, to:

            RAM Energy, Inc.
            5100 E. Skelly Drive, Suite 650
            Tulsa, Oklahoma 74135
            Attention: Larry E. Lee, President and CEO
            918-663-2800 telephone
            918-663-9540 telecopy

      with a copy to:

            McAfee & Taft
            211 North Robinson, 10th Floor
            Oklahoma City, Oklahoma 73102-7103
            Attention: C. David Stinson, Esq.
            405-552-2266 telephone
            405-235-0439 telecopy

      10.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

            (a) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell, or (iv) changes in economic conditions in the oil and gas industry generally, including changes in current sale and future prices for oil and gas;

            (b) the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

            (c)  the  term  "Person"  shall  mean  any  individual,  corporation
      (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

            (d) the term "knowledge" means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

            (e) the term "Lien" means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

            (f) the term "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

            (g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

      10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

      10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated August 25, 2005 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

      10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

      10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

      10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

      10.12 Arbitration. Except with respect to pre-Closing disputes between the parties with respect to title and environmental issues, the procedures for resolution of which are set out in Section 5.4 as the exclusive means for resolving such disputes, any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American

Arbitration Association ("AAA"). The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Dallas, Texas. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Oklahoma, Oklahoma or Tulsa County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

         [The remainder of this page has been intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                        TREMISIS ENERGY ACQUISITION CORPORATION

                                        By: s/Lawrence S. Coben
                                            ------------------------------------
                                            Lawrence S. Coben, Chairman & CEO

                                        RAM ENERGY ACQUISITION, INC.

                                        By: s/Lawrence S. Coben
                                            ------------------------------------
                                            Lawrence S. Coben, Chairman  & CEO

                                        RAM ENERGY, INC.

                                        By: s/Larry E. Lee
                                            ------------------------------------
                                            Larry E. Lee, President  & CEO

                                        STOCKHOLDERS:

                                        [See separate signature pages.]

STOCKHOLDER SIGNATURE PAGE TO MERGER AGREEMENT

s/Larry E. Lee
------------------------------------
Larry E. Lee

DANISH KNIGHTS, A LIMITED PARTNERSHIP,
A Texas Limited Partnership

By: Dannebrog Corp., General Partner

By: s/Britani Talley Bowman
------------------------------------
Britani Talley Bowman, President

      The undersigned agrees that, upon exercise of the stock option referred to in Section 1.13 of the foregoing Agreement, he shall be considered to be, and shall be, a Stockholder (as defined therein) for all purposes of such Agreement, including without limitation Section 1.16 thereof.

s/C. David Stinson
------------------------------------
C. David Stinson

                                   APPENDIX I

                  Additional Representations Regarding Business

      1. Operation of Wells.

            (a) Except as stated on Schedule I-1, all wells on or constituting a part of the Properties (the "Wells") have been in all material respects drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Laws. In all material respects, the Wells have been drilled and completed within the limits permitted by contract, pooling or unit agreement. No Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

            (b) With respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Properties, the Company has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law) such leases or other documents and is fully qualified to own such leases or other interests.

      2. Commitments. Except as described on Schedule I-2, there are no contracts, commitments or agreements binding on the Company that require future expenditures by the Company on or with respect to any Property of more than the sum of $25,000.

      3. Payment for Future Production. The Company is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without then or thereafter receiving the full contract price therefor.

      4. Gas Balancing. Except as set forth on Schedule 1-4, the Company has no obligation to deliver gas (or cash in lieu thereof) from the Properties to other owners of interests or to gatherers, transporters or processors as a result of past production by the Company or its predecessors in excess of the share to which they were entitled.

      5. Calls on Production. No Person has any call upon, option to purchase, or similar right to obtain production from the Properties at a price less than the prevailing price in the field.

      6. Non-Competition Commitments. There are no agreements or arrangements that will be binding on the Company or the Properties after Closing that limit the freedom of the owner of the Properties to compete in any line of business or with any Person or in any geographical area, except customary area of mutual interest provisions.

      7. Production Sales Agreements. Except as set forth on Schedule 2.19(e), there are no agreements or arrangements for the sale of oil, gas or other minerals attributable to the Properties that may be not terminated at will without penalty by the Company after Closing on notice of sixty (60) days or less.

      8. Lease Provisions. All rents, royalties, overriding royalty interests and other payments due under each of such leases have been promptly and fully paid, except amounts that are being held in suspense as a result of title issues and that do not provide any third party a right to cancel a lease, and except for such amounts as in the aggregate would not have a Material Adverse Effect on the Company. There are no express obligations to drill additional wells in order to maintain in force and effect the rights of the Company in any Property other than customary provisions for the conduct of continuous drilling operations for the perpetuation of leases.

      9. Compliance with Laws. During the period of ownership by the Company, the Properties have been operated in material compliance with all applicable Laws, regulations, rules, orders, judgments and decrees of all Governmental Authorities and courts having jurisdiction, and all Wells thereon have been drilled and completed within the boundaries of the applicable lease or unit and in compliance with all applicable spacing regulations, and all other applicable Laws and regulations.

      10. Claims. Except as set forth on Schedule 2.10, there is no claim, demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the Properties pending, or, to the knowledge of the Company threatened.

      11. Permits. The Company has, and to the knowledge of the Company, each other Person who operates a Property has, obtained all permits, licenses, franchises, authorities, consents and approvals necessary for owning and operating the Properties and has made all material filings with all governmental bodies having jurisdiction necessary for owning and operating the Properties, and all such permits, licenses, franchises, authorities, consents, approvals and filings are in full force and effect.

      12. [Intentionally Omitted.]

      13. Preferential Rights of Purchase and Consents to Assignment. No material Property is subject to any preferential right of purchase, right of first refusal or other agreement that gives a third party the right to purchase a Property as a result of the Merger or requires the consent of any third party to consummate the Merger.

      14. Status of Payout Accounts. Various of the Properties describe interests before a payout ("BPO") or after a payout ("APO"). Attached as
Schedule I-14 is a schedule setting forth the status of the respective payout accounts described thereon, as of the dates stated thereon. To the knowledge of the Company, the BPO and APO amounts set forth therein accurately reflect the status of all BPO and APO accounts.

      15. Reserve Reports. The Company has delivered to the Parent copies of two reserve reports, both with an effective date of June 30, 2005. These reports were prepared by Forrest A. Garb & Associates, Inc. ("Garb"), dated August 15, 2005 and by Williamson Petroleum Consultants, Inc. ("Williamson"), dated August 16, 2005 (collectively "Reserve Reports"). All properties included in the Reserve Reports are described on Schedule 2.14(a). The Parent engaged Netherland, Sewell & Associates, Inc. ("NSAI") to review the Reserve Reports and issue an opinion letter; such letter being dated September 30, 2005. All production, pressure, engineering, geologic, economic evaluation, and other information supplied by or on behalf of the Company to Garb, Williamson and NSAI was at the time supplied accurate in all material respects. None of the properties in the Reserve Reports have been disposed of in whole or in part as of the date hereof.

      16. Hedging. Except as set forth on Schedule I-16, the Company is not a party to any oil or natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments (collectively, "Futures/Swaps"). To the knowledge of the Company, none of the operators of the Properties has subjected the Properties to any Futures/Swaps.

      17. Seismic Data; Permits. Except as set forth in Schedule I-17, the Company is not a party to any contract or agreement with a seismic vendor. The Company is in possession of and has good title to the proprietary data described on Schedule I-17.

      18. Previously Owned Properties. Except as set forth on Schedule I-18, the Company has no obligations or liabilities, contingent or otherwise, with respect to any properties previously owned or leased by the Company but not currently owned or leased.

      19. Operatorship. The Company has no knowledge of any pending vote, or any requests for a vote (whether written or oral), to have the Company removed as the named "operator" from any of the Properties for which the Company is currently designated as the "operator."

                         INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A      -    Certificate of Incorporation of Merger Sub

Exhibit B      -    By-Laws of Merger Sub

Exhibit C      -    Form of Agreement with C. David Stinson

Exhibit D      -    Form of Escrow Agreement

Exhibit E      -    Form of Registration Rights Agreement

Exhibit F      -    Form of Parent Plan

Exhibit G      -    Form of Voting Agreement

Exhibit H      -    Form of Lock-Up Agreement

Exhibit I      -    Form of Opinion of Graubard Miller

Exhibit J      -    Form of Employment Agreement for Larry E. Lee

Exhibit K      -    Form of Opinion of McAfee & Taft, A Professional Corporation

Schedules
---------

Schedule 1.15      -       Affiliates of the Company
Schedule 2         -       Company Disclosure Schedule
Schedule 3         -       Parent Disclosure Schedule
Schedule 4.1       -       Permitted Parent and Company Actions
Schedule 5.2       -       Directors and Officers of Parent and Company
Schedule 6.2(j)    -       Parent Resignations

                                  SCHEDULE 1.15
                       RULE 145 AFFILIATES OF THE COMPANY

Danish Knights, A Limited Partnership

Larry E. Lee

C. David Stinson

                                   SCHEDULE 2
                           COMPANY DISCLOSURE SCHEDULE
                       (Information Furnished Separately)

Schedule 2.1      -     Organization and Qualification

Schedule 2.2      -     Subsidiaries

Schedule 2.3      -     Capitalization

Schedule 2.5      -     No Conflict

Schedule 2.6      -     Non-Compliance with Legal Requirements

Schedule 2.7      -     Financial Statements

Schedule 2.8      -     No Undisclosed Liabilities

Schedule 2.9      -     Absence of Certain Changes or Events

Schedule 2.10     -     Litigation

Schedule 2.11     -     Employee Benefit Plans

Schedule 2.13     -     Restrictions on Business Activities

Schedule 2.14     -     Title to Property

Schedule 2.15     -     Taxes

Schedule 2.16     -     Environmental Matters

Schedule 2.17     -     Brokers; Third Party Expenses

Schedule 2.18     -     Intellectual Property

Schedule 2.19     -     Agreements, Contacts and Commitments

Schedule 2.20     -     Insurance

Schedule 2.22     -     Interested Party Transactions

Appendix I Schedules -  (Listed on following page)

Appendix I Schedules

Schedule I-1           Operation of Wells

Schedule I-2           Commitments

Schedule I-4           Gas Balancing

Schedule I-14          Status of Payout Accounts

Schedule I-16          Hedging

Schedule I-17          Seismic Data; Permits

Schedule I-18          Previously Owned Properties

                                   SCHEDULE 3
                           PARENT DISCLOSURE SCHEDULE
                       (Information Furnished Separately)

Schedule 3.3      -     Capitalization

Schedule 3.14     -     Title to Property

Schedule 3.19     -     Agreements, Contracts and Commitments

Schedule 3.26     -     Governmental Filings

                                  SCHEDULE 4.1
                      COMPANY AND PARENT PERMITTED ACTIONS

Company Permitted Actions:

(d) Pursuant to Section 7.16 of the Second Amended and Restated Loan and Security Agreement dated May 24, 2005, by and among the Company, as Borrower, the Financial Institutions named therein, as Lenders, Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, and Ableco Finance LLC, as Documentation Agent (as amended, the "Loan Agreement"), the Company may not pay or accrue total cash compensation during any calendar year to officers and senior management employees in an aggregate amount in excess of 120% of that paid or accrued during the preceding calendar year to all such persons. Pursuant to Section 7.11 of the Loan Agreement, the Company is permitted to pay dividends on its Common Stock, so long as when added to the amount of cash compensation paid to all officers and senior management employees of the Company during any year, the total amount so paid does not exceed the aggregate limitation on compensation under Section 7.16. Prior to the Closing, the Company will continue to pay ordinary quarterly dividends to the Stockholders consistent with historical practices and within the restrictions imposed under the Loan Agreement.

(d)-(e) Prior to the Closing, the Company shall be permitted to (i) pay an extraordinary dividend to the Stockholders, and/or (ii) redeem such number of outstanding shares of Company Common Stock as the Company shall determine; provided that the aggregate amount paid by the Company pursuant to (i) and (ii) shall not exceed an amount equal to the difference between $40,000,000 and the Aggregate Cash Number. Ordinary dividends paid pursuant to the immediately preceding paragraph of this Schedule 4.1 shall not be counted in determining the maximum amount of dividends/redemption payments that may be made pursuant to this paragraph.

(h)-(i) During the period prior to the Closing, the Company may (i) negotiate for and consummate the sale, farmout or other disposition of oil and gas properties in the ordinary course of business, (ii) negotiate for and consummate the purchase of oil and gas properties in the ordinary course of business, and
(iii) investigate the possible acquisition of, but not negotiate for, acquire or become contractually obligated to acquire, oil and gas properties, or the stock of companies owning oil and gas properties, in any transaction which if consummated would be other than in the ordinary course of business. As used herein, the term "ordinary course or business" shall mean a sale or farmout transaction involving the disposition of Company properties have a PV-10 value (based on the June 30, 2005 reserve report) of less than $20 million, or a transaction involving the acquisition of oil and gas properties, or the stock of a company that owns oil and gas properties, for a purchase price consideration of less than $20 million and that does not involve equity securities of the Company.

(k) The RWG Energy, Inc. 401k Plan (in effect when RWG, formerly WG Energy Holdings, Inc. was acquired by the Company in 2004) will be terminated effective December 31, 2005. All participants in the Plan will be given the opportunity to rollover their Plan balances into the Company 401k Plan. The RWG Energy, Inc. Cafeteria Plan will be terminated effective

December 31, 2005. Effective January 1, 2006, all participants in the Plan will be given the opportunity to participate in the Company Cafeteria Plan.

(v) The President/CEO and Chairman of the Company historically have been provided vehicles for business and personal use. Prior to the Closing, the President/CEO and the family of the Chairman (who died unexpectedly on October 7, 2005) shall be offered the right to purchase from the Company the vehicles so provided at each vehicle's book value, as reflected on the books of the Company. The offices of the Company contain various items of furniture and art that were selected by or currently are used by the President/CEO or, prior to his death, the Chairman. Prior to the Closing, the President/CEO and the family of the Chairman shall be offered the right to purchase from the Company such items of furniture and art at each such item's book value, as reflected on the books of the Company; provided, however, that (i) during the period the President/CEO serves the Company in such capacity, items purchased by the President/CEO shall remain in the Company's Tulsa office without charge by or reimbursement to the President/CEO, and (ii) during the period the Company maintains an Oklahoma City office, the items purchased by the family of the Chairman shall remain in the Company's Oklahoma City office without charge by or reimbursement to the family of the Chairman.

Parent Permitted Actions:

None

                                  SCHEDULE 5.2
                DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

From and after the Closing, the following persons will the be the Directors and Officers of Parent and the Company:

Directors

Larry E. Lee, Chairman
Sean P. Lane
Gerald R. Marshall
John M. Reardon
An independent director to be designated prior to Closing by the Stockholders

Officers

Larry E. Lee, Chairman, President and Chief Executive Officer
John M. Longmire, Senior Vice President and Chief Financial Officer Larry G. Rampey, Senior Vice President
Drake N. Smiley, Senior Vice President
John L. Cox, Vice President, Secretary and Treasurer
Carol Gifford, Assistant Secretary

                                 SCHEDULE 6.2(j)
                               PARENT RESIGNATIONS

      All Directors and Officers of Parent who are in office immediately prior to the Closing shall resign effective as of the Closing.

                                                                         Annex B

                                 AMENDMENT NO. 1
                                       TO
                                MERGER AGREEMENT

      AMENDMENT NO. 1, dated November 11, 2005, to the Agreement and Plan of Merger ("Merger Agreement"), dated as of October 20, 2005, by and among Tremisis Energy Acquisition Corporation, RAM Energy Acquisition, Inc., RAM Energy, Inc. ("RAM"), and each of the Stockholders of RAM.

      IT IS HEREBY AGREED, that the Merger Agreement is immediately amended as follows:

      1. Subsection (a) of Section 1.6 is hereby restated in its entirety as follows:

      "(a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.6(c), each share of common stock, par value $10.00, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.6(f)) into the right to receive on the Closing Date
      (i) that number of shares of common stock, par value $0.0001, of Parent ("Parent Common Stock") determined by dividing the Aggregate Parent Common Stock Number by the Outstanding Company Stock Number, and (ii) that amount of cash determined by dividing the Aggregate Cash Number by the Outstanding Company Stock Number. The term "Aggregate Parent Common Stock Number" shall mean 25,600,000. The term "Outstanding Company Stock Number" shall mean the number of shares of Company Common Stock outstanding on the Closing Date, after giving effect to all stock option exercises contemplated hereby. The term "Aggregate Cash Number" shall mean the lesser of (I) $30,000,000, and (II) the amount of cash distributed to Parent from the Trust Fund at the Closing (after payment to those stockholders of Parent who elect to have their shares converted to cash in accordance with Parent's Charter Documents (as defined in Section 2.1(a)), less the sum of all expenses reasonably incurred by Parent in connection with the transaction contemplated hereby, and less the sum of $1,000,000 which shall be retained by Parent for working capital requirements."

      2. Subsection (i) of Section 6.3 is hereby restated in its entirety as follows:

      "(i) Company Indebtedness. The Adjusted Indebtedness for Borrowed Money of the Company, including the Subsidiaries, shall not exceed $125,000,000. As used herein, the term "Adjusted Indebtedness for Borrowed Money" shall mean the sum of all indebtedness of the Company for borrowed money, less
      (1) the amount of any cash deposits posted by the Company as security in connection with outstanding Company hedging contracts, (2) the positive difference, if any, between $30,000,000 and the Aggregate Cash Number and
      (3) an amount up to

      $6.0 million for aggregate fees, costs and expenses paid by the Company in connection with replacing, enhancing or improving its existing credit facilities in a manner that, on the whole, is quantitatively more beneficial to the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Merger Agreement to be executed as of the date first written above.

                                         TREMISIS ENERGY ACQUISITION CORPORATION

                                         By: ___________________________________
                                             Lawrence S. Coben
                                             Chairman & CEO

                                         RAM ENERGY ACQUISITION, INC.

                                         By: ___________________________________
                                             Lawrence S. Coben
                                             Chairman & CEO

                                         RAM ENERGY, INC.

                                         By: ___________________________________
                                             Larry E. Lee
                                             President  & CEO

                                         STOCKHOLDERS:

                                         [See separate signature pages.]

                  STOCKHOLDER SIGNATURE PAGE TO AMENDMENT NO. 1
                               TO MERGER AGREEMENT

______________________________________
Larry E. Lee

DANISH KNIGHTS, A LIMITED PARTNERSHIP,
A Texas Limited Partnership

By: Dannebrog Corp., General Partner

By: __________________________________
    Britani Talley Bowman
    President

The  undersigned  agrees that,  upon exercise of the stock option referred to in
Section 1.13 of the Merger Agreement, he shall be considered to be, and shall be, a Stockholder (as defined therein) for all purposes of such Merger Agreement, as amended hereby.

______________________________________
C. David Stinson

                                                                         Annex C

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                     TREMISIS ENERGY ACQUISITION CORPORATION

                        --------------------------------
                         Pursuant to Section 245 of the
                        Delaware General Corporation Law
                        --------------------------------

      Tremisis Energy Acquisition Corporation, a corporation existing under the laws of the State of Delaware (the "Corporation"), by its Chairman of the Board and Chief Executive Officer, hereby certifies as follows:

      1.  The  name  of  the   Corporation  is  "Tremisis   Energy   Acquisition
Corporation."

      2. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 5, 2004.

      3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of the Corporation.

      4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL").

      5. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

      FIRST: The name of the corporation is RAM Energy Resources, Inc. (hereinafter sometimes referred to as the "Corporation").

      SECOND: The registered office of the Corporation is to be located at 9 East Loockerman Street, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

      THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

      A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

      B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

      FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

             Name                                Address
             ----                                -------
             Jeffrey M. Gallant                 Graubard Miller
                                                The Chrysler Building
                                                405 Lexington Avenue, 19th Floor
                                                New York, NY 10174

      SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

      SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

      B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

      C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

      D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

              B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

      NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Lawrence S. Coben, its Chairman of the Board and Chief Executive Officer, as of this __ day of ________, 200_.

                                              ----------------------------------
                                              Name: Lawrence S. Coben.
                                              Title:   Chairman of the Board and
                                                       Chief Executive Officer

                     TREMISIS ENERGY ACQUISITION CORPORATION
                          2006 LONG-TERM INCENTIVE PLAN

                                    ARTICLE I
                                     PURPOSE

      SECTION 1.1 Purpose. This 2006 Long-Term Incentive Plan (the "Plan") is established by Tremisis Energy Acquisition Corporation, a Delaware corporation (the "Company") to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company's success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, SARs, Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, subject to the conditions set forth in the Plan.

      SECTION 1.2 Establishment. The Plan is effective as of ___________, 2006 and for a period of ten years thereafter. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled. The Plan is subject to approval by the holders of a majority of the outstanding shares of Common Stock, present, or represented, and entitled to vote at a meeting called for such purposes, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such approval by the shareholders, Awards under the Plan may be granted, but no such Awards may be exercised prior to receipt of shareholder approval. In the event shareholder approval is not obtained within a twelve-month period, all Awards granted shall be void.

      SECTION 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 2,400,000 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"). Any shares granted as Options shall be counted against this limit as one share for each share granted. Any shares granted as Restricted Stock Awards shall be counted against this limit as three shares for each share granted. A maximum of _________ shares of Common Stock of the total authorized under this
Section 1.3 may be granted as Incentive  Stock Options.  The limitations of this
Section 1.3 shall be subject to the adjustment provisions of Article X.

                                   ARTICLE II
                                   DEFINITIONS

      SECTION 2.1 "Account" means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

      SECTION 2.2 "Affiliated Entity" means any corporation, partnership, limited liability company or other form of legal entity in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

      SECTION 2.3 "Award" means, individually or collectively, any Option, Restricted Stock Award, SAR, Performance Unit or Performance Bonus granted under the Plan to an Eligible Employee by the Board or any Nonqualified Stock Option, Performance Unit SAR or Restricted Stock Award granted under the Plan to a Consultant or an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Board may establish by the Award Agreement or otherwise.

      SECTION 2.4 "Award Agreement" means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Board's exercise of its administrative powers.

      SECTION 2.5 "Board" means the Board of Directors of the Company and, if the Board has appointed a Committee as provided in Section 3.1, the term "Board" shall include such Committee.

      SECTION 2.6 "Change of Control Event" means each of the following:

            (i) Any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

            (ii) The merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger of consolidation; or

            (iii) The sale of all or substantially all of the Company's assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

      SECTION 2.7 "Code" means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

      SECTION 2.8 "Committee" means the Committee appointed by the Board as provided in Section 3.1.

      SECTION 2.9 "Common Stock" means the common stock, par value $.00001 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article X.

      SECTION 2.10 "Consultant" means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

      SECTION 2.11 "Date of Grant" means the date on which the grant of an Award is authorized by the Board or such later date as may be specified by the Board in such authorization.

      SECTION 2.12 "Disability" means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Board.

      SECTION 2.13 "Eligible Employee" means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Board.

      SECTION 2.14 "Eligible Director" means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

      SECTION 2.15 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      SECTION 2.16 "Fair Market Value" means (A) during such time as the Common Stock is registered under Section 12 of the Exchange Act, the closing price of the Common Stock as reported by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange or automated quotation system that day, on the next preceding day on which there was a sale of such Common Stock, or (B) during any such time as the Common Stock is not listed upon an established stock exchange or automated quotation system, the mean between dealer "bid" and "ask" prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

      SECTION 2.17 "Incentive Stock Option" means an Option within the meaning of Section 422 of the Code.

      SECTION 2.18 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

      SECTION 2.19 "Option" means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

      SECTION 2.20 "Participant" means an Eligible Employee, a Consultant or an Eligible Director to whom an Award has been granted by the Board under the Plan.

      SECTION 2.21 "Performance Bonus" means the cash bonus which may be granted to Eligible Employees under Article IX of the Plan.

      SECTION 2.22 "Performance Units" means those monetary units that may be granted to Eligible Employees, Consultants or Eligible Directors pursuant to
Article VIII hereof.

      SECTION 2.23 "Plan" means [Parent] Corporation 2006 Long-Term Incentive Plan.

      SECTION 2.24 "Restricted Stock Award" means an Award granted to an Eligible Employee, Consultant or Eligible Director under Article VI of the Plan.

      SECTION 2.25 "Retirement" means the termination of an Eligible Employee's employment with the Company, a Subsidiary or an Affiliated Entity on or after attaining age 62.

      SECTION 2.26 "SAR" means a stock appreciation right granted to an Eligible Employee, Consultant or Eligible Director under Article VII of the Plan.

      SECTION 2.27 "Subsidiary" shall have the same meaning set forth in Section 424 of the Code.

                                  ARTICLE III
                                 ADMINISTRATION

      SECTION 3.1 Administration of the Plan by the Board. The Board shall administer the Plan. The Board may, by resolution, appoint a committee to administer the Plan and delegate its powers described under this Section 3.1 for purposes of Awards granted to Eligible Employees and Consultants.

      Subject to the provisions of the Plan, the Board shall have exclusive power to:

      (a) Select Eligible Employees and Consultants to participate in the Plan.

      (b) Determine the time or times when Awards will be made to Eligible Employees or Consultants.

      (c) Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR, Performance Unit, or Performance Bonus, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Board.

      (d) Determine whether Awards will be granted singly or in combination.

      (e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

      (f) Determine whether and to what extent a Performance Bonus may be deferred, either automatically or at the election of the Participant or the Board.

      (g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

      SECTION 3.2 Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, Performance Units, SARs or shares of Restricted Stock awarded to Eligible Directors selected for participation. If the Board appoints a committee to administer the Plan, it may delegate to the committee administration of all other aspects of the Awards made to Eligible Directors.

      SECTION 3.3 Board to Make Rules and Interpret Plan. The Board in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Board's interpretation of the Plan or any Awards and all decisions and determinations by the Board with respect to the Plan shall be final, binding, and conclusive on all parties.

      SECTION 3.4 Section 162(m) Provisions. The Company intends for the Plan and the Awards made thereunder to qualify for the exception from Section 162(m) of the Code for "qualified performance based compensation" if it is determined by the Board that such qualification is necessary for an Award. Accordingly, the Board shall make determinations as to performance targets and all other applicable provisions of the Plan as necessary in order for the Plan and Awards made thereunder to satisfy the requirements of Section 162(m) of the Code.

                                   ARTICLE IV
                                 GRANT OF AWARDS

      SECTION 4.1 Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

      (a) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed _______.

      (b) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and Performance Unit Awards to any Eligible Employee in any calendar year may not exceed _______.

      (c) The maximum amount made subject to the grant of Performance Bonuses to any Eligible Employee in any calendar year may not exceed $_________.

      (d) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock or are exchanged in the Board's discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.

      (e) Common Stock delivered by the Company in payment of an Award authorized under Articles V and VI of the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

      (f) The Board shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

      (g) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

      (h) The Board shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant's Award.

      (i) Eligible Directors may only be granted Nonqualified Stock Options, Restricted Stock Awards, SARs or Performance Units under this Plan.

      (j) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options to any individual Eligible Director in any calendar year may not exceed ______.

      (k) Subject to Article X, in no event shall more than ______ shares of Restricted Stock be awarded to any individual Eligible Director in any calendar year.

      (l) The maximum term of any Award shall be ten years.

                                   ARTICLE V
                                  STOCK OPTIONS

      SECTION 5.1 Grant of Options. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock

Options, or a combination of both. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors and Consultants. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of
Section 5.2.

      SECTION 5.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

      (a) Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Board at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

      (b) Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company;
(ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Board; or (iii) a combination of the foregoing. In addition to the foregoing, the Board may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Board.

      (c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Board in the Award Agreement. Exercise of an Option shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Board. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

      (d) Other Terms and Conditions. Among other conditions that may be imposed by the Board, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

      (e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a "disregarded entity" under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

      (f) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

      (g) Shareholder Rights. No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

                                   ARTICLE VI
                             RESTRICTED STOCK AWARDS

      SECTION 6.1 Grant of Restricted Stock Awards. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to Eligible Employees, Consultants or Eligible Directors. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Board shall determine. Each Restricted Stock Award shall be subject to an Award Agreement setting forth the terms of such Restricted Stock Award and may be evidenced in such manner as the Board deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates. .

      SECTION 6.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

      (a) Restriction Period. Restricted Stock Awards granted to an Eligible Employee shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period. Restricted Stock Awards granted to Consultants or Eligible Directors shall require the holder to provide continued services to the company for a period of time. These employment and service requirements are collectively referred to as a "Restriction Period". The Board or the Committee, as the case may be, shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. In addition to any time vesting conditions determined by the Board or the Committee, as the case may be, Restricted Stock Awards may be subject to the achievement by the Company of specified performance criteria based upon the Company's achievement of all or any of the operational, financial or stock performance criteria set forth on Exhibit A annexed hereto, as may from time to time be established by the Board or the Committee, as the case may be. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Board or the Committee, as the case may be shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof. In addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 11.6, the Board or the Committee, as the case may be, may, in its discretion, accelerate the vesting of a Restricted Stock Award in the case of the death, Disability or Retirement of the Participant who is an Eligible Employee or resignation of a Participant who is a Consultants or an Eligible Director.

      (b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable
Restriction Period. The Board shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

      (c) Rights as Shareholders. During any Restriction Period, the Board may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

                                   ARTICLE VII
                            STOCK APPRECIATION RIGHTS

      SECTION 7.1 Grant of SARs. The Board may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Board may determine, grant a SAR to any Eligible Employee, Consultant or Eligible Director. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant's election to exercise one of these Awards, the other tandem Award is automatically terminated. SARs may also be granted as an independent Award separate from an Option. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

      SECTION 7.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Board in the Award Agreement. Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock.

      SECTION 7.3 Restrictions. In the event a SAR is granted in tandem with an Incentive Stock Option, the Board shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code. In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

                                  ARTICLE VIII
                                PERFORMANCE UNITS

      SECTION 8.1 Grant of Awards. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees, Consultants and Eligible Directors. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of Section 8.2.

      SECTION 8.2 Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

      (a) Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

      (b) Achievement of Performance Goals. The Board shall establish performance targets for each Award for a period of no less than a year based upon some or all of the operational, financial or performance criteria listed in Exhibit A attached. The Board shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Board.

                                   ARTICLE IX
                                PERFORMANCE BONUS

      SECTION 9.1 Grant of Performance Bonus. The Board may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may determine, grant a Performance Bonus to certain Eligible Employees selected for participation. The Board will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of a performance target established by the Board. The Board shall select the applicable performance target(s) for each period in which a Performance Bonus is awarded. The performance target shall be based upon all or some of the operational, financial or performance criteria more specifically listed in Exhibit A attached.

      SECTION 9.2 Payment of Performance Bonus. In order for any Participant to be entitled to payment of a Performance Bonus, the applicable performance target(s) established by the Board must first be obtained or exceeded. Payment of a Performance Bonus shall be made within 60 days of the Board's certification that the performance target(s) has been achieved unless the Participant has previously elected to defer payment pursuant to a nonqualified deferred compensation plan adopted by the Company. Payment of a Performance Bonus may be made in either cash or Common Stock as determined in the sole discretion of the Board.

                                   ARTICLE X
                                STOCK ADJUSTMENTS

      In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of
another   corporation    (whether   by   reason   of   merger,
consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article X and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article X which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

                                   ARTICLE XI
                                     GENERAL

      SECTION 11.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article X), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

      SECTION 11.2 Termination of Employment; Termination of Service. If an Eligible Employee's employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, Disability or Retirement, the Eligible Employee (or personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any (i) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), and (ii) vested Nonqualified Stock Option during the remaining term of the Option. If an Eligible Employee's employment terminates for any other reason, the Eligible Employee shall be entitled to purchase all or any part of the shares subject to any vested Option for a period of up to three months from such date of termination. In no event shall any Option be exercisable past the term of the Option. The Board may, in its sole discretion, accelerate the vesting of unvested Options in the event of termination of employment of any Participant.

      In the event a Consultant ceases to provide services to the Company or an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director's Award Agreement or by the Board. The Consultant or Eligible Director shall have a period of three years following the date he ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service.

      SECTION 11.3 Limited Transferability - Options. The Board may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members. In addition there may be no consideration for any such transfer. The Award Agreement pursuant to which such Nonqualified Stock Options are granted expressly provide for transferability in a manner consistent with this paragraph. Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 11.3. Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 11.2 hereof the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment of
Section 11.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section
11.2 hereof. No transfer pursuant to this Section 11.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Board shall request. With the exception of a transfer in compliance with the foregoing provisions of this Section 11.3, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution; however, no such transfer shall be effective to bind the Company unless the Board has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

      SECTION 11.4 Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Board may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Board.

      SECTION 11.5 Change of Control. Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee, Consultant or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event.

      SECTION 11.6 Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Board may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are adverse to the Participant shall require the Participant's consent.

      SECTION 11.7 Regulatory Approval and Listings. Regulatory Approval and Listings. As soon as practicable following approval by the shareholders of the Company of the Plan as provided in Section 1.2 of the Plan, in the sole discretion of the Board, the Company shall use its best efforts to file with the Securities and Exchange Commission and keep continuously effective, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable. In addition, and notwithstanding anything contained in this Plan to the contrary, at such time as the Company is subject to the reporting requirements of Section 12 of the Exchange Act, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

      (a) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

      (b) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Board shall, in its sole discretion, determine to be necessary or advisable.

      SECTION 11.8 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated

Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

      SECTION 11.9 Reliance on Reports. Each member of the Board and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

      SECTION 11.10 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

      SECTION 11.11 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable Federal law.

      SECTION 11.12 Other Laws. The Board may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

      SECTION 11.13 No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

                                                                       EXHIBIT A

                          2005 Long-Term Incentive Plan
                              Performance Criteria

Operational Criteria may include:

o     Reserve additions/replacements

o     Finding & development costs

o     Production volume

o     Production Costs

Financial Criteria may include:

o Earnings (Net income, Earnings before interest, taxes, depreciation and amortization ("EBITDA"),

Earnings per share)

o     Cash flow

o     Operating income

o     General and Administrative Expenses

o     Debt to equity ratio

o     Debt to cash flow

o     Debt to EBITDA

o     EBITDA to Interest

o     Return on Assets

o     Return on Equity

o     Return on Invested Capital

o     Profit returns/margins

o     Midstream margins

Stock Performance Criteria:

o     Stock price appreciation

o     Total stockholder return

o     Relative stock price performance

                                                                         Annex E

[LOGO] GILFORD
       SECURITIES
       INCORPORATED                                                   Since 1979
--------------------------------------------------------------------------------

September 22, 2005

Board of Directors
Tremisis Energy Acquisition Corporation
1775 Broadway, Suite 604
New York, New York 10019

Board of Directors:

Gilford Securities Incorporated ("Gilford") has been advised that Tremisis Energy Acquisition Corporation (the "Company") will enter into an Agreement and Plan of Merger (the "Agreement") by and among RAM Energy Acquisition, Inc., RAM Energy, Inc., ("RAM"), and each of the stockholders of RAM Energy, Inc., (the "Stockholders") whereby the Company will purchase all of the issued and outstanding shares of capital stock of RAM (the "Shares") from the Stockholders (the "Proposed Transaction") for aggregate consideration of approximately $300,000,000 (the "Consideration"). Gilford has been retained by the Board of Directors to render an opinion as to whether, on the date of such opinion, the Consideration is fair, from a financial point of view, to the Company's stockholders, and the fair market value of RAM is at least equal to 80% of the net assets of the Company.

Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. It should also be understood that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion.

In rendering this opinion, Gilford has not been requested to give, and has not made (i) an opinion addressing the relative merits of the Proposed Transaction as compared to other business combinations that might be available to the Company or the Company's underlying business decision to effect the Proposed Transaction, or (ii) an opinion on matters of a legal, regulatory, tax or accounting nature related to the Transaction. Gilford has not been engaged to seek alternatives to the Proposed Transaction that might exist for the Company.

In arriving at our opinion, Gilford has, among other things:

      1.    reviewed the Agreement;

      2. reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-KSB for the year ended December 31, 2004, the Form 10-QSBs filed on May 16 and August 15, 2005, and the Registration Statement on Form S-1 filed on March 12, 2004, and amendments thereto;

      3. reviewed financial and other information with respect to RAM, including the Annual Report For the year 2004, which included the audited financial statements for the years


                   777 Third Avenue, New York, New York 10017
                       Phone 212.888.6400 Fax 212.223.1683
                            www.GilfordSecurities.com

TEGY Opinion Letter                                           September 22, 2005
--------------------------------------------------------------------------------


            ended December 31, 2003 and 2004, the Pro Forma Combined Statements of Operations for the years ended December 31, 2003 and 2004 taking into account the acquisition of WG Energy Holdings, Inc, the draft unaudited financial statements for the six months ended June 30, 2004, the RAM PV10 reserve reports as of June 30, 2005 and other financial information and projections prepared by RAM management and its advisors;

      4. considered the historical financial results and present financial condition of both the Company and RAM;

      5. reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to RAM;

      6. reviewed and analyzed the cash flows of RAM and prepared a discounted cash flow analysis;

      7. reviewed and discussed with representatives of the Company and RAM management certain financial and operating information furnished, including financial analyses with respect to their respective business and operations; and

      8. performed such other analyses and examinations as were deemed appropriate.

Gilford, as part of its brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions as well as business valuations for other corporate purposes.

Gilford did not assume responsibility for verifying, and did not independently verify, any financial information or other information concerning the Company or RAM furnished to it by the Company or RAM, or the publicly-available financial and other information regarding the Company or RAM and any subsidiaries thereof. Gilford has assumed that all such information is accurate and complete and has no reason to believe otherwise. Gilford has further relied on the assurances of management of the Company and RAM that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With the exception of RAM corporate offices located in Tulsa, OK we have not made a physical inspection of the properties and facilities of the Company or RAM and have not made or obtained any evaluations or appraisals of either company's assets and liabilities (contingent or otherwise). Gilford has not attempted to confirm whether the Company or RAM have good title to their respective assets.

Gilford assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We further assume that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement, without any further material amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or to its stockholders.

Our opinion is for the use and benefit of the Company's Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote with respect to the Proposed Transaction. We do not express any opinion as to the underlying valuation or future performance of either the Company or RAM or the price at which any of the Company's securities would trade at any time in the future.


                                     2 of 3

TEGY Opinion Letter                                           September 22, 2005
--------------------------------------------------------------------------------


Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Consideration is fair, from a financial point of view, to the Company's stockholders, and the fair market value of RAM is at least equal to 80% of the net assets of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the breaking of the Company escrow account. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

This letter is solely for the information of the Board of Directors of the Company and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without Gilford's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Proposed Transaction.

Very truly yours,

GILFORD SECURITIES INCORPORATED


                                     3 of 3

                                                                         Annex F

                      AMENDED AND RESTATED VOTING AGREEMENT

      AMENDED AND RESTATED VOTING AGREEMENT, dated as of this 28th day of November, 2005 ("Agreement"), among each of the persons listed under the caption "RAM Group" on Exhibit A attached hereto (the "RAM Group"), each of the persons listed under the caption "Founders Group" on Exhibit A attached hereto (the "Founders Group") and Tremisis Energy Acquisition Corporation, a Delaware corporation ("Tremisis"). Each of the RAM Group and the Founders Group is sometimes referred to herein as a "Group". For purposes of this Agreement, each person who is a member of either the RAM Group or the Founders Group is referred to herein individually as a "Stockholder" and collectively as the "Stockholders".

      WHEREAS, as of October 20, 2005, each of Tremisis, RAM Energy, Inc. (the "Company"), a Delaware corporation, RAM Acquisition, Inc. ("Merger Sub"), a Delaware corporation, and the Stockholders who are members of the RAM Group entered into an Agreement and Plan of Merger (as amended by Amendment thereto dated November 11, 2005, the "Merger Agreement") that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Tremisis (the "Merger");

      WHEREAS, as of the date hereof, each Stockholder who is a member of the Founders Group owns beneficially and of record shares of common stock of Tremisis, par value $0.0001 per share ("Tremisis Common Stock"), as set forth opposite such stockholder's name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the "Shares");

      WHEREAS, at the Effective Time, all shares of Company Common Stock beneficially owned by each Stockholder who is a member of the RAM Group shall be converted into the right to receive and shall be exchanged for his, her or its pro rata portion of the cash and shares of Tremisis Common Stock to be issued to the Company's security holders as consideration in the Merger;

      WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement; and

      WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                         VOTING OF SHARES FOR DIRECTORS

      SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the Shares of Tremisis Common Stock he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of Tremisis:

            (a) Three (3) persons, (i) two (2) of whom shall at all times be "independent directors," within the meaning of the NASDAQ rules, and (ii) all of whom shall be designees of the RAM Group; with one (1) of such designees to stand for election in 2006 ("Class A Director"), who shall initially be Larry E. Lee; one (1) of such designees to stand for election in 2007 ("Class B Director"), who shall initially be Gerald R. Marshall; and one (1) of such designees to stand for election 2008 ("Class C Director"), who shall initially be John M. Reardon (collectively, the "RAM Directors"); and

            (b) One (1) person who shall be an "independent director" within the meaning of the NASDAQ rules and who shall be the designee of the Founders Group, which designee initially shall be Sean P. Lane, who shall be elected as a Class A Director (the "Founders Director," and together with RAM Directors, the "Director Designees").

      Neither   the   Stockholders,   nor  any  of  the   officers,   directors,
stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party's execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

      Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Tremisis's governing documents except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

      SECTION 1.02 Vote in Favor of Stock Option Plan. During the term of this Agreement, each Stockholder agrees to vote the Shares of Tremisis Common Stock he, she or it now owns, or hereafter acquires prior to the termination of this Agreement, in favor of the adoption of the Parent Plan (as defined in the Merger Agreement).

      SECTION 1.03 Obligations of Tremisis. Tremisis shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Tremisis Board of Directors to be comprised of four (4) members and to enable the election to the Board of Directors of the Director Designees.

      SECTION 1.04 Term of Agreement. The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of Tremisis that will be held in 2008.

      SECTION  1.05  Obligations  as Director  and/or  Officer.  Nothing in this
Agreement shall be deemed to limit or restrict any director or officer of Tremisis from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Tremisis and shall not apply to his or her actions, judgments or decisions as a director or officer of Tremisis if he or she is such a director or officer.

      SECTION 1.06 Transfer of Shares. If a member of the RAM Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement dated October 20, 2005, executed by such member, or if a member of the Founders Group desires to transfer his or its shares to a permitted transferee pursuant to the Escrow Agreement dated as of May 12, 2004, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES;
                          COVENANTS OF THE STOCKHOLDERS

      Each Stockholder hereby severally represents warrants and covenants as follows:

      SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Tremisis and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      SECTION 2.02 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not,
(i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

            (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

      SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Merger, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

                                  ARTICLE III
                               GENERAL PROVISIONS

      SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

      (a) If to Tremisis:

                  Tremisis Energy Acquisition Corporation
                  1775 Broadway, Suite 604
                  New York, New York 10019
                  Attention: Lawrence S. Coben
                  Telecopy No.: 212-253-4047

                  with a mandatory copy to

                  Graubard Miller
                  405 Lexington Avenue
                  New York, NY 10174-1901
                  Attention: David Alan Miller, Esq.
                  Telecopy No.: 212-818-8881

      (b) If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

      SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 3.04 Entire Agreement. This Amended and Restated Voting Agreement amends and replaces in its entirety the Voting Agreement dated October 20, 2005 among the parties. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts executed in and to be performed in that State.

      SECTION 3.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

      SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 3.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

      SECTION 3.11 Merger Agreement. All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

 Signature Page to Amended and Restated Voting Agreement dated November 28, 2005

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TREMISIS ENERGY ACQUISITION CORPORATION

By: ___________________________________
    Name:  Lawrence S. Coben
    Title: Chairman and CEO

STOCKHOLDERS:

The Founders Group:

_______________________________________
Lawrence S. Coben

_______________________________________
Isaac Kier

The RAM Group:

DANISH KNIGHTS, A LIMITED PARTNERSHIP
a Texas limited partnership
By: Dannebrog Corporation., a Texas corporation,
General Partner

By: ___________________________________
    Name:  Britani Talley Bowman
    Title: President

_______________________________________
Larry E. Lee

_______________________________________
C. David Stinson

                                    EXHIBIT A

                                  STOCKHOLDERS

The Founders Group:

          Name and Address                                      Number of Shares
          ----------------                                      ----------------

Lawrence S. Coben                                                   1,008,334
1775 Broadway, Suite 604
New York, N.Y. 10019

Isaac Kier                                                            183,334
1775 Broadway, Suite 604
New York, N.Y. 10019

The RAM Group:

          Name and Address
          ----------------

Danish Knights, A Limited Partnership
c/o Britani Talley Bowman
3155 E. 86th Street
Tulsa, OK 74137

Larry E. Lee
5100 E. Skelly Drive, Suite 650
Tulsa, OK 74135

C. David Stinson
211 North Robinson, 10th Floor
Oklahoma City, OK 73102-7103

                                                                         Annex G

                                ESCROW AGREEMENT

      ESCROW AGREEMENT ("Agreement") dated [Closing Date] is executed and delivered by and among TREMISIS ENERGY ACQUISITION CORPORATION, a Delaware corporation ("Tremisis"), Larry E. Lee, as the RAM Stockholders' Representative, being the representative of the former stockholders of RAM Energy, Inc., a Delaware corporation (the "Representative"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the "Escrow Agent").

      Tremisis, RAM Energy, Inc. ("RAM"), the stockholders of RAM, and RAM Energy Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Tremisis ("Merger Subsidiary"), are the parties to an Agreement and Plan of Merger and Reorganization dated as of October 20, 2005 (the "Merger Agreement") pursuant to which the Merger Subsidiary has merged with and into RAM so that RAM has become a wholly-owned subsidiary of Tremisis. Pursuant to the Merger Agreement, Tremisis is to be indemnified in certain respects. The parties desire to establish an escrow fund as collateral security for the indemnification obligations under the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent all of the former stockholders of RAM (the "Stockholders") and each Permitted Transferee (as hereinafter defined) of the Stockholders (the Stockholders and all such Permitted Transferees are hereinafter referred to collectively as the "Owners"), and to act on their behalf for purposes of this Agreement. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

      The parties agree as follows:

      1. (a) Concurrently with the execution hereof, each of the Stockholders is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates issued in the name of such Stockholder representing twelve and one-half percent (12.5%) of the total number of shares of Parent Common Stock received by such Stockholder pursuant to the Merger Agreement, together with ten (10) assignments separate from certificate, executed in blank by such Stockholder. The shares of Parent Common Stock represented by the stock certificates so delivered by the Stockholders to the Escrow Agent are herein referred to in the aggregate as the "Escrow Fund." The Escrow Agent shall maintain a separate account for each Stockholder's, and subsequent to any transfer permitted pursuant to Paragraph 1(e) hereof, each Owner's, portion of the Escrow Fund.

      (b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Tremisis. The Escrow Agent's duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

      (c) Except as herein provided, the Owners shall retain all of their rights as stockholders of Tremisis with respect to shares of Parent Common Stock constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent (the "Escrow Period"), including, without limitation, the right to vote their shares of Parent Common Stock included in the Escrow Fund.

      (d) During the Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property ("Non-Cash Dividends") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term "Escrow Fund" shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

      (e) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the Escrow Fund except (i) to a Permitted Transferee (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term Permitted Transferee shall include: (x) members of a Stockholder's "Immediate Family;" (y) an entity in which (A) a Stockholder and/or members of a Stockholder's Immediate Family beneficially own 100% of such entity's voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder's Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder's Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder's Immediate Family. As used in this Agreement, the term "Immediate Family" means, with respect to any Stockholder, a spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Stockholder, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with ten (10) assignments separate from certificate executed in blank by the Permitted Transferee with respect to the shares transferred to the Permitted Transferee. Upon receipt of such documents, the Escrow Agent shall deliver to Tremisis the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Stockholder, or a copy of the applicable court order, and shall request that Tremisis issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. Tremisis, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner's shares of Parent Common Stock included in the Escrow Fund or grant a security interest in their rights under this Agreement.

      2. (a) Tremisis, acting through the current or former member of Tremisis's Board of Directors who has been appointed by Tremisis to take all necessary actions and make all decisions on behalf of Tremisis with respect to its rights to indemnification under the Merger Agreement (the "Committee"), may make a claim for indemnification pursuant to the Merger Agreement ("Indemnity Claim") against the Escrow Fund by giving notice (a "Notice") to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Tremisis to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnity Claim, and (iii) whether the Indemnity Claim results from a Third Party Claim against Tremisis. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

            (b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a "Counter Notice"), within 30 days following the date of receipt (as specified in the Committee's certification) by the Representative of a copy of the Notice, disputing whether the Indemnity Claim is indemnifiable under the Merger Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

            (c) If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

            (d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Dallas, Texas, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and the provisions of Section 10.12 of the Merger Agreement to the extent that such provisions do not conflict with the provisions of this paragraph. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment and may award costs to either the Committee or the Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any Oklahoma state sitting in Oklahoma or Tulsa County, or any federal court sitting in Oklahoma having jurisdiction, and may be enforced in accordance with the law of the State of Oklahoma. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any Oklahoma state court sitting in Oklahoma or Tulsa County, or any federal court sitting in Oklahoma then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Oklahoma courts sitting in Oklahoma or Tulsa County, Oklahoma, or any federal court having jurisdiction and sitting in Oklahoma, for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

            (e) As used in this Agreement, "Established Claim" means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Tremisis by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to Tremisis, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to Tremisis, (iv) Third Party Claim which has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim which the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

            (f) (i) Promptly after an Indemnity Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a "Joint Notice") directing the Escrow Agent to pay to Tremisis, and the Escrow Agent promptly shall pay to Tremisis, an amount equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

                  (ii) Payment of an Established Claim shall be made in shares of Parent Common Stock, pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the "Fair Market Value" (as defined below). However, in no event shall the Escrow Agent be required to calculate

Fair Market Value or make a determination of the number of shares to be delivered to Tremisis in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to Tremisis out of the Escrow Fund that number of shares of Parent Common Stock necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Tremisis one or more stock certificates held in each Owner's account evidencing not less than such Owner's pro rata portion of the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the stock certificates and assignments, Tremisis shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Tremisis stock or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used herein, "Fair Market Value" means the average reported closing price for the Parent Common Stock for the ten trading days ending on the last trading day prior to the day the Established Claim is paid.

                  (iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the "Claim Shares"), cash in an amount equal to the Fair Market Value of the Claim Shares ("Substituted Cash"). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Tremisis in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

      3. On the first Business Day after June 30, 2007, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing the shares of Parent Common Stock then in such Owner's account in the Escrow Fund, unless at such time there are any Indemnity Claims with respect to which Notices have been received but which have not been resolved pursuant to
Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, "Pending Claims"), and which, if resolved or finally determined in favor of Tremisis, would result in a payment to Tremisis, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the "Pending Claims Reserve" (as hereafter defined). The Committee shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Parent Common Stock to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to Tremisis an amount in respect thereof determined in accordance with paragraph 2(f) above, and to deliver to each Owner shares of Parent Common Stock then in such owner's account in the Escrow Fund having a Fair Market Value equal to the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below), all as specified in a Joint Notice. If any Pending Claim is resolved against Tremisis, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve. Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent shall pay to such Owner the remaining portion of his or her account in the Escrow Fund.

      "Pending Claims" shall automatically include the Great Plains Claim (as defined in the Merger Agreement) if same has not been adjudicated, settled, dismissed or otherwise resolved in its entirety with respect to RAM and its subsidiaries and affiliates prior to June 30, 2007.

      As used herein, the "Pending Claims Reserve" shall mean, at the time any such determination is made, that number of shares of Parent Common Stock in the Escrow Fund having a Fair Market Value equal to (i) the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims), other than the Great Plains Claim, plus (ii) (a) the aggregate dollar amount of the potential liability of RAM and its subsidiaries and affiliates in connection with the Great Plains Claim, if such potential liability is reasonably quantifiable as of June 30, 2007 or (b) if such potential liability is not reasonably quantifiable, the lesser of (1) 50% of the number of shares originally constituting the Escrow Fund and (2) the number of shares contained in the Escrow Fund that are not otherwise subject to the Pending Claims Reserve and would be otherwise releasable to the Stockholders.

      4. The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Tremisis and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

      5. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

            (b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

            (c) The Escrow Agent's sole responsibility upon receipt of any notice requiring any payment to Tremisis pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Tremisis the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

            (d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under
Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

            (e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

            (f) In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to the Committee and the Representative of such action, shall thereupon be relieved of all further responsibility and liability.

            (g) The Escrow Agent shall be indemnified and held harmless by Tremisis from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund or it may deposit the Escrow Fund with the clerk of any appropriate court and be relieved of any liability with respect thereto or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund are to be disbursed and delivered.

            (h) The Escrow Agent shall be entitled to reasonable compensation from Tremisis for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Tremisis for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

            (i) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

            (j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

      6. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

      7. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This

Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

      8. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the Oklahoma state courts sitting in Oklahoma or Tulsa County and federal courts sitting in Oklahoma with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with a copy delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901,
Attention: David Alan Miller, Esq.

      9. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

            A.    If to the Committee, to it at

                  c/o Tremisis Energy Acquisition Corporation
                  1775 Broadway, Suite 604
                  New York, New York 10019
                  Attention: Lawrence S. Coben
                  Telecopier No.: 212-253-4047

                  with a copy to:

                  Graubard Miller
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, New York  10174-1901
                  Attention: David Alan Miller, Esq.
                  Telecopier No.: 212-818-8881

            B.    If to the Representative, to him at

                  Larry E. Lee
                  Meridian Tower, Suite 650
                  5100 East Skelly Drive
                  Tulsa, OK 74135
                  Telecopier No.: 918-663-9214

                  with a copy to:

                  C. David xStinson

                  McAfee & Taft, A Professional Corporation
                  211 North Robinson, 10th Floor
                  Oklahoma City, Oklahoma 73102-7103
                  Telecopier No.: 405-235-9439

            C.    If to the Escrow Agent, to it at:

                  Continental Stock Transfer & Trust Company
                  2 Broadway
                  New York, New York 10004
                  Attention: Steven G. Nelson
                  Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

      10. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 3(d) of this Agreement.

            (b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Tremisis.

            (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

                                       TREMISIS ENERGY ACQUISITION CORPORATION

                                       By: _____________________________________
                                       Name:
                                       Title:

                                       THE REPRESENTATIVE

                                       _________________________________________
                                       Name: Larry E. Lee

                                       ESCROW AGENT

                                       CONTINENTAL STOCK TRANSFER &
                                         TRUST COMPANY

                                       By: _____________________________________
                                       Name: Steven G. Nelson
                                       Title: Chairman

                                                                         Annex H

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of _______________, 2006 (the "Effective Date"), by and between [PARENT] CORPORATION, a Delaware corporation (the "Company"), and LARRY E. LEE, an individual (the "Executive").

      WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive;

      WHEREAS, the Board believes it is important to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened loss of employment, and to encourage the Executive's full attention and dedication to the affairs of the Company during the term of this Agreement and upon the occurrence of such event;

      WHEREAS, the Board also believes the Company is best served by providing the Executive with compensation arrangements which provide the Executive with individual financial security and which are competitive with those of other corporations; and

      WHEREAS, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

      2. Terms of Employment.

            (a) Position and Duties.

                  (i) During the Employment Period, (A) the Executive's position (including status, offices, secretarial and administrative support, titles and reporting requirements), authority, duties and responsibilities shall be that of President and Chief Executive Officer, and (B) unless the Executive consents to the contrary, the Executive's services shall be performed at the Company's principal executive offices in Tulsa, Oklahoma.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

            (b) Compensation.

                  (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Base Salary") at least equal to $450,000. Such Base Salary shall be payable monthly in cash. Base Salary shall be computed prior to any reductions for (i) any deferrals of compensation made pursuant to Sections 125 or 401(k) of the Code or pursuant to any other program or arrangement provided by the Company and (ii) any withholding, income or employment taxes. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be determined by the Board. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase.

                  (ii) Bonus. In addition to Base Salary, the Executive may be paid, for any fiscal year during the Employment Period, a bonus ("Bonus"), either pursuant to the incentive compensation plan of the Company or otherwise as may be determined by the Board.

                  (iii) Incentive, Savings and Retirement Plans. In addition to Base Salary and Bonus, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, supplemental retirement plan policies and programs applicable to other key management employees of the Company and its subsidiaries.

                  (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, any medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs).

                  (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its subsidiaries provided to other key management employees of the Company and its subsidiaries.

                  (vi) Automobile. During the Employment Period, the Executive shall be entitled to the use of a Company-owned automobile commensurate with his position as President and Chief Executive Officer of the Company (the make, model, cost and frequency of replacement of which shall be subject to approval by the Board), and reimbursement by the Company for all reasonable expenses related to the use and operation of such automobile.

                  (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with his position as President and Chief Executive Officer of the Company.

                  (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with Company policies.

                  (ix) Effect of Increases. Any increase in Base Salary, Bonus or any other benefit or perquisite described in the foregoing Sections
(i)-(viii) shall in no way diminish any obligation of the Company under the Agreement.

      3. Termination.

            (a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it will give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after the date of such notice (the "Disability Effective Date"), provided that, within such time period, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means disability (either physical or mental) which (i) materially and adversely affects Executive's ability to perform the duties required of his office, and (ii) at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (b) Cause. The Company may terminate the Executive's employment for "Cause." For purposes of this Agreement, termination of the Executive's employment by the Company for Cause shall mean termination for one of the following reasons: (i) the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; or (iii) the Executive's failure to follow a direct, reasonable and lawful written order from the Board, within the reasonable scope of the Executive's duties, which failure is not cured within 30 days. Further, for purposes of this Section (b), )the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board (excluding Executive if Executive is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clauses (i), (ii) or (iii) above and specifying the particulars thereof in detail.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

                  (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location other than that described in Section 2(a)(i)(B) hereof, except for periodic travel reasonably required in the performance of the Executive's responsibilities;

                  (iv)  any  purported   termination   by  the  Company  of  the
Executive's  employment otherwise than as expressly permitted by this Agreement;
or

                  (v) any  failure  by the  Company to comply  with and  satisfy
Section 10(c) of this Agreement.

      For purposes of this Section 3(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive unless such determination is rejected by vote of a majority of the Board (excluding Executive if Executive is then a member of the Board), in which event Executive may refer the determination of "Good Reason" to binding arbitration by and between the Company and the Executive conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by a single arbitrator appointed by the AAA. The decision of the arbitrator in such matter shall be final, unappealable and binding upon the Company and the Executive.

            (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provisions in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing its or his rights hereunder.

            (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination by either the Company or the Executive as the case may be or any later date specified therein; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      4. Obligations of the Company upon Termination.

            (a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, for this purpose (i) the Executive's annual full Base Salary through the Date of Termination at the rate in effect on the Date of Termination, (ii) the product of the Bonus (defined in Section 2(b)(ii)) paid to the Executive for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (iii) the amount equal to the Executive's current Base Salary for twelve (12) months or such shorter period as may remain in the Employment Period, and (iv) any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i), (ii), (iii) and (iv) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

            (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

            (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause, or by the Executive for Other than Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Base Salary accrued through the Date of Termination plus the vested amount of any compensation previously deferred by the Executive.

            (d) Good Reason; Termination Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, Disability, or death or if the Executive shall terminate his employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                        A. to the extent not theretofore paid, the Executive's Base Salary through the Date of Termination; and

                        B. the product of (i) an amount equal to the Bonus paid to the Executive for the last full fiscal year (if any) ending during the Employment Period or, if higher, the Bonus paid to the Executive for any full fiscal year during the Employment Period (as applicable, the "Recent Bonus"), and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

                        C. the product obtained by multiplying two (2) times the current Base Salary; and

                        D. in the case of compensation previously deferred by the Executive, all vested amounts previously deferred and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                  (ii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement if the Executive's employment had not been terminated, including, without limitation, health insurance and life insurance, and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

      5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

      6. Acceleration of Vesting. In the event that the Company has any type of plan, program or arrangement which include, by example, not by limitation, stock option plans, restricted stock award plans, phantom stock plans and supplemental retirement income plans (the "Other Plans") and the Executive is not 100% vested in his benefits in the Other Plans at the time of his termination of employment, and the Executive would otherwise be entitled to the payment of benefits pursuant to the terms of this Agreement, then, the Executive shall be deemed to be 100% vested and non-forfeitable in his benefits in the Other Plans; provided, no acceleration of vesting shall occur in the Other Plans if (i) termination of the Executive's employment is by the Company for Cause or by the Employee for Other than Good Reason, (ii) such act would result in the disqualification of or otherwise adversely affect the tax qualified status of such Other Plans or the participants in such Other Plans, or (iii) acceleration is not permitted by the terms of the Other Plans. Further, in the event that the Company is unable to accelerate vesting in the Other Plans because such acceleration would adversely effect the tax status of any of the Other Plans or the participants in such Other Plans, then, the Company shall pay to the Executive the amount equal to the benefits which have been lost due to the inability to accelerate vesting in the Other Plans; and such additional amounts shall be paid at the same time in the same manner as benefits would otherwise be paid pursuant to the terms of this Agreement.

      7. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 8 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

      8. Certain Additional Payments by the Company.

            (a) No payments made pursuant to this Agreement are contingent upon a change in control as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company of the date of vesting or payment or rate of payment under any plan, program or arrangement of the Company (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all income and excise taxes with respect to the Payment (including any interest or penalties imposed with respect to such taxes), and specifically including any Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

            (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a public accounting firm designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment which would be subject to the Excise Tax, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 8(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      9. Confidential Information; Non-Solicitation.

            (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

            (b) Executive agrees that, during his employment with the Company and for a period of one (1) year from the date of termination of this Agreement for any reason, Executive will not, directly or indirectly, solicit, or hire, or attempt to solicit or hire any employee of the Company; provided, however, that there shall be excepted from the foregoing prohibition Executive's personal assistant.

      10. Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The  Company  will  require  any  successor  (whether  direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      11. Indemnification and Insurance. The Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of the Executive. In addition, during the term of this Agreement and for a period of five years following the termination of this Agreement for any reason whatsoever, the Executive shall be covered by a Company held Directors and Officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of the Executive. Provided, in no event will the obligation of the Company to indemnify the Executive or provide Directors and Officers insurance to the Executive under this Section be less than the obligation and insurance coverage which the Company had to the Executive immediately prior to the occurrence of the Executive's Date of Termination.

      12. Miscellaneous.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:       At his last known address evidenced on the Company's
                           payroll records

If to the Company:

                           [Parent] Corporation
                           Meridian Tower, Suite 650
                           5100 E. Skelly Drive
                           Tulsa, OK 74135
                           Attention: _________________________

With a copy to:            McAfee & Taft A Professional Corporation
                           10th Floor, Two Leadership Square
                           Oklahoma City, Oklahoma  73102
                           Attention: C. David Stinson, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

            (f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

      13. No Trust. No obligation of the Company under this Agreement shall be construed as creating a trust, escrow or other secured or segregated fund, in favor of the Executive or his beneficiary. The status of the Executive and his beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company. Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Executive or his beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

      14. No Assignability. Neither the Executive nor his beneficiary, nor any other person shall acquire any right to or interest in any payments payable under this Agreement, otherwise than by actual payment in accordance with the provisions of this Agreement, or have any power to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to this Agreement or any portion thereof which is expressly declared to be nonassignable and nontransferable. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

      IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                        "EXECUTIVE'

                                        ________________________________________
                                        Larry E. Lee

                                        "COMPANY"
                                        [PARENT] CORPORATION

                                        By _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                                                                         Annex I

                          REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of the [Closing Date], by and among: Tremisis Energy Acquisition Corporation, a Delaware corporation (the "Company"), and the undersigned parties listed under Investor on the signature page hereto (each, an "Investor" and collectively, the "Investors").

      WHEREAS, the Investors, formerly stockholders of RAM Energy, Inc., a Delaware corporation ("RAM"), have received shares of Common Stock in exchange for the shares of stock of RAM formerly held by them in connection with a merger by which RAM has become a wholly owned subsidiary of the Company (the "Merger");

      WHEREAS, the Investors and the Company desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of shares of Common Stock held by them;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

            "Agreement"   means   this   Agreement,   as   amended,    restated,
supplemented, or otherwise modified from time to time.

            "Closing Date" shall mean the date the Merger is consummated.

            "Commission" means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

            "Common Stock" means the common stock, par value $0.0001 per share, of the Company.

            "Company" is defined in the preamble to this Agreement.

            "Demand Registration" is defined in Section 2.1.1.

            "Demanding Holder" is defined in Section 2.1.1.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

            "Form S-3" is defined in Section 2.3.

            "Indemnified Party" is defined in Section 4.3.

            "Indemnifying Party" is defined in Section 4.3.

            "Investor" is defined in the preamble to this Agreement.

            "Investor Indemnified Party" is defined in Section 4.1.

            "Maximum Number of Shares" is defined in Section 2.2.2.

            "Merger" is defined in the first recital to this Agreement.

            "Notices" is defined in Section 6.3.

            "Piggy-Back Registration" is defined in Section 2.2.1.

            "RAM" is defined in the first recital to this Agreement.

            "Register," "registered" and/or "registration" means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

            "Registrable Securities" mean all of the shares of Common Stock issued to Investors in the Merger. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) such securities are freely salable under Rule 144(k) without volume limitations.

            "Registration Statement" means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

            "Release Date" means the date that is two years after the Closing Date.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

            "Underwriter"   means  a  securities   dealer  who   purchases   any
Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

      2. REGISTRATION RIGHTS.

            2.1 Demand Registration.

                  2.1.1. Request for Registration. At any time and from time to time, but not prior to three (3) months following any underwritten public offering by the Company, and, except for registrations effected pursuant to
Section 2.3, not earlier than the Release Date, the holders of a majority-in-interest of the Registrable Securities held by the Investors or the transferees of the Investors, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration"); provided, however, that during the period ending December 31, 2008, no such demand shall be made except with the prior written consent of holders of Registrable Securities owing 80% of the then outstanding Registrable Securities. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Each Demand Registration, other than one effected pursuant to Section 2.3, shall be subject to an aggregate price threshold of not less than $10,000,000. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder's Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a "Demanding Holder") shall so notify the Company within thirty (30) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section
2.1.1 in respect of Registrable Securities other than those effected pursuant to
Section 2.3.

                  2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

                  2.1.3. Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its
Registrable Securities in such registration shall be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

            2.2 Piggy-Back Registration.

                  2.2.1. Piggy-Back Rights. If at any time on or after the Closing Date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or
(iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than twenty (20) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within ten (10) days following receipt of such notice (a "Piggy-Back Registration"). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

                  2.2.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the maximum number of shares that, in the reasonable judgment of the Underwriters, can be effectively sold in the market at that time ("Maximum Number of Shares"), then the Company shall include in any such registration:

                        (i) If the registration is undertaken for the Company's account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause
(A), the shares of Common Stock, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

                        (ii) If the registration is a "demand" registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion).


                  2.2.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder's request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

            2.3 Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time ("Form S-3"); provided, however, that during the period ending December 31, 2008, no such request shall be made except with the prior written consent of holders of Registrable Securities owing 80% of the then outstanding Registrable Securities. The number of shares of Common Stock received by the Investors in the Merger that shall be eligible for sale under a Form S-3 shall be limited to (a) 20% of such shares during the period commencing on the day that is six (6) months after the Closing Date and continuing through the day immediately preceding the day that is one (1) year after the Closing Date, (b) an additional 20% (an aggregate of 40%) of such shares during the period commencing on the day that is one year after the Closing Date and continuing through the day immediately preceding the day that is eighteen (18) months after the Closing Date, and (c) an additional 20% (an aggregate of 60%) of such shares during the period commencing on the day that is eighteen (18) months after the Closing Date and continuing through the day immediately preceding the day that is two (2) years after the Closing Date; and provided, further, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder's or holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $10,000,000. Registrations effected pursuant to this Section
2.3 shall not be counted as Demand  Registrations  effected  pursuant to Section
2.1. Registrable Securities registered pursuant to a Form S-3 registration under this Section shall still remain subject to the limitations of the Lock-Up Agreements dated October 20, 2005, executed by the Investors in favor of the Company.

      3. REGISTRATION PROCEDURES.

            3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

                  3.1.1. Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

                  3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

                  3.1.3. Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

                  3.1.4.  Notification.  After  the  filing  of  a  Registration
Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

                  3.1.5. State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration
Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e) or subject itself to taxation in any such jurisdiction.

                  3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder's organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder's material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

                  3.1.7. Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

                  3.1.8. Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

                  3.1.9. Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company's independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the

Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

                  3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

                  3.1.11. Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

            3.2 Obligation to Suspend  Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to
Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company's Board of Directors, of the ability of all "insiders" covered by such program to transact in the Company's securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of "insiders" to transact in the Company's securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

            3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or "blue sky" laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

            3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to
Section 2 and in connection with the Company's obligation to comply with federal and applicable state securities laws.

      4. INDEMNIFICATION AND CONTRIBUTION.

            4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an "Investor Indemnified Party"), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such

Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

            4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other person, if any, who controls such selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder's indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

            4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the "Indemnified Party") shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the "Indemnifying Party") in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

            4.4 Contribution.

                  4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section
4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

      5. UNDERWRITING AND DISTRIBUTION.

            5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the

Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

      6. MISCELLANEOUS.

            6.1 Other Registration Rights. The Company represents and warrants that, except as disclosed to Investors in the Agreement and Plan of Merger, dated October __, 2005, pursuant to which the Merger was effected, no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company's capital stock for sale or to include shares of the Company's capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

            6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Investor or holder of Registrable
Securities or of any assignee of the Investor or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in
Article 4 and this Section 6.2.

            6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

                  To the Company:

                  Tremisis Energy Acquisition Corporation
                  1775 Broadway
                  Suite 604
                  New York, New York 10019
                  Attention: Chairman

                  with a copy to:

                  Graubard Miller
                  405 Lexington Avenue
                  New York, NY 10174-1901
                  Attention: David Miller

                  To an Investor, to:

                  Larry E. Lee
                  RAM Energy, Inc.
                  5100 E. Skelly Drive
                  Suite 650
                  Tulsa, Oklahoma 74135

                  Danish Knights, A Limited Partnership
                  Attn: Britani Talley Bowman
                  8620 Berkwick Drive
                  Plano, TX 75025

                  C. David Stinson
                  McAfee & Taft, A Professional Corporation
                  211 North Robinson, 10th Floor
                  Oklahoma City, Oklahoma 73102-7103

                  with a copy to:

                  C. David Stinson
                  McAfee & Taft, A Professional Corporation
                  211 North Robinson, 10th Floor
                  Oklahoma City, Oklahoma 73102-7103

            6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

            6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

            6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

            6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

            6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

            6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

            6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the law of the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

            6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

      IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                                   TREMISIS ENERGY

                                   ACQUISITION CORPORATION

                                   By: _________________________________________
                                   Name:  Lawrence S. Coben
                                   Title: Chairman of the Board

                                   INVESTORS:

                                   _____________________________________________
                                                   Larry E. Lee

                                   DANISH KNIGHTS, A LIMITED PARTNERSHIP,
                                   A Texas Limited Partnership

                                   By:  Dannebrog Corporation, General Partner

                                   By: _________________________________________
                                            Britani Talley Bowman, President

                                   _____________________________________________
                                                 C. David Stinson

                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

                     Tremisis Energy Acquisition Corporation
                            1755 Broadway, Suite 604
                            New York, New York 10019

                         SPECIAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   OF TREMISIS ENERGY ACQUISITION CORPORATION

      The undersigned appoints Lawrence S. Coben or Isaac Kier, as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Tremisis held of record by the undersigned on _______ ___, 2006, at the Special Meeting of Stockholders to be held on _______ ___, 2006, or any postponement or adjournment thereof.

      THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

      THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2, 3, 4, 5 & 6. THE TREMISIS BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SHOWN ON THE REVERSE SIDE.

      TREMISIS MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE TREMISIS BOARD OF DIRECTORS.

                  (Continued and to be signed on reverse side)

 ------------------------------------------------------------------------------
                          VOTE BY TELEPHONE OR INTERNET
                          QUICK *** EASY *** IMMEDIATE
 ------------------------------------------------------------------------------

                     Tremisis Energy Acquisition Corporation

Voting by telephone or Internet is quick, easy and immediate. As a Tremisis Energy Acquisition Corporation shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Central Time, on _______ ___, 2006.

To Vote Your Proxy By Internet
------------------------------
It's fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps.
1.    Read the accompanying Proxy Statement and Proxy Card.
2.    Go to the Website http://www.proxyvote.com
3. Enter your 12-digit Control Number located on your Proxy Card above your name.
4.    Follow the instructions provided.
YOUR VOTE IS IMPORTANT!  http://www.proxyvote.com!

To Vote Your Proxy By Phone
---------------------------
It's fast, convenient, and immediate.
Call Toll-free on a Touch-Tone Phone (1-800-454-8683)
Follow these four easy steps:
1.    Read the accompanying Proxy Statement and Proxy Card.
2.    Call the toll-free number (1-800-454-8683)
3.    Enter your 12-digit  Control  Number located on your Proxy Card above your name.
4.    Follow  the  recorded   instructions.   YOUR  VOTE  IS   IMPORTANT!   Call
      1-800-454-8683!
DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

To Vote Your Proxy By Mail
--------------------------
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                                      PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2, 3 4, 5 & 6. THE Tremisis BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

1. To adopt the Agreement   FOR  AGAINST  ABSTAIN
   and Plan of Merger, as   |_|    |_|      |_|
   amended, among
   Tremisis, RAM
   Acquisition, Inc., RAM
   Energy, Inc. and the
   stockholders of RAM
   Energy, Inc.

Only if you voted "AGAINST" Proposal Number 1 and you hold shares of Tremisis common stock issued in the Tremisis initial public offering, you may exercise your conversion rights and demand that Tremisis convert your shares of common stock onto a pro rata portion of the trust account by marking the "Exercise Conversion Rights" box below. If you exercise your conversion rights, then you will be exchanging your shares of Tremisis common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you continue to hold these shares through the effective time of the merger and the tender of your stock certificate to the combined company.

EXERCISE CONVERSION RIGHTS                             |_|

2. To approve an amendment to the Certificate of       FOR   AGAINST  ABSTAIN
   Incorporation of Tremisis to change the name of     |_|     |_|      |_|
   Tremisis from Tremisis Energy Acquisition
   Corporation to RAM Energy Holdings, Inc.

3. To consider and vote upon the approval of an        |_|     |_|      |_|
   amendment to the Certificate of Incorporation of Tremisis to increase the number of authorized shares of Tremisis common stock.

4. To consider and vote upon the approval of an        |_|     |_|      |_|
   amendment to the Certificate of Incorporation of Tremisis to remove the preamble and Sections
   A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the merger, and to redesignate
   Section E of Article Sixth as Article Sixth.

5. To approve the Tremisis 2005 Long-Term              |_|     |_|      |_|
   Incentive Plan.

6. To approve adjournment of the special meeting       |_|     |_|      |_|
   to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve proposals 1, 2 and 3.

   MARK HERE FOR ADDRESS CHANGE AND  NOTE AT LEFT      |_|

   PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature_______________________Signature_______________________Date____________

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.